Form 10KSB, Exhibit 13
period 1998-12-31
SHORE FINANCIAL CORP
filed 1999-03-29
CIK 1045690

SHORE FINANCIAL CORPORATION
                                                                               1
--------------------------------------------------------------------------------
TABLE OF CONTENTS


  Report To Shareholders                               2
  Selected Financial Highlights                        3
  Corporate Profile                                    4
  Management's Discussion and Analysis                 5
  Report of Independent Accountants                   24
  Consolidated Statements of Condition                25
  Consolidated Statements of Income                   26
  Consolidated Statements of Stockholders' Equity     27
  Consolidated Statements of Cash Flows               28
  Notes to Consolidated Financial Statements          30
  Market for Registrant's Common Stock                50
  Directors and Officers                              51
  Corporate Information                               52


[MAP APPEARS HERE]



MAIN OFFICE


25253 Lankford Highway
Onley, Virginia 23418



BRANCH OFFICES


6350 Maddox Boulevard
Chincoteague, Virginia 23336


21220 North Bayside Drive
Cheriton, Virginia 23316


4017 Lankford Highway
Exmore, Virginia 23350



1503 South Salisbury Boulevard
Salisbury, Maryland 21801


100 West Main Street
Salisbury, Maryland 21801


OUR PEOPLE:


Susan M. Anderson
Victoria B. Bagwell
Steven M. Belote
Natalie N. Binder
Dana C. Bonney
Pamela L. Bromley
Linda C. Burnell
Jacqueline L. Carpenter
Pamela C. Clark
Marilyn J. Cooper
April V. Davis
Kara E. Decarlo
William H. Deckert III
Sandra L. D. Derrickson
Anne H. J. Dize
J. Anderson Duer, Jr.
Alma Elliott
Robin S. Faust
Amy D. Ferringer
Patricia A. Fries
Scott C. Harvard
William T. Hill
Claire I. Hoff
Mychelle L. Holloway
Kimberly M. Holston
Martha H. James
Michelle A. Lilliston
Kristin P. Linton
Carol Sue Madison
Jessica L. Mason
Tammy V. Mason
Cheryl A. Massey
Susan E. McAllister
Arthur C. Miles, Jr.
Samantha A. Morris
Charles W. Payne
Jennifer L. Pearson
Carrie S. Potts
Vonda K. Pruitt
Joy E. Saunders
Richard B. Seidel
Jennifer L. Skaggs
Vonda M. Smith
Denise W. Stadler
Dawn M. Steelman
Mary N. M. Trower
Brenda P. Wallace
Kathryn M. Warren
Nancy L. White
Delilah A. Wilson
Jane O. Wyatt


 . . . OUR MOST
           VALUABLE ASSETS

SHORE FINANCIAL CORPORATION
2
--------------------------------------------------------------------------------
REPORT TO SHAREHOLDERS

     We are pleased to provide this Annual Report for 1998 summarizing the growth and financial condition of Shore Financial Corporation. Over the past year, we have continued our transition into a multi-state community banking organization. Toward that goal, we have worked to expand our financial services, increase the value of our franchise, and to provide you, our shareholder, with a superior long-term investment.


     In February 1999, the Board of Directors declared a cash dividend of $0.07 per share payable on March 21, 1999. This is the first dividend declared this decade, and represents about 10% of 1998 Company earnings. The Board determined that earnings and capital levels justified a dividend at this time, and that a dividend may broaden the pool of potential investors in Shore Financial Corporation shares.


     Since going public, 1998 was our first fiscal year to end on a calendar-year December 31. Net income for 1998 was $1.265 million compared to $946,000 for the fiscal year ending June 30, 1997, and $1.190 million for calendar year 1997. Total assets grew to $120 million at December 31, 1998 from $108 million one year earlier. Deposits grew to $104.3 million from $95.2 million at December 31, 1997.


     Last year was our first full year of operating our second start-up branch in Salisbury, Maryland, at a cost of almost $0.06 per share. That branch has now reached the break-even point, and should contribute to earnings in 1999. Located in the downtown district of Salisbury, this branch has grown as projected, further enhancing the reputation of Shore Bank as a community bank committed to the Salisbury market and the Delmarva Peninsula.


     During the last year, the bank continued to transition its balance sheet from a dependence on time deposits and residential real estate to one more dependent on core deposits (such as checking and transaction accounts) and commercial and consumer loan assets. For instance, while total deposits grew by almost $10 million, total time deposits dropped by over $1 million. On the asset side, residential real estate loans dropped by almost $5 million while commercial loans increased by over $8 million. Additional increases in other types of loans resulted in a net loan increase of almost $8 million, or 10%.


     As we begin 1999, Shore Bank will break ground on its seventh branch in Parksley, Virginia. The new facility will be a full-service banking branch, serving the northwest quadrant of Accomack County, Virginia. Also in early 1999, the bank will break ground on an expansion in Chincoteague to double the size of the current banking facility serving that market.


     With respect to technology, the bank is ahead of regulatory schedules for testing systems for Year 2000 compliance. We have recently invested in a wide area network for the company, and an optical retrieval system for all reports and checking account records. We have also taken the appropriate steps to bring all checking account item processing functions in-house in an effort to reduce costs and improve service to our commercial customers.


     We have spent a lot of time in the last year discussing the year 2,000 bug, what the company is doing to prepare, and what our contingency plans are under worst case scenarios. It is a shame that the most important asset we have, our people.... not technology, is not often discussed. This year we proudly listed our entire employee team on the first page of this report. It is this group of 51 employees who have made our company and our bank successful. It is this group that will shepherd the company and the bank through the challenges of century date changes, the burdens of banking regulations, and the pressures of competition in the financial services business in the next century. Being prepared requires having a team that is up to the task ahead and Shore Financial Company has that team.

SHORE FINANCIAL CORPORATION
                                                                               3
--------------------------------------------------------------------------------
Selected Financial Highlights



                                                                     YEARS ENDED            SIX MONTHS ENDED DECEMBER 31,
                                                            -----------------------------   -----------------------------
                                                             DECEMBER 31,      JUNE 30,
(IN THOUSANDS, EXCEPT PER SHARE DATA)                            1998            1997           1998           1997
-------------------------------------------------------------------------------------------------------------------------
                                                                                             (UNAUDITED)
 INCOME STATEMENT DATA:
   Interest income                                             $  8,489        $  7,855       $  4,288      $  4,200
   Interest expense                                               4,367           4,240          2,207         2,213
   Net interest income                                            4,122           3,615          2,081         1,987
   Provision for loan losses                                        280             244            205            66
   Noninterest income                                               945             737            559           325
   Noninterest expense                                            2,850           2,786          1,445         1,359
   Income taxes                                                     672             376            317           327
                                                               -----------------------------------------------------
   Net income                                                  $  1,265        $    946       $    673      $    560
                                                               =====================================================
 PER SHARE DATA:
   Net income -- basic                                         $   0.70        $   0.69       $   0.37      $   0.33
   Net income -- dilutive                                          0.69            0.69           0.37          0.33
   Cash dividends                                                  0.00            0.00           0.00          0.00
   Book value at period end                                        7.61            6.24           7.61          6.83
   Tangible book value at period end                               7.59            6.20           7.59          6.80
   Average shares outstanding (000's)                             1,809           1,370          1,811         1,688
 BALANCE SHEET DATA (PERIOD END):
   Assets                                                      $119,948        $104,637       $119,948      $108,093
   Loans, net of unearned income                                 80,579          74,135         80,579        73,660
   Securities                                                    32,049          23,420         32,049        26,263
   Deposits                                                     104,309          94,556        104,309        95,213
   Shareholders' equity                                          13,789           8,569         13,789        12,330
 PERFORMANCE RATIOS:
   Return on average assets                                        1.11%           0.95%          1.16%         1.03%
   Return on average equity                                        9.66%          12.00%          9.93%         9.42%
   Net interest margin                                             4.00%           3.78%          3.98%         3.89%
   Efficiency (1)                                                 57.75%          63.71%         56.91%        58.78%
 ASSET QUALITY RATIOS:
   Allowance for loan losses to period end loans                   1.14%           1.00%          1.14%         1.05%
   Allowance for loan losses to nonaccrual loans                 137.72%         181.46%        137.72%       204.24%
   Nonperforming assets to period end loans and foreclosed
     properties                                                    0.89%           1.38%          0.89%         1.11%
   Net charge-offs (recoveries) to average loans                   0.17%           0.24%          0.06%         0.05%
 CAPITAL AND LIQUIDITY RATIOS:
   Leverage (2)                                                   11.50%           8.19%         11.50%        11.41%
   Risk-based:
   Tier 1 capital                                                 18.02%          14.56%         18.02%        20.70%
   Total capital                                                  19.43%          15.53%         19.43%        21.69%
   Average loans to average deposits                              77.16%          82.05%         76.97%        78.28%
-------------------------------------------------------------------------------------------------------------------------

(1) COMPUTED BY DIVIDING NONINTEREST EXPENSE BY THE SUM OF NET INTEREST INCOME AND NONINTEREST INCOME, NET OF SECURITY GAINS AND LOSSES.
(2) COMPUTED AS A PERCENTAGE OF STOCKHOLDERS' EQUITY TO PERIOD END ASSETS.

SHORE FINANCIAL CORPORATION
4
--------------------------------------------------------------------------------
CORPORATE PROFILE

GENERAL

     Shore Financial Corporation (the "Company") is a Virginia corporation organized in September 1997 by Shore Bank (the "Bank") for the purpose of becoming a unitary holding company of the Bank. The Company's assets consist of its investment in the Bank and approximately $2.0 million in cash and investments. The business and management of the Company consists of the business and management of the Bank. The Bank is a Virginia chartered, Federal Reserve member, commercial bank whose predecessor began business in 1961 and whose headquarters are in Onley, Virginia. The Bank operates six banking offices on the Eastern Shore of Virginia and Maryland, including the counties of Accomack and Northampton in Virginia and the Salisbury/ Wicomico County area in Maryland. At December 31, 1998, the Company had assets of $119.9 million, Bank deposits of $104.3 million and stockholders' equity of $13.8 million.
     In the summer of 1997, the Bank completed both a public and subscription rights offering, issuing 431,250 new shares of common stock that netted the Bank approximately $3.1 million in new capital. It was in August 1997 that the Bank became publicly traded on the Nasdaq Stock Market under the symbol "SHBK". In November 1997, the Bank's shareholders approved the reorganization of the bank into the holding company form of organization (the "Reorganization"), and in December 1997, the bank changed its year end from fiscal June 30, to calendar year December 31 for financial and income tax reporting purposes. Finally on March 31, 1998 the Bank was converted from a federally chartered savings bank to a Virginia chartered, Federal Reserve member, commercial bank.
     The Bank offers a full menu of banking products and services in the communities it serves. For the business customers the Bank offers checking, cash management, credit card merchant services, sweep accounts, and a variety of loan options including operating lines of credit, equipment loans, and real estate loans. For the consumer, the Bank has the only totally free checking account available in its Virginia market, along with telephone banking services, safe deposit boxes, and the largest network of ATM's on the Eastern Shore of Virginia. The bank delivers its banking services through six branch offices, including the main office, that are served by 51 dedicated employees.

MARKET AREA

     The Bank's Main Office and three additional banking offices are located in Accomack and Northampton Counties, which comprise the Eastern Shore of Virginia. Poultry and seafood processing are major industries in the area, with Perdue Farms, Inc. and Tyson Foods, Inc. being two of the area's largest employers. Agriculture and tourism are also integral parts of the area's economy. Recently, the legislature of the Commonwealth of Virginia created a Space Port Authority to serve northern Accomack County by promoting commercial space launches from existing space flight facilities and infra structure at Wallops Island, Virginia. In Northampton County there is a recently completed Eco-Industrial Park which is committed to environmentally friendly job creation. The park is a model for others nationally and has signed its first tenant.
     During 1999, management plans to open the Bank's fifth Virginia branch and seventh overall in Parksley, Virginia. The planned full service facility will provide a banking alternative for a community that management considers under-served and will provide transaction volume support for the Bank's Onley, Virginia office which currently serves customers from that area. The Bank plans to purchase land currently owned by the town of Parksley to build the facility.
     During February 1999, the Company entered into an agreement to lease commercial office space that will accommodate the Company's administrative operations and will enable the Company to better serve the Bank's branch network and provide improved item processing service to the Bank's customers. The Company plans to move operations into the facility in April 1999.
     In 1995, the Bank expanded into the Salisbury/Wicomico County area of Maryland, which is approximately 60 miles north of the Bank's main office. The Salisbury/Wicomico County area is the economic hub of the Delmarva Peninsula and is centrally located as a crossroads on the peninsula. Approximately 215,000 people live within a 20 mile radius of the City of Salisbury. The area has a diversified economy and leading employers in the area include Perdue Farms, Inc. (poultry processing), Dresser Industries (electronic controls), Bayliner Marine (yachts), PRMC (medical services), and Salisbury State University. During November 1997, the Bank opened its second Maryland branch in the financial district of downtown Salisbury. The branch has an automated teller machine (ATM) and safe deposit boxes and management believes that its location will attract more commercial and consumer customers and will complement the existing Salisbury location.

SHORE FINANCIAL CORPORATION
                                                                               5
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


     The Company's performance for the year ended December 31, 1998 improved over the year ended June 30, 1997. Net income for the year ended December 31, 1998 increased to $1.27 million, compared to $945,000 for the year ended June 30, 1997. Earnings per share were $0.70 per share for the year ended December 31, 1998, compared to $0.69 per share for the year ended June 30, 1997. The relatively flat earnings per share was due to increased weighted average shares outstanding during 1998 when compared to June 1997, primarily resulting from the August 1997 public offering. The year ended June 30, 1997 was impacted by the one-time SAIF assessment of $447,000 ($286,000 after tax). Excluding this nonrecurring charge, net income and earnings per share would have $1.23 million and $.90 per share, respectively. However, in November 1997, the Company opened its second branch in Salisbury, Maryland (the Bank's sixth branch office). During 1998, the Company incurred approximately $165,000 of pretax losses associated with operating this branch. Excluding these losses, 1998 net income and earnings per share would have been $1.36 million and $.75 share, respectively. By the end of 1998, the new Salisbury branch was operating at break-even levels and management anticipates that it will contribute to earnings in late 1999.
     Return on assets (ROA) was 1.11% for the year ended December 31, 1998 compared to .95% for the comparable year ended June 30, 1997. Return on average equity (ROE) was 9.66% compared to 12.00% for the year ended June 30, 1997.
     Net income for the six months ended December 31, 1998 increased by 20.2% to $673,000, compared to $560,000 during the same period of 1997, with earnings per share increasing to $0.37 per share from $0.33 per share. This increase in earnings was primarily due to higher net interest income and deposit fee income. Return on average equity during the six months ended December 31, 1998 increased to 9.93%, up from 9.42% for the same period in 1997, and the return on average assets during this period increased to 1.16%, compared to 1.03% in 1997.
     For the year ended December 31, 1998, total loans increased to $80.6 million, a 9.2% increase over the $73.7 million outstanding at December 31, 1997 and a 8.5% increase over the $74.1 million outstanding at June 30, 1997. Growth in commercial and consumer loans (including home equity lines) constituted the majority of this increase, consistent with management's plans of shifting towards a typical commercial bank's loan portfolio mix. Commercial loans increased by 46.0% and 49.8% over the December 31, 1997 and June 30, 1997 periods, respectively, while consumer loans increased by 26.1% and 34.7% over the same periods, respectively. Real estate mortgage loans (including real estate construction loans) decreased by 4.6% and 7.3% during 1998 when compared to December 31, 1997 and June 30, 1997, respectively. Securities were $32.1 million at December 31, 1998, an increase of 22.0% and 36.9% over amounts invested at December 31, 1997 and June 30, 1997, respectively.
     Deposits were $104.3 million at December 31, 1998, an increase of 9.6% and 10.3% over levels existing at December 31, 1997 and June 30, 1997, respectively. Growth in lower cost interest-bearing and noninterest-bearing demand deposits constituted the majority of this increase, consistent with management's concerted efforts in growing the Bank's commercial and consumer deposit portfolio and being less aggressive in pricing time deposits. Demand deposits were $36.3 million at December 31, 1998, an increase of 39.6% and 45.3% over amounts existing at December 31, 1997 and June 30, 1997, respectively, while time deposits decreased by 1.7% and 2.2% during the same periods, respectively.
     The Bank's net interest margin was 4.00% during the year ended December 31, 1998, compared to 3.78% during the year ended June 30, 1997 and 3.98% and 3.89% during the six month periods ended December 31, 1998 and 1997, respectively. The Bank benefited from the increase in noninterest-bearing deposits over the prior periods and an increase in interest-earning assets that resulted from the investment of proceeds of the public offering in August 1997. Nonperforming assets also decreased during the year ended December 31, 1998 as compared to the year ended June 30, 1997 and the six months ended December 31, 1997, which helped improve the net interest margin. At December 31, 1998, the allowance for loan losses to period end loans was 1.14%, and the level of nonperforming assets to period end loans and foreclosed properties was .89%.

SHORE FINANCIAL CORPORATION
6
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)

RESULTS OF OPERATION


GENERAL
     Net interest income is the major component of the Company's earnings and is equal to the amount by which interest income exceeds interest expense. Interest income is derived from interest-earning assets which are composed primarily of loans and securities. Interest expense results from interest-bearing liabilities, the major portion of which consists of deposits and short-term borrowings. Changes in the volume and mix of these assets and liabilities, as well as changes in the yields earned and rates paid, determine changes in net interest income. Net interest margin is calculated by dividing net interest income by average earning assets and represents the Company's net yield on its earning assets.

INTEREST INCOME
     During the year ended December 31, 1998, the Company earned $8.5 million in interest income, or an increase of 8.1% as compared to the $7.9 million earned for the year ended June 30, 1997. The improvement in net interest income was primarily due to volume increases in the securities and loan portfolios. Average securities increased to $27.5 million during the year ended December 31, 1998, an increase of 26.4% over an average balance of $21.7 million for the year ended June 30, 1997. Average total loans increased 5.2% to $76.8 million during the year ended December 31, 1998 from $73.1 million for the year ended June 30, 1997. Increases in securities resulted from investing of proceeds from the Company's public offering and deposit growth during the period that exceeded corresponding loan growth. Loan growth experienced during the period occurred primarily in commercial and consumer loans. Commercial loans were $21.1 million at December 31, 1998, an increase of 46.0% and 49.8% over the $14.5 million and $14.1 million outstanding at December 31, 1997 and June 30, 1997, respectively, while consumer loans were $11.9 million at December 31, 1998, an increase of 26.1% and 34.7% over the $9.4 million and $8.8 million outstanding at December 31, 1997 and June 30, 1997, respectively. The Bank aggressively targeted these customers during the period and incorporated pricing and marketing strategies necessary to attract quality commercial and consumer customers. Real estate mortgage loans (including real estate construction loans) decreased by 4.6% and 7.3% during 1998 when compared to December 31, 1997 and June 30, 1997, respectively. This decrease primarily resulted from increased competition from mortgage lenders offering low, long-term fixed rate mortgages during a period of falling interest rates.
     During the six months ended December 31, 1998, the Company earned $4.3 million in interest income, or an increase of 2.1% as compared to the $4.2 million earned during the six months ended December 31, 1997. Again, the improvement in net interest income was primarily due to volume increases in the securities and loan portfolios. Average earning assets during the six months ended December 31, 1998 increased $8.3 million, or 8.1%, over the same period of 1997. The yield on average earning assets during the six months ended December 31, 1998 was 7.98%, 25 basis points lower than the 8.23% for the same period of 1997, while yields on average loans decreased 30 basis points to 8.71%, and yields on average securities increased 22 basis points to 6.35%, when compared to the same period of 1997.

INTEREST EXPENSE
     Interest expense was $4.4 million during the year ended December 31, 1998, a 3.0% increase over the $4.2 million during the year ended June 30, 1997. The increase was primarily due to average interest-bearing liabilities increasing 5.6% to $92.9 million during the year ended December 31, 1998 from $87.9 million at June 30, 1997. The cost of interest-bearing liabilities was 4.70% during the year ended December 31, 1998, 12 basis points less than the 4.82% during the year ended June 30, 1997. Total average deposits, including noninterest-bearing, increased 9.5% to $99.7 million during the year ended December 31, 1998, from $89.0 million during the year ended June 30, 1997. Including noninterest-bearing deposits in the mix lowers the Company's cost of funds to 4.38% for the year ended December 31, 1998, compared to 4.66% for the year ended June 30, 1997. The increase in total deposits and the decrease in the cost of funds primarily resulted from growth in lower costing commercial and consumer deposit relationships, consistent with management's concerted efforts in growing these areas and being less aggressive in pricing time deposits. A lower interest rate environment also contributed to a lower cost of funds.

SHORE FINANCIAL CORPORATION
                                                                               7
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)

     Interest expense was $2.2 million during the six months ended December 31, 1998, relatively flat when compared to the same period of 1997. Average interest-bearing liabilities increased 2.7% to $94.4 million during the six months ended December 31, 1998 from $91.8 million in the same period of 1997. The cost of interest-bearing liabilities was 4.68% during the year ended December 31, 1998, 14 basis points less than the 4.82% in the same period of 1997. Including noninterest-bearing deposits lowers the December 1998 period's cost of funds to 4.34%, compared to 4.63% for the June 1997 period. Again, the increase in average deposits and decrease in cost of funds primarily results from growth in lower costing commercial and consumer deposit relationships.

NET INTEREST INCOME

     Net interest income was $4.1 million during the year ended December 31, 1998, 14.0% greater than the $3.6 million reported during the year ended June 30, 1997. The Bank benefited from an increase in net interest margin, 4.00% during the year ended December 31, 1998 compared to 3.78% during the year ended June 30, 1997. This increase primarily resulted from the increased investment and lending activities, a 124.0% increase in average noninterest-bearing deposits and a change in the interest-bearing deposit mix from higher costing time deposits to lower costing demand deposit accounts. As discussed above, the increase in lower costing and noninterest-bearing demand deposit accounts has a significant impact on the Bank's cost of funds. Management intends to continue this trend in deposit mix in hopes of further improving the Bank's net interest margin.
     Net interest income was $2.1 million during the six months ended December 31, 1998, 4.7% greater than the $2.0 million reported during the same period of 1997. This trend resulted from the same reasons mentioned above; improved lending and investing activities, increases in noninterest-bearing deposits and changes in the interest-bearing deposit mix. The net interest margin was 3.98% during the six months ended December 31, 1998, compared to 3.89% during the same period of 1997.

SHORE FINANCIAL CORPORATION
8
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)

     The following tables illustrate average balances of total interest-earning assets and total interest-bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities, stockholders' equity and the related income, expense, and corresponding weighted average yields and costs. The average balances used in these tables and other statistical data were calculated using daily average balances for periods ended December 31, 1998 and 1997 and monthly averages for the year ended June 30, 1997.



                                AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES
                           -----------------------------------------------------------------
                                                      YEARS ENDED
                           -----------------------------------------------------------------
                                     DECEMBER 31,                       JUNE 30,
                                         1998                             1997
                           -------------------------------- --------------------------------
                             AVERAGE    INCOME/    YIELD/     AVERAGE    INCOME/    YIELD/
                             BALANCE    EXPENSE     RATE      BALANCE    EXPENSE     RATE
                           ----------- --------- ---------- ----------- --------- ----------
ASSETS:
Securities (1)              $ 27,486    $1,744       6.34%    $21,740    $1,406       6.47%
Loans (net of unearned
 income):
 Real Estate Mortgage         46,455     3,998       8.61%     50,797     4,207       8.28%
 Real Estate
  Construction                 1,370       103       7.52%      1,130       107       9.47%
 Commercial                   17,824     1,604       9.00%     12,823     1,272       9.92%
 Home Equity Lines             5,515       511       9.26%      4,341       412       9.49%
 Consumer                      5,668       548       9.68%      3,960       406      10.25%
                            --------    ------                -------    ------
  Total loans                 76,832     6,764       8.80%     73,051     6,404       8.77%
                            --------    ------                -------    ------
Federal funds sold                 0         0       0.00%          0         0       0.00%
Interest-bearing deposits
 in other banks                3,238       162       5.00%        835        45       5.39%
                            --------    ------                -------    ------
  Total earning assets       107,556     8,670       8.06%     95,626     7,855       8.21%
                            --------    ------                -------    ------
Less: allowance for loan
 losses                         (782)                            (604)
Total nonearning assets        6,822                            4,864
                            --------                          -------
Total assets                $113,596                          $99,886
                            ========                          =======
LIABILITIES
Interest-bearing
 deposits:
 Checking and savings       $ 25,059    $  635       2.53%    $19,936    $  491       2.46%
 Time deposits                67,711     3,729       5.51%     66,059     3,663       5.55%
                            --------    ------                -------    ------
  Total interest-
   bearing deposits           92,770     4,364       4.70%     85,995     4,154       4.83%
FHLB advances                     85         3       3.53%      1,952        86       4.41%
                            --------    ------                -------    ------
  Total interest-
   bearing liabilities        92,855     4,367       4.70%     87,947     4,240       4.82%
                                        ------                           ------
Non-interest bearing
 liabilities:
 Demand deposits               6,802                            3,036
 Other liabilities               848                            1,017
                            --------                          -------
Total liabilities            100,505                           92,000
Stockholders' equity          13,091                            7,886
                            --------                          -------
Total liabilities and
 stockholders' equity       $113,596                          $99,886
                            ========                          =======
Net interest income                     $4,303                           $3,615
                                        ======                           ======
Interest rate spread (1)                             3.36%                            3.39%
Net interest margin (1)                              4.00%                            3.78%



                                AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES
                           -----------------------------------------------------------------
                                             SIX MONTHS ENDED DECEMBER 31,
                           -----------------------------------------------------------------
                                         1998                             1997
                           -------------------------------- --------------------------------
                             AVERAGE    INCOME/    YIELD/     AVERAGE    INCOME/    YIELD/
                             BALANCE    EXPENSE     RATE      BALANCE    EXPENSE     RATE
                           ----------- --------- ---------- ----------- --------- ----------
ASSETS:
Securities (1)              $ 28,560    $  906       6.35%   $ 25,664    $  786       6.13%
Loans (net of unearned
 income):
 Real Estate Mortgage         48,815     2,056       8.42%     49,912     2,152       8.62%
 Real Estate
  Construction                 1,370        56       8.18%      1,502        71       9.45%
 Commercial                   16,889       768       9.10%     14,276       709       9.93%
 Home Equity Lines             5,526       255       9.25%      4,738       225       9.50%
 Consumer                      5,668       274       9.67%      4,342       213       9.81%
                            --------    ------               --------    ------
  Total loans                 78,268     3,410       8.71%     74,770     3,370       9.01%
                            --------    ------               --------    ------
Federal funds sold                 0         0       0.00%          0         0       0.00%
Interest-bearing deposits
 in other banks                3,579        89       4.97%      1,664        44       5.29%
                            --------    ------               --------    ------
  Total earning assets       110,407     4,405       7.98%    102,098     4,200       8.23%
                            --------    ------               --------    ------
Less: allowance for loan
 losses                         (795)                            (771)
Total nonearning assets        6,643                            7,119
                            --------                         --------
Total assets                $116,255                         $108,446
                            ========                         ========
LIABILITIES
Interest-bearing
 deposits:
 Checking and savings       $ 27,254    $  362       2.66%   $ 22,208    $  263       2.37%
 Time deposits                67,014     1,843       5.50%     69,495     1,947       5.60%
                            --------    ------               --------    ------
  Total interest-
   bearing deposits           94,268     2,205       4.68%     91,703     2,210       4.82%
FHLB advances                     95         2       4.21%        141         3       4.26%
                            --------    ------               --------    ------
  Total interest-
   bearing liabilities        94,363     2,207       4.68%     91,844     2,213       4.82%
                                        ------                           ------
Non-interest bearing
 liabilities:
 Demand deposits               7,424                            3,813
 Other liabilities               915                              904
                            --------                         --------
Total liabilities            102,702                           96,561
Stockholders' equity          13,553                           11,885
                            --------                         --------
Total liabilities and
 stockholders' equity       $116,255                         $108,446
                            ========                         ========
Net interest income                     $2,198                           $1,987
                                        ======                           ======
Interest rate spread (1)                             3.30%                            3.41%
Net interest margin (1)                              3.98%                            3.89%

(1) TAX EQUIVALENT BASIS.

SHORE FINANCIAL CORPORATION
                                                                               9
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)

     The following table describes the impact on the interest income of the Company resulting from changes in average balances and average rates for the periods indicated. The change in interest due to the mixture of volume and rate has been allocated solely to rate changes.

                                                        VOLUME AND RATE ANALYSIS
                                   -------------------------------------------------------------------
                                                               YEARS ENDED
                                   -------------------------------------------------------------------
                                     DECEMBER 31, 1998 COMPARED TO       JUNE 30, 1997 COMPARED TO
                                             JUNE 30, 1997                     JUNE 30, 1996
                                   ---------------------------------- --------------------------------
                                             CHANGE DUE TO:                    CHANGE DUE TO:
                                   ---------------------------------- --------------------------------
                                                           INCREASE                         INCREASE
                                     VOLUME      RATE     (DECREASE)   VOLUME     RATE     (DECREASE)
                                   --------- ----------- ------------ -------- ---------- ------------
  ASSETS:
  Securities                        $   372    $ (34)      $  338      $  586   $   48      $   634
  Loans (net of unearned income):
   Real Estate Mortgage                (360)     150         (210)        (45)     (40)         (85)
   Real Estate Construction              23      (27)          (4)        (28)      (3)         (31)
   Commercial                           496     (164)         332         343      (45)         298
   Home Equity Lines                    111      (12)          99          43      (11)          32
   Consumer                             176      (33)         143          83        0           83
                                    -------    -----       --------    ------   --------    -------
   Total loans                          446      (86)         360         396      (99)         297
                                    -------    -----       --------    ------   --------    -------
  Federal funds sold                      0        0            0         (37)       0          (37)
  Interest-bearing deposits in
   other banks                          130      (13)         117        (107)       0         (107)
                                    -------    -----       --------    ------   --------    -------
   Total earning assets                 948     (133)         815         838      (51)         787
                                    =======    =====       ========    ======   ========    =======
  LIABILITIES
  Interest-bearing deposits:
   Checking and savings             $   126    $  18       $  144      $  (25)  $   69      $    44
   Time deposits                         92      (26)          66         448     (140)         308
                                    -------    -----       --------    ------   --------    -------
   Total interest-bearing
    deposits                            218       (8)         210         423      (71)         352
  FHLB advances                         (82)      (1)         (83)        109      (58)          51
                                    -------    --------    --------    ------   --------    -------
   Total interest-bearing
    liabilities                         136       (9)         127         532     (129)         403
                                    -------    --------    --------    ------   --------    -------
  Change in net interest income         812     (124)         688         306       78          384
                                    =======    =======     ========    ======   ========    =======



                                        VOLUME AND RATE ANALYSIS
                                   -----------------------------------
                                      SIX MONTHS ENDED DECEMBER 31,
                                   -----------------------------------
                                            1998 COMPARED TO
                                                  1997
                                   -----------------------------------
                                             CHANGE DUE TO:
                                   -----------------------------------
                                                             INCREASE
                                     VOLUME       RATE      (DECREASE)
                                   ---------- ------------ -----------
  ASSETS:
  Securities                         $ 88        $  32       $ 120
  Loans (net of unearned income):
  Real Estate Mortgage                (47)         (49)        (96)
  Real Estate Construction             (6)          (9)        (15)
  Commercial                          130          (70)         60
  Home Equity Lines                    37           (7)         30
  Consumer                             65           (4)         61
                                     ------      --------    -----
   Total loans                        179         (139)         40
                                     ------      -------     -----
  Federal funds sold                    0            0           0
  Interest-bearing deposits in
  other banks                          51           (6)         45
                                     ------      --------    -----
   Total earning assets               318         (113)        205
                                     ======      =======     =====
  LIABILITIES
  Interest-bearing deposits:
  Checking and savings               $ 60        $  39       $  99
  Time deposits                      $(70)       $ (34)      $(104)
                                     ------      -------     -----
   Total interest-bearing
    deposits                          (10)          15          (5)
  FHLB advances                      $ (1)       $  (0)      $  (1)
                                     ------      -------     -------
   Total interest-bearing
    liabilities                       (11)           5          (6)
                                     ------      -------     --------
  Change in net interest income       329         (118)        211
                                     ======      =======     =======

INTEREST SENSITIVITY
     An important element of both earnings performance and the maintenance of sufficient liquidity is proper management of the interest sensitivity gap. The interest sensitivity gap is the difference between interest sensitive assets and interest sensitive liabilities at a specific time interval. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets during a given period. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. This gap can be managed by repricing assets or liabilities, by selling investments available for sale, by replacing an asset or liability at maturity, or by adjusting the interest rate during the life of an asset or liability. Matching the amounts of assets and liabilities maturing in the same time interval helps to hedge the risk and minimize the impact on net interest income in periods of rising or falling interest rates.

SHORE FINANCIAL CORPORATION
10
--------------------------------------------------------------------------------
Management's Discussion and Analysis (CONTINUED)

     The Company determines the overall magnitude of interest sensitivity risk and then formulates policies governing asset generation and pricing, funding sources and pricing, and off-balance-sheet commitments in order to reduce sensitivity risk. These decisions are based on management's outlook regarding future interest rate movements, the state of the local and national economy, and other financial and business risk factors.
     The following table presents the Company's interest sensitivity position at December 31, 1998. This one-day position, which continually is changing, is not necessarily indicative of the Bank's position at any other time.


                                                                           INTEREST SENSITIVITY ANALYSIS
                                                     --------------------------------------------------------------------------
                                                                                 DECEMBER 31, 1998
                                                     --------------------------------------------------------------------------
                                                        WITH-IN        91-365         1 TO 5           OVER
                                                        90 DAYS         DAYS           YEARS         5 YEARS          TOTAL
                                                     ------------   ------------   ------------   -------------   -------------
Interest-Earning Assets:
  Loans                                               $  17,419       $ 20,419       $ 29,888       $  12,853       $  80,579
  Securities                                              2,746          2,885         17,269           9,149          32,049
  Money market and other short term securities            1,442             --             --              --           1,442
                                                      ---------       --------       --------       ---------       ---------
  Total earning assets                                $  21,607       $ 23,304       $ 47,157       $  22,002       $ 114,070
                                                      =========       ========       ========       =========       =========
  Cummulative earning assets                          $  21,607       $ 44,911       $ 92,068       $ 114,070       $ 114,070
                                                      =========       ========       ========       =========       =========
Interest-Bearing Liabilities:
  Money market savings                                $   7,449       $     --       $     --       $      --       $   7,449
  Interest checking                                          --             --         10,595              --          10,595
  Savings                                                    --             --         10,923              --          10,923
  Certificates of deposit                                 9,715         32,955         20,655           4,705          68,030
  FHLB advances                                           1,000             --             --              74           1,074
                                                      ---------       --------       --------       ---------       ---------
  Total interest-bearing liabilities                  $  18,164       $ 32,955       $ 42,173       $   4,779       $  98,071
                                                      =========       ========       ========       =========       =========
  Cummulative interest-bearing liabilities            $  18,164       $ 51,119       $ 93,292       $  98,071       $  98,071
  Period gap                                          $   3,443       $ (9,651)      $  4,984       $  17,223       $  15,999
  Cummulative gap                                     $   3,443       $ (6,208)      $ (1,224)      $  15,999       $  15,999
  Ratio of cummulative interest-earning assets to
    interest-bearing liabilities                         118.96%         87.86%         98.69%         116.31%         116.31%
  Ratio of cummulative gap to total earning assets         3.02%         -5.44%         -1.07%          14.03%          14.03%

(1) INCLUDES NONACCRUAL LOANS OF $668,000, WHICH ARE INCLUDED IN THE 1 TO 5 YEARS CATEGORY.
(2) MANAGEMENT HAS DETERMINED THAT INTEREST CHECKING AND SAVINGS ACCOUNTS ARE NOT SENSITIVE TO CHANGES IN RELATED MARKET RATES AND, THEREFORE, THEY ARE PLACED IN THE 1 TO 5 YEARS CATEGORY.

NONINTEREST INCOME
     During the year ended December 31, 1998, noninterest income increased 28.2% to $945,000, compared to $737,000 for the year ended June 30, 1997. The increase is primarily attributable to increases in the numbers of consumer and commercial checking accounts and the deposit fees that they generate. Checking accounts generate fees including insufficient funds, check order mark-ups, cashiers checks, service charges, ATM and others. These fees are core earnings that are not interest sensitive and have provided a stable source of income for the Bank. Deposit account fees for the year ended December 31, 1998 increased 32.1% to $587,000, compared to $445,000 for the year ended June 30, 1997. Other factors affecting noninterest income during the periods presented include $132,000 in net gains on sales of investments during the year ended December 31, 1998, compared to $21,000 in net losses on sales of investments for the year ended June 30, 1997, and $15,000 in net losses on sales of various real estate during the year ended December 31, 1998, compared to $107,000 in net gains on sales of real estate during the year ended June 30, 1997.
     During the six months ended December 31, 1998, noninterest income increased 72.0% to $559,000, compared to $325,000 for the same period of 1997. The increase is attributable to increases in the numbers of checking accounts and the deposit fees that they generate and gains on sales of investments. Deposit account fees for the six months ended December 31, 1998 increased 38.3% to $331,000, compared to $239,000 for the same period in 1997. Net gains on sales of investments were $101,000 for the 1998 period compared to none in 1997.

SHORE FINANCIAL CORPORATION
                                                                              11
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)

NONINTEREST EXPENSE
     For the year ended December 31, 1998, noninterest expense increased 2.3% to $2.9 million, compared to $2.8 million for the year ended June 30, 1997. The June 1997 period includes approximately $447,000 in expense related to the nonrecurring SAIF assessment that occurred in September 1996. Excluding this assessment, noninterest expense increased 21.8%, primarily resulting from the addition of the new Salisbury branch and expenses incurred relating to planned technological and other corporate equipment upgrades implemented for improved operating efficiencies and in preparation for the Year 2000. Compensation and benefits increased by 20.1% to $1.3 million during the year ended December 31, 1998 when compared to $1.1 million for the year ended June 30, 1997, primarily resulting from the additional Salisbury branch and annual salary adjustments. Occupancy and equipment increased 29.8% to $644,000 during the year ended December 31, 1998, compared to $496,000 for the year ended June 30, 1997. The technological and other bank equipment upgrades and the additional Salisbury branch contributed significantly to this increase. Excluding the SAIF assessment of $447,000, deposit insurance premiums decreased 49.0% to $59,000 for the year ended December 31, 1998, compared to $115,000 for the year ended June 30, 1997. Other noninterest expense increased 37.9% to $355,000 for the year ended December 31, 1998, compared to $257,000 for the year ended June 30, 1997. This increase primarily resulted from higher legal and professional fees associated with operating as a public company, increased loan costs resulting from the increased loan volume during 1998, and a fluctuations in deposit account bad debts and recoveries.
     For the six months ended December 31, 1998, noninterest expense increased to $1.45 million, or 6.3%, compared to $1.36 million during the same period in 1997. This increase primarily resulted from compensation increases occurring in September 1998 and the downtown Salisbury branch. The other expense categories making up total noninterest expense remained relatively flat during the six months ended December 31, 1998 when compared to the same period in 1997. Management put added emphasis on reducing expenses during 1998 which helped control expense levels, especially when compared to 1997.


FINANCIAL CONDITION


LOAN PORTFOLIO
     The Bank's loan portfolio is comprised of commercial loans, construction loans, real estate mortgage loans, home equity loans, and consumer loans. The primary market areas in which the Bank makes loans are the counties of Accomack and Northampton, Virginia and Salisbury/Wicomico County, Maryland.
     Total loans (net of deferred fees and costs) increased to $80.6 million, a 9.2% increase over the $73.7 million outstanding at December 31, 1997 and a 8.5% increase over the $74.1 million outstanding at June 30, 1997. Growth in commercial and consumer loans (including home equity lines) constituted the majority of this increase, consistent with management's plans of shifting towards a typical commercial bank's loan portfolio mix. Commercial loans increased by 46.0% and 49.8% over the December 31, 1997 and June 30, 1997 periods, respectively, while consumer loans increased by 26.1% and 34.7% over the same periods, respectively. Real estate mortgage loans (including real estate construction loans) decreased by 4.6% and 7.3% during 1998 when compared to December 31, 1997 and June 30, 1997, respectively. Increases in loans also is attributable to the Bank's continued growth in the Salisbury/Wicomico County, Maryland market area. This market accounted for approximately $14.7 million, or 18.2%, of total loans at December 31, 1998.

SHORE FINANCIAL CORPORATION
12
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)

     The following table summarizes the composition of the Bank's loan portfolio at the dates indicated.


                                               LOAN PORTFOLIO
                                   ---------------------------------------
                                        DECEMBER 31,
                                   -----------------------      JUNE 30,
                                      1998         1997           1997
                                   ----------   ----------   -------------
Commercial (1)                      $21,102      $14,450        $14,087
Real Estate Construction (2)          1,736          958         1,696
Real Estate Mortgage                 45,765       48,850        49,546
Home Equity Lines of Credit           5,582        5,283         4,547
Consumer                              6,288        4,131         4,266
                                    -------      -------        -------
  Total loans                        80,473       73,672        74,142
Less:
  Deferred loan (fees) cost, net        106          (12)           (7)
  Allowance for loan losses            (920)        (770)         (744)
                                    -------      -------        --------
  Net loans                         $79,659      $72,890        $73,391
                                    =======      =======        ========

(1) INCLUDES COMMERCIAL REAL ESTATE LOANS OF APPROXIMATELY $17.5 MILLION, $11.3 MILLION AND $10.9 MILLION FOR THE RESPECTIVE PERIODS INDICATED ABOVE.
(2) AMOUNTS ARE DISCLOSED NET OF LOANS IN PROCESS OF APPROXIMATELY $1.8 MILLION, $660,000 AND $1.2 MILLION FOR THE RESPECTIVE PERIODS INDICATED ABOVE.


     The following table sets forth the composition of the Bank's loan portfolio by percentage at the dates indicated.


                                    DECEMBER 31,
                              -------------------------     JUNE 30,
                                  1998          1997          1997
                              -----------   -----------   -----------
Commercial                        26.22%        19.61%        19.00%
Real Estate Construction           2.16%         1.30%         2.29%
Real Estate Mortgage              56.87%        66.31%        66.83%
Home Equity Lines of Credit        6.94%         7.17%         6.13%
Consumer                           7.81%         5.61%         5.75%
                                 ------        ------        ------
  Total loans                    100.00%       100.00%       100.00%
                                 ======        ======        ======

     The following table presents the maturities of selected loans outstanding at December 31, 1998.


                                                                   MATURITY SCHEDULE OF PERIOD END LOANS
                                           -------------------------------------------------------------------------------------
                                                                             DECEMBER 31, 1998
                                           -------------------------------------------------------------------------------------
                                               1 YEAR OR LESS            1 TO 5 YEARS             AFTER 5 YEARS
                                           ----------------------   -----------------------   ---------------------
                                             FIXED      VARIABLE       FIXED      VARIABLE      FIXED      VARIABLE
                                              RATE        RATE         RATE         RATE         RATE        RATE        TOTAL
                                           ---------   ----------   ----------   ----------   ---------   ---------   ----------
Residential and Commercial Mortgages (1)    $ 6,062      $4,523      $20,881       $6,338      $7,593      $21,470     $66,867
Real estate construction                      1,736          --           --           --          --           --       1,736
Home Equity Lines of Credit                     451       5,044           --           27          --           60       5,582
Consumer                                      2,280          34        3,167           --         807           --       6,288
                                            -------      ------      -------       ------      ------      -------     -------
  Total                                     $10,529      $9,601      $24,048       $6,365      $8,400      $21,530     $80,473
                                            =======      ======      =======       ======      ======      =======     =======

(1) INCLUDES MORTGAGES WITH TERMS THAT INCLUDE 3 AND 5-YEAR BALLOON PAYMENT FEATURES IN THE 1 TO 5 YEARS AND AFTER 5 YEARS FIXED RATE CATEGORY.

SHORE FINANCIAL CORPORATION
                                                                              13
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)

SECURITIES
     Effective June 30, 1995, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. In accordance with SFAS No. 115, when securities are purchased, they are classified as securities held to maturity when management has the positive intent and the Company has the ability to hold them until maturity. These investment securities are carried at cost adjusted for amortization of premium and accretion of discounts. Unrealized losses in the portfolio are not recognized unless management of the Company believes that an other than temporary decline has occurred. Securities held for indefinite periods of time and not intended to be held to maturity are classified as available for sale at the time of purchase. Securities available for sale are recorded at fair value. The net unrealized holding gain or loss on securities available for sale, net of deferred income taxes, is included as a separate component of stockholders' equity. A decline in the fair value of any securities available for sale below cost, that is deemed other than temporary, is charged to earnings and results in a new cost basis for the security. Cost of securities sold are determined on the basis of specific identification. The Company holds no securities classified as trading.


     INVESTMENT SECURITIES. The carrying value of investment securities (effected for all applicable SFAS No. 115 adjustments) amounted to $32.0 million at December 31, 1998, compared to $26.3 million and $23.4 million at December 31, 1997 and June 30, 1997, respectively. The comparison of amortized cost to fair value is shown in Note 3 of the notes to the financial statements.
Note 3 also provides an analysis of gross unrealized gains and losses of investment securities. Investment securities consist of the following:


                                      SECURITIES PORTFOLIO
                               -----------------------------------
                                    DECEMBER 31,
                               -----------------------    JUNE 30,
                                  1998         1997         1997
                               ----------   ----------   ---------
Amortized Cost:
  U.S. Treasury and other
    U.S. government agencies    $16,814      $21,733      $17,734
  Tax-exempt municipal bonds      7,429          851        3,039
  State agency bonds              1,000        1,000           --
  Mortgage-backed securities        205          595          684
  Adjustable Rate Loan Funds      1,579        1,175        1,140
  FHLMC stock                         4            4          573
  Preferred stock                 2,156          500           --
  Corporate bonds                 2,022           --           --
  Other equity securities           324          136          136
                                -------      -------      -------
    Total Securities            $31,533      $25,994      $23,306
                                =======      =======      =======

SHORE FINANCIAL CORPORATION
14
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)

     SECURITIES AVAILABLE FOR SALE. Securities available for sale are used as part of the Company's interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk, liquidity needs, the need to increase regulatory capital and other factors. The fair value of securities available for sale totaled $28.4 million at December 31, 1998, compared to $21.0 million and $15.4 million at December 31, 1997 and June 30, 1997, respectively. The comparison of fair market value to amortized cost is shown in Note 3 of the notes to the financial statements. Note 3 also provides an analysis of gross unrealized gains and losses of securities available for sale. The following summarizes available for sale securities for the respective periods.


                                  SECURITIES AVAILABLE FOR SALE
                               -----------------------------------
                                    DECEMBER 31,
                               -----------------------    JUNE 30,
                                  1998         1997         1997
                               ----------   ----------   ---------
Fair Value:
  U.S. Treasury and other
    U.S. government agencies    $14,467      $17,576      $12,094
  Tax-exempt municipal bonds      6,488          126        1,000
  State agency bonds              1,020        1,021           --
  Mortgage-backed securities         --          285          345
  Adjustable Rate Loan Funds      1,573        1,176        1,141
  FHLMC stock                       271          176          716
  Preferred stock                 2,168          513           --
  Corporate bonds                 2,031           --           --
  Other equity securities           334          157          149
                                -------      -------      -------
  Total Securities              $28,352      $21,030      $15,445
                                =======      =======      =======

     The following table sets forth the maturity distribution and weighted average yields of the securities portfolio at December 31, 1998. The weighted average yields are calculated on the basis of book value of the investment portfolio and on the interest income of investments adjusted for amortization of premium and accretion of discount.


                                                         MATURITIES OF INVESTMENTS
                                 --------------------------------------------------------------------------
                                                             DECEMBER 31, 1998
                                 --------------------------------------------------------------------------
                                           HELD TO MATURITY                     AVAILABLE FOR SALE
                                 ------------------------------------   -----------------------------------
                                                            WEIGHTED                               WEIGHTED
                                  AMORTIZED       FAIR       AVERAGE     AMORTIZED       FAIR      AVERAGE
                                     COST        VALUE        YIELD         COST        VALUE       YIELD
                                 -----------   ---------   ----------   -----------   ---------   ---------
U.S. Treasury and other
  U.S. government agencies
  Within one year                   $1,491      $1,494         5.50%      $ 3,800      $ 3,822    6.18%
  After one year to five years       1,000       1,003         6.34%        5,491        5,557    5.99%
  After five years                      --          --           --         5,032        5,088    6.42%
                                    ------      ------                    -------      -------
    Total                           $2,491      $2,497                    $14,323      $14,467
                                    ------      ------                    -------      -------
Other Securities:
  Within one year                       --          --           --           125          126    7.86%
  After one year to five years       1,205       1,205         6.17%        9,203        9,559    7.04%
  After five years                      --          --           --         4,186        4,201    6.20%
                                    ------      ------                    -------      -------
    Total                            1,205       1,205                     13,514       13,886
                                    ------      ------                    -------      -------
Total Securities                    $3,696      $3,702                    $27,837      $28,353
                                    ======      ======                    =======      =======

SHORE FINANCIAL CORPORATION
                                                                              15
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)

DEPOSITS

     The Bank depends on deposits to fund its lending activities, generate fee income opportunities, and create a captive market for loan products. The table below presents a history of average deposits and the rates paid on interest-bearing deposit accounts for the periods indicated.


                                                        AVERAGE DEPOSITS AND AVERAGE RATES PAID
                                   ----------------------------------------------------------------------------------
                                                 YEARS ENDED                     SIX MONTHS ENDED DECEMBER 31,
                                   --------------------------------------- ------------------------------------------
                                      DECEMBER 31,          JUNE 30,
                                          1998                1997                 1998                  1997
                                   ------------------- ------------------- --------------------- --------------------
                                    AVERAGE   AVERAGE   AVERAGE   AVERAGE    AVERAGE    AVERAGE   AVERAGE    AVERAGE
                                    BALANCE     RATE    BALANCE     RATE     BALANCE      RATE    BALANCE     RATE
                                   --------- --------- --------- --------- ----------- --------- --------- ----------
Interest-bearing deposits:
  Checking and savings              $25,059  2.53%      $19,936  2.46%      $ 27,254   2.66%      $22,208  2.37%
  Certificates of deposit:
    Less than $100,000               57,760  5.47%       57,453  5.55%        57,145   5.44%       60,232  5.60%
    $100,000 and over                 9,951  5.74%        8,606  5.92%         9,869   5.68%        9,263  5.78%
                                    -------             -------             --------              -------
Total interest-bearing deposits      92,770  4.70%       85,995  4.83%        94,268   4.68%       91,703  4.82%
Noninterest-bearing deposits          6,802               3,036                7,424                3,813
                                    -------             -------             --------              -------
Total average deposits              $99,572             $89,031             $101,692              $95,516
                                    =======             =======             ========              =======

     Deposits averaged $99.6 million during the year ended December 31, 1998, an increase of 11.9% over the $89.0 million during the year ended June 30, 1997. Deposits averaged $101.7 million during the six months ended December 31, 1998, an increase of 6.5% over the $95.5 million during the same period in 1997. Categories accounting for the largest portion of the increase include interest-bearing checking and savings accounts and noninterest-bearing accounts. This is attributable to management's efforts in increasing consumer and commercial deposit relationships which tend to be lower costing.
     The following table is a summary of the maturity distribution of certificates of deposit in amounts of $100,000 or more as December 31, 1998.


                                  MATURITIES OF CD'S OF
                                     $100,000 OR MORE
                                  ----------------------
                                    DECEMBER 31, 1998
                                  ----------------------
                                   AMOUNT      PERCENT
                                  --------   -----------
  Three months or less             $1,693        16.96%
  Over three months to one year     4,932        49.40%
  Over one year to five years       2,380        23.84%
  Over five years                     978         9.80%
                                   ------       ------
  Total                            $9,983       100.00%
                                   ======       ======

CAPITAL RESOURCES
     Capital represents funds, earned or obtained, over which banks can exercise greater control in comparison with deposits and borrowed funds. The adequacy of the Company's capital is reviewed by management on an ongoing basis with reference to the size, composition, and quality of the Company's resources and consistent with regulatory requirements and industry standards. Management seeks to maintain a capital structure that will support anticipated asset growth and absorb potential losses.
     Banking regulations established to ensure capital adequacy require the Company and its Banking Subsidiary to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Company meets all capital adequacy requirements to which it is subject.

SHORE FINANCIAL CORPORATION
16
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)

     The following table details the components of Tier 1 and Tier 2 capital and related ratios for the periods indicated.

                                                              ANALYSIS OF CAPITAL
                                                    ---------------------------------------
                                                          DECEMBER 31,
                                                    -------------------------     JUNE 30,
                                                        1998          1997          1997
                                                    -----------   -----------   -----------
Tier 1 Capital:
  Common stock                                        $   598       $   596       $   453
  Additional paid-in capital                            3,585         3,564           602
  Retained earnings                                     9,265         8,000         7,441
  Comprehensive income                                    341           170            73
                                                      -------       -------       -------
    Total capital (GAAP)                               13,789        12,330         8,569
  Less: Intangibles                                       (41)          (45)          (47)
  Unrealized (gains) losses                              (341)         (170)          (73)
                                                      -------       -------       -------
    Total Tier 1 capital                              $13,407       $12,115       $ 8,449
                                                      =======       =======       =======
Tier 2 Capital:
  Allowances for loan losses                              920           732           726
  Other required deductions                               127          (155)         (163)
                                                      -------       -------       -------
    Total Tier 2 capital                               14,454        12,692         9,012
                                                      =======       =======       =======
Risk-weighted assets                                  $74,400       $58,521       $58,036
Capital Ratios (1):
  Tier 1 risk-based capital ratio                       18.02%        20.70%        14.56%
  Total risk-based capital ratio                        19.43%        21.69%        15.53%
  Tier 1 capital to average adjusted total assets       11.80%        11.39%         8.46%

(1) THE REQUIRED MINIMUM CAPITAL RATIOS FOR CAPITAL ADEQUACY PURPOSES, AS DEFINED COLLECTIVELY BY THE FEDERAL BANKING AGENCIES, FOR TIER 1 RISK-BASED CAPITAL, TOTAL RISK-BASED CAPITAL, AND TIER 1 CAPITAL TO AVERAGE ADJUSTED ASSETS WAS 4.0%, 8.0% AND 4.0%, RESPECTIVELY. TO BE CONSIDERED "WELL CAPITALIZED" UNDER FEDERAL REGULATION, THESE SAME REQUIRED RATIOS ARE 6.0%, 10.0% AND 5.0%, RESPECTIVELY.

ASSET QUALITY

     ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses represents an amount management believes is adequate to provide for probable loan losses inherent in the loan portfolio. In recent years, the Bank has begun to focus on diversifying its loan portfolio by emphasizing and expanding its commercial and consumer lending programs, which generally involve greater risk than residential mortgage lending. Considering this shift in lending emphasis, together with the Bank's expansion into the new Salisbury/Wicomico County market, management in recent years has provided for probable loan losses which may result from the greater inherent risk present in these loan products by increasing its allowance for loan losses in accordance with SFAS No. 5, Accounting for Contingencies. However, risks of future losses cannot be quantified precisely or attributed to particular loans or classes of loans. Because those risks are influenced by general economic trends as well as conditions affecting individual borrowers, management's judgment of the allowance is necessarily approximate and imprecise. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer banks identified by regulatory agencies.

SHORE FINANCIAL CORPORATION
                                                                              17
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)

     Set forth below is a table detailing the allowance for loan losses for the periods indicated.


                                                        ALLOWANCE FOR LOAN LOSSES
                                         --------------------------------------------------------
                                                                            SIX MONTHS ENDED
                                                 YEARS ENDED                  DECEMBER 31,
                                         ----------------------------   -------------------------
                                          DECEMBER 31,      JUNE 30,
                                              1998            1997          1998          1997
                                         --------------   -----------   -----------   -----------
Balance, beginning of period               $     770       $     674     $     764     $     744
Loans charged off:
  Commercial                                      26             135             0            26
  Real estate construction                         0               0             0             0
  Real estate mortgage                            32              14             8             0
  Home equity lines of credit                      0               0             0             0
  Consumer                                        88              28            53            16
                                           ---------       ---------     ---------     ---------
  Total loans charged-off                        146             177            61            42
                                           ---------       ---------     ---------     ---------
Recoveries:
  Commercial                                       0               1             0             1
  Real estate construction                         0               0             0             0
  Real estate mortgage                            11               0            11             0
  Home equity lines of credit                      0               0             0             0
  Consumer                                         5               2             2             1
                                           ---------       ---------     ---------     ---------
  Total recoveries                                16               3            13             2
                                           ---------       ---------     ---------     ---------
Net charge-offs                                 (130)           (174)          (48)          (40)
Provision for loan losses                        280             244           204            66
                                           ---------       ---------     ---------     ---------
Balance, end of period                     $     920       $     744     $     920     $     770
                                           =========       =========     =========     =========
Allowance for loan losses to loans
  outstanding at end of period                  1.14%           1.00%         1.14%         1.05%
Allowance for loan losses to nonaccrual
  loans outstanding at end of period          137.72%         181.46%       137.72%       204.24%
Net charge-offs to average loans
  outstanding during period                    -0.17%          -0.24%        -0.06%        -0.05%

     For the year ended December 31, 1998, the Bank experienced net charge-offs of $130,000, compared to net charge-offs of $174,000 for the year ended June 30, 1997. Also included in the table above is the ratio of net charge-offs to average loans outstanding during the period, which was a negative 0.17% during the year ended December 31, 1998 compared to a negative 0.24% during the year ended June 30, 1997. A significant amount of net charge-offs incurred during the year ended June 30, 1997 related to a $600,000 real estate loan that was foreclosed on in June 1997. Since the foreclosure, the Bank has sold all property obtained, with the primary remaining piece of real estate being sold during June 1998. Properties were sold at amounts approximating their carrying values, resulting in no significant gains or losses to the Bank. Write-offs incurred during the year ended December 31, 1998 primarily related to various consumer and real estate loans that were either deemed uncollectible or foreclosed on.
     For the six months ended December 31, 1998, the Bank experienced net charge-offs of $48,000 compared to $40,000 for the same period in 1997. Net charge-offs to average loans outstanding during the periods remained relatively stable at a negative 0.06% in 1998 compared to a negative 0.05% in 1997.
     At December 31, 1998 and 1997, the Bank identified loans to one borrower totaling $318,000 and $313,000, respectively, that qualify as impaired under the guidelines established by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures. Amounts identified at each period end were to the same borrower and management has been working with this individual to obtain full repayment. The Bank restructured these loans during April 1998, combining two of the loans, terming them out over an extended period and taking additional collateral to further secure the outstanding loans. However, the loan customer

SHORE FINANCIAL CORPORATION
18
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)

continues to be behind in payments and management still considers the loans impaired in accordance with SFAS No. 114 (as amended). Accordingly, the Bank continues to maintain the loans in nonaccrual status, even as payments are made.
     The allowance for loan losses at December 31, 1998 was $920,000, compared to $770,000 and $744,000 at December 31, 1997 and June 30, 1997, respectively, representing an increase of 19.5% and 23.7 in the allowance compared to the respective periods.
     In fiscal 1995, the Bank expanded into the Salisbury/Wicomico County market in Maryland by establishing a de novo branch office. In view of the business and population growth in that market area, the Bank focused on expanding its commercial and consumer lending, both secured and unsecured. Due to the Bank's relative inexperience with both this type of lending and the Salisbury/Wicomico County market, and its corresponding lack of loan loss history with respect to commercial and consumer lending, the Bank determined the prudent course was to increase the allowance for loan losses at a more rapid rate than in past years. The Bank also considered the historical allowance levels maintained by peer community banks and thrifts engaged in commercial lending. The allowance for loan losses as a percentage to period end loans equaled 1.14% at December 31, 1998, compared to 1.05% and 1.00% at December 31, 1997 and June 30, 1997, respectively. The ratio of the allowance for loan losses as a percentage of nonaccrual loans outstanding decreased at December 31, 1998 to 137.72%, compared to 204.24% and 181.46% at December 31, 1997 and June 30, 1997, respectively. This decrease primarily was attributable to the $318,000 impaired loan existing at December 31, 1998 being classified as nonaccrual. Management believes that allowances for losses existing at December 31, 1998 are sufficient to cover any anticipated or unanticipated losses on loans outstanding in accordance with SFAS No. 5, Accounting for Contingencies.
     An allocation of the allowance for loan losses in dollars and as a percent of the total allowance is provided in the following tables. Because all of these factors are subject to change, the allocation is not necessarily predictive of future loan losses in the indicated categories.


                                  ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
              --------------------------------------------------------------------------------
                     COMMERCIAL                  REAL ESTATE                  CONSUMER
              -------------------------   -------------------------   ------------------------
                RESRVE      PERCENTAGE      RESERVE     PERCENTAGE      RESERVE     PERCENTAGE
               FOR LOAN       OF LOAN      FOR LOAN       OF LOAN      FOR LOAN      OF LOAN
                LOSSES       ALLOWANCE      LOSSES       ALLOWANCE      LOSSES      ALLOWANCE
              ----------   ------------   ----------   ------------   ----------   -----------
December 31,
  1998           $485          52.72%        $208          22.61%        $227          24.67%
  1997            356          46.23%         234          30.39%         180          23.38%
June 30,
  1997           $392          52.69%        $184          24.73%        $168          22.58%

SHORE FINANCIAL CORPORATION
                                                                              19
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)

     The following table details information concerning nonaccrual and past due loans, as well as foreclosed assets.


                                                          DECEMBER 31,
                                                   ---------------------------     JUNE 30,
                                                       1998           1997           1997
                                                   ------------   ------------   ------------
Nonaccrual loans:
  Commercial                                                0              0              0
  Real Estate Construction                                  0              0              0
  Real Estate Mortgage                                    555            306            399
  Home equity lines of credit                               0              0              0
  Consumer                                                113             71             11
                                                          ---            ---            ---
  Total nonaccrual loans                                  668            377            410
Other real estate owned                                    49            446            620
                                                          ---            ---            ---
  Total nonperforming assets                        $     717      $     823      $   1,030
                                                    =========      =========      =========
Loans past due 90 or more days accruing interest    $       0      $       0      $       0
Allowance for loan losses to nonaccrual loans          137.72%        204.24%        181.46%
Nonperforming assets to period end loans and
  other real estate owned                                0.89%          1.11%          1.38%

     Total nonperforming assets, which consist of nonaccrual loans and foreclosed properties, net of allowance for other real estate losses, were $717,000 at December 31, 1998, compared to $823,000 and $1.03 million at December 31, 1997 and June 30, 1997, respectively. The table above indicates that as of December 31, 1998, the Bank had no loans past due more than 90 days that were still accruing interest. The Bank's policy is that whenever a loan reaches 90 days delinquent the loan no longer accrues interest. As discussed above, approximately $318,000 in impaired loans were included in nonperforming assets at December 31, 1998.
     As to the nonaccrual loans at December 31, 1998 referred to above, approximately $22,000 of interest income would have been recognized during the year then ended, if interest thereon had been accrued.
     The ratio of nonperforming assets to period end loans and foreclosed properties is also detailed within the table above. This ratio was 0.89% at December 31, 1998, compared to 1.11% and 1.38% at December 31, 1997 and June 30, 1997, respectively. The primary reason for this decrease stems from the increase in commercial and consumer loans in recent years and the ability of the Bank to grow these loans without jeopardizing internal credit risk guidelines.
     A significant portion of the total nonperforming assets at December 31, 1997 and June 30, 1997 was composed of a $600,000 real estate loan that was foreclosed on in June 1997. Since the foreclosure, the Bank has sold all property obtained, with the primary remaining piece of real estate being sold during June 1998. Properties were sold at amounts approximating their carrying values, resulting in no significant gains or losses to the Bank. Other real estate owned at December 31, 1998 consisted of two parcels of real estate of which management anticipates that net proceeds from the sale of the collateral will cover the remaining carrying value.
     The Bank closely monitors loans that are deemed to be potential problem loans. Loans are viewed as potential problem loans when possible credit problems of borrowers or industry trends cause management to have doubts as to the ability of such borrowers to comply with current repayment terms. Those loans are subject to regular management attention, and their status is reviewed on a regular basis. In instances where management determines that specific reserves should be set, the Bank takes such action as is deemed appropriate.
     As of December 31, 1998, all loans 60 days or more delinquent, including nonperforming loans, totaled $1.1 million. Additionally, performing loans totaling $627,000 exist that have possible credit problems and cause management to have concerns about the borrowers' continuing ability to comply with existing repayment terms. All loans in these categories are subject to constant management attention, and their status is reviewed on a regular basis. With the exception of $141,000 of consumer loans, these loans are generally secured by residential and commercial real estate with appraised values that exceed the remaining principal balances on such loans.

SHORE FINANCIAL CORPORATION
20
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)

LIQUIDITY; ASSET MANAGEMENT
     Liquidity represents the Company's ability to meet present and future obligations through the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest-bearing deposits with banks, federal funds sold, and investments maturing within one year. The Company's ability to obtain deposits and purchase funds at favorable rates determines its liability liquidity. As a result of the Company's management of liquid assets and the ability to generate liquidity through liability funding, management believes that the Company maintains overall liquidity that is sufficient to satisfy its depositor's requirements and meet its customers' credit needs.


                                                 SUMMARY OF LIQUID ASSETS
                                        -------------------------------------------
                                                DECEMBER 31,
                                        ----------------------------     JUNE 30,
                                             1998           1997           1997
                                        -------------   ------------   ------------
Cash and due from banks                   $   3,901       $  4,191       $  3,334
Federal funds sold                                0              0              0
Investment securities                         1,491            699            400
Available-for-sale securities                28,352         21,030         15,445
                                          ---------       --------       --------
  Total liquid assets                     $  33,744       $ 25,920       $ 19,179
                                          =========       ========       ========
Deposits and other liabilities            $ 106,159         95,762       $ 96,069
                                          =========       ========       ========
Ratio of liquid assets to deposits and
  other liabilities                           31.79%         27.07%         19.96%
                                          =========       ========       ========

     The summary above indicates sufficient liquidity to meet anticipated needs. Additional sources of liquidity available to the Company include the capacity to borrow additional funds when the need arises. The Bank has obtained an available line of credit with the FHLB for up to $9.0 million and, at December 31, 1998, had $1,074,000 in outstanding FHLB advances.
     Total cash and cash equivalents were $3.9 million at December 31, 1998, compared to $4.2 million and $3.3 million at December 31, 1997 and June 30, 1997, respectively. Net cash provided by operating activities was $1.8 million for the year ended December 31, 1998, compared to $955,000 for the year ended June 30, 1997. This increase primarily is attributable to the $447,000 one-time SAIF assessment that occurred during the year ended June 30, 1997, the timing of tax payments and refunds received during the periods. Net cash provided by operating activities was $1.1 million for the six months ended December 31, 1998, compared to $289,000 for the same period in 1997. This increase primarily resulted from increased earnings before loan loss reserves, the receipt of approximately $100,000 in Enterprise Zone tax credits recorded in June 1997 and the timing of income tax payments.
     Net cash flows used in investing activities were $12.2 million during the year ended December 31, 1998, compared to $11.2 million during the year ended June 30, 1997. The majority of this increase resulted from increased net loan originations during the year ended December 31, 1998 as compared to the year ended June 30, 1997. Net cash flows used in investing activities were $9.3 million for the six months ended December 31, 1998, compared to $2.5 million for the same period of 1997. The increase primarily resulted from increased loan originations during the 1998 period and increased investment purchases during the 1997 associated with proceeds generated from the August 1997 public offering.
     Net cash flows provided by financing activities were $10.1 million for the year ended December 31, 1998, compared to $8.7 million for the year ended June 30, 1997. This increase primarily resulted from increased deposit growth during 1998 when compared to the year ended June 30, 1997. Net cash flows provided by financing activities were $7.3 million for the six months ended December 31, 1998, compared to $3.1 million for the same period in 1997. A significant portion of the 1998 deposit growth occurred during the last six months of the year, while deposit growth was relatively flat during the last half of 1997.
     The Bank occasionally finds it necessary to borrow funds on a short term basis due to fluctuations in loan and deposit levels. The Bank has several arrangements whereby it may borrow funds overnight and on terms.

SHORE FINANCIAL CORPORATION
                                                                              21
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)

As a member of the FHLB, the Bank currently has borrowing capacity of $9.0 million, with the ability to substantially increase this capacity by providing additional collateral (mortgage loans and investments) to the FHLB. At December 31, 1998, the Bank had $1,074,000 in outstanding FHLB advances.
     The following table details information concerning the Bank's short term borrowings for the periods presented.


                                                          SUMMARY OF BORROWED FUNDS
                                                    -------------------------------------
                                                         DECEMBER 31,
                                                    -----------------------     JUNE 30,
(DOLLARS IN THOUSANDS)                                 1998         1997          1997
--------------------------------------------------- ----------   ----------   -----------
Monthly average balance of short-term borrowings
  outstanding during the period                       $   11      $    67       $ 1,750
Weighted-average interest rate on monthly average
  short-term borrowings                                 5.30%        5.75%         5.50%
Maximum month-end balance of short-term borrowings
  outstanding during the period                       $1,000      $   800       $ 4,075

RETURN ON EQUITY AND ASSETS
     The following table summarizes ratios considered to be significant indicators of the Bank's profitability and financial condition during the periods indicated.


                                                    RETURN ON EQUITY AND ASSETS
                                        ----------------------------------------------------
                                                                        SIX MONTHS ENDED
                                                                             DECEMBER
                                                YEAR ENDED                     31,
                                        --------------------------   -----------------------
                                         DECEMBER 31,     JUNE 30,
                                             1998           1997        1998         1997
                                        --------------   ---------   ----------   ----------
Return on average assets                      1.11%         0.95%        1.16%        1.03%
Return on average equity                      9.66%        12.00%        9.93%        9.42%
Average equity to average asset ratio        11.52%         7.90%       11.66%       10.96%

IMPACT OF ACCOUNTING PRONOUNCEMENTS
     Financial Accounting Standards Board Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, was issued in June 1998. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management will assess the impact, if any, on the Company's financial statements.
     The American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, ACCOUNTING FOR COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. This SOP is effective for financial statements for fiscal years beginning after December 31, 1998. The SOP requires entities to capitalize certain internal-use software costs once certain criteria are met. Generally, internal costs with respect to software configuration and interface, coding, installation to hardware, testing (including parallel processing), and data conversion costs allowing access of old data by new systems should be capitalized. All other data conversion costs, training, application maintenance, and ongoing support activities should be expensed. The Company will adopt this SOP in 1999 and does not expect it to have a material effect on the Company's consolidated financial condition or consolidated results of operations.
     The American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, REPORTING ON THE COSTS OF STARTUP ACTIVITIES, in April 1998. The SOP requires such costs to be expensed as incurred instead of being capitalized and amortized. It applies to startup activities and costs of organization of both development state and established operating activities, and it changes existing practice for some industries. The SOP broadly defines startup activities as those one-time activities that relate to the opening of a new facility, introduction of a new product or service, doing business in a new territory, initiating a new process in an existing facility, doing business with a new class of customer or beneficiary, or commencing some new operation. The

SHORE FINANCIAL CORPORATION
22
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)

SOP is effective for financial statements for fiscal years beginning after December 15, 1998. Consistent with banking industry practice its is the Company's policy to expense such costs. Therefore, this SOP is not expected to materially affect the Company's financial position or results of operations.

EFFECTS OF INFLATION
     The Company believes that its net interest income and results of operations have not been significantly affected by inflation during the years ended December 31, 1998 and June 30, 1997, and the six months ended December 31, 1997.

YEAR 2000 PROJECT
     The Year 2000 presents problems for businesses that are dependent on computer hardware and software to perform date dependent calculations and logic comparisons. A great deal of software and microchip technology was developed utilizing two digit years rather than four digit years (example: 97 instead of 1997). Technology utilizing two digit years most likely will not be able to distinguish the year 2000 from 1900, and therefore may shut down or perform miscalculations and comparisons as much as 100 years off. Management is fully aware this presents a potential business disruption, and is well into a program of due diligence in addressing the impact of the Year 2000 on the Company and the Bank.
     The Company and the Bank (collectively the Company) have adopted the five phase plan of action developed by the Federal Financial Institutions Examination Council to address Year 2000 issues. During phase one, awareness, the Company developed an overall strategy and timetable for the completion of all Year 2000 requirements by mid 1999. Phase two, assessment, involved analyzing, prioritizing and putting each computer driven system on track for Year 2000 compliance according to the timetable establish in the awareness phase. During the third phase, renovation, necessary upgrades were ordered for hardware and software. In addition, each vendor was contacted regarding their Year 2000 progress. Phases one through three have been completed. Currently, the Company is heavily involved with the fourth phase, validation. This phase is the actual real life testing of all the new upgrades and components. Furthermore, the Company is testing with its third party service providers to make sure all new or updated year 2000 compliant systems work with its business partners. Due to the complexity and enormity of this phase, it is anticipated that it will take until June 30, 1999 for exhaustive testing to be completed. The final phase is the actual implementation of the new systems at the turn of the century, with the readiness to execute contingency plans if needed.
     The number one priority is to minimize or eliminate the impact the Year 2000 date change will have on the Company's customers and shareholders. The Company has been working with due diligence on this challenge since 1996. The Company is in the enviable position of having a technologically advanced computer system already in place. The Manager of Information Systems has tested all the in house hardware and software for Year 2000 compliance. Management is working in conjunction with the Company's major service provider to perform Year 2000 application testing for its day-to-day bank operations. Using a simulated customer base, the Company will be testing virtually every type of banking transaction it performs for Year 2000 compatibility. Management has analyzed infrastructure components, like ATMs, security systems, telephones, vaults, and has acquired necessary upgrades and installations when necessary. It is anticipated that company-wide systems will be deemed Year 2000 compliant with testing which will occur through mid-1999.
     In addition to collaborating with outside service providers, the Company is working with its banking customers to ensure a smooth transition into the new millennium. The Company is a resource for commercial loan customers and depositors that need guidance in preparing their own businesses for Year 2000. The Company sponsored a seminar and has provided handouts and phone consultations to assist its commercial customers and depositors in this challenge.
     The Company has also addressed Year 2000 issues with its corporate insurance carrier during the recent renewal period. Insurance policies have been reviewed and steps have been taken to minimize the Company's insurance risk surrounding the Year 2000.
     To date, the Company has spent approximately $25,000 in expenses directly relating to Year 2000. An estimated $25,000 more will be spent throughout 1999. New hardware, new software, upgrades for the automated teller machines, seminar training for the staff, and sophisticated testing services have comprised the bulk of the Year 2000 expense. These costs are based on the best estimates of management. It is impossible to

SHORE FINANCIAL CORPORATION
                                                                              23
--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS (CONTINUED)

accurately predict every expense that may result from the Year 2000 issue; actual expenses could differ from the estimated expenses.
     At this time, the Company anticipates that even the worst case Year 2000 scenario would not have a long lasting, significant adverse effect on the Company's financial condition and results of operations for the year ending December 31, 2000 and beyond. The Company has been developing contingency plans throughout each remediation phase, but it will not finalize these plans until all testing is complete; most likely during the second quarter of 1999. These plans will include provisions for potential runs on cash reserves as December 31, 1999 approaches. The Company will build up vault cash reserves by ordering additional cash from the Federal Reserve throughout the fourth quarter of 1999. Additionally, the Company will have it's borrowing capacity at the FHLB to fund immediate liquidity needs and may enter into a similar relationship with the Federal Reserve Bank if deemed necessary. Although the Company has faith in the contingency plans being developed and the success of the testing being conducted, it is the opinion of management that no one can exactly predict all the possible ramifications of the Year 2000 issue.
     To summarize, the Company has completed phases one though three (awareness, assessment, and renovation) and will continue to be deeply involved with the validation phase through mid 1999. All vendors and suppliers have been contacted and have provided comprehensive and reassuring Year 2000 progress reports. Presently, the Company sees no need to replace any vendor, although, alternative vendors have been complied for contingency planning. In addition, all commercial loan and deposit customers have been contacted regarding their Year 2000 progress. The Company expects the adverse effect of Year 2000 on its commercial customers to be immaterial.

SHORE FINANCIAL CORPORATION
24
--------------------------------------------------------------------------------
REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
Shore Financial Corporation and Subsidiary
Onley, Virginia



     We have audited the accompanying consolidated statements of financial condition of SHORE FINANCIAL CORPORATION AND SUBSIDIARY as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 1998 and June 30, 1997, and the six months ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SHORE FINANCIAL CORPORATION AND SUBSIDIARY as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1998 and June 30, 1997, and the six months ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                   /s/ Goodman & Company, L.L.P.


One Commercial Place
Norfolk, Virginia
January 29, 1999, except for Note 19,
as to which the date is February 9, 1999

SHORE FINANCIAL CORPORATION
                                                                              25
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1998 AND 1997


                                                                   1998               1997
                                                                   ----               ----
ASSETS
Cash (including interest-earning deposits of
  approximately $1,442,000 and $1,841,000,
  respectively)                                              $   3,900,861      $  4,190,551
Investment securities:
  Held to maturity (fair value of $3,702,000 and
    $5,219,000, respectively)                                    3,696,685         5,232,587
  Available for sale (amortized cost of $27,836,000 and
    $20,761,000, respectively)                                  28,352,312        21,029,952
Investment in Federal Home Loan Bank stock, at cost                580,500           580,500
Investment in Federal Reserve Bank stock, at cost                  124,800                --
Loans receivable, net                                           79,659,005        72,889,907
Premises and equipment, net                                      2,308,181         2,420,457
Real estate owned                                                   49,177           445,912
Accrued interest receivable                                      1,023,522           915,271
Prepaid expenses and other assets                                  252,805           387,377
                                                             -------------      ------------
                                                             $ 119,947,848      $108,092,514
                                                             =============      ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                     $ 104,308,906        95,213,440
Advances from Federal Home Loan Bank                             1,073,853            75,000
Advance payments by borrowers for taxes and insurance              205,815           215,029
Accrued interest payable                                            37,292            35,755
Accrued expenses and other liabilities                             533,195           223,263
                                                             -------------      ------------
    Total liabilities                                          106,159,061        95,762,487
                                                             -------------      ------------
Stockholders' equity
  Preferred stock, par value $1 per share, 500,000 shares
    authorized; none issued and outstanding                             --                --
  Common stock, par value $.33 per share, 5,000,000 shares
    authorized; 1,810,812 and 1,804,812 shares issued
    and outstanding, respectively                                  597,568           595,588
Additional capital                                               3,584,652         3,563,592
Retained earnings, substantially restricted                      9,265,567         8,000,729
Accumulated other comprehensive income                             341,000           170,118
                                                             -------------      ------------
    Total stockholders' equity                                  13,788,787        12,330,027
                                                             -------------      ------------
                                                             $ 119,947,848      $108,092,514
                                                             =============      ============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SHORE FINANCIAL CORPORATION
26
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 1998 AND JUNE 30, 1997 AND
SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997


                                                                                        SIX MONTHS ENDED
                                                     YEARS ENDED                           DECEMBER 31
                                           DECEMBER 31,         JUNE 30,
                                               1998               1997               1998               1997
                                         ----------------   ----------------   ----------------   ----------------
                                                                                  (UNAUDITED)
Interest income
  Loans                                    $  6,764,041       $  6,405,440       $  3,409,632       $  3,370,342
  Investments                                 1,724,744          1,449,549            878,794            829,837
                                           ------------       ------------       ------------       ------------
    Total interest income                     8,488,785          7,854,989          4,288,426          4,200,179
                                           ------------       ------------       ------------       ------------
Interest expense
  Deposits                                    4,364,212          4,154,296          2,205,710          2,209,943
  FHLB advances                                   2,809             85,785              1,675              3,088
                                           ------------       ------------       ------------       ------------
    Total interest expense                    4,367,021          4,240,081          2,207,385          2,213,031
                                           ------------       ------------       ------------       ------------
Net interest income                           4,121,764          3,614,908          2,081,041          1,987,148
Provision for loan losses                       280,200            244,000            204,600             66,000
                                           ------------       ------------       ------------       ------------
Net interest income after provision for
  loan losses                                 3,841,564          3,370,908          1,876,441          1,921,148
                                           ------------       ------------       ------------       ------------
Noninterest income
  Deposit account fees                          587,353            444,606            331,198            239,454
  Loan fees                                     131,927            100,244             72,220             53,200
  Other                                         226,136            192,323            155,038             31,891
                                           ------------       ------------       ------------       ------------
    Total noninterest income                    945,416            737,173            558,456            324,545
                                           ------------       ------------       ------------       ------------
Noninterest expense
  Compensation and employee benefits          1,275,634          1,061,843            654,483            595,795
  Occupancy and equipment                       643,588            495,640            321,934            306,748
  Advertising                                    54,235             54,183             22,157             27,288
  Data processing                               462,916            355,097            231,634            195,672
  Federal insurance premium                      58,931            562,459             28,955             29,631
  Other                                         354,838            257,408            185,706            203,288
                                           ------------       ------------       ------------       ------------
    Total noninterest expense                 2,850,142          2,786,630          1,444,869          1,358,422
                                           ------------       ------------       ------------       ------------
Income before income taxes                    1,936,838          1,321,451            990,028            887,271
Income taxes                                    672,000            376,000            317,000            327,000
                                           ------------       ------------       ------------       ------------
Net income                                 $  1,264,838       $    945,451       $    673,028       $    560,271
                                           ============       ============       ============       ============
Earnings Per Common Share:
  Basic                                    $       0.70       $       0.69       $       0.37       $       0.33
                                           ============       ============       ============       ============
  Diluted                                  $       0.69       $       0.69       $       0.37       $       0.33
                                           ============       ============       ============       ============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SHORE FINANCIAL CORPORATION
                                                                              27
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 1998 AND JUNE 30, 1997, AND
SIX MONTHS ENDED DECEMBER 31, 1997


                                       -

                                                                                  ACCUMULATED
                                                                                     OTHER
                                        COMMON      ADDITIONAL      RETAINED     COMPREHENSIVE
                                         STOCK        CAPITAL       EARNINGS        INCOME          TOTAL
                                     ------------ -------------- -------------- -------------- --------------
Balance, June 30, 1996                $ 450,117    $   560,257    $ 6,495,007     $  (50,028)   $  7,455,353
Common stock issued under
  Employee Stock Option Plan              3,158         42,108             --             --          45,266
Comprehensive income                         --             --        945,451        122,757       1,068,208
                                      ---------    -----------    -----------     ----------    ------------
Balance, June 30, 1997                  453,275        602,365      7,440,458         72,729       8,568,827
Common stock issued under
  Shareholder Rights Offering, net
  of offering expenses of $35,000        33,929        702,184             --             --         736,113
Common stock issued under
  Initial Public Offering, net
  of offering expenses of $343,000      108,384      2,259,043             --             --       2,367,427
Comprehensive income                         --             --        560,271         97,389         657,660
                                      ---------    -----------    -----------     ----------    ------------
Balance, December 31, 1997              595,588      3,563,592      8,000,729        170,118      12,330,027
Proceeds from sale of common stock
  upon exercise of stock options          1,980         21,060             --             --          23,040
Comprehensive income                         --             --      1,264,838        170,882       1,435,720
                                      ---------    -----------    -----------     ----------    ------------
Balance, December 31, 1998            $ 597,568    $ 3,584,652    $ 9,265,567     $  341,000    $ 13,788,787
                                      =========    ===========    ===========     ==========    ============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SHORE FINANCIAL CORPORATION
28
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 1998 AND JUNE 30, 1997 AND
SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997


                                                                                                 SIX MONTHS ENDED
                                                              YEARS ENDED                          DECEMBER 31
                                                     DECEMBER 31,         JUNE 30,
                                                         1998               1997              1998              1997
                                                   ----------------   ---------------   ---------------   ----------------
                                                                                          (UNAUDITED)
Cash flows from operating activities
  Net income                                        $   1,264,838      $     945,451     $    673,028      $     560,271
  Adjustments to reconcile to net cash
    provided by operating activities:
      Provision for loan losses                           280,200            244,000          204,600             66,000
      Depreciation and amortization                       266,518            195,743          130,873            113,685
      Amortization of premium and
        accretion of discount on securities,
        net                                                11,434            (17,860)          10,269             (4,290)
      (Gain) loss on sale of securities                  (131,878)            21,444         (101,232)                --
      (Gain) loss on sale of premises
        and equipment                                       3,450            (19,665)              --             11,723
      Change in net deferred loan fees                   (118,192)            25,007          (50,528)             5,463
      Loss (gain) on sale of repossessed
        assets                                             11,494             (9,062)           9,044                 --
      (Increase) decrease in other assets                  17,870           (194,198)         105,403           (143,899)
      Increase (decrease) in other liabilities            226,127           (236,003)          97,881           (320,448)
                                                    -------------      -------------     ------------      -------------
        Net cash provided by
          operating activities                          1,831,861            954,857        1,079,338            288,505
                                                    -------------      -------------     ------------      -------------
Cash flows from investing activities
  Purchase of available-for-sale securities           (17,444,630)        (9,969,009)      (7,887,140)       (10,523,357)
  Proceeds from maturities and sales of
    available-for-sale securities                      11,631,629          5,061,933        3,405,003          5,090,106
  Purchase of held-to-maturity securities              (1,487,529)          (465,000)      (1,487,529)                --
  Proceeds from maturities of held-to-maturity
    securities                                          1,881,525            450,837          881,525          2,749,493
  Purchase of Federal Reserve Bank stock                 (124,800)                --               --                 --
  Loan origination, net of repayments                  (7,043,875)        (6,095,156)      (4,207,556)           419,171
  Proceeds from sale of premises and
    equipment                                               1,900             19,665              461             15,500
  Purchase of premises and equipment                     (151,141)          (245,327)         (23,747)          (428,270)
  Proceeds from sale of real estate owned                 498,011             42,417           67,400            184,746
                                                    -------------      -------------     ------------      -------------
        Net cash used by
          investing activities                        (12,238,910)       (11,199,640)      (9,251,583)        (2,492,611)
                                                    -------------      -------------     ------------      -------------
                                                                                                                  (CONTINUED)


SHORE FINANCIAL CORPORATION
                                                                              29
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 1998 AND JUNE 30, 1997 AND
SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997 (CONTINUED)


                                                                                                 SIX MONTHS ENDED
                                                                YEARS ENDED                        DECEMBER 31
                                                      DECEMBER 31,        JUNE 30,
                                                          1998              1997              1998              1997
                                                     --------------   ----------------   --------------   ---------------
                                                                                           (UNAUDITED)
Cash flows from financing activities
  Net increase in demand deposits                     $ 8,818,904      $   1,999,637      $ 6,492,480       $ 1,018,257
  Net increase in time deposits                           276,562          6,403,061               --          (361,157)
  Proceeds from FHLB advances                           1,200,000         22,000,000        1,000,000                --
  Repayments of FHLB advances                            (201,147)       (21,700,000)        (200,000)         (700,000)
  Proceeds from common stock transactions                  23,040             45,266               --         3,103,540
                                                      -----------      -------------      -----------       -----------
      Net cash provided by
        financing activities                           10,117,359          8,747,964        7,292,480         3,060,640
                                                      -----------      -------------      -----------       -----------
Increase (decrease) in cash and cash equivalents         (289,690)        (1,496,819)        (879,765)          856,534
Cash and cash equivalents, beginning of period          4,190,551          4,830,836        4,780,626         3,334,017
                                                      -----------      -------------      -----------       -----------
Cash and cash equivalents, end of period              $ 3,900,861      $   3,334,017      $ 3,900,861       $ 4,190,551
                                                      ===========      =============      ===========       ===========
Supplemental disclosure of cash flow
  information
    Cash paid during the period
      for interest                                    $ 4,365,484      $   4,289,966      $ 2,216,990       $ 2,226,774
    Cash paid for income taxes                        $   537,169      $     510,644      $   149,455       $   442,700
Supplemental schedule of non-cash
  investing and financing activities
    Transfers from loans to real estate
      acquired through foreclosure                    $   112,769      $     582,400      $     9,000       $    10,811

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

SHORE FINANCIAL CORPORATION
30
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1998 AND 1997

NOTE 1

ORGANIZATION AND BUSINESS


     Shore Financial Corporation (the "Company") is a Virginia corporation organized in September 1997 by Shore Bank (the "Bank") for the purpose of becoming a unitary holding company of the Bank. The Company became a unitary holding company of the Bank on March 16, 1998. The business and management of the Company consists of the business and management of the Bank. The Bank became a Virginia chartered, Federal Reserve member, commercial bank on March 31, 1998. Prior to that the Bank was a federally chartered savings bank. The Company and the Bank are headquartered on the Eastern Shore in Onley, Virginia.
     The Company's assets primarily consist of approximately $2.0 million in cash and investments and its investment in the Bank. Currently, the Company does not participate in any other activities outside of controlling the Bank. The Bank provides a full range of banking services to individual and corporate customers through its six banking offices located on the Eastern Shore of Virginia and Maryland, including the counties of Accomack and Northampton, Virginia, and the Salisbury/Wicomico County area in Maryland. The Bank's, and subsequently the Company's, common stock became publicly traded during August 1997 upon completing its subscription rights and initial public offerings which included the sale of 431,250 shares of common stock.

NOTE 2

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CHANGE IN FISCAL YEAR

     In conjunction with the Bank's conversion to a Virginia chartered, Federal Reserve member, commercial bank, the Company changed its fiscal year from June 30th to December 31st during 1997.

ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate owned.

INVESTMENT SECURITIES

     Investments in debt securities classified as held-to-maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. Management has a positive intent and ability to hold these securities to maturity and, accordingly, adjustments are not made for temporary declines in their market value below amortized cost. Investments in debt and equity securities classified as trading, if any, are stated at fair value. Unrealized holding gains and losses for trading securities are included in the statement of income. The Company had no such securities during the periods reported in the financial statements. All other investment securities with readily determinable fair values are classified as available-for-sale. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and reported, net of tax effect, in other comprehensive income until realized.
     Investments in Federal Home Loan Bank and Federal Reserve Bank stock are stated at cost, as these securities are restricted and do not have readily determinable fair values.
     Gains and losses on the sale of securities are determined using the specific identification method. Other-than-temporary declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost, if any, are included in earnings as realized losses.

LOANS RECEIVABLE

     Loans receivable consist of long-term real estate loans secured by first deeds of trust on single family residences, other residential property, commercial property and land located primarily in an area known as the Eastern Shore of Virginia and Maryland, and secured and unsecured consumer and commercial loans. Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees (costs) and discounts.

SHORE FINANCIAL CORPORATION
                                                                              31
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1998 AND 1997 (CONTINUED)

     The Bank defers loan origination and commitment fees, net of certain direct loan origination costs, and the net deferred fees (costs) are amortized into interest income over the lives of the related loans as yield adjustments. Any unamortized fees (costs) on loans fully repaid or sold are recognized as income (expense) in the year of repayment or sale. Deferred fees (costs) on permanent adjustable-rate loans are amortized into income over the period necessary to adjust the yield on the loans to market rates using the interest method.
     The Bank places loans on nonaccrual status after being delinquent greater than 90 days or earlier if the Bank becomes aware that the borrower has entered bankruptcy proceedings, or in situations in which the loans have developed inherent problems prior to being 90 days delinquent that indicate payments of principal or interest will not be made in full. Whenever the accrual of interest is stopped, a specific allowance is established through a charge to expense for previously accrued but uncollected interest income. Thereafter, interest is recognized only as cash is received until the loan is brought current.
     Valuation allowances for estimated losses on loans are provided on a specific and nonspecific basis. Specific allowances are provided when an identified significant decline in value of a loan occurs. The nonspecific valuation allowance incorporates a number of factors including historical loss experience, economic conditions, prevailing market conditions, management's assessment of credit risk considering loan classification categories and management's judgment. This general allowance has been established to provide reserves for estimated inherent losses resulting from lending activities. In the opinion of management, the present allowance is adequate to absorb reasonably foreseeable loan losses. Additions to the allowance are reflected in current operations. Charge-offs to the allowance are made when the loan is considered uncollectible or is transferred to real estate acquired in settlement of loans.
     Management determines loan impairment using guidelines established by Statement of Financial Accounting Standards No. 114 (SFAS 114), Accounting by Creditors for Impairment of a Loan (as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures). Under this accounting standard, a loan is considered to be impaired when it is probable that the Bank will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. A performing loan may be considered impaired. The allowance for loan losses related to loans identified as impaired is primarily based on the excess of the loan's current outstanding principal balance over the estimated fair value of the related collateral. For a loan that is not collateral-dependent, the allowance is recorded at the amount by which the outstanding principal balance exceeds the current best estimate of the future cash flows on the loan discounted at the loan's original effective interest rate.
     For impaired loans that are on nonaccrual status, cash payments received are generally applied to reduce the outstanding principal balance. However, all or a portion of a cash payment received on a nonaccrual loan may be recognized as interest income to the extent allowed by the loan contract, assuming management expects to fully collect the remaining principal balance on the loan.

REAL ESTATE OWNED

     Real estate acquired through foreclosure is initially recorded at the lower of fair value or the loan balance at date of foreclosure. Subsequently, property that is held for resale is carried at the lower of cost or fair value minus estimated selling costs. Costs relating to the development and improvement of property are capitalized, whereas those relating to holding the property are charged to expense.
     Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its fair value minus estimated selling costs.

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using declining balance and straight-line methods over the estimated useful lives of the respective assets. Estimated useful lives are as follows:


  Buildings                   25 to 40 years
  Furniture and equipment      5 to 15 years
  Automobiles                        5 years

SHORE FINANCIAL CORPORATION
32
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1998 AND 1997 (CONTINUED)

SAIF PREMIUM DISPARITY ASSESSMENT

     Pursuant to the Economic Growth and Paperwork Reduction Act of 1996 (the "Act"), the FDIC imposed a special assessment on Savings Association Insurance Fund ("SAIF") members to capitalize the SAIF at the designated reserve level of 1.25% as of September 30, 1996. Based on the Bank's deposits as of March 31, 1995, the date for measuring the amount of the special assessment pursuant to the Act, the Bank paid a special assessment of $447,000 in November, 1996 to capitalize the SAIF. The FDIC is expected to lower the premium for deposit insurance to a level necessary to maintain the SAIF at its required reserve level; however, the range of premiums has not been determined.

INCOME TAXES

     Deferred income taxes payable represent the cumulative tax effect from temporary differences in the recognition of taxable or deductible amounts for income tax and financial reporting purposes.
     Prior to July 1, 1996, in computing Federal income taxes, savings banks that met certain definitional tests and other conditions prescribed by the Internal Revenue Code were allowed, within limitations, to deduct from taxable income an allowance for bad debts based on actual loss experience, a percentage of taxable income before such deduction or an amount based on a percentage of eligible loans. The applicable percentage of taxable income used for the bad debt deduction was 8%. Effective July 1, 1996, the percentage of taxable income method and the percentage of eligible loan method for determining the bad debt deduction are no longer available. At December 31, 1998, the cumulative bad debt reserve, upon which no taxes have been paid on tax returns, was approximately $1.2 million. Of this amount, $783,000 represents that portion of the cumulative bad debt reserve for which financial statement income taxes have not been provided, in accordance with FASB Statement No. 109, Accounting for Income Taxes.
     The Small Business Job Protection Act of 1996 (the "Act") repealed the percentage of taxable income method of computing bad debt reserves, and required the recapture into taxable income of "excess reserves," on a taxable basis over the next six years. Excess reserves are defined in general, as the excess of the balance of the tax bad debt reserve (using the percentage of taxable income method) as of the close of the last tax year beginning before January 1, 1996 over the balance of the reserve as of the close of the last tax year beginning before January 1, 1988. As a result of the Act, the Bank is recapturing into taxable income, for tax return purposes only, approximately $497,000 ratably over the next six years.

EARNINGS PER COMMON SHARE

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share, on December 31, 1997. This Statement establishes standards for computing and presenting earnings per share (EPS). This Statement supersedes standards previously set in APB Opinion No. 15, Earnings Per Share. SFAS No. 128 requires dual presentation of basic and diluted EPS on the face of the income statement, and it requires a reconciliation of the numerator and denominator of the diluted EPS computation. This Statement was effective for financial statements issued for periods ending after December 15, 1997. In accordance with the requirements of this Statement, all prior period EPS data have been restated to reflect the change in reporting requirements.
     Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised, converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

COMPREHENSIVE INCOME

     On January 1, 1998, the Company adopted Financial Accounting Standards Board (FASB) Statement No. 130, Reporting Comprehensive Income. FASB No. 130 establishes standards for reporting and displaying comprehensive income and its components. The adoption of FASB No. 130 did not have a material impact on the Company. All of the Company's other comprehensive income relates to net unrealized gains (losses) on available-for-sale securities.

SHORE FINANCIAL CORPORATION
                                                                              33
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1998 AND 1997 (CONTINUED)

SEGMENT REPORTING

     During the year ended December 31, 1998, the Company adopted FASB Statement No. 131, Disclosures about Segments of an Enterprise ("SFAS 131"), which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

STATEMENT OF STOCKHOLDERS' EQUITY

     All financial and per share information presented in the financial statements has been adjusted to reflect the three-for-one stock split effected on June 10, 1997, and the two-for-one stock split effected in the form of a dividend on October 15, 1996.

CASH AND CASH EQUIVALENTS

     Cash equivalents include currency, balances due from banks, interest-bearing deposits and federal funds sold.

RECLASSIFICATIONS

     Certain reclassifications of prior years information have been made to conform to the December 31, 1998 presentation.

SHORE FINANCIAL CORPORATION
34
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1998 AND 1997 (CONTINUED)

NOTE 3

INVESTMENT SECURITIES

     A summary of the amortized cost and estimated fair values of investment securities is as follows:


                                                               GROSS           GROSS          ESTIMATED
                                             AMORIZED       UNREALIZED      UNREALIZED          FAIR
                                               COST            GAINS          LOSSES            VALUE
                                          --------------   ------------   --------------   --------------
December 31, 1998
Held to Maturity
 United States government and agency
   obligations                             $  2,491,639     $   5,115       $      (79)     $  2,496,675
 Tax-exempt municipal bonds                   1,000,000            --               --         1,000,000
 Mortgage-backed securities                     205,046            41               --           205,087
                                           ------------     ---------       ----------      ------------
                                              3,696,685         5,156              (79)        3,701,762
                                           ------------     ---------       ----------      ------------
Available for Sale
  United States government and agency
    obligations                              14,322,042       154,440           (8,714)       14,467,768
  Tax-exempt municipal bonds                  6,429,225        64,351           (5,700)        6,487,876
  Corporate Bonds                             2,021,644         8,856               --         2,030,500
  Va. State Housing Authority bonds           1,000,000        20,000               --         1,020,000
  Adjustable Rate Mortgage Fund               1,243,041            --           (6,001)        1,237,040
  Adjustable Rate Commercial Loan Fund          336,258           239               --           336,497
  Mortgage-backed securities                         --            --               --                --
  Marketable equity securities:
    Federal Home Loan Mortgage
      Corporation common stock                    4,112       266,788               --           270,900
    Citigroup preferred stock                 1,032,856        40,894               --         1,073,750
    MBNA preferred stock                        579,969            --          (20,281)          559,688
    Consolidated Edison preferred stock         543,000            --           (9,000)          534,000
    Other equity securities                     324,345        12,429           (2,481)          334,293
                                           ------------     ---------       ----------      ------------
                                             27,836,492       567,997          (52,177)       28,352,312
                                           ------------     ---------       ----------      ------------
                                           $ 31,533,177     $ 573,153       $  (52,256)     $ 32,054,074
                                           ============     =========       ==========      ============
December 31, 1997
Held to Maturity
  United States government and agency
    obligations                            $  4,197,613     $   8,283       $  (14,073)     $  4,191,823
  Tax-exempt municipal bonds                    725,000            --               --           725,000
  Mortgage-backed securities                    309,974            --           (7,752)          302,222
                                           ------------     ---------       ----------      ------------
                                              5,232,587         8,283          (21,825)        5,219,045
                                           ------------     ---------       ----------      ------------
Available for Sale
  United States government and agency
    obligations                              17,535,266        47,288           (5,579)       17,576,975
  Tax-exempt municipal bonds                    126,177            --             (114)          126,063
  Va. State Housing Authority bonds           1,000,000        20,600               --         1,020,600
  Adjustable Rate Mortgage Fund               1,174,858         1,282               --         1,176,140
  Mortgage-backed securities                    284,827            --             (302)          284,525
  Marketable equity securities:
    Federal Home Loan Mortgage
      Corporation common stock                    4,112       172,037               --           176,149
    Citigroup preferred stock                   500,000        12,500               --           512,500
    Other equity securities                     135,919        21,081               --           157,000
                                           ------------     ---------       ----------      ------------
                                             20,761,159       274,788           (5,995)       21,029,952
                                           ------------     ---------       ----------      ------------
                                           $ 25,993,746     $ 283,071       $  (27,820)     $ 26,248,997
                                           ============     =========       ==========      ============

SHORE FINANCIAL CORPORATION
                                                                              35
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1998 AND 1997 (CONTINUED)

     The amortized cost and estimated fair value of securities at December 31, 1998 by contractual maturity, are shown below:

                                                               ESTIMATED
                                              AMORTIZED          FAIR
                                                COST             VALUE
                                           --------------   --------------
Held to Maturity
  Due in one year or less                   $  1,491,639     $  1,494,175
  Due after one year through five years        2,000,000        2,002,500
  Due after five years through ten years              --               --
  Due after ten years                                 --               --
  Mortgage-backed securities                     205,046          205,087
                                            ------------     ------------
                                               3,696,685        3,701,762
                                            ------------     ------------
Available for Sale
  Due in one year or less                      3,925,050        3,947,726
  Due after one year through five years       10,663,886       10,801,068
  Due after five years through ten years       8,938,975        9,012,350
  Due after ten years                            245,000          245,000
  Adjustable Rate Mortgage Fund                1,243,041        1,237,040
  Adjustable Rate Commercial Loan Fund           336,258          336,497
  Marketable equity securities:
    Federal Home Loan Mortgage
      Corporation common stock                     4,112          270,900
    Citigroup preferred stock                  1,032,856        1,073,750
    MBNA preferred stock                         579,969          559,688
    Consolidated Edison preferred stock          543,000          534,000
    Other equity securities                      324,345          334,293
                                            ------------     ------------
                                              27,836,492       28,352,312
                                            ------------     ------------
                                            $ 31,533,177     $ 32,054,074
                                            ============     ============

     At December 31, 1998 and 1997, investment securities with a carrying value of approximately $3,000,000 and $299,000, respectively were pledged as collateral for public deposits.

NOTE 4

LOANS RECEIVABLE

     Loans receivable are summarized below:

                                                         DECEMBER 31,
                                               ---------------------------------
                                                     1998              1997
                                               ---------------   ---------------
Real Estate Loans:
  Coventional mortgage:
    Secured by one-to-four family residences    $ 42,953,978      $ 47,266,498
    Secured by multi-family residences               837,801         1,166,011
    Commercial mortgages                          17,466,618        10,976,623
    Land                                           1,973,499           723,135
    Short-term construction                        3,526,716         1,617,587
  Home equity lines of credit                      5,581,987         5,282,846
Consumer loans                                     6,287,825         4,130,757
Commercial loans:
  Secured                                          1,933,360         1,851,003
  Unsecured                                        1,702,108         1,318,036
                                                ------------      ------------
Total loans                                       82,263,892        74,332,496
Less:
  Loans in process                                 1,790,986           660,000
  Deferred loan fees (costs), net                   (106,093)           12,098
  Allowance for loan losses                          919,994           770,491
                                                ------------      ------------
                                                $ 79,659,005      $ 72,889,907
                                                ============      ============

SHORE FINANCIAL CORPORATION
36
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1998 AND 1997 (CONTINUED)

     The allowance for loan losses is summarized below:

                                                             YEARS ENDED                   SIX MONTHS ENDED
                                                    -----------------------------   ------------------------------
                                                     DECEMBER 31,      JUNE 30,      DECEMBER 31,     DECEMBER 31,
                                                         1998            1997            1998             1997
                                                    --------------   ------------   --------------   -------------
                                                                                      (UNAUDITED)
Balance at beginning of period                        $  770,491      $  673,851      $ 763,501        $ 743,518
Provision charged to expense                             280,200         244,000        204,600           66,000
Recoveries (losses) charged to the allowance, net       (130,697)       (174,333)       (48,107)         (39,027)
                                                      ----------      ----------      ---------        ---------
Balance at end of the period                          $  919,994      $  743,518      $ 919,994        $ 770,491
                                                      ==========      ==========      =========        =========

     Impaired loans as determined in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures, were $318,000 and $313,000 at December 31, 1998 and 1997, respectively. There was no specific allowance provided with respect to these impaired loans. For the year ended December 31, 1998 and the six months ended December 31, 1997, the average recorded investment in impaired loans was $318,000 and $261,000, respectively, and interest income recognized on impaired loans, all on the cash basis, was $32,000 and $13,000, respectively.

NOTE 5

PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows:

                                         DECEMBER 31,
                                -------------------------------
                                     1998             1997
                                --------------   --------------
Land                             $   415,596      $   415,596
Buildings                          1,777,106        1,772,848
Furniture and fixtures               887,041          825,493
Computer equipment                   516,683          474,879
Automobiles                           79,791           79,791
Construction in process                8,800              959
                                 -----------      -----------
                                   3,685,017        3,569,566
Less accumulated depreciation      1,376,836        1,149,109
                                 -----------      -----------
                                 $ 2,308,181      $ 2,420,457
                                 ===========      ===========

NOTE 6

DEPOSITS


     Deposits accounts are summarized below:

                                            DECEMBER 31,
                                  --------------------------------
                                        1998             1997
                                  ---------------   --------------
Demand deposits:
  Savings accounts                 $  11,474,394     $  8,908,242
  Checking accounts                   17,356,474       13,971,888
  Money market deposit accounts        7,448,514        3,112,747
                                   -------------     ------------
    Total                             36,279,382       25,992,877
Time deposits                         68,029,524       69,220,563
                                   -------------     ------------
                                   $ 104,308,906     $ 95,213,440
                                   =============     ============

     The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $10.0 million and $9.9 million at December 31, 1998 and 1997, respectively.

SHORE FINANCIAL CORPORATION
                                                                              37
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1998 AND 1997 (CONTINUED)

     Time deposits outstanding at December 31, 1998 mature as follows:



  Within one year          $ 42,714,253
  One to two years            7,946,125
  Two to three years          2,877,804
  Three to four years         6,222,375
  Four to five years          3,611,236
  Thereafter                  4,657,731
                           ------------
                           $ 68,029,524
                           ============

NOTE 7

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Bank's financial instruments as of December 31, 1998 and 1997, are as follows:

                                               CARRYING           FAIR
(IN THOUSANDS)                                  AMOUNT           VALUE
--------------------------------------------------------------------------
December 31, 1998
Financial assets
  Cash and short-term investments           $   3,901        $   3,901
  Securities                                $  32,049        $  32,054
  Loans, net of allowance for loan losses   $  79,659        $  80,127
Financial liabilities
  Deposits                                  $ 104,309        $ 105,154
  Advances from Federal Home Loan Bank      $   1,074        $   1,074
Unrecognized financial instruments
  Commitments to extend credit                  N/A               N/A
December 31, 1997
Financial assets
  Cash and short-term investments           $   4,191        $   4,191
  Securities                                $  26,263        $  26,249
  Loans, net of allowance for loan losses   $  72,890        $  74,440
Financial liabilities
  Deposits                                  $  95,213        $  95,758
  Advances from Federal Home Loan Bank      $      75        $      75
Unrecognized financial instruments
  Commitments to extend credit                  N/A               N/A

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

CASH AND SHORT-TERM INVESTMENTS
     For cash and short-term investments, the carrying amount is a reasonable estimate of fair value.

SECURITIES
     Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOAN RECEIVABLES
     The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar remaining maturities. This calculation ignores loan fees and certain factors affecting the interest rates charged on various loans, such as the borrower's creditworthiness and compensating balances, and dissimilar types of real estate held as collateral.

SHORE FINANCIAL CORPORATION
38
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1998 AND 1997 (CONTINUED)

DEPOSIT LIABILITIES

     The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the balance sheet date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

ADVANCES FROM FEDERAL HOME LOAN BANK

     Primarily all advances from Federal Home Loan Bank are due within approximately ninety days from the balance sheet date. Therefore, the carrying amount approximates fair value.

COMMITMENTS TO EXTEND CREDIT

     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the borrowers. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. Because of the competitive nature of the marketplace, loan fees vary greatly with no fees charged in many cases. Therefore, management has concluded no value should be assigned.

NOTE 8

ADVANCES FROM FEDERAL HOME LOAN BANK

     Borrowings ("advances") from the Federal Home Loan Bank ("FHLB") are scheduled to mature as follows:


                            DECEMBER 31,
                      -------------------------
                           1998          1997
                      -------------------------
Within one year        $1,000,000      $    --
One to two years               --           --
More than two years        73,853       75,000
                      -------------------------
                       $1,073,853      $75,000
                       ==========      =======

     The weighted average interest rate on advances was 5.00% and 3.00% at December 31, 1998 and 1997, respectively. These advances are collateralized by the Bank's investment in FHLB stock and qualifying real estate loans with a principal balance of approximately $1,300,000, and government agency securities with a fair market value of approximately $1,000,000 held under a specific collateral agreement. As a member of the FHLB, the Bank has borrowing capacity to $9,000,000.

SHORE FINANCIAL CORPORATION
                                                                              39
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1998 AND 1997 (CONTINUED)

NOTE 9

OTHER NONINTEREST INCOME AND EXPENSE


                                                                                                SIX MONTHS ENDED
                                                                    YEARS ENDED                   DECEMBER 31,
                                                           -----------------------------   ---------------------------
                                                            DECEMBER 31,      JUNE 30,
                                                                1998            1997           1998           1997
                                                           --------------   ------------   ------------   ------------
                                                                                            (UNAUDITED)
Other noninterest income
  FHLB stock dividend                                        $  43,288       $  42,000       $ 22,302      $  21,101
  Federal Reserve Bank stock dividend                            5,616              --             --             --
  Credit life commissions                                       13,529          14,644          7,362          4,242
  Income from real estate held for investment                   10,902          11,648          4,966          2,434
  Safe deposit box rental                                        8,903           7,078          5,663          4,376
  REO property expense                                         (11,975)        (13,693)        (2,988)        (3,977)
  Gain (loss) on sale of fixed assets                           (3,450)         19,665             --        (11,723)
  Gain (loss) on sale of real estate owned                     (11,494)          9,062         (9,043)            --
  Gain (loss) on sale of real estate held for investment            --          77,865             --             --
  Gain (loss) on sale of investments                           131,878         (21,445)       101,232             --
  Miscellaneous fees and commissions                            38,939          45,499         25,542         15,438
                                                             ---------       ---------       --------      ---------
                                                             $ 226,136       $ 192,323       $155,038      $  31,891
                                                             =========       =========       ========      =========
Other noninterest expense
  Education and seminars                                     $  15,722       $  17,584       $  2,092      $   6,064
  Personnel costs                                               37,632          32,422         23,900         15,442
  Travel                                                        18,323          20,834          1,860          6,663
  Courier cost                                                  11,680          11,440          6,369          5,526
  Legal and professional fees                                   88,841          53,137         54,201         92,863
  Supervisory fees                                              34,818          30,869         17,403         16,360
  Loan costs                                                    44,671          29,899         18,581         22,083
  ATM fees                                                      18,941          17,482          9,008          6,294
  Insurance                                                     22,786          15,602         13,396          7,979
  Bank service charges                                          32,806          28,586         17,927         14,501
  Deposit account write-offs (recoveries)                       20,594          (7,303)        15,606          8,486
  Miscellaneous                                                  8,024           6,856          5,242          1,027
                                                             ---------       ---------       --------      ---------
                                                             $ 354,838       $ 257,408       $185,583      $ 203,288
                                                             =========       =========       ========      =========

SHORE FINANCIAL CORPORATION
40
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1998 AND 1997 (CONTINUED)

NOTE 10

INCOME TAXES

     The provision for income taxes is summarized below:


                                                 SIX MONTHS ENDED
                    YEARS ENDED                    DECEMBER 31,
            ----------------------------   ----------------------------
             DECEMBER 31,      JUNE 30,
                 1998            1997          1998            1997
            --------------   -----------   ------------   -------------
                                            (UNAUDITED)
Current
  Federal     $ 611,000       $ 448,000     $ 321,000       $ 349,000
  State          33,000         (59,000)      (18,000)         29,000
              ---------       ---------     ---------       ---------
                644,000         389,000       303,000         378,000
              ---------       ---------     ---------       ---------
Deferred
  Federal        37,000         (52,000)       19,000         (67,000)
  State          (9,000)         39,000        (5,000)         16,000
              ---------       ---------     ---------       ---------
                 28,000         (13,000)       14,000         (51,000)
              ---------       ---------     ---------       ---------
Total
  Federal       648,000         396,000       340,000         282,000
  State          24,000         (20,000)      (23,000)         45,000
              ---------       ---------     ---------       ---------
              $ 672,000       $ 376,000     $ 317,000       $ 327,000
              =========       =========     =========       =========


                                                          DECEMBER 31,
                                                     -----------------------
                                                        1998         1997
                                                     ----------   ----------
Deferred tax liability
  FHLB stock                                          $ 70,000     $ 70,000
  Depreciation                                         128,000      135,000
  Unrealized gain on securities available for sale     175,000       99,000
  Other                                                 10,000        8,000
                                                      --------     --------
Total deferred tax liability                           383,000      312,000
                                                      --------     --------
Deferred tax asset
  Bad debts and other provisions                       176,000      195,000
  Contribution carryover                                    --       14,000
                                                      --------     --------
Total deferred tax asset                               176,000      209,000
                                                      --------     --------
Net deferred tax liability                            $207,000     $103,000
                                                      ========     ========

SHORE FINANCIAL CORPORATION
                                                                              41
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1998 AND 1997 (CONTINUED)

     The differences between expected federal and state income taxes at statutory rates to actual income tax expense are summarized as follows:


                                                                                      SIX MONTHS ENDED
                                                          YEARS ENDED                   DECEMBER 31,
                                                  ----------------------------   --------------------------
                                                   DECEMBER 31,      JUNE 30,
                                                       1998            1997          1998           1997
                                                  --------------   -----------   ------------   -----------
                                                                                  (UNAUDITED)
Federal income tax expense -- at statutory rate     $ 659,000       $ 449,000     $ 337,000      $ 302,000
State income tax expense -- at statutory rates,
  net of federal tax effect                           116,000          52,000         8,000         35,000
Tax effect of:
  Tax exempt interest income                          (52,000)        (21,000)      (26,000)       (20,000)
  Dividends received deduction                        (27,000)        (12,000)      (14,000)        (4,000)
  U.S. obligation interest income                     (14,000)        (41,000)           --        (33,000)
  Nondeductible reorganization expense                     --              --            --         23,000
  Other, net                                          (10,000)        (51,000)       12,000         24,000
                                                    ---------       ---------     ---------      ---------
                                                    $ 672,000       $ 376,000     $ 317,000      $ 327,000
                                                    =========       =========     =========      =========

NOTE 11

STOCKHOLDERS' EQUITY

     The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its Banking Subsidiary must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
     Quantitative measures established by regulation to ensure capital adequacy require the Company and its Banking Subsidiary to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Company meets all capital adequacy requirements to which it is subject.
     As of September 30, 1997, the most recent notification, the Federal Reserve Bank of Richmond categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are presented in the table.

SHORE FINANCIAL CORPORATION
42
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1998 AND 1997 (CONTINUED)


                                                                                                    TO BE WELL
                                                                                                CAPITALIZED UNDER
                                                                           FOR CAPITAL          PROMPT CORRECTIVE
                                                    ACTUAL              ADEQUACY PURPOSES       ACTION PROVISIONS
                                           ------------------------   ---------------------   ----------------------
                                             AMOUNT        RATIO       AMOUNT       RATIO      AMOUNT       RATIO
                                           ----------   -----------   --------   ----------   --------   -----------
As of December 31, 1998:
Total Capital (to Risk-Weighted Assets):
  Consolidated                              $ 14,454        19.43%     $5,952        8.00%     $  N/A          N/A
  Shore Bank                                  12,527        16.97%      5,904        8.00%      7,380        10.00%
Tier 1 Capital (to Risk-Weighted Assets):
  Consolidated                              $ 13,407        18.02%     $2,976        4.00%     $  N/A          N/A
  Shore Bank                                  11,480        15.56%      2,952        4.00%      4,428         6.00%
Tier 1 Capital (to Average Assets):
  Consolidated                              $ 13,407        11.80%     $4,544        4.00%     $  N/A          N/A
  Shore Bank                                  11,480        10.11%      4,541        4.00%      5,679         5.00%
As of December 31, 1997:
Total Capital (to Risk-Weighted Assets):
  Consolidated                              $ 12,694        21.60%     $4,682        8.00%     $  N/A          N/A
  Shore Bank                                  12,694        21.60%      4,682        8.00%      5,852        10.00%
Tier 1 Capital (to Risk-Weighted Assets):
  Consolidated                              $ 12,117        20.70%     $2,341        4.00%     $  N/A          N/A
  Shore Bank                                  12,117        20.70%      2,341        4.00%      3,511         6.00%
Tier 1 Capital (to Average Assets):
  Consolidated                              $ 12,117        11.39%     $4,255        4.00%     $  N/A          N/A
  Shore Bank                                  12,117        11.39%      4,255        4.00%      5,318         5.00%

     Prior to March 31, 1998, the Company was a federal savings bank regulated by the Office of Thrift Supervision (OTS). Savings institutions also must maintain specific capital standards that are no less stringent than the capital standards applicable to national banks. The OTS regulations currently have three capital standards including (I) a tangible capital requirement, (ii) a core capital requirement, and (iii) a risk-based capital requirement. The tangible capital standard requires savings institutions to maintain tangible capital of not less than 1.5% of adjusted total assets. The core capital standard requires a savings institution to maintain core capital of not less than 3.0% of adjusted total assets. The risk-based capital standard requires risk-based capital of not less than 8.0% of risk-weighted assets. Regulatory capital as of December 31, 1997, as defined by OTS regulation, does not significantly differ from stockholders' equity, as presented in the financial statements.
     The following table presents the Bank's regulatory capital levels relative to the OTS requirements applicable at that date:


                           AMOUNT        PERCENT         ACTUAL          ACTUAL         EXCESS
                          REQUIRED      REQUIRED         AMOUNT         PERCENT         AMOUNT
                       -------------   ----------   ---------------   -----------   --------------
December 31, 1997:
  Tangible capital      $1,627,000         1.50%     $ 12,117,000         11.10%     $10,490,000
  Core capital           3,256,000         3.00%       12,117,000         11.10%       8,861,000
  Risk-based capital     4,682,000         8.00%       12,694,000         21.60%       8,012,000

     The Company may not declare or pay a cash dividend, or repurchase any of its capital stock if the effect thereof would cause the net worth of the Company to be reduced below the net worth requirement imposed by federal regulations.

SHORE FINANCIAL CORPORATION
                                                                              43
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1998 AND 1997 (CONTINUED)

NOTE 12

EMPLOYEE BENEFIT PLANS

PROFIT SHARING PLAN
     The Bank's Profit Sharing Plan Trust (the "Plan") was implemented effective July 1, 1991. The Plan provides for retirement, death and disability benefits. An employee becomes eligible for participation after completion of one year of service, and becomes a member of the Plan on the earliest of January 1 or July 1 occurring on or after qualification.
     Employees may elect to defer 2%-10% of their compensation, with the Bank making matching contributions equal to 100% of the first 3% of compensation deferred, and 50% of the next 3%. Matching contributions made by the Bank under the Plan totaled approximately $33,700 and $23,900 for the years ended December 31, 1998 and June 30, 1997, respectively, and $16,700 (unaudited) and $14,300 for the six months ended December 31, 1998 and 1997, respectively. The Bank may also elect to make discretionary contributions to the Plan; $52,000 and $40,000 of such contributions were made during the years ended December 31, 1998 and June 30, 1997, respectively.

STOCK OPTION PLAN
     Under the Company's Stock Option Plan, 90,000 shares of the common stock may be used as options and awards to employees. Options granted under the Stock Option Plan may be incentive, as defined by the Internal Revenue Code and related rules and regulations, or non-incentive stock options. In the case of an incentive stock option, the exercise price for the purchase of shares at the date of grant must be at least equal to the market value of the shares covered by the incentive stock option on the date of grant. The exercise price per share subject to a non-incentive stock option shall be at a price as determined by the Board of Directors, provided that such price shall not be less than 50% of the fair market value of the shares covered by the non-incentive stock option on the date of grant. The term of all options and the period in which options are exercisable is determined at the discretion of the Board of Directors. The following table represents options outstanding under the Stock Option Plan.


                                                                                             SIX MONTHS
                                                      YEARS ENDED                              ENDED
                                   -------------------------------------------------        DECEMBER 31,
                                        DECEMBER 31,                JUNE 30,
                                            1998                      1997                        1997
                                   -----------------------   -----------------------   -------------------------
                                                WEIGHTED-                 WEIGHTED-                 WEIGHTED-
                                                 AVERAGE                   AVERAGE                   AVERAGE
                                                 EXERCISE                  EXERCISE                 EXERCISE
                                    OPTIONS       PRICE       OPTIONS       PRICE       OPTIONS       PRICE
                                   ---------   -----------   ---------   -----------   ---------   ----------
Outstanding -- beginning of year    40,000       $ 5.38       30,000       $  4.42      30,000      $  4.42
Granted                             16,000        10.00        9,570          4.73      10,000         8.25
Exercised                            6,000         3.84        9,570          4.73          --           --
  Forfeited                             --           --           --            --          --           --
                                    ------       ------       ------       -------      ------      -------
Outstanding -- end of year          50,000       $ 7.01       30,000       $  4.51      40,000      $  5.38
                                    ======       ======       ======       =======      ======      =======
Exercisable -- end of year          50,000       $ 7.01       30,000       $  4.51      40,000      $  5.38
                                    ======       ======       ======       =======      ======      =======

SHORE FINANCIAL CORPORATION
44
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1998 AND 1997 (CONTINUED)

     The Company applies APB Opinion 25 and related Interpretations in accounting for the stock option plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for the awards under the plan consistent with the method prescribed by FASB Statement No. 123, the Company's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:


                                         YEARS ENDED
                               -------------------------------     SIX MONTHS
                                                                     ENDED
                                 DECEMBER 31,       JUNE 30,      DECEMBER 31,
                                     1998             1997            1997
                               ---------------   -------------   -------------
Net Income
  As reported                     $ 1,264,838       $ 945,451       $ 560,271
  Pro forma                         1,188,818         925,252         526,481
Earnings per share -- basic
  As reported                            0.70            0.69            0.33
  Pro forma                              0.66            0.67            0.31
Earnings per share -- diluted
  As reported                            0.69            0.69            0.33
  Pro forma                              0.65            0.67            0.31

     The weighted-average fair value of options granted during the years ended December 31, 1998 and June 30, 1997, and the six months ended December 31, 1997, were $4.75 per share, $2.11 per share, and $3.38 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:


                                 YEARS ENDED
                          --------------------------     SIX MONTHS
                                                           ENDED
                           DECEMBER 31,    JUNE 30,     DECEMBER 31,
                               1998          1997           1997
                          -------------   ----------   -------------
Dividend yield                 0.70%            --          0.70%
Expected life                     5              1             5
Expected volatility           50.00%          3.00%        40.00%
Risk-free interest rate        5.50%          5.75%         5.50%

     Other information pertaining to options oustanding at December 31, 1998 is as follows:


                                            OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                                -------------------------------------------   -------------------------
                                                   WEIGHTED
                                                    AVERAGE       WEIGHTED                     WEIGHTED
                                                   REMAINING       AVERAGE                     AVERAGE
           RANGE OF                 NUMBER        CONTRACTUAL     EXERCISE        NUMBER       EXERCISE
       EXERCISE PRICES           OUTSTANDING     LIFE (YEARS)       PRICE      OUTSTANDING      PRICE
-----------------------------   -------------   --------------   ----------   -------------   ---------
$    4.30-$4.84                    24,000             2           $   4.57       24,000           4.57
$   8.25-$10.00                    26,000             6               9.33       26,000           9.33
                                   ------                                        ------
Outstanding at end of year         50,000                                        50,000
                                   ======                                        ======

SHORE FINANCIAL CORPORATION
                                                                              45
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1998 AND 1997 (CONTINUED)

NOTE 13

RELATED PARTY TRANSACTIONS

     In the normal course of business, the Bank makes loans to directors, officers and other related parties. Loans to employees are made on substantially the same terms as those prevailing at the time for comparable transactions with other borrowers, except that the interest rate is reduced by a stated amount for primary residence loans, as long as such person remains employed by the Bank. A summary of related party loan activity for the periods indicated is as follows:


  Balance, June 30, 1997          $1,641,000
  Originations                       312,000
  Repayments                        (443,000)
                                  ----------
  Balance, December 31, 1997       1,510,000
  Originations                     1,101,000
  Repayments                        (707,000)
                                  ----------
  Balance, December 31, 1998      $1,904,000
                                  ==========

NOTE 14

COMMITMENTS AND CONTINGENCIES AND OTHER RELATED PARTY TRANSACTIONS


     The Bank has a lease agreement with the Chairman of the Board of Directors of the Bank to lease a lot at Four Corners Plaza, Onley, Virginia, for $1,200 per month for twelve years with four five-year renewals. Each renewal will be at the option of the Bank and the leases will be based on the previous lease rate, after being adjusted for changes in the consumer price index. The proper regulatory authorities have reviewed and approved this lease agreement.
     In August 1997, the Bank entered into a lease agreement with a Maryland general partnership, of which a related party is a general partner, providing for the use of commercial office space to facilitate the Bank's downtown Salisbury, Maryland bank location. The lease term began in September, 1997 and expires in August, 2002. The agreement provides for three five year renewal periods at the Bank's option. Monthly lease amounts during the term of the lease are $2,250 and range from $2,643 to $3,650 monthly during the renewal periods, if executed.
     Minimum future rental payments for this operating lease are as follows:


  Period Ending December 31,
  1999                           $71,900
  2000                           $71,900
  2001                           $71,900
  2002                           $62,900
  2003                           $44,900

     Rental expense under operating leases was $41,400 and $14,400 for the years ended December 31, 1998 and June 30, 1997, respectively, and $20,700 (unaudited) and $16,200 for the six months ended December 31, 1998 and 1997, respectively.
     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include single family residences, other residential property, commercial property and land. At December 31, 1998 and 1997, the Bank had outstanding commitments to originate loans with variable interest rates of approximately $5.8 million and $3.1 million, respectively. In addition, unused lines of credit amounted to approximately $8.6 million and $6.4 million at December 31, 1998 and 1997, respectively. The distribution of commitments to extend credit approximates the distribution of loans outstanding.

SHORE FINANCIAL CORPORATION
46
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1998 AND 1997 (CONTINUED)

     In the normal course of business, the Bank has entered into an employment agreement with its President and Chief Executive Officer ("CEO"). The employment agreement may be terminated by the Board of Directors at any time. If the CEO is terminated without cause (as defined in the agreement), the CEO is entitled to base salary and benefits for a period of one year from the date of termination.
     During January 1997, the Bank renewed its agreement with a service company whereby the latter would furnish data processing services to the Bank for an additional 60 months. The arrangement is similar to the previous agreement and to those entered into by other entities in the financial institution industry and the costs represent normal operating costs to the Bank.

NOTE 15

EARNINGS PER SHARE RECONCILIATION

     The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations.


                                                                                                SIX MONTHS
                                                                                                   ENDED
                                                              YEARS ENDED                      DECEMBER 31,
                                                    -------------------------------   -------------------------------
                                                     DECEMBER 31,       JUNE 30,
                                                         1998             1997             1998             1997
                                                    --------------   --------------   --------------   --------------
                                                                                        (UNAUDITED)
Net income (numerator, basic and diluted)            $ 1,264,838      $   945,451      $   673,028      $   560,271
Weighted average shares outstanding (denominator)      1,809,333        1,370,861        1,810,812        1,687,625
                                                     -----------      -----------      -----------      -----------
Earnings per common share -- basic                   $      0.70      $      0.69      $      0.37      $      0.33
                                                     ===========      ===========      ===========      ===========
Effect of dilutive securities:
  Weighted average shares outstanding                  1,809,333        1,370,861        1,810,812        1,687,625
  Effect of stock options                                 16,171            6,892           16,695           18,150
                                                     -----------      -----------      -----------      -----------
Diluted average shares outstanding (denominator)       1,825,504        1,377,753        1,827,507        1,705,775
                                                     -----------      -----------      -----------      -----------
Earnings per common share -- assuming dilution       $      0.69      $      0.69      $      0.37      $      0.33
                                                     ===========      ===========      ===========      ===========

NOTE 16

PARENT COMPANY


     Since its inception, the Company's business activities have been limited to investment in nature. Dividends from the Bank and investment income represent the only sources of funds for the Company. Certain restrictions exist that limit the amount of dividends the Bank may declare without obtaining regulatory approval. At December 31, 1998, the Bank had approximately $1.26 million available to declare in dividends under existing regulatory guidelines.
     The Company requires very little administrative support so indirect cost allocations have not been recorded to date. The Company has funded various direct costs associated with supporting its board of directors, public reporting requirements and annual fees associated with being a public company. As the Company's activities increase, management intends to allocate a certain percentage of its overhead to the Bank.
     The Company's condensed balance sheets as of December 31, 1998 and 1997, and the related condensed statements of income and cash flows for years ended December 31, 1998 and June 30, 1997 and the six months ended December 31, 1998 and 1997 are provided below. For comparative purposes, the financial statements are presented as if the parent company were in existence for all periods presented.

SHORE FINANCIAL CORPORATION
                                                                              47
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1998 AND 1997 (CONTINUED)

CONDENSED BALANCE SHEET



                                                        DECEMBER 31,
                                               -------------------------------
                                                     1998             1997
                                               ---------------   -------------
Assets
  Cash and due from banks                       $  1,328,000      $     1,000
  Securities available-for-sale                      597,000               --
  Investment in Shore Bank                        11,862,000       12,329,000
  Other assets                                         2,000               --
                                                ------------      -----------
  Total Assets                                  $ 13,789,000      $12,330,000
                                                ============      ===========
Liabilities and Stockholders' Equity
  Liabilities                                   $         --      $        --
  Stockholders' equity                            13,789,000       12,330,000
                                                ------------      -----------
  Total Liabilities and Stockholders' Equity    $ 13,789,000      $12,330,000
                                                ============      ===========

CONDENSED STATEMENT OF OPERATIONS



                                                    YEARS ENDED
                                            ----------------------------

                                                                           SIX MONTHS ENDED DECEMBER 31,
                                             DECEMBER 31,      JUNE 30,    -----------------------------
                                                 1998            1997            1998           1997
                                            --------------   -----------   ---------------   ----------
                                                                             (UNAUDITED)
 Income
   Dividends from Shore Bank                  $2,000,000      $     --      $  2,000,000      $     --
   Investment Income                               5,000            --             5,000            --
                                              ----------      --------      ------------      --------
   Total Income                                2,005,000            --         2,005,000            --
                                              ----------      --------      ------------      --------
 Expenses
   Directors' fees                                48,000            --            24,000            --
   Accounting and professional fees               53,000            --            26,500            --
   Other                                           1,000            --               500            --
                                              ----------      --------      ------------      --------
   Total Expenses                                102,000            --            51,000            --
                                              ----------      --------      ------------      --------
 Income Before Income Taxes and Equity in
   Undistributed Net Income of Subsidiary      1,903,000            --         1,954,000            --
 Income Tax Expense                                   --            --                --            --
                                              ----------      --------      ------------      --------
 Income Before Equity in Undistributed
   Net Income of Subsidiary                    1,903,000            --         1,954,000            --
 Equity in Undistributed Net Income
   of Subsidiary (1)                            (638,000)      945,000        (1,281,000)      560,000
                                              ----------      --------      ------------      --------
 Net Income                                   $1,265,000      $945,000      $    673,000      $560,000
                                              ==========      ========      ============      ========

(1) AMOUNT IN PARENTHESES REPRESENTS THE EXCESS OF DIVIDENDS DECLARED OVER NET INCOME OF SUBSIDIARIES.

SHORE FINANCIAL CORPORATION
48
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1998 AND 1997 (CONTINUED)

CONDENSED STATEMENT OF CASH FLOWS



                                                              YEARS ENDED
                                                     ------------------------------
                                                                                       SIX MONTHS ENDED DECEMBER 31,
                                                      DECEMBER 31,       JUNE 30,     -------------------------------
                                                          1998             1997            1998             1997
                                                     --------------   -------------   -------------   ---------------
                                                                                       (UNAUDITED)
Operating Activities
  Net Income                                           $1,265,000      $  945,000      $  673,000      $    560,000
  Equity in Undistributed Net Income of Subsidiary        638,000        (945,000)      1,281,000          (560,000)
  Change in other assets                                   (2,000)             --          (2,000)               --
  Change in other liabilities                                  --              --         (51,000)               --
                                                       ----------      ----------      ----------      ------------
  Cash Flows Provided by Operating Activities           1,901,000              --       1,901,000                --
                                                       ----------      ----------      ----------      ------------
Investing Activities
  Purchase of available-for-sale securities              (635,000)             --        (610,000)               --
  Sale of available-for-sale securities                    38,000              --          38,000                --
  Capitalization of subsidiary                                 --         (45,000)             --        (3,104,000)
                                                       ----------      ----------      ----------      ------------
  Cash Flows Used by Investing Activities                (597,000)        (45,000)       (572,000)       (3,104,000)
                                                       ----------      ----------      ----------      ------------
Financing Activities
  Proceeds from Exercise of Common Stock Options           23,000          45,000              --                --
  Proceeds from the sale of common stock                       --              --              --         3,104,000
  Proceeds from subsidiary advances                        85,000              --          83,000                --
  Repayments of subsidiary advances                       (85,000)             --         (85,000)               --
  Capialization of parent company                              --              --              --             1,000
                                                       ----------      ----------      ----------      ------------
  Cash Flows Provided by Financing Activities              23,000          45,000          (2,000)        3,105,000
                                                       ----------      ----------      ----------      ------------
  Net Increase in Cash and Cash Equivalents             1,327,000              --       1,327,000             1,000
  Cash and Cash Equivalents, beginning of period            1,000              --           1,000                --
                                                       ----------      ----------      ----------      ------------
  Cash and Cash Equivalents, end of period             $1,328,000      $       --      $1,328,000      $      1,000
                                                       ==========      ==========      ==========      ============

NOTE 17

SEGMENT INFORMATION

     Management determines the Company's operating segments and evaluates their performance by the markets in which the Bank operates. Currently, the Bank operates in two different geographical markets: Virginia and Maryland. Generally, each market possesses a different customer base and occasionally requires that management approach product pricing and promotion in different manners. However, products offered in each market are similar. Additionally, the Maryland market represents a newer market to the Bank than does the Virginia market.
     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before income taxes not including nonrecurring gains and losses.
     Since the Company derives a significant portion of its revenues from interest income and interest expense is the most significant expense, the segments are reported below using net interest income for the periods indicated. The "Other" column primarily represents the Company's investment activities resulting from excess cash available within the individual segments. The "Elimination" column represents intersegment activities and reconciles the segments to the Company's consolidated financial statements.

SHORE FINANCIAL CORPORATION
                                                                              49
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1998 AND 1997 (CONTINUED)


                                                                                 ELIMINATION
                                                                               OF INTERSEGMENT
(IN THOUSANDS)                           VIRGINIA     MARYLAND      OTHER       TRANSACTIONS         TOTAL
--------------------------------------- ----------   ----------   ---------   ----------------   ------------
Net Interest Income:
  Year ended December 31, 1998           $ 3,007      $   448      $ 1,692       $  (1,025)       $   4,122
  Year ended June 30, 1997                 2,785          278        1,375            (823)           3,615
  Six months ended December 31, 1998
    (Unaudited)                            1,488          247          880            (534)           2,081
  Six months ended December 31, 1997       1,468          170          833            (484)           1,987
Assets:
  December 31, 1998                      $94,192      $15,750      $36,995       $ (26,989)       $ 119,948
  December 31, 1997                       90,753       11,126       29,791         (23,577)         108,093

NOTE 18

COMPREHENSIVE INCOME

     Total comprehensive income consists of the following for the periods indicated:


                                      YEARS ENDED
                             ------------------------------     SIX MONTHS
                                                                  ENDED
                              DECEMBER 31,      JUNE 30,       DECEMBER 31,
                                  1998            1997             1997
                             -------------   --------------   -------------
Net income                    $1,264,838      $   945,451        $560,271
Other comprehensive income       170,882          122,757          97,389
                              ----------      -----------        --------
Total comprehensive income    $1,435,720      $ 1,068,208        $657,660
                              ==========      ===========        ========

     The components of other comprehensive income are as follows for the periods indicated:


                                                 YEARS ENDED
                                         ----------------------------     SIX MONTHS
                                                                            ENDED
                                          DECEMBER 31,     JUNE 30,      DECEMBER 31,
                                              1998           1997            1997
                                         -------------   ------------   -------------
Unrealized gains on securities:
  Unrealized holding gains arising
    during the period                      $ 378,887      $ 173,408       $ 154,586
  Less: reclassification adjustment for
    gains (losses) included in income        131,878        (21,444)             --
                                           ---------      ---------       ---------
    Total other comprehensice income
      before income tax expense              247,009        194,852         154,586
Income tax expense                           (76,127)       (72,095)        (57,197)
                                           ---------      ---------       ---------
Net unrealized gains                       $ 170,882      $ 122,757       $  97,389
                                           =========      =========       =========

NOTE 19

SUBSEQUENT EVENTS


     On February 9, 1999, the Company declared a $0.07 per share cash dividend payable on March 21, 1999 to all shareholders of record on March 1, 1999. The dividend totals approximately $127,000, or 10% of current years earnings.
     On February 1, 1999, the Bank entered into a non-related party lease agreement providing for the use of commercial office space to facilitate the Company's administrative operations and the Bank's plans to bring its item processing function in-house. The lease term began in March, 1999 and expires in February, 2004. The agreement provides for two five year renewals with the same terms and conditions of the original lease agreement. Lease amounts for the renewals can be increased by fifty percent of the US Consumer Price Index increase during the previous five years of the lease term. Initial monthly lease amounts during the term of the lease are approximately $2,500. These lease payments have been incorporated into the schedule of future minimum lease payments disclosed above.

SHORE FINANCIAL CORPORATION
50
--------------------------------------------------------------------------------
MARKET FOR REGISTRANT'S COMMON STOCK
AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION
     Effective August 20, 1997, the Bank's common stock became listed on The Nasdaq Stock Market under the symbol "SHBK." Prior to that time, there was no established public trading market for the common stock and trades in the common stock occurred infrequently on a local basis and generally involved a relatively small number of shares. Based on information made available to the Bank, it believes that the selling price per share for the common stock ranged from $5.50 to $6.16 during fiscal 1996 and from $6.16 to $7.00 during fiscal 1997. All of these amounts have been adjusted to reflect the three-for-one stock split effected June 10, 1997, and the two-for-one stock split effected in the form of a dividend on October 15, 1996. Such transactions may not be representative of all transactions during the indicated periods or the actual fair market of the common stock at the time of such transaction due to the infrequency of trades and the limited market for the common stock.
     The following table sets forth the per share high and low sale prices for the Bank's common stock as reported on the The Nasdaq Stock Market for the period indicated:



                          PRICE RANGE
                   -------------------------
                       HIGH          LOW
                   -----------   -----------
  1997
  Third Quarter      $ 11.75       $  9.13
  Fourth Quarter     $ 14.75       $ 11.00
  1998
  First Quarter      $ 14.63       $ 11.00
  Second Quarter     $ 12.75       $ 11.75
  Third Quarter      $ 12.63       $  9.50
  Fourth Quarter     $ 11.88       $  9.50

     At March 1, 1999, there were 1,810,812 shares of common stock outstanding held by 922 stockholders of record.

DIVIDEND POLICY
     The Bank declared and paid the Company a $2.0 million dividend on September 1, 1998. Prior to that the Bank had not declared or paid any cash dividends during the past five fiscal years. On February 10, 1999, the Company announced a $0.07 per share annual cash dividend payable on March 21, 1999 to shareholders of record on March 1, 1999. The Company anticipates paying a similar annual cash dividend on its common stock in the foreseeable future. However, any future determination as to payment of cash dividends will be at the discretion of the Company's Board of Directors and will depend on the Company's earnings, financial condition, capital requirements and other factors relevant to the Board of Directors.

SHORE FINANCIAL CORPORATION
                                                                              51
--------------------------------------------------------------------------------
DIRECTORS AND OFFICERS


SHORE FINANCIAL CORPORATION

BOARD OF DIRECTORS


Henry P. Custis, Jr.
CHAIRMAN OF THE BOARD, PARTNER
Law firm of Custis, Lewis & Dix, L.L.P.


Terrell E. Boothe
PRESIDENT
Terrell E. Boothe, Inc.


D. Page Elmore
PRESIDENT AND CHIEF OPERATING OFFICER
James H. Hartman & Sons, Inc.


Scott C. Harvard
PRESIDENT AND CHIEF EXECUTIVE OFFICER
Shore Financial Corporation and Shore Bank


Richard F. Hall, III
OWNER
Loblolly Farms
OWNER
Seaside Produce


Dr. Lloyd J. Kellam, III
PHYSICIAN
Eastern Shore Physicians and Surgeons


L. Dixon Leatherbury
PRESIDENT AND GENERAL MANAGER
Leatherbury Equipment Co.
PRESIDENT
Wakefield Equipment Co.


A. Jackson Mason
DIRECTOR
Mason-Davis Co., Inc.


ADVISORY BOARD OF DIRECTORS


John J. Evans, CPA
CERTIFIED PUBLIC ACCOUNTANT
Holloway & Marval, P.A.


Russ Morgan, M.S., D.D.S.
DENTIST
Milford Professional Center


Dr. Donald Wood
CARDIOLOGIST
Peninsula Cardiology Associates, P.A.


Billye Lee Sarbanes
PRESIDENT
Billye Lee Sarbanes, Co., Inc.


EXECUTIVE OFFICERS


Scott C. Harvard
PRESIDENT AND CHIEF EXECUTIVE OFFICER


Steven M. Belote
VICE PRESIDENT AND SECRETARY


Vonda M. Smith
ASSISTANT SECRETARY

SHORE BANK


EXECUTIVE OFFICERS


Scott C. Harvard
PRESIDENT AND CHIEF EXECUTIVE OFFICER


Steven M. Belote
VICE PRESIDENT AND CHIEF FINANCIAL OFFICER


J. Anderson Duer, Jr.
VICE PRESIDENT AND CHIEF LENDING OFFICER


William T. Hill
PRESIDENT OF MARYLAND DIVISION


Arthur C. Miles, Jr.
VICE PRESIDENT AND CHIEF BANKING OFFICER


Brenda P. Wallace
VICE PRESIDENT AND CHIEF OPERATING OFFICER


OFFICERS


Tammy V. Mason
VICE PRESIDENT


Natalie N. Binder
ASSISTANT VICE PRESIDENT


Pamela L. Bromley
ASSISTANT VICE PRESIDENT


Vonda M. Smith
CORPORATE SECRETARY

SHORE FINANCIAL CORPORATION
52
--------------------------------------------------------------------------------
CORPORATE INFORMATION


CORPORATE HEADQUARTERS AND MAIN OFFICE


25253 Lankford Highway
Onley, Virginia 23418
Phone: (757) 787-1335
Fax: (757) 789-3645


BRANCH OFFICES


6350 Maddox Boulevard
Chincoteague, Virginia 23336


21220 North Bayside Drive
Cheriton, Virginia 23316


4017 Lankford Highway
Exmore, Virginia 23350


1503 South Salisbury Boulevard
Salisbury, Maryland 21801


100 West Main Street
Salisbury, Maryland 21801


TRANSFER AGENT


Fulton Bank
One Penn Square
Lancaster, PA 17604


SPECIAL COUNSEL


LeClair Ryan
11th Floor, 707 East Main Street
Richmond, VA 23219


INVESTOR INFORMATION


Analysts, stockholders, and others seeking information about Shore Financial Corporation are invited to contact Mychelle L. Holloway, Investor Relations by phone at
(757) 787-1335, by mail at
Shore Financial Corporation,
P.O. Box 920,
Onley, Virginia, 23418,
or by e-mail at mholloway@shorebank.com.

MEMBER


Federal Deposit Insurance Corporation
Federal Reserve System


INDEPENDENT AUDITORS


Goodman & Company, LLP
1 Commercial Place, Suite 800
Norfolk, VA 23514


ANNUAL MEETING


The Annual Meeting of the stockholders of Shore Financial Corporation will be held at the Chamber of Commerce in Melfa, Virginia on Tuesday, April 20, 1999, 10:00 A.M.


SECURITIES LISTING


The Company's shares are traded on The NASDAQ Stock Market under ticker symbol "SHBK".


INTERNET


Web site: www.shorebank.com
Address: shorebank.com