Form 10KSB, Exhibit 13
period 1999-12-31
SHORE FINANCIAL CORP
filed 2000-03-31
CIK 1045690

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Report to Shareholders
 In 1999, the technological revolution continued to come into its own, and was officially annointed the "driving force" in our economy. Companies with .com attached to the end of their names became the darlings of Wall Street and saw their stockholders richly rewarded. The banking business, while not perceived as part of the technology industry, is also driven by the abundant opportuni-ties and efficiencies created by the Internet.

 At Shore Financial Corporation, we have felt the impact of the technology stock wave. Increased market-wide interest in the obvious appreciation of equi-ties in technology and Internet-related sectors has negatively impacted the value of our common stock. While we expect this loss in market value to be short-lived, it has nonetheless made 1999 a somewhat painful year for our stockholders, including your Board of Directors and management team.

 The year 2000 has begun with the same lack of enthusiasm for banking company stocks. However, both our Board and our management remain undeterred. We are committed to building the underlying value of your banking company, and are confident that an investment in Shore Financial Corporation is a sound one for the long-term investor.

 In spite of the market, we don't view technology as a dirty word at Shore Fi-nancial Corporation. As a matter of fact, our entire employee team has embraced technology for the advantages and efficiencies it creates for our company. Shore Bank, our banking subsidiary, has been operating in an online, real-time environment for over a decade, providing our customers with up-to-the-second data on their entire account relationship. The bank made an early commitment to ATMs as an alternative delivery system, and boasts one of the largest ATM net-works of any community bank on the Delmarva Peninsula. During the last year, use of our telephone banking system set new volume records, averaging over 400 calls per day. These calls are no longer delivered to the front-line employees on the busiest days of the year, but rather, handled by the strategic use of technology.

 Technology has proven cost efficient in other ways as well. Last year we com-pleted the installation of a wide area network, and acquired a check imaging system enabling the bank to bring the item processing function in house. The expected benefits of this activity include reduced postage costs, improved statement turnaround, and an enhanced digital image retrieval system. Another example is the introduction of VISA Check Card in the fall of last year, which met with resounding success. Over 85% of all cards issued are actively used by our customers. We expect this product to reduce paper check volume; in fact, we're already seeing a positive impact on the bottom line.

 While technology drives much of what we do and how we do it, we continue to listen to our customers and to expand the menu of financial products available. Last year, Shore Bank activated its subsidiary, Shore Investments, Inc., to de-liver non-deposit investment products to both bank and non-bank customers through our branch network. In February of this year, we began offering these products and actually executed our first trades. Through this same subsidiary, the bank invested in a title insurance agency that has already begun paying dividends. And, of course, the bank continues to offer trust services through its affiliation with an independent trust company in Eastern Virginia.

 Shore Bank continued to expand its branch network during the year. We de-signed, built and opened our seventh branch office, and are developing plans for expansion of our Chincoteague branch, which is experiencing excellent de-posit growth.

 While it is true Shore Financial Corporation is a banking company, and not a technology company, it is equally true that we're enthusiastic about the uses and benefits of technology to our banking organization. However, our commitment to growth doesn't fool us into giving up solid earnings just to look and act like a high tech company. We are optimistic that an appropriate balance of sta-ble core earnings and aggressive efforts to grow and change will create added value to our shareholders in the future. We understand that to survive, we must be completely engaged in the process of change sweeping our industry. At Shore Financial Corporation, we don't just plan on surviving; we fully intend to thrive in this new economy.

 As you review our Annual Report, please feel free to share your thoughts and comments with me by email at sharvard@shorebank.com.

                        Scott C. Harvard
                        President & Chief Executive Officer

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Selected Financial Highlights
--------------------------------------------------------------------------------

                                                            YEARS ENDED
                                                            DECEMBER 31
                                                         -----------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                      1999     1998
--------------------------------------------------------------------------
Income Statement Data:
 Interest income                                         $  8,843 $  8,489
 Interest expense                                           4,381    4,367
 Net interest income                                        4,462    4,122
 Provision for loan losses                                    485      280
 Noninterest income                                         1,245      945
 Noninterest expense                                        3,374    2,850
 Income taxes                                                 513      672
                                                         -----------------
 Net income                                              $  1,335 $  1,265
                                                         -----------------
Per Share Data:
 Net income -- basic                                     $   0.74 $   0.70
 Net income -- dilutive                                      0.73     0.69
 Cash dividends                                              0.07     0.00
 Book value at period end                                    7.62     7.61
 Tangible book value at period end                           7.60     7.59
 Average shares outstanding (000's)                         1,815    1,809
Balance Sheet Data (period end):
 Assets                                                  $127,593 $119,948
 Loans, net of unearned income                             87,063   80,579
 Securities                                                28,019   32,049
 Deposits                                                 107,148  104,309
 Shareholders' equity                                      13,898   13,789
Performance Ratios:
 Return on average assets                                   1.07%    1.11%
 Return on average equity                                   9.57%    9.66%
 Net interest margin                                        3.88%    3.91%
 Efficiency (1)                                            61.74%   57.75%
Asset Quality Ratios:
 Allowance for loan losses to period end loans              1.32%    1.14%
 Allowance for loan losses to nonaccrual loans             97.57%  137.72%
 Nonperforming assets to period end loans and foreclosed
  properties                                                1.54%    0.89%
 Net charge-offs (recoveries) to average loans              0.28%    0.17%
Capital and Liquidity Ratios:
 Leverage (2)                                              10.89%   11.50%
 Risk-based:
 Tier 1 capital                                            16.83%   18.02%
 Total capital                                             16.23%   18.53%
 Average loans to average deposits                         80.68%   77.16%
--------------------------------------------------------------------------

(1) Computed by dividing noninterest expenses by the sum of net interest income and noninterest income, net of security gains and losses.
(2) Computed as a percentage of stockholders' equity to period end assets.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Corporate Profile
General

 Shore Financial Corporation (the "Company") is a Virginia corporation orga-nized in September 1997 by Shore Bank (the "Bank") for the purpose of becoming a unitary holding company of the Bank. The Company's assets consist of its in-vestment in the Bank and approximately $3.1 million in cash and other invest-ments. The business and management of the Company consists of the business and management of the Bank. The Bank is a Virginia chartered, Federal Reserve mem-ber commercial bank whose predecessor began business in 1961. The Company and the Bank are headquartered in Onley, Virginia. The Bank operates seven banking offices on the Eastern Shore of Virginia and Maryland, including the counties of Accomack and Northampton in Virginia and the Salisbury/Wicomico County area in Maryland. At December 31, 1999, the Company had assets of $127.6 million, Bank deposits of $107.1 million and stockholders' equity of $13.9 million.
 In August 1997, the Bank completed both a public and a subscription rights of-fering, issuing 431,250 new shares of common stock that netted the Bank approx-imately $3.1 million in new capital. It was in August 1997 that the Bank became publicly traded on the Nasdaq National Market under the symbol "SHBK". In No-vember 1997, the Bank's shareholders approved the reorganization of the Bank into the holding company form of organization, and in December 1997, the Bank changed its year end from fiscal June 30 to calendar year December 31 for fi-nancial and income tax reporting purposes. On March 31, 1998, the Bank was con-verted from a federally chartered savings bank to a Virginia chartered commer-cial bank.
 The Bank offers a full menu of banking products and services in the communi-ties it serves. For business customers, the Bank offers checking, cash manage-ment, credit card merchant services, sweep accounts, and a variety of loan op-tions including operating lines of credit, equipment loans, and real estate loans. For consumers, the Bank has the only totally free checking account available in its Virginia market, along with telephone banking services, safe deposit boxes, a check card and the largest network of ATMs on the Eastern Shore of Virginia. The Bank delivers its banking services through seven branch offices, including the main office, that are staffed by 64 dedicated employees.
 The Company also offers other services that complement the core financial services offered by the Bank. The Company has an investment in a Virginia reg-istered trust company that provides a vehicle to offer trust and asset manage-ment services within the Bank's markets. In March 1999, the Bank activated its subsidiary, Shore Investments, Inc. (the "Subsidiary"), to provide financial services supporting the Bank's operations. These services include, but are not limited to, offering insurance and investment products within the Bank's mar-kets. Also during March 1999, the Subsidiary invested in a Virginia title in-surance company that enabled it to offer title insurance policies within the Bank's markets. During September 1999, the Subsidiary entered into an agreement with a third party registered broker-dealer to begin offering investment prod-ucts. Currently, the Subsidiary has one fully licensed employee that will begin selling investment products during February 2000.

Market Area

 The Bank's main office and four additional banking offices are located in Accomack and Northampton Counties, which together comprise the Eastern Shore of Virginia. Poultry and seafood processing are major industries in the area, with Perdue Farms and Tyson Foods being the area's two largest employers. Agricul-ture and tourism are also integral parts of the area's economy. Recently, the Virginia legislature created a Space Port Authority to serve northern Accomack County by promoting commercial space launches from existing space flight facil-ities and infrastructure at Wallops Island, Virginia. In Northampton County, there is a recently completed Eco-Industrial Park which is committed to envi-ronmentally friendly job creation. The park is a model for others nationally and has signed its first tenant.
 During October 1999, the Bank opened its fifth Virginia branch and seventh overall in Parksley, Virginia. The full service facility provides a banking al-ternative for a community that management considers under-served. This branch also provides transaction volume support for the Bank's Onley, Virginia office, which currently serves customers from that area.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Corporate Profile (continued)
 During April 1999, the Company opened an operations center in Accomac, Virgin-ia. The facility houses the Bank's administrative function and, as of August 1999, provides item processing and check imaging. The operations center has en-abled the Company to better serve the Bank's branch network and provide im-proved customer service.
 In 1995, the Bank expanded into the Salisbury/Wicomico County area of Mary-land, which is approximately 60 miles north of the Bank's main office. The Salisbury/Wicomico County area is the economic hub of the Delmarva Peninsula and is centrally located as a crossroads on the peninsula. Approximately 215,000 people live within a 20 mile radius of the City of Salisbury. The area has a diversified economy and leading employers in the area include Perdue Farms (poultry processing), Dresser Industries (electronic controls), Bayliner Marine (yachts), PRMC (medical services), and Salisbury State University. Dur-ing November 1997, the Bank opened its second Maryland branch in the financial district of downtown Salisbury.

Competition

 In its market area, the Bank competes with regional commercial banks and inde-pendent community banks with multiple offices on the Eastern Shore. These and certain other non-bank competitors may have much greater financial resources, diversified markets, and branch networks than the Bank and may be able to offer similar services at varying costs with higher lending limits. With nationwide banking, the Bank also faces the prospect of additional competitors entering its market area.
 The Bank faces strong competition both in originating loans and in attracting deposits. Competition in originating loans comes primarily from commercial banks and mortgage lenders and to a lesser extent consumer finance companies, credit unions, and savings institutions. The Bank competes for loans princi-pally on the basis of the interest rates and loan fees it charges, the types of loans it originates and the quality of service it provides to borrowers.
 The Bank faces substantial competition in attracting deposits from other banks, money market and mutual funds, credit unions and other investment vehi-cles. The ability of the Bank to attract and retain deposits depends on its ability to provide an investment opportunity that satisfies the requirements of investors as to rate of return, liquidity, risk, convenience and other factors. The Bank competes for these deposits by offering a variety of deposit accounts at competitive rates, having convenient business hours, and by marketing its position as the only locally-owned independent bank on the Eastern Shore of Virginia.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Management's Discussion and Analysis
of Financial Condition and Results of Operations
OVERVIEW

 The Company's performance for the year ended December 31, 1999 improved over the year ended December 31, 1998. Net income for the year ended December 31, 1999 increased $70,200, or 5.6%, to $1.34 million, compared to net income of $1.26 million for the same period in the prior year. Earnings were positively impacted by loan growth of $7.6 million, or 9.5%, during 1999 and a 21.5% in-crease in noninterest income, excluding gains on sales of securities of $242,200 and $131,900 during the years ended December 31, 1999 and 1998, re-spectively. Conversely, earnings were negatively impacted by several expansion projects undertaken by the Company. During the second quarter, the Company opened an operations center in Accomac, Virginia. This facility houses the Bank's administrative function and, as of August 1999, provides item processing and check imaging. Previously, the Bank outsourced the item processing function to an independent provider. The cost of continuing to outsource the item processing function during the conversion to an in-house system accounted for approximately $85,000 in noninterest expense during 1999. During October 1999, the Bank opened its seventh branch office. This full-service banking facility is located in Parksley, Virginia, a market that management considers under-served. Earnings for the December 1999 period include approximately $42,000 in pretax losses associated with operating the Parksley branch. Additionally, the Bank incurred approximately $57,000 and $165,000 in pretax losses associated with operating the newest Salisbury location during year ended December 31, 1999 and 1998, respectively. Although the costs associated with running the op-erations center and opening these new branch facilities negatively impacted earnings during 1999, the changes should result in long term benefits in opera-tional efficiencies and customer service.
 Return on assets (ROA) was 1.07% for the year ended December 31, 1999 compared to 1.11% for the year ended December 31, 1998. Return on average equity (ROE) was 9.57% for 1999 compared to 9.66% for 1998.
 For the year ended December 31, 1999, total loans increased to $88.2 million, a 9.5% increase over the $80.6 million outstanding at December 31, 1998. Growth in commercial and consumer loans (including home equity lines) constituted the majority of this increase, consistent with management's plans of shifting to-wards a typical commercial bank's loan portfolio mix. Commercial loans in-creased by 29.8% over December 31, 1998, while consumer loans increased by 31.0% over the same period. Residential real estate mortgage loans (including real estate construction loans) decreased by 5.0% when compared to December 31, 1998. Securities were $28.0 million at December 31, 1999, a decrease of 12.5% when compared to December 31, 1998.
 Deposits were $107.1 million at December 31, 1999, an increase of 2.7% over December 31, 1998. Growth in lower cost interest-bearing and noninterest-bear-ing demand deposits constituted the majority of this increase, consistent with management's concerted efforts in growing the Bank's commercial and consumer deposit portfolio and being less aggressive in pricing time deposits. Demand deposits were $41.4 million at December 31, 1999, an increase of 14.3% over amounts existing at December 31, 1998, while time deposits decreased by 3.4% during the same period.
 The Bank's net interest margin was 3.88% during the year ended December 31, 1999, compared to 3.91% during the year ended December 31, 1998. The Bank bene-fited from the increase in noninterest-bearing deposits over the prior periods and an increase in interest-earning assets. However, a lower interest rate en-vironment and an increase in nonperforming assets during the year ended Decem-ber 31, 1999 as compared to 1998 negatively impacted the net interest margin. At December 31, 1999, the allowance for loan losses to period end loans was 1.32%, and the level of nonperforming assets to period end loans and foreclosed properties was 1.54%.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Management's Discussion and Analysis (continued)
RESULTS OF OPERATION

General

 Net interest income is the major component of the Company's earnings and is equal to the amount by which interest income exceeds interest expense. Interest income is derived from interest-earning assets which are composed primarily of loans and securities. Interest expense results from interest-bearing liabili-ties, the major portion of which consists of deposits and short-term borrowings. Changes in the volume and mix of these assets and liabilities, as well as changes in the yields earned and rates paid, determine changes in net interest income. Net interest margin is calculated by dividing net interest in-come by average earning assets and represents the Company's net yield on its earning assets.

Interest Income

 During the year ended December 31, 1999, the Company earned $8.8 million in interest income, or an increase of 4.2% as compared to the $8.5 million earned for the year ended December 31, 1998. The improvement in interest income was primarily due to volume increases in the loan portfolio. Average securities in-creased to $29.8 million during the year ended December 31, 1999, an increase of 8.3% over an average balance of $27.5 million for the year ended December 31, 1998. Average total loans increased 13.0% to $86.8 million during the year ended December 31, 1999 from $76.8 million for the year ended December 31, 1998. Increases in average securities primarily resulted from deposit growth during 1998 that resulted in higher invested balances during most of 1999. Loan growth experienced during the period occurred primarily in commercial and con-sumer loans. Commercial loans were $27.4 million at December 31, 1999, an in-crease of 29.8% over the $21.1 million outstanding at December 31, 1998, while consumer loans were $15.6 million at December 31, 1999, an increase of 31.0% over the $11.9 million outstanding at December 31, 1998. The Bank aggressively targeted these customers during the period and incorporated pricing and market-ing strategies necessary to attract quality commercial and consumer customers. Residential real estate mortgage loans (including real estate construction loans) decreased by 5.0% during 1999 when compared to December 31, 1998. This decrease primarily resulted from increased competition from mortgage lenders offering low, long-term fixed rate mortgages during a period of falling interest rates.

Interest Expense

 Interest expense was $4.4 million during the year ended December 31, 1999, flat when compared to the year ended December 31, 1998. While average interest-bearing liabilities increased 9.1% to $101.3 million during the year ended De-cember 31, 1999 from $92.9 million at December 31, 1998, the cost of interest-bearing liabilities decreased 38 basis points from 4.70% during the year ended December 31, 1998 to 4.32% during the year ended December 31, 1999. Total aver-age deposits, including noninterest-bearing, increased 10.1% to $109.7 million during the year ended December 31, 1999, from $99.7 million during the year ended December 31, 1998. Including noninterest-bearing deposits in the mix low-ers the Company's cost of funds to 3.99% for the year ended December 31, 1999, compared to 4.38% for the year ended December 31, 1998. The increase in total deposits and the decrease in the cost of funds primarily resulted from growth in lower costing commercial and consumer deposit relationships, consistent with management's concerted efforts in growing these areas and being less aggressive in pricing time deposits. A lower interest rate environment also contributed to a lower cost of funds.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Management's Discussion and Analysis (continued)
Net Interest Income

 Net interest income was $4.5 million during the year ended December 31, 1999, 8.2% greater than the $4.1 million reported during the year ended December 31, 1998. This increase occurred despite a decrease in net interest margin to 3.88% during the December 1999 period as compared to 3.91% for the December 1998 pe-riod. Decreases in net interest margin and net interest spread for the year ended December 31, 1999 reflect the lower interest rate environment in exist-ence during 1999 period as compared to the same period of 1998. However, the interest rate environment's impact on the Company's net interest margin and net interest spread was minimized by an increase in lending activities, a 22.9% in-crease in average noninterest-bearing deposits and a change in the interest-bearing deposit mix from higher costing time deposits to lower costing demand deposit accounts. As discussed above, the increase in lower costing and nonin-terest-bearing demand deposit accounts has a significant impact on the Bank's cost of funds. Management intends to continue this trend in deposit mix in hopes of further improving the Bank's net interest margin.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Management's Discussion and Analysis (continued)
 The following tables illustrate average balances of total interest-earning as-sets and total interest-bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities, stockholders' equity and the related income, expense, and corresponding weighted average yields and costs. The average balances used in these tables and other statistical data were cal-culated using daily average balances.

                           AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS
                                             AND RATES
                          ------------------------------------------------
                                      YEARS ENDED DECEMBER 31
                          ------------------------------------------------
                                   1999                     1998
                          ------------------------------------------------
                          AVERAGE   INCOME/ YIELD/ AVERAGE   INCOME/ YIELD/
                          BALANCE   EXPENSE  RATE  BALANCE   EXPENSE  RATE
                          ------------------------------------------------
                                        (DOLLARS IN THOUSANDS)
Assets:
Securities (1)            $ 29,767  $1,771  5.95%  $ 27,486  $1,641  5.97%
Loans (net of unearned
 income):
 Real Estate Mortgage       44,424   3,384  7.62%    46,455   3,998  8.61%
 Real Estate
  Construction               1,400     109  7.79%     1,370     103  7.52%
 Commercial                 26,258   2,258  8.60%    17,824   1,604  9.00%
 Home Equity Lines           5,582     496  8.89%     5,515     511  9.27%
 Consumer                    9,158     872  9.52%     5,668     548  9.67%
                          ----------------         ----------------
  Total loans               86,822   7,119  8.20%    76,832   6,764  8.80%
                          ----------------         ----------------
Interest-bearing
 deposits in other banks     1,968      88  4.47%     3,238     162  5.00%
                          ----------------         ----------------
  Total earning assets     118,557   8,978  7.57%   107,556   8,567  7.97%
                          ----------------         ----------------
Less: allowance for loan
 losses                     (1,067)                    (782)
Total nonearning assets      6,914                    6,822
                          --------                 --------
Total assets              $124,404                 $113,596
                          --------                 --------
Liabilities
Interest-bearing
 deposits:
 Checking and savings     $ 32,795  $  826  2.52%  $ 25,059  $  635  2.53%
 Time deposits              66,450   3,443  5.18%    67,711   3,729  5.51%
                          ----------------         ----------------
  Total interest-bearing
   deposits                 99,245   4,269  4.30%    92,770   4,364  4.70%
FHLB advances                2,102     112  5.33%        85       3  3.53%
                          ----------------         ----------------
  Total interest-bearing
   liabilities             101,347   4,381  4.32%    92,855   4,367  4.70%
                                    ------                   ------         -------
Non-interest bearing
 liabilities:
 Demand deposits             8,362                    6,802
 Other liabilities             749                      848
                          --------                 --------
Total liabilities          110,458                  100,505
Stockholders' equity        13,946                   13,091
                          --------                 --------
Total liabilities and
 stockholders' equity     $124,404                 $113,596
                          --------                 --------
Net interest income (1)             $4,597                   $4,200
                                    ------                   ------
Interest rate spread (1)                    3.25%                    3.27%
Net interest margin (1)                     3.88%                    3.91%

(1) Tax equivalent basis. The tax equivalent adjustment to net interest income was $135,000 and $78,000 for the years ended December 31, 1999 and 1998, respectively.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Management's Discussion and Analysis (continued)
 The following table describes the impact on the interest income of the Company resulting from changes in average balances and average rates for the periods indicated. The change in interest due to the mixture of volume and rate has been allocated solely to rate changes.

                                       VOLUME AND RATE ANALYSIS
                            ----------------------------------------------
                                              YEARS ENDED
                            ----------------------------------------------
                               DECEMBER 31, 1999         DECEMBER 31, 1998
                             COMPARED TO DECEMBER           COMPARED TO
                                   31, 1998                JUNE 30, 1997
                            ----------------------------------------------
                                CHANGE DUE TO:            CHANGE DUE TO:
                            ----------------------------------------------
                                            INCREASE                  INCREASE
                            VOLUME  RATE   (DECREASE) VOLUME  RATE   (DECREASE)
                            ----------------------------------------------
                                        (DOLLARS IN THOUSANDS)
Assets:
Securities                  $ 137   $  (7)   $ 130    $ 372   $ (34)   $ 338
Loans (net of unearned
 income):
 Real Estate Mortgage        (175)   (439)    (614)    (360)    150     (210)
 Real Estate Construction       2       4        6       23     (27)      (4)
 Commercial                   759    (105)     654      496    (164)     332
 Home Equity Lines              6     (21)     (15)     111     (12)      99
 Consumer                     337     (13)     324      176     (33)     143
                            ----------------------------------------------
  Total loans                 929    (574)     355      446     (86)     360
                            ----------------------------------------------
 Interest-bearing deposits
  in other
  banks                       (64)    (10)     (74)     130     (13)     117
                            ----------------------------------------------
  Total earning assets      1,002    (591)     411      948    (133)     815
                            ----------------------------------------------
Liabilities
Interest-bearing deposits:
 Checking and savings       $ 196   $  (5)   $ 191    $ 126   $  18    $ 144
 Time deposits                (69)   (217)    (286)      92     (26)      66
                            ----------------------------------------------
  Total interest-bearing
   deposits                   127    (222)     (95)     218      (8)     210
FHLB advances                  71      38      109      (82)     (1)     (83)
                            ----------------------------------------------
  Total interest-bearing
   liabilities                198    (184)      14      136      (9)     127
                            ----------------------------------------------
Change in net interest
 income                       804    (407)     397      812    (124)     688
                            ----------------------------------------------

Interest Sensitivity

 An important element of both earnings performance and the maintenance of suf-ficient liquidity is proper management of the interest sensitivity gap. The in-terest sensitivity gap is the difference between interest sensitive assets and interest sensitive liabilities at a specific time interval. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets during a given period. Generally, during a period of ris-ing interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap within shorter maturities would re-sult in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. This gap can be managed by repricing assets or liabilities, by selling investments available for sale, by replacing an asset or liability at maturity, or by adjusting the interest rate during the life of an asset or liability. Matching the amounts of assets and liabilities maturing in the same time interval helps to hedge the risk and minimize the im-pact on net interest income in periods of rising or falling interest rates.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Management's Discussion and Analysis (continued)
 The Company determines the overall magnitude of interest sensitivity risk and then formulates policies governing asset generation and pricing, funding sources and pricing, and off-balance-sheet commitments in order to reduce sen-sitivity risk. These decisions are based on management's outlook regarding fu-ture interest rate movements, the state of the local and national economy, and other financial and business risk factors.
 The following table presents the Company's interest sensitivity position at December 31, 1999. This one-day position, which continually is changing, is not necessarily indicative of the Bank's position at any other time.

                                       INTEREST SENSITIVITY ANALYSIS
                                -----------------------------------------------
                                             DECEMBER 31, 1999
                                -----------------------------------------------
                                WITH-IN    91-365    1 TO 5     OVER
                                90 DAYS     DAYS     YEARS    5 YEARS   TOTAL
                                -----------------------------------------------
                                          (DOLLARS IN THOUSANDS)
Interest-Earning Assets:
 Loans                          $ 14,992  $ 19,901  $ 30,633  $ 22,700 $ 88,226
 Securities                          500     3,112    15,509     8,898   28,019
 Money market and other short
  term securities                  2,172        --        --        --    2,172
                                -----------------------------------------------
 Total earning assets           $ 17,664  $ 23,013  $ 46,142  $ 31,598 $118,417
                                -----------------------------------------------
 Cumulative earning assets      $ 17,664  $ 40,677  $ 86,819  $118,417 $118,417
                                -----------------------------------------------
Interest-Bearing Liabilities:
 Money market savings              8,207        --        --        --    8,207
 Interest checking                    --        --    11,900        --   11,900
 Savings                              --        --    13,066        --   13,066
 Certificates of deposit          12,407    32,638    15,840     4,815   65,700
 FHLB advances                     4,980        --        --     1,023    6,003
                                -----------------------------------------------
 Total interest-bearing
  liabilities                   $ 25,594  $ 32,638  $ 40,806  $  5,838 $104,876
                                -----------------------------------------------
 Cumulative interest-bearing
  liabilities                   $ 25,594  $ 58,232  $ 97,038  $104,876 $104,876
 Period gap                     $ (7,930) $ (9,625) $  5,336  $ 25,760 $ 13,541
 Cumulative gap                 $ (7,930) $(17,555) $(12,219) $ 13,541 $ 13,541
 Ratio of cumulative interest-
  earning assets to interest-
  bearing liabilities             69.02%    69.85%    87.66%   112.91%  112.91%
 Ratio of cumulative gap to
  total earning assets            -6.70%   -14.82%   -10.32%    11.44%   11.44%

(1) Includes nonaccrual loans of $1.2 million, which are included in the 1 to 5 years category.
(2) Management has determined that interest checking and savings accounts are not sensitive to changes in related market rates and, therefore, they are placed in the 1 to 5 years category.

Noninterest Income
 During the year ended December 31, 1999, noninterest income increased 30.1% to $1.2 million, compared to $957,000 for the year ended December 31, 1998. In-cluded in these amounts are gains on sales of securities of $242,000 and $132,000 for 1999 and 1998, respectively. Excluding these amounts noninterest income increased $178,000 or 21.5% during the December 1999 period as compared to the 1998 period. The increase is primarily attributable to increases in the numbers of consumer and commercial checking accounts and the deposit fees that they generate. Checking accounts generate fees including insufficient funds, check order mark-ups, cashiers checks, service charges, ATM and others. These fees are core earnings that are not interest sensitive and have provided a sta-ble source of income for the Bank. Deposit account fees for the year ended De-cember 31, 1999 increased 15.6% to $681,000, compared to $587,000 for the year ended December 31, 1998. Also affecting noninterest income during the periods presented is $48,000 in net gains on donation of investment real estate during the year ended December 31, 1999.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Management's Discussion and Analysis (continued)
Noninterest Expense
 For the year ended December 31, 1999, noninterest expense increased 17.9% to $3.4 million, compared to $2.9 million for the year ended December 31, 1998. Noninterest expense was impacted by several expansion projects undertaken by the Company during 1999. During the second quarter, the Bank opened an opera-tions center in Accomac, Virginia. This facility houses the Bank's data processing and accounting departments, along with other administrative servic-es, and, as of August 1999, provides item processing and check imaging. Previ-ously, the Bank outsourced the item processing function to an independent pro-vider. The cost of continuing to outsource the item processing function during the conversion to an in house system accounted for approximately $85,000 in non interest expense during 1999. During October 1999, the Bank opened its seventh branch office. This full-service banking facility is located in Parksley, Vir-ginia, a market that management considers under-served. Noninterest expense for the December 1999 period includes approximately $72,000 in expenses associated with operating the new Parksley branch. The Company also incurred additional costs to develop its contingency plans for the Year 2000 rollover.
 Compensation and benefits increased by 14.1% to $1.46 million during the year ended December 31, 1999 when compared to $1.28 million for the year ended De-cember 31, 1998, primarily resulting from the increased personnel required to provide item processing and other services at the new operations center, the addition of the Parksley branch, and normal annual salary adjustments. Occu-pancy and equipment increased 40.5% to $909,000 during the year ended December 31, 1999, compared to $647,000 for the year ended December 31, 1998. Data processing increased 12.2% to $519,000 during the year ended December 31, 1999, compared to $463,000 for the year ended December 31, 1998. The addition of the operations center and the Parksley branch, the cost of continuing to outsource the item processing function during the conversion to an in house system and costs associated with developing a contingency plan for the Year 2000 rollover contributed significantly to the increases in these expense categories. Adver-tising, deposit insurance premiums and other expenses were relatively flat for the year ended December 31, 1999 as compared to 1998.

FINANCIAL CONDITION

Loan Portfolio
 The Bank's loan portfolio is comprised of commercial loans, construction loans, real estate mortgage loans, home equity loans, and consumer loans. The primary market areas in which the Bank makes loans are the counties of Accomack and Northampton, Virginia and Salisbury/Wicomico County, Maryland.
 Total loans (net of deferred fees and costs) increased to $88.2 million at De-cember 31, 1999, a 9.5% increase over the $80.6 million outstanding at December 31, 1998. Growth in commercial and consumer loans (including home equity lines) constituted the majority of this increase, consistent with management's plans of shifting towards a typical commercial bank loan portfolio mix. Commercial loans increased by 29.8% over December 31, 1998, while consumer loans increased by 31.0% over the same period. Residential real estate mortgage loans (includ-ing real estate construction loans) decreased by 5.0% during 1999 due to con-tinuing competition from mortgage corporations within the Bank's markets. In-creases in total loans also is attributable to opportunities resulting from bank mergers occurring within the Bank's markets over the past several years and continued loan growth in the Salisbury/Wicomico County, Maryland market ar-ea. This market accounted for approximately $18.1 million, or 20.5%, of total loans at December 31, 1999.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Management's Discussion and Analysis (continued)
 The following table summarizes the composition of the Bank's loan portfolio at the dates indicated.

                                    DECEMBER 31
                                  ----------------
(DOLLARS IN THOUSANDS)             1999     1998
                                  ----------------
Residential Mortgage              $44,618  $45,765
Commercial Mortgage                22,540   17,467
Commercial -- other                 4,851    3,635
Real Estate Construction (1)          532    1,736
Home Equity Lines of Credit         5,233    5,582
Consumer                           10,319    6,288
                                  ----------------
  Total loans                      88,093   80,473
Less:
  Deferred loan (fees) cost, net      133      106
  Allowance for loan losses        (1,163)    (920)
                                  ----------------
  Net loans                       $87,063  $79,659
                                  ----------------

(1) Amounts are disclosed net of loans in process of approximately $340,000 and $1.8 million for 1999 and 1998, respectively.

 The following table sets forth the composition of the Bank's loan portfolio by percentage at the dates indicated.

                             LOAN PORTFOLIO BY PERCENTAGE
                             -----------------------------
                                      DECEMBER 31
                             -----------------------------

                             -----------------------------
Residential Mortgage                 50.65%         56.87%
Commercial Mortgage                  25.59%         21.70%
Commercial -- other                   5.51%          4.52%
Real Estate Construction              0.60%          2.16%
Home Equity Lines of Credit           5.94%          6.94%
Consumer                             11.71%          7.81%
                             -----------------------------
  Total loans                       100.00%        100.00%
                             -----------------------------

 The following table presents the maturities of selected loans outstanding at December 31, 1999.

                                    MATURITY SCHEDULE OF PERIOD END LOANS
                          ----------------------------------------------------------
                                              DECEMBER 31, 1999
                          ----------------------------------------------------------
                          1 YEAR OR LESS     1 TO 5 YEARS    AFTER 5 YEARS
                          -------------------------------------------------
                           FIXED  VARIABLE  FIXED  VARIABLE  FIXED  VARIABLE
                           RATE     RATE    RATE     RATE    RATE     RATE    TOTAL
                          ----------------------------------------------------------
                                 (DOLLARS IN THOUSANDS)
Residential and
 Commercial
 Mortgages (1)            $ 6,138  $2,811  $22,050  $6,857  $11,011 $18,424  $67,291
Commercial -- other         1,132   1,700    1,714      92      172      41    4,851
Real estate construction      532      --       --      --       --      --      532
Home Equity Lines of
 Credit                       274   4,959       --      --       --      --    5,233
Consumer                    2,010      43    4,017      --    4,249      --   10,319
                          ----------------------------------------------------------
Total                     $10,086  $9,513  $27,781  $6,949  $15,432 $18,465  $88,226
                          ----------------------------------------------------------

(1) Includes mortgages with terms that include 3-year, 5-year and 7-year bal-loon payment features in the 1 to 5 years and after 5 years fixed rate cat-egory.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Management's Discussion and Analysis (continued)
Securities

 In accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, when securities are purchased, they are classified as securities held to maturity when management has the positive intent and the Company has the ability to hold them until maturity. These investment securi-ties are carried at cost adjusted for amortization of premium and accretion of discounts. Unrealized losses in the portfolio are not recognized unless manage-ment of the Company believes that an other than temporary decline has occurred. Securities held for indefinite periods of time and not intended to be held to maturity are classified as available for sale at the time of purchase. Securi-ties available for sale are recorded at fair value. The net unrealized holding gain or loss on securities available for sale, net of deferred income taxes, is included as a separate component of stockholders' equity. A decline in the fair value of any securities available for sale below cost, that is deemed other than temporary, is charged to earnings and results in a new cost basis for the security. Cost of securities sold are determined on the basis of specific iden-tification. The Company holds no securities classified as trading.

 Investment Securities. The carrying value of investment securities (effected for all applicable SFAS No. 115 adjustments) amounted to $28.0 million at De-cember 31, 1999, compared to $32.0 million at December 31, 1998. The comparison of amortized cost to fair value is shown in Note 3 of the notes to the finan-cial statements. Note 3 also provides an analysis of gross unrealized gains and losses of investment securities. Investment securities consist of the follow-ing:

                             SECURITIES PORTFOLIO
                             ---------------------
                                  DECEMBER 31
                             ---------------------
                                1999       1998
                             ---------------------
                                  (DOLLARS IN
                                  THOUSANDS)
Amortized Cost:
 U.S. Treasury and other
  U.S. government agencies      $14,427    $16,814
 Tax-exempt municipal bonds       5,729      7,429
 State agency bonds               1,000      1,000
 Mortgage-backed securities         124        205
 Adjustable Rate Loan Funds       1,665      1,579
 FHLMC stock                        232          4
 Preferred stock                  2,156      2,156
 Corporate bonds                  3,545      2,022
 Other equity securities            378        324
                             ---------------------
  Total securities              $29,256    $31,533
                             ---------------------

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Management's Discussion and Analysis (continued)
 Securities Available for Sale. Securities available for sale are used as part of the Company's interest rate risk management strategy and may be sold in re-sponse to changes in interest rates, changes in prepayment risk, liquidity needs, the need to increase regulatory capital and other factors. The fair value of securities available for sale totaled $26.2 million at December 31, 1999, compared to $28.3 million at December 31, 1998. The comparison of fair market value to amortized cost is shown in Note 3 of the notes to the financial statements. Note 3 also provides an analysis of gross unrealized gains and losses of securities available for sale. The following summarizes available for sale securities for the respective periods.

                            SECURITIES AVAILABLE FOR SALE
                            -------------------------------
                                      DECEMBER 31
                            -------------------------------
                                 1999            1998
                            -------------------------------
                                           (DOLLARS IN THOUSANDS)
Fair Value:
 U.S. Treasury and other
  U.S. government agencies          $13,463         $14,435
 Tax-exempt municipal bonds           4,368           6,488
 State agency bonds                   1,002           1,020
 Adjustable Rate Loan Funds           1,642           1,573
 FHLMC stock                            198             271
 Preferred stock                      1,855           2,167
 Corporate bonds                      3,303           2,031
 Other equity securities                349             334
                            -------------------------------
 Total Securities                   $26,180         $28,319
                            -------------------------------

 The following table sets forth the maturity distribution and weighted average yields of the securities portfolio at December 31, 1999. The weighted average yields are calculated on the basis of book value of the investment portfolio and on the interest income of investments adjusted for amortization of premium and accretion of discount.

                                          DECEMBER 31, 1999
                         ------------------------------------------------
                             HELD TO MATURITY          AVAILABLE FOR SALE
                         ------------------------------------------------
                                          WEIGHTED                   WEIGHTED
                         AMORTIZED  FAIR  AVERAGE  AMORTIZED  FAIR   AVERAGE
                           COST    VALUE   YIELD     COST     VALUE   YIELD
                         ------------------------------------------------
                              (DOLLARS IN THOUSANDS)
U.S. Treasury and other
 U.S. government
 agencies
 Within one year           $ 480   $  479   5.55%   $   999  $   998   5.91%
 After one year to five
  years                       --       --     --      6,952    6,756   6.37%
 After five years             --       --     --      5,996    5,709   6.29%
                         ----------------          -----------------
  Total                    $ 480   $  479           $13,947  $13,463
                         ----------------          -----------------
Other Securities:
 Within one year             624      614   5.34%     1,633    1,642   6.60%
 After one year to five
  years                      735      734   5.95%     3,970    3,841   6.16%
 After five years             --       --     --      3,437    3,190   6.27%
                         ----------------          -----------------
  Total                    1,359    1,348             9,040    8,673
                         ----------------          -----------------
Total Securities          $1,839   $1,827           $22,987  $22,136
                         ----------------          -----------------

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Management's Discussion and Analysis (continued)
Deposits
 The Bank depends on deposits to fund its lending activities, generate fee in-come opportunities, and create a captive market for loan products. The table below presents a history of average deposits and the rates paid on interest-bearing deposit accounts for the periods indicated.

                                   AVERAGE DEPOSITS AND AVERAGE
                                            RATES PAID
                                 -----------------------------
                                       1999            1998
                                 -----------------------------
                                 AVERAGE  AVERAGE AVERAGE AVERAGE
                                 BALANCE   RATE   BALANCE  RATE
                                 -----------------------------
                                        (DOLLARS IN THOUSANDS)
Interest-bearing deposits:
 Checking and savings            $ 32,795  2.52%  $25,059  2.53%
 Certificates of deposits
  Less than $100,000               56,525  5.59%   59,105  5.55%
  $100,000 and over                 9,925  5.75%    8,606  5.92%
                                 -----------------------------
Total interest-bearing deposits    99,245  4.30%   92,770  4.70%
Noninterest-bearing deposits        8,362           6,802
                                 --------         -------
Total average deposits           $107,607         $99,572
                                 --------         -------

 Deposits averaged $107.6 million during the year ended December 31, 1999, an increase of 8.1% over the $99.6 million during the year ended December 31, 1998. Categories accounting for the largest portion of the increase include in-terest-bearing checking and savings accounts and noninterest-bearing accounts. This is attributable to management's efforts to increase consumer and commer-cial deposit relationships which tend to be lower costing.
 The following table is a summary of the maturity distribution of certificates of deposit in amounts of $100,000 or more as December 31, 1999.

                                                     MATURITIES OF CD's OF
                                                        $100,000 OR MORE
                                                   --------------------------------------
                                                       DECEMBER 31, 1999
                                                   --------------------------------------
        (DOLLARS IN THOUSANDS)                     AMOUNT                         PERCENT
                                                   --------------------------------------
        Three months or less                       $1,586                          15.97%
        Over three months to one year               5,672                          57.12%
        Over one year to five years                 1,756                          17.68%
        Over five years                               916                           9.23%
                                                   --------------------------------------
         Total                                     $9,930                         100.00%
                                                   --------------------------------------

Capital Resources
 Capital represents funds, earned or obtained, over which banks can exercise greater control in comparison with deposits and borrowed funds. The adequacy of the Company's capital is reviewed by management on an ongoing basis with refer-ence to the size, composition, and quality of the Company's resources and con-sistent with regulatory requirements and industry standards. Management seeks to maintain a capital structure that will support anticipated asset growth and absorb potential losses.
 Banking regulations established to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management be-lieves, as of December 31, 1999, that the Company meets all capital adequacy requirements to which it is subject.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Management's Discussion and Analysis (continued)

 The following table details the components of Tier 1 and Tier 2 capital and related ratios for the periods indicated.

                                                 ANALYSIS OF CAPITAL
                                                 --------------------
                                                     DECEMBER 31
                                                 --------------------
                                                   1999       1998
                                                 --------------------
                                            (DOLLARS IN THOUSANDS)
Tier 1 Capital:
 Common stock                                    $     602  $     598
 Additional paid-in capital                          3,632      3,585
 Retained earnings                                  10,474      9,265
 Accumulated other comprehensive income               (810)       341
                                                 --------------------
  Total capital (GAAP)                              13,898     13,789
 Less: Intangibles                                     (38)       (41)
 Unrealized (gains) losses                             555       (341)
                                                 --------------------
  Total Tier 1 capital                           $  14,415  $  13,407
                                                 --------------------
Tier 2 Capital:
 Allowances for loan losses                          1,039      1,013
 Other required deductions                              --         34
                                                 --------------------
 Total Tier 2 capital                            $  15,454   $ 14,454
                                                 --------------------
Risk-weighted assets                             $  85,631   $ 74,400
Capital Ratios (1):
 Tier 1 risk-based capital ratio                    16.83%     18.02%
 Total risk-based capital ratio                     16.23%     18.53%
 Tier 1 capital to average adjusted total assets    11.59%     11.80%

(1) The required minimum capital ratios for capital adequacy purposes, as de-fined collectively by the federal banking agencies, for Tier 1 risk-based capital, total risk-based capital, and Tier 1 capital to average adjusted assets was 4.0%, 8.0% and 4.0%, respectively. To be considered "well capi-talized" under federal prompt corrective action regulation, these same re-quired ratios are 6.0%, 10.0% and 5.0%, respectively.
Asset Quality
 Allowance for loan losses. The allowance for loan losses represents an amount management believes is adequate to provide for probable loan losses inherent in the loan portfolio. In recent years, the Bank has begun to focus on diversify-ing its loan portfolio by emphasizing and expanding its commercial and consumer lending programs, which generally involve greater risk than residential mort-gage lending. Considering this shift in lending emphasis, together with the Bank's expansion into the new Salisbury/ Wicomico County market, management in recent years has provided for probable loan losses which may result from the greater inherent risk present in these loan products by increasing its allow-ance for loan losses in accordance with SFAS No. 5, Accounting for Contingen-cies. However, risks of future losses cannot be quantified precisely or attrib-uted to particular loans or classes of loans. Because those risks are influ-enced by general economic trends as well as conditions affecting individual borrowers, management's judgment of the allowance is necessarily approximate and imprecise. The allowance is also subject to regulatory examinations and de-terminations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer banks identified by regulatory agencies.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Management's Discussion and Analysis (continued)
 Set forth below is a table detailing the allowance for loan losses for the pe-riods indicated.


                                         ALLOWANCE FOR LOAN LOSSES
                                         ---------------------------
                                          YEARS ENDED DECEMBER 31
                                         ---------------------------
(DOLLARS IN THOUSANDS)                       1999          1998
                                         ---------------------------
Balance, beginning of period             $        920  $         770
Loans charged off:
 Commercial                                       146             26
 Real estate construction                          --             --
 Real estate mortgage                              14             32
 Home equity lines of credit                       --             --
 Consumer                                         101             88
                                         ---------------------------
 Total loans charged-off                          261            146
                                         ---------------------------
Recoveries:
 Commercial                                        --             --
 Real estate construction                          --             --
 Real estate mortgage                              --             11
 Home equity lines of credit                       --             --
 Consumer                                          19              5
                                         ---------------------------
 Total recoveries                                  19             16
                                         ---------------------------
Net charge-offs                                  (242)          (130)
Provision for loan losses                         485            280
                                         ---------------------------
Balance, end of period                   $      1,163      $     920
                                         ---------------------------
Allowance for loan losses to loans
 outstanding at end of period                   1.32%          1.14%
Allowance for loan losses to nonaccrual
 loans outstanding at end of period            97.57%        137.72%
Net charge-offs to average loans
 outstanding during period                    (0.28%)        (0.17%)

 For the year ended December 31, 1999, the Bank experienced net charge-offs of $242,000, compared to net charge-offs of $130,000 for the year ended December 31, 1998. Also included in the table above is the ratio of net charge-offs to average loans outstanding during the period, which was a negative 0.28% during the year ended December 31, 1999 compared to a negative 0.17% during the year ended December 31, 1998. Approximately $150,000 of the net charge-offs incurred during the year ended December 31, 1999 relate to one commercial loan; however, collection efforts continue on this loan. The remaining charge-offs for 1999 and those incurred during the year ended December 31, 1998 primarily related to various consumer and real estate loans that were either deemed uncollectible or foreclosed on.
 At December 31, 1999 and 1998, the Bank identified loans totaling $287,000 and $318,000, respectively that qualify as impaired under the guidelines estab-lished by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures. Amounts identified at each period end were to the same borrower and management has been attempting to obtain full repay-ment, although partial repayment was received during 1999 through collateral sales. During April 1998, the loans to this particular borrower were restruc-tured, combining two of the loans, terming them out over an extended period and taking additional collateral to further secure the outstanding loans. However, the loan customer did not make payments as agreed towards the loans during 1999. Management does not expect to collect the entire contractual principal and interest due and has estimated that the total loss on the two loans may ap-proach $150,000. Accordingly, management has specifically reserved $150,000 to-wards these loans, representing possible principal repayment shortfalls and miscellaneous costs to collect. The Bank continues to maintain all loans clas-sified as impaired in nonaccrual status, even as payments are made.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Management's Discussion and Analysis (continued)
 The allowance for loan losses at December 31, 1999 was $1.16 million, compared to $920,000 at December 31, 1998, representing an increase of 26.4%. In fiscal 1995, the Bank expanded into the Salisbury/Wicomico County market in Maryland by establishing a de novo branch office. In view of the business and population growth in that market area, the Bank focused on expanding its commercial and consumer lending, both secured and unsecured. The Bank also has changed its fo-cus in its Virginia markets with an increased emphasis on commercial and con-sumer lending. Due to the Bank's relative inexperience with both this type of lending and the Salisbury/Wicomico County market, and its corresponding lack of loan loss history with respect to commercial and consumer lending, the Bank de-termined the prudent course was to increase the allowance for loan losses at a more rapid rate than in past years. The Bank also considered its write-off his-tory and the historical allowance levels maintained by peer community banks en-gaged in commercial lending. The allowance for loan losses as a percentage to period end loans equaled 1.32% at December 31, 1999, compared to 1.14% at De-cember 31, 1998. The ratio of the allowance for loan losses as a percentage of nonaccrual loans outstanding decreased at December 31, 1999 to 97.57%, compared to 137.72% at December 31, 1998. This decrease primarily was attributable to the $287,000 of impaired loans and an increase in delinquent loans existing at December 31, 1999 being classified as nonaccrual. Management believes that al-lowances for losses existing at December 31, 1999 are sufficient to cover any anticipated or unanticipated losses on loans outstanding in accordance with SFAS No. 5, Accounting for Contingencies.
 An allocation of the allowance for loan losses in dollars and as a percent of the total allowance is provided in the following tables. Because all of these factors are subject to change, the allocation is not necessarily predictive of future loan losses in the indicated categories.

                        ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
              -------------------------------------------------------
                  COMMERCIAL          REAL ESTATE          CONSUMER
              -------------------------------------------------------
              RESERVE  PERCENTAGE RESERVE  PERCENTAGE RESERVE  PERCENTAGE
              FOR LOAN  OF LOAN   FOR LOAN  OF LOAN   FOR LOAN  OF LOAN
               LOSSES  ALLOWANCES  LOSSES  ALLOWANCE   LOSSES  ALLOWANCE
              -------------------------------------------------------
                              (DOLLARS IN THOUSANDS)
December 31,
  1999          $660     56.75%     $214     18.40%     $289     24.85%
  1998           485     52.72%      208     22.61%      227     24.67%

 The following table details information concerning nonaccrual and past due loans, as well as foreclosed assets.

                                                   NONPERFORMING
                                                      ASSETS
                                                  ---------------
                                                    DECEMBER 31
                                                  ---------------
                                                   1999    1998
                                                  ---------------
                                             (DOLLARS IN THOUSANDS)
Nonaccrual loans:
 Commercial                                       $   242 $    --
 Real Estate Construction                              --      --
 Real Estate Mortgage                                 907     555
 Home equity lines of credit                           --      --
 Consumer                                              43     113
                                                  ---------------
 Total nonaccrual loans                             1,192     668
Other real estate owned                               188      49
                                                  ---------------
 Total nonperforming assets                       $ 1,380 $   717
                                                  ---------------
Loans past due 90 or more days accruing interest       --      --
Allowance for loan losses to nonaccrual loans      97.57% 137.72%
Nonperforming assets to period end loans and
 other real estate owned                            1.54%   0.89%

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Management's Discussion and Analysis (continued)
 Total nonperforming assets, which consist of nonaccrual loans and foreclosed properties, net of allowance for other real estate losses, were $1.38 million at December 31, 1999, compared to $717,000 at December 31, 1998. The table above indicates that as of December 31, 1999, the Bank had no loans past due more than 90 days that were still accruing interest. The Bank's policy is that whenever a loan reaches 90 days delinquent the loan no longer accrues interest. As discussed above, approximately $287,000 in impaired loans were included in nonperforming assets at December 31, 1999.
 As to the nonaccrual loans at December 31, 1999 and 1998 referred to above, approximately $71,000 and $22,000, respectively, of interest income would have been recognized during the year then ended, if interest thereon had been ac-crued.
 The ratio of nonperforming assets to period end loans and foreclosed proper-ties is also detailed within the table above. This ratio was 1.54% at December 31, 1999, compared to .89% at December 31, 1998. The primary reason for this increase stems from the increase in commercial and consumer loans in recent years and the $287,000 of impaired loans at December 31, 1999 referred to above.
 Approximately $150,000 of other real estate owned at December 31, 1999 relates to loans to one borrower foreclosed on during 1999. Upon foreclosure of this property, the loans was written down to their estimated fair market value plus estimated selling costs. Other real estate owned at December 31, 1998 consisted of two parcels of real estate that were sold by the Bank during 1999 with net proceeds from the sale covering the remaining carrying value.
 The Bank closely monitors loans that are deemed to be potential problem loans. Loans are viewed as potential problem loans when possible credit problems of borrowers or industry trends cause management to have doubts as to the ability of such borrowers to comply with current repayment terms. Those loans are sub-ject to regular management attention, and their status is reviewed on a regular basis. In instances where management determines that specific reserves should be set, the Bank takes such action as is deemed appropriate.
 As of December 31, 1999, all loans 60 days or more delinquent, including nonperforming loans, totaled $1.9 million. Additionally, performing loans to-taling $1.6 million exist that are current, but demonstrate certain weaknesses that cause management to monitor them closely. All loans in these categories are subject to constant management attention, and their status is reviewed on a regular basis. With the exception of $52,000 of consumer loans, these loans are generally secured by residential and commercial real estate with appraised val-ues that exceed the remaining principal balances on such loans.

Liquidity; Asset Management
 Liquidity represents the Company's ability to meet present and future obliga-tions through the sale or maturity of existing assets or the acquisition of ad-ditional funds through liability management. Liquid assets include cash, inter-est-bearing deposits with banks, federal funds sold, and investments maturing within one year. The Company's ability to obtain deposits and purchase funds at favorable rates determines its liability liquidity. As a result of the Company's management of liquid assets and the ability to generate liquidity through liability funding, management believes that the Company maintains over-all liquidity that is sufficient to satisfy its depositor's requirements and meet its customers' credit needs.

                                        SUMMARY OF LIQUID
                                             ASSETS
                                        -----------------
                                           DECEMBER 31
                                        -----------------
(DOLLARS IN THOUSANDS)                    1999   1998
                                        -----------------
Cash and due from banks                 $  6,821 $  3,901
Federal funds sold                            --       --
Investment securities                        480    1,491
Available-for-sale securities             26,180   28,319
                                        -----------------
 Total liquid assets                    $ 33,481 $ 33,711
                                        -----------------
Deposits and other liabilities          $113,695 $106,159
                                        -----------------
Ratio of liquid assets to deposits and
 other liabilities                        29.45%   31.76%
                                        -----------------

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Management's Discussion and Analysis (continued)
 The summary above indicates sufficient liquidity to meet anticipated needs. Additional sources of liquidity available to the Company include the capacity to borrow additional funds when the need arises. The Bank has an available line of credit with the FHLB for up to 13% of bank assets, or approximately $16.4 million, at December 31, 1999, and had $6.0 million in outstanding FHLB advanc-es. The borrowing capacity is subject to certain collateral requirements as stipulated in the FHLB borrowing agreement. At December 31, 1999 the Bank had sufficient collateral pledged to borrow a total of approximately $9.0 million from the FHLB.
 Total cash and cash equivalents were $6.8 million at December 31, 1999, com-pared to $3.9 million at December 31, 1998. Net cash provided by operating ac-tivities was $1.6 million for the year ended December 31, 1999, compared to $1.8 million for the year ended December 31, 1998. This decrease primarily is attributable to the timing of tax and other liability payments during the peri-ods.
 Net cash flows used in investing activities were $6.4 million during the year ended December 31, 1999, compared to $12.2 million during the year ended Decem-ber 31, 1998. The majority of this decrease resulted from decreased investing activities stemming from reduced deposit growth and increased loan growth dur-ing the year ended December 31, 1999 as compared to the year ended December 31, 1998.
 Net cash flows provided by financing activities were $7.7 million for the year ended December 31, 1999, compared to $10.1 million for the year ended December 31, 1998. This decrease primarily resulted from slower deposit growth during 1999 when compared to 1998.
 The Bank occasionally finds it necessary to borrow funds on a short term basis due to fluctuations in loan and deposit levels. The Bank has several arrange-ments whereby it may borrow funds overnight and on terms. As discussed above, the Bank currently has borrowing capacity of $16.4 million, with the ability to substantially increase this capacity by providing additional collateral (mort-gage loans and investments) and meeting other guidelines with the FHLB. At De-cember 31, 1999, the Bank had $6.0 million in outstanding FHLB advances.
 The following table details information concerning the Bank's short term borrowings for the periods presented.

                                                            SUMMARY OF
                                                          BORROWED FUNDS
                                                          ---------------
                                                            DECEMBER 31
                                                          ---------------
(DOLLARS IN THOUSANDS)                                     1999    1998
                                                          --------------- ---
Monthly average balance of short-term borrowings
 outstanding during the period                            $ 1,029 $    11
Weighted-average interest rate on monthly average short-
 term borrowings                                            5.50%   5.30%
Maximum month-end balance of short-term borrowings
 outstanding during the period                            $ 4,980 $ 1,000

Return on Equity and Assets
 The following table summarizes ratios considered to be significant indicators of the Bank's profitability and financial condition during the periods indicat-ed.

                                         RETURN ON
                                        EQUITY AND
                                          ASSETS
                                       -------------
                                        YEARS ENDED
                                        DECEMBER 31
                                       -------------
                                        1999   1998
                                       -------------
Return on average assets                1.07%  1.11%
Return on average equity                9.57%  9.66%
Average equity to average asset ratio  11.21% 11.52%

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Management's Discussion and Analysis (continued)

Effects of Inflation
 The Company believes that its net interest income and results of operations have not been significantly affected by inflation during the years ended Decem-ber 31, 1999 and 1998.

Year 2000 Project
 The Year 2000 presents problems for businesses that are dependent on computer hardware and software to perform date dependent calculations and logic compari-sons. A great deal of software and microchip technology was developed utilizing two digit years rather than four digit years (example: 97 instead of 1997). Technology utilizing two digit years most likely will not be able to distin-guish the year 2000 from 1900, and therefore may shut down or perform miscalcu-lations and comparisons as much as 100 years off. Management was fully aware this presented a potential business disruption, and successfully completed a program of due diligence in addressing the impact of the Year 2000 on the Com-pany and the Bank.
 The Company and the Bank (collectively the Company) adopted the five phase plan of action developed by the Federal Financial Institutions Examination Council to address Year 2000 issues. During phase one, awareness, the Company developed an overall strategy and timetable for the completion of all Year 2000 requirements by mid 1999. Phase two, assessment, involved analyzing, prioritizing and putting each computer driven system on track for Year 2000 compliance according to the timetable establish in the awareness phase. During the third phase, renovation, necessary upgrades were ordered for hardware and software. In addition, each vendor was contacted regarding their Year 2000 pro-gress. Phase four, validation, involved the actual real life testing of all the new upgrades and components. Furthermore, the Company tested with its third party service providers to make sure all new or updated Year 2000 compliant systems worked with business partners. In addition to collaborating with out-side service providers, the Company worked with its banking customers to ensure a smooth transition into the new millennium. The Company contacted all signifi-cant commercial deposit customers to assess their Year 2000 readiness and each quarter reviewed its list of new commercial deposit customers so that they could be contacted and assessed also. The Company assessed the risk of all its commercial loan customers and monitored those risk. Loan officers assessed the risk of new commercial loan customers when they applied for the loan and moni-tored them accordingly.
 The final phase was the actual implementation of the new systems at the turn of the century, with the readiness to execute contingency plans if needed. Dur-ing the quarter ended June 30, 1999, contingency plans were drafted. Subsequent to June 1999, the contingency plans were tested, independently approved by the Board and senior management, and all employees were trained on implementing the contingency policies and procedures into branch operations if conditions war-ranted. On January 1, 2000, all critical systems of the Company were tested with no significant Year 2000 problems detected. The Company has continued to monitor these systems throughout early 2000 to be certain that no problems ex-ist. To date, no significant problems have been detected.
 The Company spent approximately $100,000 in expenses directly related to Year 2000. New hardware, new software, upgrades for the automated teller machines, seminar training for the staff, and sophisticated testing services comprised the bulk of the Year 2000 expense. These costs are based on the best estimates of management. The Company did not separately track the internal costs incurred for the Year 2000 project; however, such costs principally related to payroll costs for information systems employees. It was impossible to accurately pre-dict every expense that may result from the Year 2000 issue, and actual ex-penses could differ from the estimated expenses.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Report of Independent Accountants
The Board of Directors and Stockholders
Shore Financial Corporation and Subsidiary
Onley, Virginia

 We have audited the accompanying consolidated statements of financial condi-tion of Shore Financial Corporation and Subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial state-ments are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
 We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall fi-nancial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
 In our opinion, the consolidated financial statements referred to above pres-ent fairly, in all material respects, the financial position of Shore Financial Corporation and Subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Goodman & Company, L.L.P.


Norfolk, Virginia
January 27, 2000

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Consolidated Statements of Financial Condition


December 31, 1999 and 1998
------------------------------------------------------------------------------------------------------------------------------------
                                                         1999          1998
------------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents (including interest-
 earning deposits of approximately $2,172,000 and
 $1,442,000, respectively)                           $  6,821,395  $  3,900,861
Investment securities:
 Held to maturity (fair value of $1,827,000 and
  $3,702,000, respectively)                             1,838,675     3,696,685
 Available for sale (amortized cost of $27,418,000
  and $27,836,000, respectively)                       26,179,905    28,319,199
Investment in Federal Home Loan Bank stock, at cost       491,800       580,500
Investment in Federal Reserve Bank stock, at cost         124,800       124,800
Loans receivable, net                                  87,063,434    79,659,005
Premises and equipment, net                             3,007,436     2,308,181
Real estate owned                                         188,273        49,177
Accrued interest receivable                             1,029,551     1,056,634
Prepaid expenses and other assets                         847,325       252,806
                                                     --------------------------
                                                     $127,592,594  $119,947,848
                                                     --------------------------
Liabilities and Stockholders' Equity
Deposits                                             $107,148,318  $104,308,906
Advances from Federal Home Loan Bank                    6,002,635     1,073,853
Advance payments by borrowers for taxes and
 insurance                                                204,686       205,815
Accrued interest payable                                   92,763        37,292
Accrued expenses and other liabilities                    246,124       533,195
                                                     --------------------------
  Total liabilities                                   113,694,526   106,159,061
                                                     --------------------------
Stockholders' equity
 Preferred stock, par value $1 per share, 500,000
  shares authorized; none issued and outstanding               --            --
 Common stock, par value $.33 per share, 5,000,000
  shares authorized; 1,822,812 and 1,810,812 shares
  issued and outstanding, respectively                    601,528       597,568
Additional paid-in capital                              3,632,392     3,584,652
Retained earnings, substantially restricted            10,473,848     9,265,567
Accumulated other comprehensive income (loss)            (809,700)      341,000
                                                     --------------------------
  Total stockholders' equity                           13,898,068    13,788,787
                                                     --------------------------
                                                     $127,592,594  $119,947,848
                                                     --------------------------




 The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Consolidated Statements of Income


Years Ended December 31, 1999 and 1998
----------------------------------------------------------------------------------------------------------------------------------
                                                        1999       1998
------------------------------------------------------------------------------------------------------------------------------------
Interest income
 Loans                                               $7,118,291 $6,764,041
 Investments
  Taxable                                             1,464,716  1,572,666
  Tax-exempt                                            259,526    152,078
                                                     ---------------------
   Total interest income                              8,842,533  8,488,785
                                                     ---------------------
Interest expense
 Deposits                                             4,269,305  4,364,212
 FHLB advances                                          111,712      2,809
                                                     ---------------------
   Total interest expense                             4,381,017  4,367,021
                                                     ---------------------
Net interest income                                   4,461,516  4,121,764
Provision for loan losses                               485,200    280,200
                                                     ---------------------
Net interest income after provision for loan losses   3,976,316  3,841,564
                                                     ---------------------
Noninterest income
 Deposit account fees                                   681,237    587,353
 Loan fees                                              156,900    131,927
 Gains on sales of securities                           242,199    131,878
 Other                                                  164,836    106,233
                                                     ---------------------
   Total noninterest income                           1,245,172    957,391
                                                     ---------------------
Noninterest expense
 Compensation and employee benefits                   1,455,490  1,275,634
 Occupancy and equipment                                908,660    646,588
 Data processing                                        519,166    462,916
 Advertising                                             58,625     54,235
 Federal insurance premium                               62,102     58,931
 Other                                                  369,407    363,813
                                                     ---------------------
   Total noninterest expense                          3,373,450  2,862,117
                                                     ---------------------
Income before income taxes                            1,848,038  1,936,838
Income taxes                                            513,000    672,000
                                                     ---------------------
Net income                                           $1,335,038 $1,264,838
                                                     ---------------------
Earnings Per Common Share:
 Basic                                               $     0.74 $     0.70
                                                     ---------------------
 Diluted                                             $     0.73 $     0.69
                                                     ---------------------


The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Consolidated Statements of Stockholders' Equity

Years Ended December 31, 1999 and 1998

                                                          ACCUMULATED
                                 ADDITIONAL                  OTHER
                         COMMON   PAID-IN    RETAINED    COMPREHENSIVE
                         STOCK    CAPITAL    EARNINGS    INCOME (LOSS)    TOTAL
-----------------------------------------------------------------------------------
Balance, December 31,
 1997                   $595,588 $3,563,592 $ 8,000,729   $  170,118   $12,330,027
Proceeds from exercise
 of stock options          1,980     21,060          --           --        23,040
Comprehensive income          --         --   1,264,838      170,882     1,435,720
                        ----------------------------------------------------------
Balance, December 31,
 1998                    597,568  3,584,652   9,265,567      341,000    13,788,787
Common stock cash
 dividends declared           --         --    (126,757)          --      (126,757)
Proceeds from exercise
 of stock options          3,960     47,740          --           --        51,700
Comprehensive income
 (loss)                       --         --   1,335,038   (1,150,700)      184,338
                        ----------------------------------------------------------
Balance, December 31,
 1999                   $601,528 $3,632,392 $10,473,848   $ (809,700)  $13,898,068
                        ----------------------------------------------------------





The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Consolidated Statements of Cash Flows

Years Ended December 31, 1999 and 1998

                                1999         1998
--------------------------------------------------------------
Cash flows from operating
 activities
 Net income                  $1,335,038  $  1,264,838
 Adjustment to reconcile to
  net cash
  provided by operating
  activities:
   Provision for loan
    losses                      485,200       280,200
   Depreciation and
    amortization                296,387       266,518
   Amortization of premium
    and accretion
    of discount on
    securities, net              (1,125)       11,434
   Gain on sale of
    securities                 (242,199)     (131,878)
   Loss on sale of premises
    and
    equipment                        --         3,450
   Non-cash donation             77,500
   Gain on non-cash
    donation                    (48,003)           --
   Change in net deferred
    loan fees                   (27,356)     (118,192)
   (Gain) loss on sale of
    repossessed assets           (2,895)       11,494
   (Increase) decrease in
    other assets                 (9,728)       17,870
   Increase (decrease) in
    other liabilities          (223,414)      226,127
                             ------------------------  ---
Net cash provided by
 operating activities         1,639,405     1,831,861
                             ------------------------  ---
Cash flows from investing
 activities
 Purchase of available-for-
  sale securities            (5,853,114)  (17,444,630)
 Proceeds from maturities
  and sales of
  available-for-sale
  securities                  6,460,067    11,631,629
 Purchase of held-to-
  maturity securities        (1,765,791)   (1,487,529)
 Proceeds from maturities
  of held-to-maturity
  securities                  3,646,667     1,881,525
 Redemption of Federal Home
  Loan Bank stock                88,700            --
 Purchase of Federal
  Reserve Bank stock                 --      (124,800)
 Loan origination, net of
  repayments                 (8,044,745)   (7,043,875)
 Proceeds from sale of
  premises and
  equipment                          --         1,900
 Purchase of premises and
  equipment                    (990,062)     (151,141)
 Proceeds from sale of real
  estate owned                   52,071       498,011
 Improvements to real
  estate owned                   (5,800)           --
                             ------------------------  -------
Net cash used by
 investing activities        (6,412,007)  (12,238,910)
                             ------------------------  -------

                                                                     (continued)

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Consolidated Statements of Cash Flows

Years Ended December 31, 1999 and 1998 (continued)

                              1999         1998
-----------------------------------------------------------
Cash flows from financing
 activities
 Net increase in demand
  deposits                   5,169,068   8,818,504
 Net increase (decrease)
  in time deposits          (2,329,657)    276,562
 Proceeds from FHLB
  advances                  16,080,000   1,200,000
 Repayments of FHLB
  advances                 (11,151,218)   (201,147)
 Payment of dividend on
  common stock                (126,757)         --
 Proceeds from exercise
  of stock options              51,700      23,040
                           -----------------------  -------
Net cash provided by
 financing activities        7,693,136  10,117,359
                           -----------------------  -------
Increase in cash and cash
 equivalents                 2,920,534    (289,690)
Cash and cash
 equivalents, beginning
 of period                   3,900,861   4,190,551
                           -----------------------  -------
Cash and cash
 equivalents, end of
 period                    $ 6,821,395  $3,900,861
                           -----------------------
Supplemental disclosure
 of cash flow
 information
  Cash paid during the
   period
   for interest            $ 4,325,546  $4,365,484
  Cash paid for income
   taxes                   $   650,000  $  537,169
Supplemental schedule of
 non-cash
 investing and financing
 activities
  Transfers from loans to
   real estate
   acquired through
   foreclosure             $   182,473  $  112,769




The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION


 NOTE 1

Notes to Consolidated Financial Statements

December 31, 1999 and 1998
ORGANIZATION AND BUSINESS

 Shore Financial Corporation (the "Company") is a Virginia corporation orga-nized in September 1997 by Shore Bank (the "Bank") for the purpose of becoming a unitary holding company of the Bank. The Company became a unitary holding company of the Bank on March 16, 1998. The business and management of the Com-pany consists of the business and management of the Bank. The Bank became a Virginia chartered, Federal Reserve member, commercial bank on March 31, 1998. Previously, the Bank was a federally chartered savings bank. The Company and the Bank are headquartered on the Eastern Shore in Onley, Virginia.
 The Company's assets primarily consist of approximately $3.3 million in cash and investments and its investment in the Bank. Currently, the Company does not participate in any other activities outside of controlling the Bank. The Bank provides a full range of banking services to individual and corporate customers through its seven banking offices located on the Eastern Shore of Virginia and Maryland, including the counties of Accomack and Northampton, Virginia, and the Salisbury/Wicomico County area in Maryland. The Bank's, and subsequently the Company's, common stock became publicly traded in August 1997, upon completing its subscription rights and initial public offerings, which included the sale of 431,250 shares of common stock.
 During March 1999, the Bank activated its subsidiary, Shore Investments, Inc., to engage in financial activities supporting the Bank's operations. These ac-tivities will include, but are not limited to, the selling of investment and insurance products. During 1999, Shore Investments, Inc. invested approximately $13,500 in a Virginia title insurance company and hired an employee to sell in-vestments through an agreement with a third party broker-dealer.

 NOTE 2

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Estimates
 The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Mate-rial estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate owned.

Investment Securities
 Investments in debt securities classified as held-to-maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. Management has a positive intent and ability to hold these securities to maturity and, accordingly, adjustments are not made for temporary declines in their market value below amortized cost. Investments in debt and equity securities classified as trading, if any, are stated at fair value. Unrealized holding gains and losses for trading securities are included in the statement of income. The Company had no such securities during the periods re-ported in the financial statements. All other investment securities with read-ily determinable fair values are classified as available-for-sale. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and reported, net of tax effect, in other comprehensive income until realized.
 Investments in Federal Home Loan Bank and Federal Reserve Bank stock are stated at cost, as these securities are restricted and do not have readily de-terminable fair values.
 Gains and losses on the sale of securities are determined using the specific identification method. Other-than-temporary declines in the fair value of indi-vidual held-to-maturity and available-for-sale securities below their cost, if any, are included in earnings as realized losses.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Notes to Consolidated Financial Statements

December 31, 1999 and 1998 (continued)
Loans Receivable
 Loans receivable consist of long-term real estate loans secured by first deeds of trust on single family residences, other residential property, commercial property and land located primarily in an area known as the Eastern Shore of Virginia and Maryland, and secured and unsecured consumer and commercial loans. Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees (costs) and discounts.
 The Bank defers loan origination and commitment fees, net of certain direct loan origination costs, and the net deferred fees (costs) are amortized into interest income over the lives of the related loans as yield adjustments. Any unamortized fees (costs) on loans fully repaid or sold are recognized as income (expense) in the year of repayment or sale. Deferred fees (costs) on permanent adjustable-rate loans are amortized into income over the period necessary to adjust the yield on the loans to market rates using the interest method.
 The Bank places loans on nonaccrual status after being delinquent greater than 90 days, or earlier, if the Bank becomes aware that the borrower has entered bankruptcy proceedings, or if the loans have developed inherent problems prior to being 90 days delinquent that indicate payments of principal or interest will not be made in full. Whenever the accrual of interest is stopped, a spe-cific allowance is established through a charge to expense for previously ac-crued but uncollected interest income. Thereafter, interest is recognized only as cash is received until the loan is brought current.
 Valuation allowances for estimated losses on loans are provided on a specific and nonspecific basis. Specific allowances are provided when an identified sig-nificant decline in value of a loan occurs. The nonspecific valuation allowance incorporates a number of factors including historical loss experience, economic conditions, prevailing market conditions, management's assessment of credit risk considering loan classification categories and management's judgment. This nonspecific allowance has been established to provide reserves for estimated inherent losses resulting from lending activities. In the opinion of manage-ment, the present allowance is adequate to absorb reasonably foreseeable loan losses. Additions to the allowance are reflected in current operations. Charge-offs to the allowance are made when the loan is considered uncollectible or is transferred to real estate acquired in settlement of loans.
 Management determines loan impairment using guidelines established by State-ment of Financial Accounting Standards No. 114 (SFAS 114), Accounting by Credi-tors for Impairment of a Loan (as amended by SFAS No. 118, Accounting by Credi-tors for Impairment of a Loan -- Income Recognition and Disclosures). Under this accounting standard, a loan is considered to be impaired when it is proba-ble that the Bank will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. A performing loan may be considered impaired. The allowance for loan losses related to loans identi-fied as impaired is primarily based on the excess of the loan's current out-standing principal balance over the estimated fair value of the related collat-eral. For a loan that is not collateral- dependent, the allowance is recorded at the amount by which the outstanding principal balance exceeds the current best estimate of the future cash flows on the loan discounted at the loan's original effective interest rate.
 For impaired loans that are on nonaccrual status, cash payments received are generally applied to reduce the outstanding principal balance. However, all or a portion of a cash payment received on a nonaccrual loan may be recognized as interest income to the extent allowed by the loan contract, assuming management expects to fully collect the remaining principal balance on the loan.

Real Estate Owned
 Real estate acquired through foreclosure is initially recorded at the lower of fair value or the loan balance at date of foreclosure. Subsequently, property that is held for resale is carried at the lower of cost or fair value minus es-timated selling costs. Costs relating to the development and improvement of property are capitalized, whereas those relating to holding the property are charged to expense.
 Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its fair value minus estimated selling costs.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Notes to Consolidated Financial Statements

December 31, 1999 and 1998 (continued)

Premises and Equipment
 Premises and equipment are stated at cost less accumulated depreciation. De-preciation is computed using declining balance and straight-line methods over the estimated useful lives of the respective assets. Estimated useful lives are as follows:

          Buildings                25 to 40 years
          Furniture and equipment   5 to 15 years
          Automobiles                     5 years

Income Taxes
 Deferred income taxes payable represent the cumulative tax effect from tempo-rary differences in the recognition of taxable or deductible amounts for income tax and financial reporting purposes.
 Prior to July 1, 1996, in computing Federal income taxes, savings banks that met certain definitional tests and other conditions prescribed by the Internal Revenue Code were allowed, within limitations, to deduct from taxable income an allowance for bad debts based on actual loss experience, a percentage of tax-able income before such deduction or an amount based on a percentage of eligi-ble loans. The applicable percentage of taxable income used for the bad debt deduction was 8%. Effective July 1, 1996, the percentage of taxable income method and the percentage of eligible loan method for determining the bad debt deduction are no longer available. At December 31, 1999, the cumulative bad debt reserve, upon which no taxes have been paid on tax returns, was approxi-mately $1.2 million. Of this amount, $783,000 represents that portion of the cumulative bad debt reserve for which financial statement income taxes have not been provided, in accordance with SFAS No. 109, Accounting for Income Taxes.
 The Small Business Job Protection Act of 1996 (the "Act") repealed the per-centage of taxable income method of computing bad debt reserves, and required the recapture into taxable income of "excess reserves," on a taxable basis over six years. Excess reserves are defined in general, as the excess of the balance of the tax bad debt reserve (using the percentage of taxable income method) as of the close of the last tax year beginning before January 1, 1996 over the balance of the reserve as of the close of the last tax year beginning before January 1, 1988. For the Bank, the applicable tax years for measuring excess reserves were June 30, 1996 and June 30, 1988, respectively. As a result of the Act, the Bank is recapturing into taxable income, for tax return purposes only, approximately $497,000 ratably over six years.

Earnings Per Common Share
 Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share, establishes standards for computing and presenting earnings per share
(EPS). This Statement supersedes standards previously set in APB Opinion No. 15, Earnings Per Share. SFAS No. 128 requires dual presentation of basic and diluted EPS on the face of the income statement, and it requires a reconcilia-tion of the numerator and denominator of the diluted EPS computation.
 Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if se-curities or other contracts to issue common stock were exercised, converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Comprehensive Income
 On January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and displaying compre-hensive income and its components. The adoption of SFAS No. 130 did not have a material impact on the Company. All of the Company's other comprehensive income relates to net unrealized gains (losses) on available-for-sale securities.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Notes to Consolidated Financial Statements

December 31, 1999 and 1998 (continued)

Segment Reporting
 During the year ended December 31, 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise ("SFAS 131"), which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements, and requires that those en-terprises report selected information about operating segments in financial re-ports issued to shareholders. Operating segments are components of an enter-prise about which separate financial information is available, and evaluated regularly by management in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and decid-ing how to allocate resources to segments.

Derivative Instruments and Hedging Transactions
 During the year ended December 31, 1999, the Company adopted SFAS No. 133, Ac-counting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including cer-tain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity rec-ognize all derivatives as either assets or liabilities in the statement of fi-nancial position and measure those instruments at fair value. This Statement was effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company's adoption of this Statement on July 1, 1999 did not materi-ally impact the Company's consolidated financial condition or consolidated re-sults of operations.

Computer Software
 During the year ended December 31, 1999, the Company adopted Statement of Po-sition (SOP) 98-1, Accounting for Costs of Computer Software Developed or Ob-tained for Internal Use. This SOP was effective for financial statements for fiscal years beginning after December 31, 1998. The SOP requires entities to capitalize certain internal-use software costs once certain criteria are met. Generally, internal costs with respect to software configuration and interface, coding, installation to hardware, testing (including parallel processing), and data conversion costs allowing access of old data by new systems should be cap-italized. All other data conversion costs, training, application maintenance, and ongoing support activities should be expensed. The Company's adoption of this SOP on January 1, 1999 did not materially impact the Company's consoli-dated financial condition or consolidated results of operations.

Start-up Activities
 During the year ended December 31, 1999, the Company adopted SOP 98-5, Report-ing on the Costs of Startup Activities. The SOP requires such costs to be expensed as incurred instead of being capitalized and amortized. It applies to startup activities and costs of organization for both development stage and es-tablished operating activities, and it changes existing practice for some in-dustries. The SOP broadly defines startup activities as those one-time activi-ties that relate to the opening of a new facility, introduction of a new prod-uct or service, doing business in a new territory, initiating a new process in an existing facility, doing business with a new class of customer or beneficia-ry, or commencing some new operation. The SOP was effective for financial statements for fiscal years beginning after December 15, 1998. Consistent with banking industry practice, the Company's policy is to expense such costs. Therefore, its adoption, on January 1, 1999, did not materially affect the Company's financial position or results of operations.

Cash and Cash Equivalents
 Cash equivalents include currency, balances due from banks, interest-earning deposits with maturities of ninety days or less and federal funds sold.
 The Company is required to maintain reserves with the Federal Reserve Bank. The aggregate daily average reserves for the final reporting period in the years ended December 31, 1999 and 1998 were $25,000 and $25,000, respectively.

Reclassifications
 Certain reclassifications of the prior year information have been made to con-form to the December 31, 1999 presentation.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 1999 and 1998 (continued)

 NOTE 3

INVESTMENT SECURITIES

 A summary of the amortized cost and estimated fair values of investment secu-rities is as follows:

                                              GROSS       GROSS      ESTIMATED
                                 AMORTIZED  UNREALIZED UNREALIZED      FAIR
                                   COST       GAINS      LOSSES        VALUE
                                -----------------------------------------------
December 31, 1999
Held to Maturity
 United States government and
  agency obligations            $   479,802  $     --  $      (337) $   479,465
 Tax-exempt municipal bonds       1,235,000        --       (4,444)   1,230,556
 Mortgage-backed securities         123,873        --       (7,084)     116,789
                                -----------------------------------------------
                                  1,838,675        --      (11,865)   1,826,810
                                -----------------------------------------------
Available for Sale
 Debt securities:
  United States government and
   agency obligations            13,947,520        --     (484,331)  13,463,189
  Tax-exempt municipal bonds      4,493,703     6,746     (132,763)   4,367,686
  Corporate bonds                 3,545,599        --     (242,139)   3,303,460
  Va. State Housing Authority
   bonds                          1,000,000     2,050           --    1,002,050
  Adjustable Rate Mortgage
   Fund                           1,310,718        --      (16,307)   1,294,411
  Adjustable Rate Commercial
   Loan Fund                        353,916        --       (6,782)     347,134
                                -----------------------------------------------
Total debt securities            24,651,456     8,796     (882,322)  23,777,930
                                -----------------------------------------------
 Marketable equity securities:
  Federal Home Loan Mortgage
   Corporation common stock         232,350        --      (34,685)     197,665
  Citigroup preferred stock       1,032,856        --     (132,856)     900,000
  MBNA preferred stock              579,969        --      (28,719)     551,250
  Consolidated Edison
   preferred stock                  543,000        --     (138,750)     404,250
  Other equity securities           378,091        --      (29,281)     348,810
                                -----------------------------------------------
   Total marketable equity
    securities                    2,766,266        --     (364,291)   2,401,975
                                -----------------------------------------------
                                 27,417,722     8,796   (1,246,613)  26,179,905
                                -----------------------------------------------
                                $29,256,397  $  8,796  $(1,258,478) $28,006,715
                                -----------------------------------------------
December 31, 1998
Held to Maturity
 United States government and
  agency obligations            $ 2,491,639  $  5,115  $       (79) $ 2,496,675
 Tax-exempt municipal bonds       1,000,000        --           --    1,000,000
 Mortgage-backed securities         205,046        41           --      205,087
                                -----------------------------------------------
                                  3,696,685     5,156          (79)   3,701,762
                                -----------------------------------------------
Available for Sale
 Debt securities:
  United States government and
   agency obligations            14,322,042   121,327       (8,714)  14,434,655
  Tax-exempt municipal bonds      6,429,225    64,351       (5,700)   6,487,876
  Corporate bonds                 2,021,644     8,856           --    2,030,500
  Va. State Housing Authority
   bonds                          1,000,000    20,000           --    1,020,000
  Adjustable Rate Mortgage
   Fund                           1,243,041        --       (6,001)   1,237,040
  Adjustable Rate Commercial
   Loan Fund                        336,258       239           --      336,497
                                -----------------------------------------------
   Total debt securities         25,352,210   214,773      (20,415)  25,546,568
                                -----------------------------------------------
 Marketable equity securities:
  Federal Home Loan Mortgage
   Corporation common stock           4,112   266,788           --      270,900
  Citigroup preferred stock       1,032,856    40,894           --    1,073,750
  MBNA preferred stock              579,969        --      (20,281)     559,688
  Consolidated Edison
   preferred stock                  543,000        --       (9,000)     534,000
  Other equity securities           324,345    12,429       (2,481)     334,293
                                -----------------------------------------------
   Total marketable equity
    securities                    2,484,282   320,111      (31,762)   2,772,631
                                -----------------------------------------------
                                 27,836,492   534,884      (52,177)  28,319,199
                                -----------------------------------------------
                                $31,533,177  $540,040  $   (52,256) $32,020,961
                                -----------------------------------------------

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 1999 and 1998 (continued)
 The amortized cost and estimated fair value of securities at December 31, 1999 by contractual maturity, are shown below:

                                                     ESTIMATED
                                         AMORTIZED     FAIR
                                           COST        VALUE
                                        -----------------------
Held to Maturity
 Due in one year or less                $   979,802 $   976,410
 Due after one year through five years      735,000     733,611
 Due after five years through ten years          --          --
 Due after ten years                             --          --
 Mortgage-backed securities                 123,873     116,789
                                        -----------------------
                                          1,838,675   1,826,810
                                        -----------------------
Available for Sale
 Due in one year or less                  2,632,124   2,639,571
 Due after one year through five years   10,921,218  10,599,028
 Due after five years through ten years   9,433,480   8,897,786
 Due after ten years                             --          --
 Adjustable Rate Mortgage Fund            1,310,718   1,294,411
 Adjustable Rate Commercial Loan Fund       353,916     347,134
                                        -----------------------
                                         24,651,456  23,777,930
                                        -----------------------
                                        $26,490,131 $25,604,740
                                        -----------------------

 At December 31, 1999 and 1998, investment securities with a carrying value of approximately $3,000,000 were pledged as collateral for public deposits.

 NOTE 4

LOANS RECEIVABLE

 Loans receivable are summarized below:

                                                  DECEMBER 31
                                            ------------------------
                                               1999         1998
                                            ------------------------
Real Estate Loans:
 Conventional mortgage:
  Secured by one-to-four family residences  $42,046,182  $42,953,978
  Secured by multi-family residences            818,237      837,801
  Commercial mortgages                       22,539,507   17,466,618
  Land                                        1,754,676    1,973,499
  Short-term construction                       871,776    3,526,716
 Home equity lines of credit                  5,232,768    5,581,987
Consumer loans                               10,318,542    6,287,825
Commercial loans:
 Secured                                      3,203,480    1,933,360
 Unsecured                                    1,648,237    1,702,108
                                            ------------------------
Total loans                                  88,433,405   82,263,892

Less:
 Loans in process                               340,111    1,790,986
 Deferred loan fees (costs), net               (133,450)    (106,093)
 Allowance for loan losses                    1,163,310      919,994
                                            ------------------------
                                            $87,063,434  $79,659,005
                                            ------------------------

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION


Notes to Consolidated Financial Statements

December 31, 1999 and 1998 (continued)

 The allowance for loan losses is summarized below:

                                                   YEARS ENDED DECEMBER 31
                                                   -------------------------
                                                       1999         1998
                                                   -------------------------
Balance at beginning of period                     $    919,994  $   770,491
Provision charged to expense                            485,200      280,200
Recoveries (losses) charged to the allowance, net      (241,884)    (130,697)
                                                   -------------------------
Balance at end of the period                       $  1,163,310  $   919,994
                                                   -------------------------

 Impaired loans as determined in accordance with Statement of Financial Ac-counting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures, were $287,000 and $318,000 at De-cember 31, 1999 and 1998, respectively. A specific allowance of approximately $150,000 was provided with respect to impaired loans at December 31, 1999. A specific allowance for impaired loans did not exist at December 31, 1998. For the years ended December 31, 1999 and 1998, the average recorded investment in impaired loans was $303,000 and $318,000, respectively, and interest income recognized on impaired loans, all on the cash basis, was $1,000 and $32,000, respectively.

 NOTE 5

PREMISES AND EQUIPMENT

 Premises and equipment are summarized as follows:


                                    DECEMBER 31
                               ---------------------
                                  1999       1998
                               ---------------------
Land                           $  448,596 $  415,596
Buildings                       2,148,573  1,777,106
Furniture and fixtures          1,381,415    887,041
Computer equipment                616,704    516,683
Automobiles                        79,791     79,791
Construction in process                --      8,800
                               ---------------------
                                4,675,079  3,685,017
Less accumulated depreciation   1,667,643  1,376,836
                               ---------------------
                               $3,007,436 $2,308,181
                               ---------------------

NOTE 6

DEPOSITS


 Deposits accounts are summarized below:


                                      DECEMBER 31
                               -------------------------
                                   1999         1998
                               -------------------------
Demand deposits:
 Savings accounts              $ 13,065,154 $ 11,474,394
 Checking accounts               20,175,862   17,356,474
 Money market deposit accounts    8,207,435    7,448,514
                               -------------------------
  Total                          41,448,451   36,279,382
Time deposits                    65,699,867   68,029,524
                               -------------------------
                               $107,148,318 $104,308,906
                               -------------------------

 The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $9.9 million and $10.0 million at December 31, 1999 and 1998, respectively.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 1999 and 1998 (continued)
 Time deposits outstanding at December 31, 1999 mature as follows:

          Within one year                                          $45,044,811
          One to two years                                           4,290,250
          Two to three years                                         6,997,663
          Three to four years                                        3,415,133
          Four to five years                                         1,136,875
          Thereafter                                                 4,815,135
                                                                   -----------
                                                                   $65,699,867
                                                                   -----------

 NOTE 7

FAIR VALUE OF FINANCIAL INSTRUMENTS

 The estimated fair values of the Bank's financial instruments as of December 31, 1999 and 1998 are as follows:

                                         CARRYING   FAIR
(IN THOUSANDS)                            AMOUNT   VALUE
----------------------------------------------------------
December 31, 1999
Financial assets
 Cash and cash equivalents               $  6,821 $  6,821
 Securities                              $ 28,019 $ 28,007
 Loans, net of allowance for loan losses $ 87,063 $ 86,700
 Accrued interest receivable             $  1,030 $  1,030
Financial liabilities
 Deposits                                $107,148 $107,471
 Advances from Federal Home Loan Bank    $  6,003 $  5,963
 Accrued interest payable                $     93 $     93
Unrecognized financial instruments
 Commitments to extend credit                 N/A      N/A

December 31, 1998
Financial assets
 Cash and cash equivalents               $  3,901 $  3,901
 Securities                              $ 32,049 $ 32,021
 Loans, net of allowance for loan losses $ 79,659 $ 80,127
 Accrued interest receivable             $  1,057 $  1,057
Financial liabilities
 Deposits                                $104,309 $105,154
 Advances from Federal Home Loan Bank    $  1,074 $  1,074
 Accrued interest payable                $     37 $     37
Unrecognized financial instruments
 Commitments to extend credit                 N/A      N/A

 The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and cash equivalents
 For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Securities
 Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 1999 and 1998 (continued)
Loans receivable
 The fair value of loans is estimated by discounting future cash flows, using the current rates at which similar loans would be made to borrowers with simi-lar remaining maturities. This calculation ignores loan fees and certain fac-tors affecting the interest rates charged on various loans, such as the borrow-er's creditworthiness and compensating balances, and dissimilar types of real estate held as collateral.

Deposit liabilities
 The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the balance sheet date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Accrued interest receivable and payable
 The carrying amounts of accrued interest receivable and payable approximate their fair values.

Advances from Federal Home Loan Bank
 Primarily all advances from Federal Home Loan Bank are due within approxi-mately ninety days from the balance sheet date. Therefore, the carrying amount approximates fair value. For those borrowings that mature beyond ninety days, the fair value of the borrowing is estimated by discounting future cash flows, using the current rates at which similar borrowings would be obtained from the Federal Home Loan Bank with similar remaining maturities.

Commitments to extend credit
 The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the borrowers. For fixed-rate loan commitments, fair value also considers the difference between current lev-els of interest rates and the committed rates. Because of the competitive na-ture of the marketplace, loan fees vary greatly with no fees charged in many cases. Therefore, management has concluded no value should be assigned.

 NOTE 8

ADVANCES FROM FEDERAL HOME LOAN BANK

 Borrowings ("advances") from the Federal Home Loan Bank ("FHLB") are scheduled to mature as follows:

                          DECEMBER 31
                     ---------------------
                        1999       1998
                     ---------------------
Within one year      $4,980,000 $1,000,000
One to two years             --         --
More than two years   1,022,635     73,853
                     ---------------------
                     $6,002,635 $1,073,853
                     ---------------------

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 1999 and 1998 (continued)
 Information regarding FHLB advances is summarized below:

                                                     YEARS ENDED DECEMBER 31

                                                     -----------------------
                                                        1999        1998
                                                     -----------------------
Monthly average balance of borrowings outstanding    $ 2,102,000 $    85,000
Maximum month-end balance of borrowings outstanding  $ 6,054,000 $ 1,074,000

 The weighted average interest rate on advances was 5.33% and 3.53% for the pe-riods ended December 31, 1999 and 1998, respectively. These advances are col-lateralized by the Bank's investment in FHLB stock and qualifying real estate loans with a principal balance of approximately $900,000, and government agency securities with a fair market value of approximately $9.6 million held under a specific collateral agreement. As a member of the FHLB, the Bank has total bor-rowing capacity to $16.4 million.

 NOTE 9

OTHER NONINTEREST INCOME AND EXPENSE

                          YEARS ENDED DECEMBER 31
                          -----------------------
                             1999        1998
                          -----------------------
Other noninterest income
 FHLB stock dividend      $    38,575 $    43,288
 Federal Reserve Bank
  stock dividend                7,488       5,616
 Credit life commissions       13,213      13,529
 Income from real estate
  held for investment           8,082      10,902
 Safe deposit box rental       14,042       8,903
 Gain (loss) on sale of
  fixed assets                     --      (3,450)
 Gain (loss) on sale of
  real estate owned             2,895     (11,494)
 Gain on disposition of
  real estate held for
  investment                   48,003          --
 Miscellaneous fees and
  commissions                  32,538      38,939
                          -----------------------
                          $   164,836    $106,233
                          -----------------------
Other noninterest
 expense
 Education and seminars      $ 11,248    $ 15,722
 Personnel costs               32,077      37,632
 Travel                        11,674      18,323
 Courier cost                  16,803      11,680
 Legal and professional
  fees                         84,577      88,841
 Supervisory fees              34,800      34,818
 Loan costs                    56,377      44,671
 ATM fees                      24,407      18,941
 Insurance                     27,701      22,786
 Bank service charges          33,521      32,806
 Deposit account write-
  offs                         18,633      20,594
 REO property expense          12,576      11,975
 Miscellaneous                  5,013       5,024
                          -----------------------
                             $369,407    $363,813
                          -----------------------

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 1999 and 1998 (continued)

 NOTE 10

INCOME TAXES

 The provision for income taxes is summarized below:

          YEARS ENDED DECEMBER 31
          --------------------------
              1999          1998
          --------------------------
Current
 Federal     $ 635,000     $ 611,000
 State              --        33,000
          --------------------------
               635,000       644,000
          --------------------------
Deferred
 Federal      (122,000)       37,000
 State              --        (9,000)
          --------------------------
              (122,000)       28,000
          --------------------------
Total
 Federal       513,000       648,000
 State              --        24,000
          --------------------------
              $513,000       672,000
          --------------------------

                                                     DECEMBER 31
                                                  ------------------
                                                    1999     1998
                                                  ------------------
Deferred tax asset
 Bad debts and other provisions                   $357,000  $224,000
 Unrealized loss on securities available for sale  421,000        --
 Other                                                  --     3,000
                                                  ------------------
Total deferred tax asset                           778,000   227,000
                                                  ------------------
Deferred tax liability
 FHLB stock                                         70,000    70,000
 Depreciation                                      125,000   128,000
 Unrealized gain on securities available for sale       --   175,000
 Other                                              11,000        --
                                                  ------------------
Total deferred tax liability                       206,000   373,000
                                                  ------------------
Net deferred tax asset (liability)                $572,000 $(146,000)
                                                  ------------------

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 1999 and 1998 (continued)
 The differences between expected federal and state income taxes at statutory rates to actual income tax expense are summarized as follows:

                                                    YEARS ENDED
                                                 ------------------
                                                   1999      1998
                                                 ------------------
Federal income tax expense -- at statutory rate  $628,000  $659,000
State income tax expense -- at statutory rates,
 net of federal tax effect                             --   116,000
Tax effect of:
 Tax exempt interest income                       (70,000)  (52,000)
 Dividends received deduction                     (32,000)  (27,000)
 U.S. obligation interest income                       --   (14,000)
 Other, net                                       (13,000)  (10,000)
                                                 ------------------
                                                 $513,000  $672,000
                                                 ------------------

 In conjunction with the Bank's charter change on March 31, 1998, the Bank is no longer subject to income taxation in Virginia.

 NOTE 11

STOCKHOLDERS' EQUITY

 The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regu-latory framework for prompt corrective action, the Company and its Banking Sub-sidiary must meet specific capital guidelines that involve quantitative mea-sures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
 Quantitative measures established by regulation to ensure capital adequacy re-quire the Company and its Banking Subsidiary to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of Decem-ber 31, 1999, that the Company meets all capital adequacy requirements to which it is subject.
 As of December 31, 1999, the most recent notification, the Federal Deposit In-surance Corporation categorized the Bank as well capitalized under the regula-tory framework for prompt corrective action. To be categorized as well capital-ized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Company and the Bank's actual capital amounts and ratios are pre-sented in the table.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Notes to Consolidated Financial Statements

December 31, 1999 and 1998 (continued)

                                                               TO BE WELL
                                                               CAPITALIZED
                                                                  UNDER
                                                                 PROMPT
                                                               CORRECTIVE
                                              FOR CAPITAL        ACTION
                                ACTUAL     ADEQUACY PURPOSES   PROVISIONS
                            -----------------------------------------------
(DOLLARS IN THOUSANDS)      AMOUNT  RATIO   AMOUNT    RATIO   AMOUNT RATIO
                            -----------------------------------------------
As of December 31, 1999:
Total Capital (to Risk-
 Weighted Assets):
 Consolidated               $13,898 16.23% $   6,850    8.00% $ N/A   N/A
 Shore Bank                  10,674 12.84%     6,652    8.00% 8,315  10.00%

Tier 1 Capital (to Risk-
 Weighted Assets):
 Consolidated               $14,415 16.83% $   3,425    4.00% $ N/A   N/A
 Shore Bank                  11,179 13.44%     3,326    4.00% 4,989  6.00%

Tier 1 Capital (to Average
 Assets):
 Consolidated               $14,415 11.59% $   4,976    4.00% $ N/A   N/A
 Shore Bank                  11,179  9.01%     4,962    4.00% 6,202  5.00%

As of December 31, 1998:
Total Capital (to Risk-
 Weighted Assets):
 Consolidated               $13,789 18.53% $   5,952    8.00% $ N/A   N/A
 Shore Bank                  12,527 16.97%     5,904    8.00% 7,380  10.00%

Tier 1 Capital (to Risk-
 Weighted Assets):
 Consolidated               $13,407 18.02% $   2,976    4.00% $ N/A   N/A
 Shore Bank                  11,480 15.56%     2,952    4.00% 4,428  6.00%

Tier 1 Capital (to Average
 Assets):
 Consolidated               $13,407 11.80% $   4,544    4.00% $ N/A   N/A
 Shore Bank                  11,480 10.11%     4,541    4.00% 5,676  5.00%

 The Company may not declare or pay a cash dividend, or repurchase any of its capital stock, if the effect thereof would cause the net worth of the Company to be reduced below the net worth requirement imposed by federal regulations. On February 9, 1999, the Company declared a $0.07 per share cash dividend paid on March 21, 1999, to all shareholders of record on March 1, 1999. The dividend totaled approximately $127,000, or 10% or current years earnings.

Profit Sharing Plan
 The Bank's Profit Sharing Plan Trust (the "Plan") was implemented effective July 1, 1991. The Plan provides for retirement, death and disability benefits. An employee becomes eligible for participation after completion of one year of service, and becomes a member of the Plan on the earliest of January 1 or July 1 occurring on or after qualification.
 Employees may elect to defer 2%-10% of their compensation, with the Bank mak-ing matching contributions equal to 100% of the first 3% of compensation de-ferred, and 50% of the next 3%. Matching contributions made by the Bank under the Plan totaled approximately $32,300 and $33,700 for the years ended December 31, 1999 and 1998, respectively. The Bank may also elect to make discretionary contributions to the Plan; accordingly, $52,200 and $52,000 of such contribu-tions were made during the years ended December 31, 1999 and 1998, respective-ly.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Notes to Consolidated Financial Statements

December 31, 1999 and 1998 (continued)

Stock Option Plan
 Under the Company's Stock Option Plan, 90,000 shares of the common stock may be used as options and awards to employees. Options granted under the Stock Op-tion Plan may be incentive, as defined by the Internal Revenue Code and related rules and regulations, or non-incentive stock options. In the case of an incen-tive stock option, the exercise price for the purchase of shares at the date of grant must be at least equal to the market value of the shares covered by the incentive stock option on the date of grant. The exercise price per share sub-ject to a non-incentive stock option shall be at a price as determined by the Board of Directors, provided that such price shall not be less than 50% of the fair market value of the shares covered by the non-incentive stock option on the date of grant. The term of all options and the period in which options are exercisable are determined at the discretion of the Board of Directors. The following table represents options outstanding under the Stock Option Plan:

                                        YEARS ENDED DECEMBER 31
                                  -------------------------------
                                        1999              1998
                                  ----------------- -----------------
                                          WEIGHTED-         WEIGHTED-
                                           AVERAGE           AVERAGE
                                          EXERCISE          EXERCISE
                                  OPTIONS   PRICE   OPTIONS   PRICE
                                  ------- --------- ------- ---------
Outstanding -- beginning of year  50,000    $7.01   40,000    $5.38
Granted                               --       --   16,000    10.00
Exercised                         12,000     4.30    6,000     3.84
 Forfeited                            --       --       --       --
                                  -------------------------------
Outstanding -- end of year        38,000    $7.91   50,000    $7.01
                                  -------------------------------
Exercisable -- end of year        38,000    $7.91   50,000    $7.01
                                  -------------------------------

 The Company applies APB Opinion 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for the stock option plan. According-ly, no compensation cost has been recognized. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for the awards under the plan consistent with the method prescribed by FASB Statement No. 123, Accounting for Stock-Based Compensation, the Company's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

                                YEARS ENDED DECEMBER
                                         31
                                ---------------------
                                   1999       1998
                                ---------------------
Net income
 As reported                    $1,335,038 $1,264,838
 Pro forma                       1,335,038  1,188,818
Earnings per share -- basic
 As reported                          0.74       0.70
 Pro forma                            0.74       0.66
Earnings per share -- disputed
 As reported                          0.73       0.69
 Pro forma                            0.73       0.65

 The weighted-average fair value of options granted during the year ended De-cember 31, 1998 was $4.75 per share. The fair value of each option grant is es-timated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                         YEARS ENDED
                         DECEMBER 31
                         -----------
                         1999  1998
                         -----------
Dividend yield            --   0.70%
Expected life             --       5
Expected volatility       --  50.00%
Risk-free interest rate   --   5.50%

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 1999 and 1998 (continued)
 Other information pertaining to options outstanding at December 31, 1999 is as follows:

                             OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                       --------------------------------------------------
                                    WEIGHTED
                                     AVERAGE
                                    REMAINING  WEIGHTED             WEIGHTED
                                   CONTRACTUAL AVERAGE              AVERAGE
      RANGE OF           NUMBER       LIFE     EXERCISE   NUMBER    EXERCISE
   EXERCISE PRICES     OUTSTANDING   (YEARS)    PRICE   OUTSTANDING  PRICE
-------------------------------------------------------------------------
     $4.30-$4.84         12,000          1      $4.84     12,000     $4.84
    $8.25-$10.00         26,000          5      $9.33     26,000     $9.33
                         ------                           ------
Outstanding at end of
        year             38,000                           38,000
                         ------                           ------

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

          Balance, December 31, 1997                               $1,510,000
          Originations                                              1,101,000
          Repayments                                                 (707,000)
                                                                   ----------
          Balance, December 31, 1998                                1,904,000
          Originations                                              1,139,000
          Repayments                                                 (730,000)
                                                                   ----------
          Balance, December 31, 1999                               $2,313,000
                                                                   ----------

 Related party deposit balances outstanding at December 31, 1999 and 1998 were $1.0 million and $800,000, respectively.

 NOTE 14

COMMITMENTS AND CONTINGENCIES AND OTHER RELATED PARTY TRANSACTIONS

 The Bank has a lease agreement with the Chairman of the Board of Directors of the Bank to lease a lot at Four Corners Plaza, Onley, Virginia, for $1,200 per month for twelve years with four five-year renewals. Each renewal will be at the option of the Bank and the leases will be based on the previous lease rate, after being adjusted for changes in the consumer price index. The proper regu-latory authorities have reviewed and approved this lease agreement.
 In August 1997, the Bank entered into a lease agreement with a Maryland gen-eral partnership, of which a related party is a general partner, providing for the use of commercial office space to facilitate the Bank's downtown Salisbury, Maryland bank location. The lease term began in September, 1997 and expires in August, 2002. The agreement provides for three five year renewal periods at the Bank's option. Monthly lease amounts during the term of the lease are $2,250 and range from $2,643 to $3,650 monthly during the renewal periods, if execut-ed.
 On February 1, 1999, the Company entered into a non-related party lease agree-ment providing for the use of commercial office space to facilitate the Company's administrative operations and the Bank's plans to bring its item processing function in-house. The lease term began in March, 1999 and expires in February, 2004. The agreement provides for two five year renewals with the same terms and conditions of the original lease agreement. Lease amounts for the renewals can be increased by fifty percent of the US Consumer Price Index increase during the previous five years of the lease term. Initial monthly lease amounts during the term of the lease are approximately $2,500.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 1999 and 1998 (continued)
 Minimum future rental payments for these operating leases are as follows:

           Period
           Ending
          December
            31,
          2000       $71,900
          2001       $71,900
          2002       $62,900
          2003       $44,900
          2004       $19,500

 Rental expense under operating leases was $66,800 and $41,400 for the years ended December 31, 1999 and 1998, respectively.
 Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may re-quire payment of a fee. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include single family resi-dences, other residential property, commercial property and land. At December 31, 1999 and 1998, the Bank had outstanding commitments to originate loans with variable interest rates of approximately $2.0 million and $5.8 million, respec-tively. In addition, unused lines of credit, primarily at variable rates, amounted to approximately $7.8 million and $8.6 million at December 31, 1999 and 1998, respectively. The distribution of commitments to extend credit ap-proximates the distribution of loans outstanding.
 In the normal course of business, the Bank has entered into an employment agreements with its five Executive Officers ("Officer"). The employment agree-ment may be terminated by the Board of Directors at any time. If the Officer is terminated without cause (as defined in the agreement), the Officer is entitled to base salary and benefits for a period six months to one year from the date of termination, depending on the agreement.
 During January 1997, the Bank renewed its agreement with a service company, whereby, the latter would furnish data processing services to the Bank for an additional 60 months. The arrangement is similar to the previous agreement, and to those entered into by other entities in the financial institution industry, and the costs represent normal operating costs to the Bank.
 During September 1999, Shore Investments Inc. entered into an agreement with a registered broker-dealer to sell investment products. The agreement has an ini-tial term of two years and automatically renews for subsequent one year terms, subject to certain termination clauses within the agreement.

 NOTE 15

EARNINGS PER SHARE RECONCILIATION

 The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations.

                            YEARS ENDED DECEMBER 31
                         ---------------------
                            1999       1998
                         ---------------------
Net income (numerator,
 basic and diluted)      $1,335,038 $1,264,838
Weighted average shares
 outstanding
 (denominator)            1,814,527  1,809,333
                         ---------------------
Earnings per common
 share -- basic          $     0.74 $     0.70
                         ---------------------
Effect of dilutive
 securities:
 Weighted-average shares
  outstanding             1,814,527  1,809,333
 Effect of stock options     10,496     18,206
                         ---------------------
Diluted average shares
 outstanding
 (denominator)            1,825,023  1,827,539
                         ---------------------
Earnings per common
 share -- assuming
 dilution                $     0.73 $     0.69
                         -----------------------------

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION



Notes to Consolidated Financial Statements

December 31, 1999 and 1998 (continued)

 NOTE 16
PARENT COMPANY

 Since its inception, the Company's business activities have been limited to investment activities related to the Bank and its excess cash. Dividends from the Bank and investment income represent the only sources of funds for the Com-pany. Certain restrictions exist that limit the amount of dividends the Bank may declare without obtaining regulatory approval. At December 31, 1999, the Bank had approximately $200,000 available to declare in dividends under exist-ing regulatory guidelines.
 The Company requires very little administrative support. However, the Company does incur costs associated with supporting its board of directors, its build-ing lease, and public reporting requirements and annual fees associated with being a public company. Accordingly, the Bank began paying an overhead alloca-tion fee to the Company during 1999. The fee was approximately $120,000 during 1999 and is based on expenses incurred by the Company to support the Bank's op-erations.
 The Company's condensed balance sheets as of December 31, 1999 and 1998, and the related condensed statements of income and cash flows for years ended De-cember 31, 1999 and 1998 are provided below. For comparative purposes, the fi-nancial statements are presented as if the parent company was in existence for all periods presented.

Condensed Balance Sheet

                                                  DECEMBER 31
                                            -----------------------
                                               1999        1998
                                            -----------------------
Assets
 Cash and due from banks                    $   650,000 $ 1,328,000
 Securities available for sale                2,479,000     597,000
 Investment in Shore Bank                    10,674,000  11,862,000
 Other assets                                    95,000       2,000
                                            -----------------------
 Total Assets                               $13,898,000 $13,789,000
                                            -----------------------
Liabilities and Stockholders' Equity
 Liabilities                                $        -- $        --
 Stockholders' equity                        13,898,000  13,789,000
                                            -----------------------
 Total Liabilities and Stockholders' Equity $13,898,000 $13,789,000
                                            -----------------------

Condensed Statement of Operations

                                          YEARS ENDED DECEMBER 31
                                          ------------------------
                                             1999         1998
                                          ------------------------
Income
 Dividends from Shore Bank                $ 1,576,000  $ 2,000,000
 Management fee income                        120,000           --
 Investment income                             36,000        5,000
                                          ------------------------
 Total Income                               1,732,000    2,005,000
                                          ------------------------
Expenses
 Directors' fees                               48,000       48,000
 Accounting and professional fees              59,000       53,000
 Other                                         40,000        1,000
                                          ------------------------
 Total Expenses                               147,000      102,000
                                          ------------------------
Income Before Income Taxes and Equity in
 Undistributed Net Income of Subsidiary     1,585,000    1,903,000
Income Tax Expense                                 --           --
Income Before Equity in Undistributed
 Net Income of Subsidiary                   1,585,000    1,903,000
Equity in Undistributed Net Income
 of Subsidiary (1)                           (250,000)    (638,000)
                                          ------------------------
Net Income                                $ 1,335,000  $ 1,265,000
                                          ------------------------

(1) Amount in parenthesis represents the excess of dividends declared over net income of subsidiary.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 1999 and 1998 (continued)
Condensed Statement of Cash Flows

                                                      YEARS ENDED DECEMBER 31
                                                      ------------------------
                                                          1999         1998
                                                      ------------------------
Operating Activities
 Net income                                           $  1,335,000  $1,265,000
 Equity in undistributed net income of subsidiary          250,000     638,000
 Dividends/distribution of investment securities from
  Shore Bank                                            (1,576,000)
 Change in other assets                                    (93,000)     (2,000)
 Change in other liabilities                                    --          --
                                                      ------------------------
 Cash Flows Provided (Used) by Operating Activities        (84,000)  1,901,000
                                                      ------------------------
Investing Activities
 Purchase of available-for-sale securities                (646,000)   (635,000)
 Sale of available-for-sale securities                          --      38,000
                                                      ------------------------
 Cash Flows Used by Investing Activities                  (646,000)   (597,000)
                                                      ------------------------
Financing Activities
 Proceeds from exercise of common stock options             52,000      23,000
 Proceeds from subsidiary advances                              --      85,000
 Repayments of subsidiary advances                              --     (85,000)
                                                      ------------------------
 Cash Flows Provided by Financing Activities                52,000      23,000
                                                      ------------------------
 Net Increase in Cash and Cash Equivalents                (678,000)  1,327,000
 Cash and Cash Equivalents, beginning of period          1,328,000       1,000
                                                      ------------------------
 Cash and Cash Equivalents, end of period             $    650,000  $1,328,000
                                                      ------------------------

NOTE 17

SEGMENT INFORMATION

 Management determines the Company's operating segments and evaluates their performance by the markets in which the Bank operates. Currently, the Bank op-erates in two different geographical markets: Virginia and Maryland. Generally, each market possesses a different customer base and occasionally requires that management approach product pricing and promotion in different manners. Howev-er, products offered in each market are similar. Additionally, the Maryland market represents a newer market to the Bank than does the Virginia market.
 The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on net interest income from operations and asset growth within the seg-ments.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 1999 and 1998 (continued)
 Since the Company derives a significant portion of its revenues from interest income and interest expense is the most significant expense, the segments are reported below using net interest income for the periods indicated. The "Other" column primarily represents the Company's investment activities resulting from excess cash available within the individual segments. The "Elimination" column represents intersegment activities and reconciles the segments to the Company's consolidated financial statements.

                                                     ELIMINATION
                                                   OF INTERSEGMENT
(IN THOUSANDS)           VIRGINIA MARYLAND  OTHER   TRANSACTIONS    TOTAL
---------------------------------------------------------------------------
Net Interest Income:
 Year ended December 31,
  1999                   $  3,004 $   672  $ 2,497    $ (1,711)    $  4,462
 Year ended December 31,
  1998                   $  3,007 $   448  $ 1,692    $ (1,025)    $  4,122
Assets:
 December 31, 1999       $107,567 $13,348  $40,840    $(34,162)    $127,593
 December 31, 1998       $ 94,192 $15,750  $36,995    $(26,989)    $119,948

 NOTE 18

COMPREHENSIVE INCOME

 Total comprehensive income consists of the following for the periods indicat-ed:

                                   YEARS ENDED DECEMBER 31
                                   -------------------------
                                       1999         1998
                                   -------------------------
Net income                         $  1,335,038   $1,264,838
Other comprehensive income (loss)    (1,150,700)     170,882
                                   -------------------------
Total comprehensive income         $    184,338  $ 1,435,720
                                   -------------------------

 The components of other comprehensive income are as follows for the periods indicated:

                                                       YEARS ENDED DECEMBER
                                                                31
                                                       ---------------------
                                                          1999        1998
                                                       ---------------------
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during the
 period                                                $(1,510,601) $378,887
Less: reclassification adjustment for gains (losses)
 included in income                                        242,199   131,878
                                                       ---------------------
Total other comprehension income (loss) before income
 taxes                                                  (1,752,800)  247,009
Income tax (expense) benefits                              602,100   (76,127)
                                                       ---------------------
Net unrealized gains (losses)                          $(1,150,700) $170,882
                                                       ---------------------

 NOTE 19

SUBSEQUENT EVENTS

 On January 11, 2000, the Company declared a $0.08 per share cash dividend, payable on March 17, 2000, to all shareholders of record on March 1, 2000. The dividend totals approximately $146,000, or 11% of current year earnings.

--------------------------------------------------------------------------------








SHORE FINANCIAL CORPORATION
Market for Registrant's Common Stock
and Related Stockholder Matters

Market Information
 The Company's common stock is listed on the Nasdaq National Market under the symbol "SHBK." The following table sets forth the per share high and low sales prices for the common stock as reported on the Nasdaq National Market for the periods indicated:

                                       PRICE RANGE
                                   ----------------------------------
                                    HIGH                 LOW
           ----------------------------------------------------
           1998
            First Quarter          $14.63               $11.00
            Second Quarter          12.75                11.75
            Third Quarter           12.63                 9.50
            Fourth Quarter          11.88                 9.50
           1999
            First Quarter          $11.13               $ 9.50
            Second Quarter          10.00                 8.81
            Third Quarter            9.13                 8.63
            Fourth Quarter           8.69                 7.00

 At March 1, 2000, there were 1,822,812 shares of common stock outstanding held by 788 stockholders of record.

Dividend Policy
 The Bank declared and paid the Company a $2.0 million dividend on September 1, 1998 and a $1.59 million dividend on December 14, 1999. Prior to that the Bank had not declared or paid any cash dividends during the previous five fiscal years. On March 21, 1999, the Company paid a $0.07 per share annual cash divi-dend to shareholders of record on March 1, 1999. On January 11, 2000, the Com-pany declared a $.08 per share annual cash dividend payable on March 17, 2000 to shareholders of record on March 1, 2000. The Company anticipates paying a similar annual cash dividend on its common stock in the foreseeable future. However, any future determination as to payment of cash dividends will be at the discretion of the Company's Board of Directors and will depend on the Company's earnings, financial condition, capital requirements and other factors deemed relevant by the Board of Directors.

--------------------------------------------------------------------------------









SHORE FINANCIAL CORPORATION

Directors and Officers

SHORE FINANCIAL
CORPORATION

BOARD OF DIRECTORS

Henry P. Custis, Jr.
Chairman of the Board, Partner
Law firm of Custis, Lewis & Dix,
L.L.P.

Terrell E. Boothe
President Terrell E. Boothe, Inc.

D. Page Elmore
Consultant
Waste Management Inc.

Scott C. Harvard
President and Chief Executive Officer
Shore Financial Corporation and
Shore Bank

Richard F. Hall, III
Owner
Loblolly Farms
Owner
Seaside Produce

Dr. Lloyd J. Kellam, III
Physician
Eastern Shore Physicians and
Surgeons

L. Dixon Leatherbury
President and Central Manager
Leatherbury Equipment Co.
President
Wakefield Equipment Co.

A. Jackson Mason
Treasurer
Mason-Davis Co., Inc.

ADVISORY BOARD OF DIRECTORS

John J. Evans, CPA
Certified Public Accountant
Chairman of the Advisory Board
Holloway & Marval, P.A.

Edward E. Henry
Financial Services Manager
E.I. Dupont, Inc.

Russ Morgan, M.S., D.D.S.
Dentist
Milford Professional Center

Billye Lee Sarbanes

Dr. Donald Wood
Cardiologist
Peninsula Cardiology Associates, P.A.

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

Brenda P. Wallace
Vice President and Chief Operating Officer

OFFICERS

Tammy V. Mason
Vice President

Natalie N. Binder
Assistant Vice President

Anne H. J. Dize
Assistant Vice President

Martha H. James
Assistant Vice President

Kathryn M. Warren
Assistant Vice President

Robert W. Lockwood, Jr.
Vice President of Maryland Division

Vonda M. Smith
Corporate Secretary

--------------------------------------------------------------------------------









SHORE FINANCIAL CORPORATION

Corporate Information

CORPORATE HEADQUARTERS
AND MAIN OFFICE

25253 Lankford Highway
Onley, Virginia 23418
Phone: (757) 787-1335
Fax: (757) 789-3645

BRANCH OFFICES

18426 Dunne Avenue
Parksley, VA 23421

6350 Maddox Boulevard
Chincoteague, Virginia 23336

21220 North Bayside Drive
Cheriton, Virginia 23316

4017 Lankford Highway
Exmore, Virginia 23350

1503 South Salisbury Boulevard
Salisbury, Maryland 21801

100 West Main Street
Salisbury, Maryland 21801

OPERATIONS CENTER

23378 Commerce Drive
Accomac, VA 23301
TRANSFER AGENT

Fulton Bank
One Penn Square
Lancaster, PA 17604

SPECIAL COUNSEL

LeClair Ryan
707 East Main Street, 11th Floor
Richmond, VA 23219

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

MEMBER

Federal Deposit Insurance
Corporation
Federal Reserve System

INDEPENDENT AUDITORS

Goodman & Company, LLP
1 Commercial Place, Suite 800
Norfolk, VA 23514

INTERNET

Web site: www.shorebank.com
Address: shorebank.com


ANNUAL MEETING

The Annual Meeting of the stockholders of Shore Financial Corporation will be held at theChamber of Commerce in Melfa, Virginia on Tuesday, April 18, 2000, 2:00 P.M.

SECURITIES LISTING

The Company's shares are traded on The NASDAQ Stock Market under ticker symbol "SHBK".

MARKET MAKERS

Anderson & Strudwick, Inc. Branch, Cabell & Company Ferris Baker Watts, Inc. Knight Securities, L.P. McKinnon & Company, Inc. Ryan Hartley & Lee, Inc. Scott & Stringfellow

50