Form 10KSB, Exhibit 13
period 2000-12-31
SHORE FINANCIAL CORP
filed 2001-03-29
CIK 1045690

                          Shore Financial Corporation

                              2000 ANNUAL REPORT



                                                  [SHORE BANK LOGO]
                                                  COMMITTED TO THE EASTERN SHORE

Our People . . .

Jennifer M. Adams o Victoria B. Bagwell o Melanie L. Belote o Steven M. Belote
o Natalie N. Binder o Mary Alice Birch o Oleta M. Blaylock o Dana C. Bonney
o Louise A. Bright o Jacqueline L. Carpenter o Janet J. Carros o Carol D. Cephas
o Rita L. Chaney o Louise Q. Chesser o Marilyn J. Cooper o Kara E. Decarlo
o William H. Deckert, III o Anne H.J. Dize o J. Anderson Duer, Jr.
o Amy D. Ferringer o Patricia A. Fries o Dorothy E. Gladden o Tonay M. Gray
o Gail L. Griffin o April L. Hall o Scott C. Harvard o Claire I. Hoff
o Mychelle L. Holloway o Kimberly M. Holston o Martha H. James o Betty A. Keisel
o Kelly C. Lange o Erica S. Lewis o Carol Sue Madison o Elizabeth M. Marshall
o Jessica L. Mason o Susan Mason o Tammy V. Mason o Cheryl A. Massey
o Nancy C. Matthews o Susan E. McAllister o Craig H. McConnell
o Arthur C. Miles, Jr. o Samantha A. Morris o Charles W. Payne o Nancy E. Payne
o Janice B. Perkins o Devon M. Phillips o Vonda K. Pruitt o Julie A. Ricken
o Susan M. Rillo o Michelle A. Sabatino o Scott S. Schreiber o Richard B. Seidel
o Carole A. Simms o Jennifer L. Skaggs o Vonda M. Smith o J. Nicole Spivey
o Denise W. Stadler o Dawn M. Steelman o Brenda P. Wallace o Jamye L. Watkinson
o Donna E. Weaver o Nancy L. White o Karen C. Willett o Jane O. Wyatt

                                                 . . . our most valuable assets!

MAIN OFFICE
25253 Lankford Highway
Onley, Virginia 23418

OPERATIONS CENTER
23378 Commerce Drive               [MAP OF MARYLAND, VIRGINIA AND DELAWARE AREA]
Accomac, Virginia 23301            [OFFICE LOCATIONS SHOWN ARE Salisbury
                                                               Chincoteague
BRANCH OFFICES                                                 Accomac
6350 Maddox Boulevard                                          Exmore
Chincoteague, Virginia 23336                                   Cheriton
                                                               Parksley
18426 Dunne Ave.                                               Onley]
Parksley, Virginia 23421

21220 North Bayside Drive
Cheriton, Virginia 23316

4017 Lankford Highway
Exmore, Virginia 23350

1503 South Salisbury Boulevard
Salisbury, Maryland 20801

100 West Main Street
Salisbury, Maryland 20801

                          SHORE FINANCIAL CORPORATION
Table of Contents


Report To Shareholders                                               2
--------------------------------------------------------------------------------

Selected Financial Highlights                                        3
--------------------------------------------------------------------------------

Corporate Profile                                                    4
--------------------------------------------------------------------------------

Management's Discussion and Analysis                                 6
--------------------------------------------------------------------------------

Consolidated Statements of Financial Condition                      24
--------------------------------------------------------------------------------

Consolidated Statements of Income                                   25
--------------------------------------------------------------------------------

Consolidated Statements of Stockholders' Equity                     26
--------------------------------------------------------------------------------

Consolidated Statements of Cash Flows                               27
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements                          29
--------------------------------------------------------------------------------

Report of Independent Accountants                                   52
--------------------------------------------------------------------------------

Market for Registrant's Common Stock                                53
--------------------------------------------------------------------------------

Directors and Officers                                              54
--------------------------------------------------------------------------------

Corporate Information                                               55
--------------------------------------------------------------------------------

                          SHORE FINANCIAL CORPORATION

Report to Shareholders

  I am pleased to report that after a slow beginning in the year 2000, we saw earnings improve with each new quarter. Shore Financial Corporation ended the year 2000 with the second highest income in our 39-year history. These results followed our best earnings performance ever of 1999--a year in which we made several conscious investment decisions regarding our future. Although costly, and a burden on 2000 earnings, we considered these investments critical to the continued growth and success of your company. In spite of these investments that expanded our branch network, our operations support area, and our product offering, the company virtually matched the record earnings of 1999. We believe Shore Financial Corporation is positioned for continued earnings improvement in 2001.

  The board of directors has stayed committed to two things: having the best bank in our community and adding to the value of your investment in Shore Fi-nancial Corporation. In February of 2001 the board announced an increase in the annual dividend for the third straight year. The 12.5% dividend increase re-sulted in a $0.09 per share dividend paid to stockholders of record as of March 1, 2001. In November, the board authorized the repurchase of up to 90,000 shares of the company's common stock. Through March 1, 2001, the company had repurchased 46,500 shares at prices ranging from $6.50 to $7.44 per share. These stock purchases will have a positive impact on earnings per share and, with book value in excess of $8.00, will be accretive to the book value of re-maining shares.

  We are continuing to grow and develop the use of technology in our banking subsidiary. Since introducing a VISA Check Card in late 1999, we have increased monthly transaction volume to over 12,000 units. This activity has generated positive fee income to the bank and reduced the number of paper checks being processed by people and machines. When the bank began in-house processing and check imaging in late 1999, the process of handling 15,000+ accounts seemed overwhelming. During the year 2000, 100% of all checks were digitally imaged and monthly statements were consistently turned around within three business days. Our competitors cannot seem to move with that kind of speed and efficien-cy. Shore-24 telephone banking hit record levels of usage during 2000 as did foreign and local transactions at the bank's Shore-24 ATM network.

  We are encouraged by the overwhelming reception and success of these alterna-tive delivery systems and technological enhancements as we search for ways to control costs and deliver efficient, effective service. During 2001 the company will perform a thorough evaluation of all data processing systems--including how best to deliver Internet banking--in an effort to reduce expenses while ex-panding alternative delivery systems through the effective use of technology.

  Even as technology continues to drive our operations, our people remain the key to your company's success. The logo on the front of this report clearly states our position: "Committed to the Eastern Shore." That philosophy extends to the individual board members and each employee of the company. It says that we are committed to our employees, our communities, our customers, and our stockholders. It is this commitment that distinguishes us as a banking company in our markets. And we believe it is this commitment that will result in strong relationships and superior service that can only lead to increased earnings and shareholder value.

  Thank you for your support over the last year. I invite you to review this annual report. I look forward to any questions or comments you may have. Please contact me at sharvard@shorebank.com at any time.


                                 /s/ Scott C. Harvard
                                 -----------------------------------
                                 Scott C. Harvard
                                 President & Chief Executive Officer

                          SHORE FINANCIAL CORPORATION

Selected Financial Highlights

  The following selected financial data for the years ended December 31, 2000 and 1999 is derived from the consolidated financial statements of the Company, which have been audited on an annual basis by Goodman and Company, L.L.P. for the years then ended. The selected financial data information should be read in conjunction with the consolidated financial statements of the Company in-cluded elsewhere in this document.

-------------------------------------------------------------------------------

                                               YEARS ENDED DECEMBER 31,
                                               -------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)              2000         1999
------------------------------------------------------------------------
Income Statement Data:
 Interest income                               $      9,834 $      8,843
 Interest expense                                     5,041        4,381
 Net interest income                                  4,793        4,462
 Provision for loan losses                              212          485
 Noninterest income                                   1,013        1,245
 Noninterest expense                                  3,680        3,374
 Income taxes                                           601          513
                                               -------------------------
 Net income                                    $      1,313 $      1,335
                                               =========================
Per Share Data:
 Net income -- basic                           $       0.72 $       0.74
 Net income -- dilutive                                0.72         0.73
 Cash dividends                                        0.08         0.07
 Book value at period end                              8.50         7.62
 Tangible book value at period end                     8.48         7.60
 Average shares outstanding (000's)                   1,825        1,815
Balance Sheet Data (period end):
 Assets                                        $    139,814 $    127,593
 Loans, net of unearned income                       91,345       87,063
 Securities                                          38,751       28,636
 Deposits                                           115,890      107,148
 Shareholders' equity                                15,436       13,898
Performance Ratios:
 Return on average assets                             0.99%        1.07%
 Return on average equity                             9.04%        9.57%
 Net interest margin                                  3.85%        3.88%
 Efficiency (1)                                      63.48%       61.74%
Asset Quality Ratios:
 Allowance for loan losses to period end loans        1.44%        1.32%
 Allowance for loan losses to nonaccrual loans      105.95%       97.57%
 Nonperforming assets to period end loans and
  foreclosed properties                               1.37%        1.54%
 Net charge-offs (recoveries) to average loans        0.04%        0.28%
Capital and Liquidity Ratios:
 Leverage (2)                                        11.04%       10.89%
 Risk-based:
  Tier1 capital                                      17.48%       16.83%
  Total capital                                      17.12%       16.23%
 Average loans to average deposits                   77.43%       80.68%
------------------------------------------------------------------------

(1) Computed by dividing noninterest expense by the sum of net interest in-come and noninterest income, net of security gains and losses.
(2)   Computed as a percentage of stockholders' equity to period end assets.

                          SHORE FINANCIAL CORPORATION

Corporate Profile

General

  Shore Financial Corporation (the "Company") is a Virginia corporation orga-nized in September 1997 by Shore Bank (the "Bank") for the purpose of becoming a unitary holding company of the Bank. The Company's assets consist of its in-vestment in the Bank and approximately $2.9 million in cash and other invest-ments. The business and management of the company consists of the business and management of the bank. The Bank is a Virginia chartered, Federal Reserve mem-ber commercial bank whose predecessor began business in 1961. The Company and the Bank are headquartered in Onley, Virginia. The Bank operates seven banking offices on the Eastern Shore of Virginia and Maryland, including the counties of Accomack and Northampton in Virginia and Salisbury/Wicomico County area in Maryland. The bank has a 20% market share of the banking deposits in the Accomack and Northampton Counties in Virginia. At December 31, 2000, the Com-pany had assets of $139.8 million, Bank deposits of $115.9 million and stock-holders equity of $15.4 million.
  The Bank offers a full menu of banking products and services in the communi-ties it serves. For business customers, the Bank offers checking, cash manage-ment, credit card merchant services, employee benefits, and a variety of loan options including operating lines of credit, equipment loans, and real estate loans. For consumers, the Bank has the only totally free checking account available in its Virginia market, along with telephone banking services, safe deposit boxes, a check card and the largest network of ATMs on the Eastern Shore of Virginia. The Bank is a leading real estate lender in its Virginia markets.
  The Company also offers other services that complement the core financial services offered by the Bank. The company has an affiliate relationship with the only independent trust company in Eastern Virginia that provides a vehicle to offer trust and asset management services within the Bank's markets. In March 1999, the Bank activated its subsidiary, Shore Investments, Inc. (the "Subsidiary"), to provide non deposit investment products including stocks, bonds, mutual funds, and insurance products through its banking centers. The subsidiary has also invested in a Virginia title insurance company that ena-bles it to offer title insurance policies to its real estate loan customers.
  The Bank delivers its banking services through seven branch offices. The Bank provides administrative support to its branch network through an opera-tions center located in Accomac, Virginia. The facility houses the Bank's item processing and check imaging functions and enables the Bank to better serve the Bank's branch network and provide improved customer service. Sixty-four dedicated employees staff the Bank's facilities.

Market Area

  The Bank's headquarters, operations center, and five banking offices are lo-cated in Accomack and Northampton Counties, which together form the Eastern Shore of Virginia. These two counties run approximately seventy miles from the Maryland state line south and have thousands of miles of coastline on the Chesapeake Bay and its tributaries on the west and the Atlantic Ocean on the east. They represent the southern portion of the DELMARVA (Delaware-Maryland-Virginia) Peninsula.
  The Eastern Shore of Virginia is 20 miles by bridge and tunnel from Hampton Roads, Virginia (Norfolk, Virginia Beach, Portsmouth, Hampton), one of the largest population centers in the country. Tourism and agriculture, along with poultry and seafood processing are the predominant industries in the area. The Nature Conservancy, caretaker of 47,000 acres of ecologically significant real estate has recently begun limited development while also acting as a catalyst for compatible development in the area.

                          SHORE FINANCIAL CORPORATION

  In Northampton County a recently completed Eco-Industrial Park has opened adjacent to a deep-water port with railroad access. The park is a model for environmentally friendly industrial development. In addition, a 3000 unit gated community is scheduled to open in spring 2001 with the completion of an Arnold Palmer designed golf course, to be followed by a second course designed by golf legend Jack Nicklaus.
  Accomack County Virginia is the home to NASA's Wallops Island Space Facility and the recently formed Virginia Space Port Authority as well as the tourist destinations of Chincoteague Island and The Assateague National Wildlife Ref-uge that draws over one million visitors annually.
  The Bank also has two banking offices in the Salisbury/Wicomico area in the center of the Maryland section of the DELMARVA Peninsula. Approximately 175,000 people live within a 30-mile radius of Salisbury, which is the re-gional hub for industry, commerce, health care, recreation and the arts. Home to Perdue Farms, Peninsula Regional Medical Center, and Salisbury State Uni-versity, Salisbury's fastest growing industrial sector is the microwave or wireless communications industry. Along with a strong and diversified indus-trial base, wholesalers, retailers, and service firms serving ten counties in three states have made Wicomico County a regional supply center for the East-ern Shore of Delaware, Maryland, and Virginia.

Competition

  In its market area, the Bank competes with regional commercial banks and in-dependent community banks with multiple offices on the Eastern Shore. These and certain other non-bank competitors may have much greater financial re-sources, diversified markets, and branch networks than the Bank and may be able to offer similar services at varying costs with higher lending limits. With nationwide banking, the Bank also faces the prospect of additional com-petitors entering its market area.
  The Bank faces strong competition both in originating loans and in at-tracting deposits. Competition in originating loans comes primarily from com-mercial banks and mortgage lenders and to a lesser extent consumer finance companies, credit unions, and savings institutions. The Bank competes for loans principally on the basis of the interest rates and loan fees it charges, the types of loans it originates and the quality of service it provides to borrowers.
  The Bank faces substantial competition in attracting deposits from other banks, money market and mutual funds, credit unions and other investment vehi-cles. The ability of the Bank to attract and retain deposits depends on its ability to provide an investment opportunity that satisfies the requirements of investors as to rate of return, liquidity, risk, convenience and other fac-tors. The Bank competes for these deposits by offering a variety of deposit accounts at competitive rates, having convenient business hours, and by mar-keting its position as the of only locally-owned independent bank on the East-ern Shore of Virginia.

                          SHORE FINANCIAL CORPORATION

Management's Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW

  The Company grew 9.6% during the year ended December 31, 2000. Total assets were $139.8 million at December 31, 2000, an increase of $12.2 million over the $127.6 million existing at December 31, 1999. Net income for the year ended December 31, 2000 was $1.31 million, compared to net income of $1.34 million for the same period in the prior year. Earnings were positively im-pacted by loan growth of $4.5 million, or 5.1%, during 2000. Conversely, ongo-ing expenses associated with several expansion projects undertaken by the Com-pany prior to 2000 negatively impacted earnings during 2000. These projects included the opening of an operations center in Accomac, Virginia and the opening of a new full-service banking facility in Parksley, Virginia. The op-erations center houses the Bank's administrative function and provides item processing and check imaging services. Previously, the Bank outsourced the item processing function to an independent provider. However, the in-house fa-cility enables the Bank to better serve its customers. The Bank opened the Parksley facility in a market that management considers under-served. Although the costs associated with running the operations center and opening the new branch facility negatively impacted earnings during 2000 and 1999, the changes have created long-term benefits in operational efficiencies and customer serv-ice.
  In addition to these infrastructure changes, the Bank successfully intro-duced its VISA Check Card during November 1999. The card's rollout program re-sulted in a 90% activation rate on over 3,000 check cards, and is currently processing in excess of 10,000 transactions per month at ATM and point of sale terminals. Profits generated through fee income on the VISA Check Card enabled the Bank to recover its initial investment on this product during 2000 and ac-tually contributed to earnings during the last quarter of the year.
  Return on assets (ROA) was .99% for the year ended December 31, 2000 com-pared to 1.07% for the year ended December 31, 1999. Return on average equity
(ROE) was 9.04% for 2000 compared to 9.57% for 1999.
  For the year ended December 31, 2000, total loans increased to $92.7 mil-lion, a 5.1% increase over the $88.2 million outstanding at December 31, 1999. Growth in real estate (including real estate construction loans) and consumer loans (including home equity lines) constituted the majority of this increase. Residential real estate loans increased by 6.1% over December 31, 1999, while consumer loans increased by 14.7% over the same period. Commercial loans de-creased by 2.1% when compared to December 31, 1999, although the Bank experi-enced an increase in commercial relationships during the period. Securities were $38.8 million at December 31, 2000, an increase of 35.3% when compared to December 31, 1999.
  Deposits were $115.9 million at December 31, 2000, an increase of 8.2% over December 31, 1999. Interest-bearing demand deposit accounts were flat during the year ended December 31, 2000, while noninterest-bearing demand deposits increased 21.2% during the period, consistent with management's concerted ef-forts in growing the Bank's commercial and consumer deposit portfolio. Demand deposits were $42.9 million at December 31, 2000, an increase of 3.5% over amounts existing at December 31, 1999, while time deposits were $73.0 million at December 31, 2000, an increase of 11.1% over December 31, 1999.
  The Bank's net interest margin was 3.85% during the year ended December 31, 2000, compared to 3.88% during the year ended December 31, 1999. The Bank ben-efited from increases in yields on earning assets, in total interest-earning assets, and in noninterest-bearing deposits over the prior period. However, a higher interest rate environment negatively impacted the Bank's cost of fund-ing during the year ended December 31, 2000, primarily relating to time depos-its. At December 31, 2000, the allowance for loan losses to period end loans was 1.44%, and the level of nonperforming assets to period end loans and fore-closed properties was 1.37%.

                          SHORE FINANCIAL CORPORATION

RESULTS OF OPERATION

General

  Net interest income is the major component of the Company's earnings and is equal to the amount by which interest income exceeds interest expense. Inter-est income is derived from interest-earning assets composed primarily of loans and securities. Interest expense results from interest-bearing liabilities, primarily consisting of deposits and short-term borrowings. Changes in the volume and mix of these assets and liabilities, as well as changes in the yields earned and rates paid, determine changes in net interest income. Net interest margin is calculated by dividing net interest income by average earn-ing assets and represents the Company's net yield on its earning assets.

Interest Income

  During the year ended December 31, 2000, the Company earned $9.8 million in interest income, an increase of 11.2% as compared to the $8.8 million earned for the year ended December 31, 1999. The improvement in interest income was primarily due to volume increases in the loan and security portfolios. Average securities increased to $35.4 million during the year ended December 31, 2000, an increase of 18.8% over an average balance of $29.8 million for the year ended December 31, 1999. Average total loans increased 2.8% to $89.2 million during the year ended December 31, 2000 from $86.8 million for the year ended December 31, 1999. Increases in average securities primarily resulted from the excess of deposit growth over loan growth during 2000 creating excess liquid-ity and higher invested balances during the period. Loan growth experienced during the period occurred primarily in residential real estate mortgages and consumer loans. Residential real estate mortgages were $48.1 million at Decem-ber 31, 2000, an increase of 6.1% over the $45.3 million outstanding at Decem-ber 31, 1999. This increase primarily resulted from the rising interest rate environment that made long-term, fixed rate mortgage products through mortgage lenders less attractive. Additionally, the refinancing boom that occurred dur-ing the lower interest environment in existence during early 1999 was less prevalent during 2000. Consumer loans were $17.6 million at December 31, 2000, an increase 14.7% over the $15.4 million outstanding at December 31, 1999, while commercial loans were $26.8 million at December 31, 2000, a decrease of 2.1% as compared to the $27.4 million outstanding at December 31, 1999. Howev-er, during the year ended December 31, 2000, the Bank experienced an increase in commercial relationships during the period. The Bank aggressively targeted these customers during the period and incorporated pricing and marketing strategies necessary to attract quality commercial and consumer customers.

Interest Expense

  Interest expense was $5.0 million during the year ended December 31, 2000, an increase of 15.1% as compared to $4.4 million for the year ended December 31, 1999. Average interest-bearing liabilities increased 6.1% to $107.5 mil-lion during the year ended December 31, 2000 from $101.3 million at December 31, 1999, while the cost of interest-bearing liabilities increased 37 basis points from 4.32% during the year ended December 31, 1999 to 4.69% during the year ended December 31, 2000. Total average deposits, including noninterest-bearing, increased 7.1% to $115.2 million during the year ended December 31, 2000, from $107.6 million during the year ended December 31, 1999. Including noninterest-bearing deposits in the mix lowers the Company's cost of funds to 4.28% and 3.99% for the years ended December 31, 2000 and 1999, respectively. The increase in total deposits and the cost of funds primarily resulted from the rising interest rate environment and the growth in time deposits during the period.

                          SHORE FINANCIAL CORPORATION

Net Interest Income

  Net interest income was $4.8 million during the year ended December 31, 2000, 7.4% greater than the $4.5 million reported during the year ended Decem-ber 31, 1999. This increase occurred despite a decrease in net interest margin to 3.85% during the December 2000 period as compared to 3.88% for the December 1999 period. Decreases in net interest margin and net interest spread for the year ended December 31, 2000 reflect the higher interest rate environment dur-ing the period and its impact on the Bank's cost of funds, primarily as it re-lates to the Bank's time deposits and FHLB short-term borrowings. However, the interest rate environment's impact on the Company's net interest margin and net interest spread was minimized by an increase in lending activities and a 21.9% increase in average noninterest-bearing deposits. As discussed above, the increase in lower costing and noninterest-bearing demand deposit accounts has a significant impact on the Bank's cost of funds. Management considers growth in these deposits significant in its efforts to improve the Bank's net interest margin.

                          SHORE FINANCIAL CORPORATION

  The following tables illustrate average balances of total interest-earning assets and total interest-bearing liabilities for the periods indicated, show-ing the average distribution of assets, liabilities, stockholders' equity and the related income, expense, and corresponding weighted average yields and costs. The average balances used in these tables and other statistical data were calculated using daily average balances.

                                AVERAGE BALANCES, INCOME AND EXPENSES,
                                           YIELDS AND RATES
                            -------------------------------------------------
                                       YEARS ENDED DECEMBER 31,
                            -------------------------------------------------
                                     2000                     1999
                            ------------------------------------------------
                            AVERAGE   INCOME/ YIELD/ AVERAGE   INCOME/ YIELD/
                            BALANCE   EXPENSE  RATE  BALANCE   EXPENSE  RATE
                            ------------------------------------------------
                                            (IN THOUSANDS)
Assets:
Securities (1)              $ 35,393  $2,183  6.17%  $ 29,767  $1,771  5.95%
Loans (net of unearned
 income):
 Real estate mortgage         44,318   3,537  7.98%    44,424   3,384  7.62%
 Real estate construction        727      56  7.70%     1,400     109  7.79%
 Commercial                   27,685   2,474  8.93%    26,258   2,258  8.60%
 Home equity lines             5,839     579  9.92%     5,582     496  8.89%
 Consumer                     10,660     948  8.89%     9,158     872  9.52%
                            ----------------         ----------------
  Total loans                 89,229   7,594  8.51%    86,822   7,119  8.20%
                            ----------------         ----------------
Federal funds sold
Interest-bearing deposits
 in other banks                2,411     157  6.51%     1,968      88  4.47%
                            ----------------         ----------------
  Total earning assets       127,033   9,934  7.82%   118,557   8,978  7.57%
                            ----------------         ----------------
Less: allowance for loan
 losses                       (1,273)                  (1,067)
Total nonearning assets        6,741                    6,914
                            --------                 --------
Total assets                $132,501                 $124,404
                            ========                 ========
Liabilities
Interest-bearing deposits:
 Checking and savings       $ 33,509  $  841  2.51%  $ 32,795  $  826  2.52%
 Time deposits                71,542   4,051  5.66%    66,450   3,443  5.18%
                            ----------------         ----------------
  Total interest-bearing
   deposits                  105,051   4,892  4.66%    99,245   4,269  4.30%
FHLB advances                  2,485     150  6.04%     2,102     112  5.33%
                            ----------------         ----------------
  Total interest-bearing
   liabilities               107,536   5,042  4.69%   101,347   4,381  4.32%
                                      ------                   ------
Non-interest bearing
 liabilities:
 Demand deposits              10,194                    8,362
 Other liabilities               246                      749
                            --------                 --------
Total liabilities            117,976                  110,458
Stockholders' equity          14,525                   13,946
                            --------                 --------
Total liabilities and
 stockholders' equity       $132,501                 $124,404
                            ========                 ========
Net interest income (1)               $4,892                   $4,597
                                      ======                   =======
Interest rate spread (1)                      3.13%                    3.25%
Net interest margin (1)                       3.85%                    3.88%

(1) Tax equivalent basis. The tax equivalent adjustment to net interest in-come was $100,000 and $135,000 for the years ended December 31, 2000 and 1999, respectively
(2) Yield and rate percentages are all computed through the annualization of interest income and expense divided by average daily balances based on amortized costs.

                          SHORE FINANCIAL CORPORATION

  The following table describes the impact on the interest income of the Com-pany resulting from changes in average balances and average rates for the pe-riods indicated. The change in interest due to the mixture of volume and rate has been allocated solely to rate changes.

                                       VOLUME AND RATE ANALYSIS
                            -------------------------------------------------
                                             YEARS ENDED
                            -------------------------------------------------
                              DECEMBER 31, 2000        DECEMBER 31, 1999
                             COMPARED TO DECEMBER    COMPARED TO DECEMBER
                                   31, 1999                31, 1998
                            -------------------------------------------------
                                CHANGE DUE TO:          CHANGE DUE TO:
                            -------------------------------------------------
                                          INCREASE                  INCREASE
                            VOLUME RATE  (DECREASE) VOLUME  RATE   (DECREASE)
                            -------------------------------------------------
Assets:
Securities                   $334  $ 78     $412    $  137  $  (7)   $ 130
Loans (net of unearned
 income):
 Real Estate Mortgage          (8)  161      153      (175)  (439)    (614)
 Real Estate Construction     (52)   (1)     (53)        2      4        6
 Commercial                   123    93      216       759   (105)     654
 Home Equity Lines             23    60       83         6    (21)     (15)
 Consumer                     143   (67)      76       337    (13)     324
                            -------------------------------------------------
  Total loans                 229   246      475       929   (574)     355
                            -------------------------------------------------
Federal funds sold              0     0        0         0      0        0
Interest-bearing deposits
 in other banks                20    49       69       (64)   (10)     (74)
                            -------------------------------------------------
  Total earning assets       $583  $373     $956    $1,002  $(591)   $ 411
                            =================================================
Liabilities
Interest-bearing deposits:
 Checking and savings        $ 18  $ (3)    $ 15    $  196  $  (5)   $ 191
 Time deposits                264   344      608       (69)  (217)    (286)
                            -------------------------------------------------
  Total interest-bearing
   deposits                   282   341      623       127   (222)     (95)
FHLB advances                  20    18       38        71     38      109
                            -------------------------------------------------
  Total interest-bearing
   liabilities                302   359      661       198   (184)      14
                            -------------------------------------------------
Change in net interest
 income                      $281  $ 14     $295    $  804  $(407)   $ 397
                            =================================================

Interest Sensitivity

  An important element of both earnings performance and the maintenance of sufficient liquidity is proper management of the interest sensitivity gap. The interest sensitivity gap is the difference between interest sensitive assets and interest sensitive liabilities at a specific time interval. A gap is con-sidered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of inter-est rate sensitive assets during a given period. Generally, during a period of rising interest rates, a negative gap within shorter maturities would ad-versely affect net interest income, while a positive gap within shorter matu-rities would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. This gap can be managed by repricing assets or liabilities, by selling investments available for sale, by replacing an asset or liability at maturity, or by adjusting the interest rate during the life of an asset or liability.

                          SHORE FINANCIAL CORPORATION

Matching the amounts of assets and liabilities maturing in the same time in-terval helps to hedge the risk and minimize the impact on net interest income in periods of rising or falling interest rates.
  The Company determines the overall magnitude of interest sensitivity risk and then formulates policies governing asset generation and pricing, funding sources and pricing, and off-balance-sheet commitments in order to reduce sen-sitivity risk. These decisions are based on management's outlook regarding fu-ture interest rate movements, the state of the local and national economy, and other financial and business risk factors.
  The following table presents the Company's interest sensitivity position at December 31, 2000. This one-day position, which continually is changing, is not necessarily indicative of the Bank's position at any other time.

                                       INTEREST SENSITIVITY ANALYSIS
                                ----------------------------------------------
                                             DECEMBER 31, 2000
                                ----------------------------------------------
                                WITH-IN   91-365     1 TO      OVER
                                90 DAYS    DAYS    5 YEARS   5 YEARS   TOTAL
                                ----------------------------------------------
                                              (IN THOUSANDS)
Interest-Earning Assets:
  Loans                         $13,644  $ 21,286  $ 34,805  $ 22,946 $ 92,681
  Securities                      2,106    10,023    20,768     5,854   38,751
  Money market and other short
   term securities                1,154         0         0         0    1,154
                                ----------------------------------------------
  Total earning assets          $16,904  $ 31,309  $ 55,573  $ 28,800 $132,586
                                ==============================================
  Cummulative earning assets    $16,904  $ 48,213  $103,786  $132,586 $132,586
                                ==============================================
Interest-Bearing Liabilities:
  Money market savings            5,883         0         0         0    5,883
  Interest checking                   0         0    14,093         0   14,093
  Savings                             0         0    12,904         0   12,904
  Certificates of deposit         6,034    39,819    23,960     3,190   73,003
  FHLB advances                   7,100         0         0       955    8,055
                                ----------------------------------------------
  Total interest-bearing
   liabilities                  $19,017  $ 39,819  $ 50,957  $  4,145 $113,938
                                ==============================================
  Cummulative interest-bearing
   liabilities                   19,017    58,836   109,793   113,938  113,938
                                ==============================================
  Period gap                    $(2,113) $ (8,510) $  4,616  $ 24,655 $ 18,648
  Cummulative gap               $(2,113) $(10,623) $ (6,007) $ 18,648 $ 18,648
  Ratio of cummulative
   interest-earning assets to
   interest-bearing
   liabilities                   88.89%    81.94%    94.53%   116.37%  116.37%
  Ratio of cummulative gap to
   total earning assets          (1.59%)   (8.01%)   (4.53%)   14.06%   14.06%

(1) Includes nonaccrual loans of $1.26 million, which are included in the 1 to 5 years category.
(2) Management has determined that interest checking and savings accounts are not sensitive to changes in related market rates and, therefore, they are placed in the 1 to 5 years category.
(3) All securities without specific maturities are included in the 1 to 5 years category as management's intent is to hold these securities for the long term without significant regard to interest rate changes.

Noninterest Income

  During the year ended December 31, 2000, noninterest income decreased 18.6% to $1.0 million, compared to $1.2 million for the year ended December 31, 1999, primarily due to a decrease in gains on sales of securities from $242,000 during 1999 to $9,000 during 2000 and $48,000 in net nonrecurring gains on donation of invest-

                          SHORE FINANCIAL CORPORATION
ment real estate during the year ended December 31, 1999. Excluding these amounts, noninterest income increased 10.5% during the year ended December 31, 2000, as compared to the 1999 period. The Bank experienced increases in de-posit account fees and brokerage commissions during the 2000 period. The in-crease in deposit account fees is primarily attributable to increases in the numbers of consumer and commercial checking accounts and the deposit fees that they generate. Additionally, the Bank's check card introduced during November 1999 generated $47,000 in fee income, while its brokerage services generated $37,000 in commission income during the 2000 period. Checking accounts gener-ate fees including insufficient funds, check order mark-ups, cashiers checks, service charges, ATM and others. These fees are core earnings that are not in-terest sensitive and have provided a stable source of income for the Bank. De-posit account fees for the year ended December 31, 2000 increased 9.9% to $749,000, compared to $681,000 for the year ended December 31, 1999.

Noninterest Expense

  For the year ended December 31, 2000, noninterest expense increased 9.1% to $3.7 million, compared to $3.4 million for the year ended December 31, 1999. Noninterest expense was impacted by several expansion projects undertaken by the Company during 1999. During the second quarter, the Bank opened an opera-tions center in Accomac, Virginia. This facility houses the Bank's data processing and accounting departments, along with other administrative servic-es, and provides item processing and check imaging. Previously, the Bank outsourced the item processing function to an independent provider. However, by moving these services in-house, the Bank improved customer service. During October 1999, the Bank opened its seventh branch office. This full-service banking facility is located in Parksley, Virginia, a market that management considers under-served. Noninterest expense for the December 2000 and 1999 pe-riods include approximately $278,000 and $72,000, respectively, in expenses associated with operating the new Parksley branch.
  Compensation and benefits increased by 20.9% to $1.76 million during the year ended December 31, 2000, when compared to $1.46 million for the year ended December 31, 1999, primarily resulting from the increased personnel re-quired to provide item processing and other services at the new operations center, the addition of the Parksley branch, and market wage pressures that resulted in higher compensation expense. Occupancy and equipment increased 4.5% to $949,000 during the year ended December 31, 2000, compared to $909,000 for the year ended December 31, 1999. Data processing decreased 17.5% to $428,000 during the year ended December 31, 2000, compared to $519,000 for the year ended December 31, 1999, primarily due to the shift in expenses to com-pensation and benefits and occupancy and equipment that occurred by bringing the item processing function in-house during 1999. Additionally, the conver-sion to an in-house system and costs associated with developing a contingency plan for the Year 2000 rollover contributed significantly to the 1999 data processing costs. Advertising expenses were flat during the year ended Decem-ber 31, 2000, as compared to the 1999 period, while deposit insurance premiums decreased 62.8% during the period due to changes in regulations regarding the payment of these premiums. Other expenses increased 25.9% to $465,000 for the year ended December 31, 2000, compared to $369,000 for the 1999 period, pri-marily resulting from increased employee expenses, costs associated with the Bank's check card and losses associated with the sale of repossessed real es-tate.

FINANCIAL CONDITION

Loan Portfolio

  The Bank's loan portfolio is comprised of commercial loans, construction loans, real estate mortgage loans, home equity loans, and consumer loans. The primary market areas in which the Bank makes loans are the counties of Accomack and Northampton, Virginia and Salisbury/Wicomico County, Maryland.

                          SHORE FINANCIAL CORPORATION

  Total loans (net of deferred fees and costs) increased to $92.7 million at December 31, 2000, a 5.1% increase over the $88.2 million outstanding at De-cember 31, 1999. Growth in residential real estate and consumer loans (includ-ing home equity lines) constituted the majority of this increase. Real estate mortgage loans (including real estate construction loans) increased by 6.1% during the year ended December 31, 2000, while consumer loans increased by 14.7% during the same period. Commercial loans decreased 2.1% during the 2000 period, although commercial relationships increased during the period as evi-denced by the increase in commercial deposit relationships. In early 2000, the Bank began underwriting commercial credits more conservatively in anticipation of a slowdown in the long running economic expansion. The more stringent un-derwriting resulted in a slowdown in the volume of commercial loans. Increases in total loans also is attributable to opportunities resulting from bank merg-ers occurring within the Bank's markets over the past several years and mar-keting efforts to increase consumer and commercial relationships.
  The following table summarizes the composition of the Bank's loan portfolio at the dates indicated.

                                  LOAN PORTFOLIO
                                  ----------------
                                   DECEMBER 31,
                                  ----------------
(IN THOUSANDS)                     2000     1999
                                  ----------------
Residential Mortgage              $47,167  $44,806
Commercial Mortgage                21,765   22,540
Commercial -- Other                 5,056    4,851
Real Estate Construction (1)          923      532
Home Equity Lines of Credit         6,529    5,045
Consumer                           11,097   10,319
                                  ----------------
  Total loans                      92,537   88,093
Less:
  Deferred loan (fees) cost, net      144      133
  Allowance for loan losses        (1,336)  (1,163)
                                  ----------------
  Net loans                       $91,345  $87,063
                                  ================

(1) Amounts are disclosed net of loans in process of approximately $1.4 mil-lion and $340,000 for 2000 and 1999, respectively.

 The following table sets forth the composition of the Bank's loan portfolio by percentage at the dates indicated.

                             LOAN PORTFOLIO BY
                                PERCENTAGE
                             -----------------
                               DECEMBER 31,
                             -----------------
(IN THOUSANDS)                 2000     1999
                             -----------------
Residential Mortgage           50.97%   50.86%
Commercial Mortgage            23.52%   25.59%
Commercial -- other             5.46%    5.51%
Real Estate Construction        1.00%    0.60%
Home Equity Lines of Credit     7.06%    5.73%
Consumer                       11.99%   11.71%
                             -----------------
  Total loans                 100.00%  100.00%
                             =================

                          SHORE FINANCIAL CORPORATION

  The following table presents the maturities of selected loans outstanding at December 31, 2000.

                                    MATURITY SCHEDULE OF PERIOD END LOANS
                          ----------------------------------------------------------
                                              DECEMBER 31, 2000
                          ----------------------------------------------------------
                           1 YEAR OR LESS    1 TO 5 YEARS    AFTER 5 YEARS
                          ----------------------------------------------------------
                           FIXED  VARIABLE  FIXED  VARIABLE  FIXED  VARIABLE
                           RATE     RATE    RATE     RATE    RATE     RATE    TOTAL
                          ----------------------------------------------------------
                                                (IN THOUSANDS)
Residential and
 Commercial Mortgages
 (1)                      $ 8,276 $ 2,538  $23,735  $5,262  $12,636 $16,485  $68,932
Commercial -- other         1,889   2,298      544     325        0       0    5,056
Real estate construction      437     486        0       0        0       0      923
Home Equity Lines of
 Credit                       717   5,812        0       0        0       0    6,529
Consumer                    2,069      27    4,152       0    4,849       0   11,097
                          ----------------------------------------------------------
Total                     $13,388 $11,161  $28,432  $5,587  $17,485 $16,485  $92,537
                          ==========================================================

(1) Includes mortgages with terms that include 3-year, 5-year and 7-year bal-loon payment features in the 1 to 5 years and after 5 years fixed rate category.

Securities

  When securities are purchased, they are classified as securities held to ma-turity if management has the positive intent and the Company has the ability to hold them until maturity. These investment securities are carried at cost adjusted for amortization of premium and accretion of discounts. Unrealized losses in the portfolio are not recognized unless management of the Company believes that other than a temporary decline has occurred. Securities held for indefinite periods of time and not intended to be held to maturity are classi-fied as available for sale at the time of purchase. Securities available for sale are recorded at fair value. The net unrealized holding gain or loss on securities available for sale, net of deferred income taxes, is included as a separate component of stockholders' equity. A decline in the fair value of any securities available for sale below cost, that is deemed other than temporary, is charged to earnings and results in a new cost basis for the security. Cost of securities sold is determined on the basis of specific identification. The Company holds no securities classified as trading.

                          SHORE FINANCIAL CORPORATION

  Investment Securities. The carrying value of investment securities (effected for all applicable fair value adjustments) amounted to $38.8 million at Decem-ber 31, 2000, compared to $28.6 million at December 31, 1999. The comparison of amortized cost to fair value is shown in Note 3 of the notes to the finan-cial statements. Note 3 also provides an analysis of gross unrealized gains and losses of investment securities. Investment securities consist of the fol-lowing:

                                                    SECURITIES PORTFOLIO
                                                    ---------------------
                                                        DECEMBER 31,
                                                    ---------------------
                                                       2000       1999
                                                    ---------------------
Amortized Cost:
  U.S. Treasury and other U.S. government agencies  $   25,249 $   14,427
  Tax-exempt municipal bonds                             3,857      5,729
  State agency bonds                                         0      1,000
  Mortgage-backed securities                                 0        124
  Adjustable Rate Loan Funds                             1,787      1,665
  FHLMC stock                                              232        232
  Preferred stock                                        2,156      2,156
  Corporate bonds                                        5,038      3,545
  Other equity securities                                  995        995
                                                    ---------------------
   Total Securities                                 $   39,314 $   29,873
                                                    =====================

  Securities Available for Sale. Securities available for sale are used as part of the Company's interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk, liquid-ity needs, the need to increase regulatory capital and other factors. The fair value of securities available for sale totaled $25.8 million at December 31, 2000, compared to $26.2 million at December 31, 1999. The comparison of fair market value to amortized cost is shown in Note 3 of the notes to the finan-cial statements. Note 3 also provides an analysis of gross unrealized gains and losses of securities available for sale. The following summarizes avail-able for sale securities for the respective periods.

                                                      SECURITIES
                                                     AVAILABLE FOR
                                                         SALE
                                                    ---------------
                                                     DECEMBER 31,
                                                    ---------------
                                                     2000    1999
                                                    ---------------
Fair Value:
  U.S. Treasury and other U.S. government agencies  $12,867 $13,463
  Tax-exempt municipal bonds                          3,812   4,368
  State agency bonds                                      0   1,002
  Adjustable Rate Loan Funds                          1,741   1,642
  FHLMC stock                                           289     198
  Preferred stock                                     1,825   1,855
  Corporate bonds                                     4,923   3,303
  Other equity securities                               374     349
                                                    ---------------
  Total Securities                                  $25,831 $26,180
                                                    ===============

                          SHORE FINANCIAL CORPORATION

  The following table sets forth the maturity distribution and weighted aver-age yields of the securities portfolio at December 31, 2000. The weighted av-erage yields are calculated on the basis of book value of the investment port-folio and on the interest income of investments adjusted for amortization of premium and accretion of discount.

                                          MATURITIES OF INVESTMENTS
                            -----------------------------------------------------
                                              DECEMBER 31, 2000
                            -----------------------------------------------------
                                 HELD TO MATURITY          AVAILABLE FOR SALE
                            -----------------------------------------------------
                                              WEIGHTED                   WEIGHTED
                            AMORTIZED  FAIR   AVERAGE  AMORTIZED  FAIR   AVERAGE
                              COST     VALUE   YIELD     COST     VALUE   YIELD
                            -----------------------------------------------------
U.S. Treasury and other
 U.S. government agencies
  Within one year            $10,307  $10,337   6.60%   $     0  $     0   0.00%
  After one year to five
   years                       1,996    2,019   6.87%     9,948    9,913   5.96%
  After five years                 0        0   0.00%     2,999    2,955   6.45%
                            -----------------          -----------------
     Total                   $12,303  $12,356           $12,947  $12,868
                            -----------------          -----------------
Other Securities:
  Within one year                  0        0   0.00%     1,820    1,823   6.51%
  After one year to five
   years                           0        0   0.00%     4,047    4,012   6.30%
  After five years                 0        0   0.00%     3,028    2,899   6.23%
  Adjustable Rate Mortgage
   Fun                             0        0   0.00%     1,403    1,393   6.66%
  Adjustable Rate
   Commercial Loan Fund            0        0               384      348   6.58%
                            -----------------          -----------------
     Total                         0        0            10,682   10,475
                            -----------------          -----------------
Total Securities             $12,303  $12,356           $23,629  $23,343
                            =================          =================

Deposits

  The Bank depends on deposits to fund its lending activities, generate fee income opportunities, and create a captive market for loan products. The table below presents a history of average deposits and the rates paid on interest-bearing deposit accounts for the periods indicated.

                                   AVERAGE DEPOSITS AND AVERAGE
                                            RATES PAID
                                 ---------------------------------
                                     YEARS ENDED DECEMBER 31,
                                 ---------------------------------
                                       2000             1999
                                 ---------------------------------
                                 AVERAGE  AVERAGE AVERAGE  AVERAGE
                                 BALANCE   RATE   BALANCE   RATE
                                 ---------------------------------
Interest-bearing deposits:
  Checking and savings           $ 33,509  2.51%  $ 32,795  2.52%
  Certificates of deposit:
     Less than $100,000            61,482  5.14%    56,525  5.59%
     $100,000 and over             10,060  5.68%     9,925  5.75%
                                 ---------------------------------
Total interest-bearing deposits   105,051  4.66%    99,245  4.30%
Noninterest-bearing deposits       10,194            8,362
                                 --------         --------
Total average deposits           $115,245         $107,607
                                 ========         ========

                          SHORE FINANCIAL CORPORATION

  Deposits averaged $115.2 million during the year ended December 31, 2000, an increase of 7.1% over the $107.6 million during the year ended December 31, 1999. Categories accounting for the largest portion of the increase include noninterest-bearing and time deposit accounts. This is attributable to manage-ment's efforts to increase consumer and commercial deposit relationships, which tend to be lower costing.
  The following table is a summary of the maturity distribution of certifi-cates of deposit in amounts of $100,000 or more as December 31, 2000.

                            MATURITIES OF CD'S OF
                              $100,000 OR MORE
                              -----------------
                              DECEMBER 31, 2000
                              -----------------
                               AMOUNT  PERCENT
                               ---------------
Three months or less           $   200   1.96%
Over three months to one year    5,558  54.39%
Over one year to five years      2,486  24.33%
Over five years                  1,975  19.33%
                               ---------------
  Total                        $10,219 100.00%
                               ===============

Capital Resources

  Capital represents funds, earned or obtained, over which banks can exercise greater control in comparison with deposits and borrowed funds. The adequacy of the Company's capital is reviewed by management on an ongoing basis with reference to the size, composition, and quality of the Company's resources and consistent with regulatory requirements and industry standards. Management seeks to maintain a capital structure that will support anticipated asset growth and absorb potential losses.
  Banking regulations established to ensure capital adequacy require the Com-pany and the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Company meets all capital adequacy requirements to which it is subject.

                          SHORE FINANCIAL CORPORATION

  The following table details the components of Tier 1 and Tier 2 capital and related ratios for the periods indicated.

                                                  ANALYSIS OF CAPITAL
                                                  -------------------
                                                     DECEMBER 31,
                                                   ----------------
                                                    2000     1999
                                                   ----------------
                                                   (IN THOUSANDS)
Tier 1 Capital:
  Common stock                                     $   599  $   602
  Additional paid-in capital                         3,556    3,632
  Retained earnings                                 11,641   10,474
  Comprehensive income (loss)                         (361)    (810)
                                                   ----------------
     Total capital (GAAP)                           15,435   13,898
  Less: Intangibles                                    (34)     (38)
  Unrealized gains on equity securities                361      555
                                                   ----------------
     Total Tier 1 capital                           15,762   14,415
Tier 2 Capital:
  Allowable allowances for loan losses               1,099    1,039
                                                   ----------------
     Total Tier 2 capital                          $16,861  $15,454
                                                   ================
Risk-weighted assets                               $90,165  $85,631
Capital Ratios (1):
  Tier 1 risk-based capital ratio                   17.48%   16.83%
  Total risk-based capital ratio                    17.12%   16.23%
  Tier 1 capital to average adjusted total assets   11.90%   11.59%

(1) The required minimum capital ratios for capital adequacy purposes, as de-fined collectively by the federal banking agencies, for Tier 1 risk-based capital, total risk-based capital, and Tier 1 capital to average adjusted assets was 4.0%, 8.0% and 4.0%, respectively. To be considered "well cap-italized" under federal prompt corrective action regulation, these same required ratios are 6.0%, 10.0% and 5.0%, respectively.

Asset Quality

  Allowance for loan losses. The allowance for loan losses represents an amount management believes is adequate to provide for probable loan losses in-herent in the loan portfolio. In recent years, the Bank has begun to focus on diversifying its loan portfolio by emphasizing and expanding its commercial and consumer lending programs, which generally involve greater risk than resi-dential mortgage lending. Considering this shift in lending emphasis, together with the Bank's expansion into the new Salisbury/Wicomico County market, man-agement in recent years has provided for probable loan losses which may result from the greater inherent risk present in these loan products by increasing its allowance for loan losses in accordance with SFAS No. 5, Accounting for Contingencies. However, risks of future losses cannot be quantified precisely or attributed to particular loans or classes of loans. Because those risks are influenced by general economic trends as well as conditions affecting individ-ual borrowers, management's judgment of the allowance is necessarily approxi-mate and imprecise. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer banks identified by regulatory agencies.

                          SHORE FINANCIAL CORPORATION

  Set forth below is a table detailing the allowance for loan losses for the periods indicated.

                                                ALLOWANCE FOR LOAN LOSSES
                                                ---------------------------
                                                 YEAR ENDED DECEMBER 31,
                                                ---------------------------
                                                    2000           1999
                                                ---------------------------
                                                      (IN THOUSANDS)
Balance, beginning of period                    $       1,163  $        920
Loans charged off:
  Commercial                                                7           146
  Real estate mortgage                                      0            14
  Consumer                                                 85           101
                                                ---------------------------
  Total loans charged-off                                  92           261
                                                ---------------------------
Recoveries:
  Commercial                                               38             0
  Real estate mortgage                                      0             0
  Consumer                                                 15            19
                                                ---------------------------
  Total recoveries                                         53            19
                                                ---------------------------
Net recoveries (charge-offs)                              (39)         (242)
Provision for loan losses                                 212           485
                                                ---------------------------
Balance, end of period                          $       1,336  $      1,163
                                                ===========================
Allowance for loan losses to loans outstanding
 at end of period                                       1.44%         1.32%
Allowance for loan losses to nonaccrual loans
 outstanding at end of period                         105.95%        97.57%
Net charge-offs to average loans outstanding
 during period                                         (0.04%)       (0.28%)

  For the year ended December 31, 2000, the Bank experienced net charge-offs of $39,000, compared to net charge-offs of $242,000 for the year ended Decem-ber 31, 1999. Also included in the table above is the ratio of net charge-offs to average loans outstanding during the period, which was a negative 0.04% during the year ended December 31, 2000 compared to a negative 0.28% during the year ended December 31, 1999. Approximately $150,000 of the net charge-offs incurred during the year ended December 31, 1999 relates to one commer-cial loan; however, collection efforts continue on this loan. The remaining charge-offs for 1999 and those incurred during the year ended December 31, 2000 primarily related to various consumer and real estate loans that were ei-ther deemed uncollectible or foreclosed on.
  At December 31, 2000 and 1999, the Bank identified loans totaling $267,000 and $287,000, respectively that qualify as impaired under the established ac-counting guidelines. Amounts identified at each period end were to the same borrower and management has been attempting to obtain full repayment, although partial repayment was received during 2000 and 1999. Management does not ex-pect to collect the entire contractual principal and interest due and has es-timated that the total loss on the two loans may approach $150,000. According-ly, management has specifically reserved $150,000 towards these loans, repre-senting possible principal repayment shortfalls and miscellaneous costs to collect. The Bank continues to maintain all loans classified as impaired in nonaccrual status, even as payments are made.
  The allowance for loan losses at December 31, 2000 was $1.34 million, com-pared to $1.16 million at December 31, 1999, representing an increase of 14.9%. Since 1995, the Bank's loan portfolio has evolved from primarily resi-dential real estate mortgages to one with a significant emphasis in commercial and consumer loans. Expansion into Salisbury/Wicomico County market in Mary-land, a change in the Bank's focus in its Virginia markets and general compet-itive pressures contributed to this shift in lending and customer relation-ships. However, with this change

                          SHORE FINANCIAL CORPORATION
comes increased risk associated with potential loan losses, as supported by the Bank's increased write-offs in recent years. The Bank considers its write-off history and the historical allowance levels maintained by peer community banks engaged in commercial lending in determining adequate loan loss re-serves. The allowance for loan losses as a percentage of period end loans equaled 1.44% at December 31, 2000, compared to 1.32% at December 31, 1999. The ratio of the allowance for loan losses as a percentage of nonaccrual loans outstanding increased at December 31, 2000 to 105.95%, compared to 97.57% at December 31, 1999. This increase primarily was attributable to the $173,000 net increase in the allowance for loan losses, while nonaccrual loans in-creased $69,000. Management believes that allowances for losses existing at December 31, 2000 are sufficient to cover any anticipated or unanticipated losses on loans outstanding in accordance with SFAS No. 5, Accounting for Con-tingencies.
  An allocation of the allowance for loan losses in dollars and as a percent of the total allowance is provided in the following tables. Because all of these factors are subject to change, the allocation is not necessarily predic-tive of future loan losses in the indicated categories.

                        ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
              -----------------------------------------------------------
                  COMMERCIAL          REAL ESTATE          CONSUMER
              -----------------------------------------------------------
              RESERVE  PERCENTAGE RESERVE  PERCENTAGE RESERVE  PERCENTAGE
              FOR LOAN  OF LOAN   FOR LOAN  OF LOAN   FOR LOAN  OF LOAN
               LOSSES  ALLOWANCE   LOSSES  ALLOWANCE   LOSSES  ALLOWANCE
              -----------------------------------------------------------
                                    (IN THOUSANDS)
December 31,
  2000          $581     43.49%     $262     19.61%     $493     36.90%
  1999           660     56.75%      214     18.40%      289     24.85%

  The following table details information concerning nonaccrual and past due loans, as well as foreclosed assets.

                                                         NONPERFORMING ASSETS
                                                         --------------------
                                                             DECEMBER 31,
                                                         --------------------
                                                            2000      1999
                                                         --------------------
                                                            (IN THOUSANDS)
Nonaccrual loans:
  Commercial                                             $       13 $     242
  Real estate mortgage                                        1,180       907
  Home equity lines of credit                                    25         0
  Consumer                                                       43        43
                                                         --------------------
  Total nonaccrual loans                                      1,261     1,192
Other real estate owned                                           5       188
                                                         --------------------
  Total nonperforming assets                             $    1,266 $   1,380
                                                         ====================
Loans past due 90 or more days accruing interest         $        0 $       0
Allowance for loan losses to nonaccrual loans               105.95%    97.57%
Nonperforming assets to period end loans and other real
 estate owned                                                 1.37%     1.54%

  Total nonperforming assets, which consist of nonaccrual loans and foreclosed properties, net of allowance for other real estate losses, were $1.27 million at December 31, 2000, compared to $1.38 million at December 31, 1999. The ta-ble above indicates that as of December 31, 2000, the Bank had no loans past due more than 90 days that were still accruing interest. The Bank's policy is that whenever a loan reaches 90 days delinquent the loan no longer accrues in-terest. As discussed above, approximately $267,000 of impaired loans was in-cluded in nonperforming assets at December 31, 2000.

                          SHORE FINANCIAL CORPORATION

  As to the nonaccrual loans at December 31, 2000 and 1999 referred to above, approximately $78,000 and $71,000, respectively, of interest income would have been recognized during the year then ended, if interest thereon had been ac-crued.
  The ratio of nonperforming assets to period end loans and foreclosed proper-ties is also detailed within the table above. This ratio decreased to 1.37% at December 31, 2000, compared to 1.54% at December 31, 1999, primarily due to a decrease in nonperforming loans while total loans increased.
  Approximately $150,000 of other real estate owned at December 31, 1999 re-lated to loans to one borrower foreclosed on during 1999. The Company sold this property during 2000. Other real estate owned at December 31, 2000 con-sisted of one parcel of real estate that has been written down to its esti-mated fair market value, less selling expenses.
  The Bank closely monitors loans that are deemed to be potential problem loans. Loans are viewed as potential problem loans when possible credit prob-lems of borrowers or industry trends cause management to have doubts as to the ability of such borrowers to comply with current repayment terms. Those loans are subject to regular management attention, and their status is reviewed on a regular basis. In instances where management determines that specific reserves should be set, the Bank takes such action as is deemed appropriate.
  As of December 31, 2000, all loans 60 days or more delinquent, including nonperforming loans, totaled $1.9 million. Additionally, other performing loans totaling $1.3 million exist that are current, but have certain documen-tation deficiencies or other potential weaknesses that management considers to warrant additional monitoring. All loans in these categories are subject to constant management attention, and their status is reviewed on a regular ba-sis. With the exception of $24,000 of consumer loans, these loans are gener-ally secured by residential and commercial real estate with appraised values that exceed the remaining principal balances on such loans.

Liquidity; Asset Management

  Liquidity represents the Company's ability to meet present and future obli-gations through the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, in-terest-bearing deposits with banks, federal funds sold, and investments matur-ing within one year. The Company's ability to obtain deposits and purchase funds at favorable rates determines its liability liquidity. As a result of the Company's management of liquid assets and the ability to generate liquid-ity through liability funding, management believes that the Company maintains overall liquidity that is sufficient to satisfy its depositor's requirements and meet its customers' credit needs.

                                                          SUMMARY OF LIQUID
                                                               ASSETS
                                                          -----------------
                                                            DECEMBER 31,
                                                          -----------------
                                                            2000     1999
                                                          -----------------
Cash and due from banks                                   $  5,096 $  6,821
Federal funds sold                                               0        0
Held-to-maturity securities due within one year             10,307      480
Available-for-sale securities                               25,831   26,180
                                                          -----------------
  Total liquid assets                                     $ 41,234 $ 33,481
                                                          =================
Deposits and other liabilities                            $124,378 $113,695
                                                          =================
Ratio of liquid assets to deposits and other liabilities    33.15%   29.45%
                                                          =================

                          SHORE FINANCIAL CORPORATION

  The summary above indicates sufficient liquidity to meet anticipated needs. Additional sources of liquidity available to the Company include the capacity to borrow additional funds when the need arises. The Bank has an available line of credit with the FHLB for up to 13% of bank assets, or approximately $18.0 million at December 31, 2000. The borrowing capacity is subject to cer-tain collateral requirements as stipulated in the FHLB borrowing agreement. At December 31, 2000 the Bank had sufficient collateral pledged to borrow a total of approximately $9.5 million from the FHLB.
  Total cash and cash equivalents were $5.1 million at December 31, 2000, com-pared to $6.8 million at December 31, 1999. Net cash provided by operating ac-tivities was $1.4 million for the year ended December 31, 2000, compared to $1.6 million for the year ended December 31, 1999. This decrease primarily is due to changes in normal operating activities during the periods.
  Net cash flows used in investing activities were $13.7 million during the year ended December 31, 2000, compared to $6.4 million during the year ended December 31, 1999. The majority of this increase resulted from increased in-vesting activities stemming from deposit growth during the year ended December 31, 2000 as compared to the year ended December 31, 1999.
  Net cash flows provided by financing activities were $10.6 million for the year ended December 31, 2000, compared to $7.7 million for the year ended De-cember 31, 1999. This increase primarily resulted from increased deposit growth during 2000 when compared to 1999.
  The Bank occasionally finds it necessary to borrow funds on a short-term ba-sis due to fluctuations in loan and deposit levels. The Bank has several ar-rangements whereby it may borrow funds overnight and on terms. As discussed above, the Bank currently has borrowing capacity of $18.0 million, with the ability to substantially increase this capacity by providing additional col-lateral (mortgage loans and investments) and meeting other guidelines with the FHLB. At December 31, 2000, the Bank had $8.1 million in outstanding FHLB ad-vances.
  The following table details information concerning the Bank's short-term borrowings for the periods presented.

                                                      SUMMARY OF
                                                    BORROWED FUNDS
                                                    ---------------
                                                     DECEMBER 31,
                                                    ---------------
(DOLLARS IN THOUSANDS)                               2000    1999
                                                    ---------------
Monthly average balance of short-term borrowings
 outstanding during the period                      $ 1,510 $ 1,029
Weighted-average interest rate on monthly average
 short-term borrowings                                6.45%   5.50%
Maximum month-end balance of short-term borrowings
 outstanding during the period                      $ 7,100 $ 4,980

Return on Equity and Assets

  The following table summarizes ratios considered to be significant indica-tors of the Bank's profitability and financial condition during the periods indicated.

                                         RETURN ON
                                          EQUITY
                                        AND ASSETS
                                       -------------
                                        YEAR ENDED
                                       DECEMBER 31,
                                       -------------
                                        2000   1999
                                       -------------
Return on average assets                0.99%  1.07%
Return on average equity                9.04%  9.57%
Average equity to average asset ratio  10.96% 11.21%

                          SHORE FINANCIAL CORPORATION

Impact of Accounting Pronouncements

  In September 2000, the FASB issued Statement No. 140, "Accounting for Trans-fers and Servicing of Financial Assets and Extinguishments of Liabilities." Statement No. 140 replaces FASB Statement No. 125, and revises the standards for accounting securitizations and other transfers of financial assets and collateral and requires certain additional disclosures. This Statement pro-vides accounting and reporting standards for transfers and servicing of finan-cial assets and extinguishments of liabilities. Those standards are based on a consistent application of a financial-components approach that focuses on con-trol. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surren-dered, and derecognizes liabilities when extinguished. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The disclosure requirements and collateral provisions of FASB Statement No. 140 are effective for fiscal years ending after December 15, 2000, while the other provisions of the new standard apply prospectively to transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The adop-tion of Statement No. 140 is not expected to have a material effect on the Company's financial position or the results of its operations.

Effects of Inflation

  The Company believes that its net interest income and results of operations have not been significantly affected by inflation during the years ended De-cember 31, 2000 and 1999.

                          SHORE FINANCIAL CORPORATION

Consolidated Statements of Financial Condition


December 31, 2000 and 1999
---------------------------------------------------------------------------------
                                                          2000          1999
---------------------------------------------------------------------------------
ASSETS
Cash (including interest--earning deposits of
 approximately $1,154,000 and $2,172,000,
 respectively)                                        $  5,096,300  $  6,821,400
Investment securities:
  Held to maturity (fair value of $12,356,000 and
   $1,827,000, respectively)                            12,303,100     1,838,700
  Available for sale (amortized cost of $24,394,000
   and $27,418,000, respectively)                       25,831,300    26,179,900
  Federal Home Loan Bank stock, at cost                    491,800       491,800
  Federal Reserve Bank stock, at cost                      124,800       124,800
Loans receivable, net                                   91,344,700    87,063,400
Premises and equipment, net                              2,843,400     3,007,400
Real estate owned                                            5,000       188,300
Accrued interest receivable                              1,131,500     1,029,600
Prepaid expenses and other assets                          641,800       847,300
                                                      --------------------------
                                                      $139,813,700  $127,592,600
                                                      ==========================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                              $115,890,200  $107,148,300
Advances from Federal Home Loan Bank                     8,054,700     6,002,600
Advance payments by borrowers for taxes and
 insurance                                                 190,500       204,700
Accrued interest payable                                    78,200        92,800
Accrued expenses and other liabilities                     164,600       246,200
                                                      --------------------------
  Total liabilities                                    124,378,200   113,694,600
                                                      ==========================
Stockholders' equity
  Preferred stock, par value $1 per share, 500,000
   shares authorized; none issued and outstanding               --            --
  Common stock, par value $.33 per share, 5,000,000
   shares authorized; 1,815,212 and 1,822,812 shares
   issued and outstanding, respectively                    599,000       601,500
Additional capital                                       3,556,500     3,632,400
Retained earnings, substantially restricted             11,640,700    10,473,800
Accumulated other comprehensive income (loss)             (360,700)     (809,700)
                                                      --------------------------
  Total stockholders' equity                            15,435,500    13,898,000
                                                      --------------------------
                                                      $139,813,700  $127,592,600
                                                      ==========================


  The accompanying notes are an integral part of these financial statements.

                          SHORE FINANCIAL CORPORATION

Consolidated Statements of Income


Years Ended December 31, 2000 and 1999
-------------------------------------------------------------------
                                                 2000       1999
-------------------------------------------------------------------
Interest and dividend income
  Loans                                       $7,594,300 $7,118,300
  Investments
     Taxable                                   2,045,300  1,510,800
     Tax-exempt                                  194,800    259,500
                                              ---------------------
       Total interest income                   9,834,400  8,888,600
                                              ---------------------
Interest expense
  Deposits                                     4,891,700  4,269,300
  FHLB advances                                  149,500    111,700
                                              ---------------------
       Total interest expense                  5,041,200  4,381,000
                                              ---------------------
Net interest income                            4,793,200  4,507,600
Provision for loan losses                        212,400    485,200
                                              ---------------------
Net interest income after provision for loan
 losses                                        4,580,800  4,022,400
                                              ---------------------
Noninterest income
  Deposit account fees                           748,800    681,200
  Loan fees                                      142,200    156,900
  Gains on sales of securities                     8,500    242,200
  Other                                          113,300    118,800
                                              ---------------------
       Total noninterest income                1,012,800  1,199,100
                                              ---------------------
Noninterest expense
  Compensation and employee benefits           1,760,100  1,455,500
  Occupancy and equipment                        949,100    908,700
  Data processing                                428,400    519,200
  Advertising                                     54,100     58,600
  Federal insurance premium                       23,100     62,100
  Other                                          465,000    369,400
                                              ---------------------
       Total noninterest expense               3,679,800  3,373,500
                                              ---------------------
Income before income taxes                     1,913,800  1,848,000
Income taxes                                     601,100    513,000
                                              ---------------------
Net income                                    $1,312,700 $1,335,000
                                              =====================
Earnings Per Common Share:
  Basic                                       $     0.72 $     0.74
                                              =====================
  Diluted                                     $     0.72 $     0.73
                                              =====================

  The accompanying notes are an integral part of these financial statements.

                          SHORE FINANCIAL CORPORATION

Consolidated Statement of Stockholders' Equity

Years Ended December 31, 2000 and 1999

                                                                       ACCUMULATED
                                                                          OTHER
                        NUMBER OF   COMMON   ADDITIONAL   RETAINED    COMPREHENSIVE
                         SHARES     STOCK     CAPITAL     EARNINGS    INCOME (LOSS)    TOTAL
------------------------------------------------------------------------------------------------
Balance, December 31,
 1998                   1,810,812  $597,500  $3,584,700  $ 9,265,600   $   341,000  $13,788,800
Common stock cash
 dividends declared            --        --          --     (126,800)           --     (126,800)
Proceeds from exercise
 of stock options          12,000     4,000      47,700           --            --       51,700
Comprehensive income           --        --          --    1,335,000    (1,150,700)     184,300
                        -----------------------------------------------------------------------
Balance, December 31,
 1999                   1,822,812   601,500   3,632,400   10,473,800      (809,700)  13,898,000
Common stock cash
 dividend declared             --        --          --     (145,800)           --     (145,800)
Proceeds from exercise
 of stock options          12,000     4,000      54,200           --            --       58,200
Repurchase of common
 stock                    (19,600)   (6,500)   (130,100)          --            --     (136,600)
Comprehensive income           --        --          --    1,312,700       449,000    1,761,700
                        -----------------------------------------------------------------------
Balance, December 31,
 2000                   1,815,212  $599,000  $3,556,500  $11,640,700   $  (360,700) $15,435,500
                        =======================================================================




  The accompanying notes are an integral part of these financial statements.

                          SHORE FINANCIAL CORPORATION

Consolidated Statements of Cash Flows

Years Ended December 31, 2000 and 1999

                                                     2000          1999
----------------------------------------------------------------------------
Cash flows from operating activities
  Net income                                     $  1,312,700  $  1,335,000
  Adjustments to reconcile to net cash provided
   by operating activities:
     Provision for loan losses                        212,400       485,200
     Depreciation and amortization                    335,200       296,400
     Amortization of premium and accretion of
      discount on securities, net                    (179,000)       (1,100)
     Gain on sale of securities                        (8,500)     (242,200)
     Noncash donation                                      --        77,500
     Gain on sale of premises and equipment              (700)           --
     Gain on noncash donation                              --       (48,000)
     Change in net deferred loan fees                 (10,100)      (27,400)
     (Gain) loss on sale of repossessed assets         23,100        (2,900)
     Increase in other assets                         (82,300)       (9,700)
     Decrease in other liabilities                   (156,000)     (223,400)
                                                 --------------------------
       Net cash provided by operating activities    1,446,800     1,639,400
                                                 --------------------------
Cash flows from investing activities
  Purchase of available-for-sale securities        (1,635,600)   (5,853,100)
  Proceeds from maturities and sales of
   available-for-sale securities                    2,650,000     6,460,000
  Purchase of held-to-maturity securities         (14,672,800)   (1,765,800)
  Proceeds from maturities, prepayments and
   calls of held-to-maturity securities             4,404,100     3,646,700
  Redemption of Federal Home Loan Bank stock               --        88,700
  Loan originations, net of repayments             (4,488,600)   (8,044,700)
  Purchase of premises and equipment                 (167,300)     (990,100)
  Proceeds from sale of premises and equipment          3,300            --
  Proceeds from sale of real estate owned             165,200        52,100
  Improvements to real estate owned                        --        (5,800)
                                                 --------------------------
       Net cash used by investing activities      (13,741,700)   (6,412,000)
                                                 --------------------------

                                                                     (continued)

                          SHORE FINANCIAL CORPORATION

Consolidated Statements of Cash Flows

Years Ended December 31, 2000 and 1999 (continued)

                                                      2000          1999
-----------------------------------------------------------------------------
Cash flows from financing activities
  Net increase in demand deposits                    3,684,600     5,169,100
  Net increase in time deposits                      5,057,300    (2,329,700)
  Proceeds from FHLB advances                       13,300,000    16,080,000
  Repayments of FHLB advances                      (11,247,900)  (11,151,200)
  Proceeds from exercise of stock options               58,200        51,700
  Repurchase of common stock                          (136,600)           --
  Payment of dividend on common stock                 (145,800)     (126,800)
                                                  --------------------------
       Net cash provided by financing activities    10,569,800     7,693,100
                                                  --------------------------
Increase (decrease) in cash and cash equivalents    (1,725,100)    2,920,500
Cash and cash equivalents, beginning of period       6,821,400     3,900,900
                                                  --------------------------
Cash and cash equivalents, end of period          $  5,096,300  $  6,821,400
                                                  ==========================
Supplemental disclosure of cash flow information
     Cash paid during the period for interest     $  5,055,800  $  4,325,500
     Cash paid for income taxes                   $    680,000  $    650,000
Supplemental schedule of non-cash investing and
 financing activities
     Transfers from loans to real estate acquired
      through foreclosure                         $      5,000  $    182,500




The accompanying notes are an integral part of these financial statements.

                          SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 2000 and 1999

NOTE 1

ORGANIZATION AND BUSINESS

  Shore Financial Corporation (the "Company") is a Virginia corporation orga-nized in September 1997 by Shore Bank (the "Bank") for the purpose of becoming a unitary holding company of the Bank. The Company became a unitary holding company of the Bank on March 16, 1998. The business and management of the Com-pany consists of the business and management of the Bank. The Bank became a Virginia chartered, Federal Reserve member, commercial bank on March 31, 1998. Previously, the Bank was a federally chartered savings bank. The Company and the Bank are headquartered on the Eastern Shore in Onley, Virginia.
  The Company's assets primarily consist of approximately $2.9 million in cash and investments and its investment in the Bank. Currently, the Company does not participate in any other activities outside of controlling the Bank. The Bank provides a full range of banking services to individual and corporate customers through its seven banking offices located on the Eastern Shore of Virginia and Maryland, including the counties of Accomack and Northampton, Virginia, and the Salisbury/Wicomico County area in Maryland. The Bank's, and subsequently the Company's, common stock became publicly traded in August 1997, upon completing its subscription rights and initial public offerings, which included the sale of 431,250 shares of common stock.
  During March 1999, the Bank activated its subsidiary, Shore Investments, Inc., to engage in financial activities supporting the Bank's operations. These activities include, but are not limited to, the selling of investment and insurance products. During 1999, Shore Investments, Inc. invested approxi-mately $13,500 in a Virginia title insurance company and hired an employee to sell investments through an agreement with a third party broker-dealer.

NOTE 2

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, the Bank and Shore Investments, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Estimates

  The preparation of financial statements in conformity with generally ac-cepted accounting principles requires management to make estimates and assump-tions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate owned.

Advertising

  The Company expenses advertising costs as they are incurred.

Investment Securities

  Investments in debt securities classified as held-to-maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. Management has a positive intent and ability to hold these securities to maturity and, accordingly, adjustments are not made for temporary declines in their

                          SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 2000 and 1999 (continued)

market value below amortized cost. Investments in debt and equity securities classified as trading, if any, are stated at fair value. Unrealized holding gains and losses for trading securities are included in the statement of in-come. The Company had no such securities during the periods reported in the fi-nancial statements. All other investment securities with readily determinable fair values are classified as available-for-sale. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and report-ed, net of tax effect, in other comprehensive income until realized.
  Investments in Federal Home Loan Bank and Federal Reserve Bank stock are stated at cost, as these securities are restricted and do not have readily de-terminable fair values.
  Gains and losses on the sale of securities are determined using the specific identification method. Other-than-temporary declines in the fair value of indi-vidual held-to-maturity and available-for-sale securities below their cost, if any, are included in earnings as realized losses.

Loans Receivable

  Loans receivable consist of long-term real estate loans secured by first deeds of trust on single-family residences, other residential property, commer-cial property and land located primarily in an area known as the Eastern Shore of Virginia and Maryland, as well as secured and unsecured consumer and commer-cial loans.
  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.
  The Bank places loans on nonaccrual status after being delinquent greater than 90 days, or earlier, if the Bank becomes aware that the borrower has en-tered bankruptcy proceedings, or if the loans have developed inherent problems prior to being 90 days delinquent that indicate payments of principal or inter-est will not be made in full. Whenever the accrual of interest is stopped, a specific allowance is established through a charge to expense for previously accrued but uncollected interest income. Thereafter, interest is recognized only as cash is received until the loan is brought current.
  Valuation allowances for estimated losses on loans are provided on a specific and nonspecific basis. Specific allowances are provided when an identified sig-nificant decline in value of a loan occurs. The nonspecific valuation allowance incorporates a number of factors including historical loss experience, economic conditions, prevailing market conditions, management's assessment of credit risk considering loan classification categories and management's judgment. This nonspecific allowance has been established to provide reserves for estimated inherent losses resulting from lending activities. In the opinion of manage-ment, the present allowance is adequate to absorb reasonably foreseeable loan losses. Additions to the allowance are reflected in current operations. Charge-offs to the allowance are made when the loan is considered uncollectible or is transferred to real estate acquired in settlement of loans.
  A loan is considered impaired when it is probable that the Bank will be un-able to collect all principal and interest amounts according to the contractual terms of the loan agreement. A performing loan may be considered impaired. The allowance for loan losses related to loans identified as impaired is primarily based on the excess of the loan's current outstanding principal balance over the estimated fair value of the related collateral. For a loan that is not col-lateral-dependent, the allowance is recorded at the amount by which the out-standing principal balance exceeds the current best estimate of the future cash flows on the loan discounted at the loan's original effective interest rate. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

                          SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 2000 and 1999 (continued)

  For impaired loans that are on nonaccrual status, cash payments received are generally applied to reduce the outstanding principal balance. However, all or a portion of a cash payment received on a nonaccrual loan may be recognized as interest income to the extent allowed by the loan contract, assuming manage-ment expects to fully collect the remaining principal balance on the loan.

Credit Related Financial Instruments

  In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under home equity lines of credit, over-draft protection arrangements, commercial letters of credit, and standby let-ters of credit. Such financial instruments are recorded when they are funded.

Transfers of Financial Assets

  Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that restrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Real Estate Owned

  Real estate acquired through foreclosure is initially recorded at the lower of fair value or the loan balance at date of foreclosure. Subsequently, prop-erty that is held for resale is carried at the lower of cost or fair value mi-nus estimated selling costs. Costs relating to the development and improvement of property are capitalized, whereas those relating to holding the property are charged to expense.
  Management periodically performs valuations, and an allowance for losses is established by a charge to operations if the carrying value of a property ex-ceeds its fair value minus estimated selling costs.

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

            Buildings                25 to 40 years
            Furniture and equipment   5 to 15 years
            Automobiles                     5 years

Income Taxes

  Deferred income taxes payable represent the cumulative tax effect from tem-porary differences in the recognition of taxable or deductible amounts for in-come tax and financial reporting purposes.
  Prior to July 1, 1996, in computing federal income taxes, savings banks that met certain definitional tests and other conditions prescribed by the Internal Revenue Code were allowed, within limitations, to deduct from taxable income an allowance for bad debts based on actual loss experience, a percentage of taxable income before such deduction or an amount based on a percentage of el-igible loans. The applicable percentage of taxable income used for the bad debt deduction was 8%. Effective July 1, 1996, the percentage of taxable in-come method and the percentage of eligible loan method for determining the bad debt deduction are no longer available. At December 31, 2000, the cumulative bad debt reserve, upon which no taxes have been paid on tax returns, was

                          SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 2000 and 1999 (continued)

approximately $1.2 million. Of this amount, $783,000 represents that portion of the cumulative bad debt reserve for which financial statement income taxes have not been provided, in accordance with FASB Statement No.109, Accounting for Income Taxes.
  The Small Business Job Protection Act of 1996 (the "Act") repealed the per-centage of taxable income method of computing bad debt reserves, and required the recapture into taxable income of "excess reserves," on a taxable basis over six years. Excess reserves are defined in general, as the excess of the balance of the tax bad debt reserve (using the percentage of taxable income method) as of the close of the last tax year beginning before January 1, 1996 over the balance of the reserve as of the close of the last tax year beginning before January 1, 1988. For the Bank, the applicable tax years for measuring excess reserves were June 30, 1996 and June 30, 1988, respectively. As a re-sult of the Act, the Bank is recapturing into taxable income, for tax return purposes only, approximately $497,000 ratably over six years.

Earnings Per Common Share

  Basic Earnings Per Share (EPS) excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised, converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Comprehensive Income

  Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale se-curities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehen-sive income.

Segment Reporting

  Public business enterprises are required to report information about operat-ing segments in annual financial statements, and selected information about operating segments in financial reports issued to shareholders. Operating seg-ments are components of an enterprise about which separate financial informa-tion is available, and evaluated regularly by management in deciding how to allocate resources and in assessing performance. Generally, financial informa-tion is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to seg-ments.

Derivative Instruments and Hedging Transactions

  During the year ended December 31, 1999, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which estab-lishes accounting and reporting standards for derivative instruments, includ-ing certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the state-ment of financial position and measure those instruments at fair value. The Company's adoption of this Statement on July 1, 1999 did not materially impact the Company's consolidated financial condition or consolidated results of op-erations.

Computer Software

  During the year ended December 31, 1999, the Company adopted Statement of Position (SOP) 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use. This SOP was effective for finan-

                          SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 2000 and 1999 (continued)

cial statements for fiscal years beginning after December 31, 1998. The SOP requires entities to capitalize certain internal-use software costs once cer-tain criteria are met. Generally, internal costs with respect to software con-figuration and interface, coding, installation to hardware, testing (including parallel processing), and data conversion costs allowing access of old data by new systems should be capitalized. All other data conversion costs, training, application maintenance, and ongoing support activities should be expensed. The Company's adoption of this SOP on January 1, 1999 did not materially im-pact the Company's consolidated financial condition or consolidated results of operations.

Start-up Activities

  During the year ended December 31, 1999, the Company adopted SOP 98-5, Re-porting on the Costs of Startup Activities. The SOP requires such costs to be expensed as incurred instead of being capitalized and amortized. It applies to startup activities and costs of organization for both development stage and established operating activities, and it changes existing practice for some industries. The SOP broadly defines startup activities as those one-time ac-tivities that relate to the opening of a new facility, introduction of a new product or service, doing business in a new territory, initiating a new proc-ess in an existing facility, doing business with a new class of customer or beneficiary, or commencing some new operation. The SOP was effective for fi-nancial statements for fiscal years beginning after December 15, 1998. Consis-tent with banking industry practice, the Company's policy is to expense such costs. Therefore, its adoption, on January 1, 1999, did not materially affect the Company's financial position or results of operations.

Cash and Cash Equivalents

  Cash equivalents include currency, balances due from banks, interest-earning deposits with maturities of ninety days or less and federal funds sold.
  The Company is required to maintain reserves with the Federal Reserve Bank. The aggregate daily average reserves for the final reporting period in the years ended December 31, 2000 and 1999 were $25,000 and $25,000, respectively.

Reclassifications

  Certain reclassifications of the prior year information have been made to conform to the December 31, 2000 presentation.

                          SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 2000 and 1999 (continued)

NOTE 3

INVESTMENT SECURITIES

  A summary of the amortized cost and estimated fair values of investment secu-rities is as follows:

                                              GROSS      GROSS
                                 AMORTIZED  UNREALIZED UNREALIZED   ESTIMATED
                                   COST       GAINS      LOSSES    FAIR VALUE
                                ----------------------------------------------
December 31, 2000
Held to Maturity
  United States government and
   agency obligations           $12,303,100  $ 52,900  $       0   $12,356,000
                                ----------------------------------------------
Available for Sale
  Debt securities:
     United States government
      and agency obligations     12,947,200    12,000    (92,000)   12,867,200
     Tax-exempt municipal bonds   3,856,800     1,200    (46,500)    3,811,500
     Corporate bonds              5,038,100         0   (115,400)    4,922,700
     Adjustable Rate Mortgage
      Fund                        1,402,700         0     (9,300)    1,393,400
     Adjustable Rate Commercial
      Loan Fund                     384,000         0    (35,900)      348,100
                                ----------------------------------------------
       Total debt securities     23,628,800    13,200   (299,100)   23,342,900
                                ----------------------------------------------
  Marketable equity
   securities:
     Federal Home Loan Mortgage
      Corporation common stock      232,400    56,900          0       289,300
     Citigroup preferred stock    1,032,900         0   (112,200)      920,700
     MBNA preferred stock           580,200         0    (81,000)      499,200
     Consolidated Edison
      preferred stock               543,000         0   (138,000)      405,000
     Other equity securities        377,100    24,700    (27,600)      374,200
                                ----------------------------------------------
       Total marketable equity
        securities                2,765,600    81,600   (358,800)    2,488,400
                                ----------------------------------------------
                                 26,394,400    94,800   (657,900)   25,831,300
                                ----------------------------------------------
Other Investment Securities:
  Federal Home Loan Bank Stock      491,800         0          0       491,800
  Federal Reserve Bank Stock        124,800         0          0       124,800
                                ----------------------------------------------
                                    616,600         0          0       616,600
                                ----------------------------------------------
                                $39,314,100  $147,700  $(657,900)  $38,803,900
                                ==============================================

                          SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 2000 and 1999 (continued)

                                             GROSS       GROSS
                                AMORTIZED  UNREALIZED UNREALIZED    ESTIMATED
                                  COST       GAINS      LOSSES     FAIR VALUE
                               -----------------------------------------------
December 31, 1999
Held to Maturity
  United States government
   and agency obligations      $   479,800   $    0   $      (300) $   479,500
  Tax-exempt municipal bonds     1,235,000        0        (4,400)   1,230,600
  Mortgage-backed securities       123,900        0        (7,100)     116,800
                               -----------------------------------------------
                                 1,838,700        0       (11,800)   1,826,900
                               -----------------------------------------------
Available for Sale
  Debt securities:
     United States government
      and agency obligations    13,947,600        0      (484,400)  13,463,200
     Tax-exempt municipal
      bonds                      4,493,700    6,700      (132,800)   4,367,600
     Corporate bonds             3,545,600        0      (242,100)   3,303,500
     Va. State Housing
      Authority bonds            1,000,000    2,100             0    1,002,100
     Adjustable Rate Mortgage
      Fund                       1,310,700        0       (16,300)   1,294,400
     Adjustable Rate
      Commercial Loan Fund         353,900        0        (6,800)     347,100
                               -----------------------------------------------
       Total debt securities    24,651,500    8,800      (882,400)  23,777,900
                               -----------------------------------------------
  Marketable equity
   securities:
     Federal Home Loan
      Mortgage Corporation
      common stock                 232,400        0       (34,700)     197,700
     Citigroup preferred stock   1,032,900        0      (132,900)     900,000
     MBNA preferred stock          580,000        0       (28,700)     551,300
     Consolidated Edison
      preferred stock              543,000        0      (138,700)     404,300
     Other equity securities       378,000        0       (29,300)     348,700
                               -----------------------------------------------
       Total marketable equity
        securities               2,766,300        0      (364,300)   2,402,000
                               -----------------------------------------------
                                27,417,800    8,800    (1,246,700)  26,179,900
                               -----------------------------------------------
Other Investment Securities:
  Federal Home Loan Bank
   Stock                           491,800        0             0      491,800
  Federal Reserve Bank Stock       124,800        0             0      124,800
                               -----------------------------------------------
                                   616,600        0             0      616,600
                               -----------------------------------------------
                               $29,873,100   $8,800   $(1,258,500) $28,623,400
                               ===============================================

                          SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 2000 and 1999 (continued)

  The amortized cost and estimated fair value of securities at December 31, 2000 by contractual maturity, are shown below:

                                           AMORTIZED
                                             COST     FAIR VALUE
                                          -----------------------
Held to Maturity
  Due in one year or less                 $10,306,800 $10,336,800
  Due after one year through five years     1,996,300   2,019,200
  Due after five years through ten years            0           0
  Due after ten years                               0           0
  Mortgage-backed securities                        0           0
                                          -----------------------
                                           12,303,100  12,356,000
                                          -----------------------
Available for Sale
  Due in one year or less                   1,820,000   1,822,500
  Due after one year through five years    13,994,700  13,925,100
  Due after five years through ten years    6,027,400   5,853,800
  Due after ten years                               0           0
  Adjustable Rate Mortgage Fund             1,402,700   1,393,400
  Adjustable Rate Commercial Loan Fund        384,000     348,100
                                          -----------------------
                                           23,628,800  23,342,900
                                          -----------------------
                                          $35,931,900 $35,698,900
                                          -----------------------

  At December 31, 2000 and 1999, investment securities with a carrying value of approximately $3,000,000 were pledged as collateral for public deposits.
  For the years ended December 31, 2000 and 1999, proceeds from the sales of securities available for sale amounted to $25,000 and $1.6 million, respective-ly. Gross realized gains amounted to $9,000 and $242,000, respectively. Gross realized losses were $0 for both periods. The tax provision applicable to these net realized gains and losses amounted to $3,000 and $82,000, respectively.

                          SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 2000 and 1999 (continued)

NOTE 4

LOANS RECEIVABLE

  Loans receivable are summarized below:

                                                   DECEMBER 31,
                                              ------------------------
                                                 2000         1999
                                              ------------------------
Real Estate Loans:
  Coventional mortgage:
     Secured by one-to-four family residences $43,809,600  $42,046,200
     Secured by multi-family residences           896,800      818,200
     Commercial mortgages                      21,765,400   22,539,500
     Land                                       2,471,100    1,754,700
     Short-term construction                    2,342,600      871,800
  Home equity lines of credit                   6,528,600    5,232,800
Consumer loans                                 11,086,900   10,318,500
Commercial loans:
  Secured                                       2,667,400    3,203,500
  Unsecured                                     2,388,700    1,648,200
                                              ------------------------
Total loans                                    93,957,100   88,433,400
Less:
  Loans in process                              1,420,000      340,100
  Deferred loan fees (costs), net                (143,600)    (133,400)
  Allowance for loan losses                     1,336,000    1,163,300
                                              ------------------------
                                              $91,344,700  $87,063,400
                                              ========================

  The allowance for loan losses is summarized below:

                                                   YEARS ENDED DECEMBER
                                                            31,
                                                   ----------------------
                                                      2000        1999
                                                   ----------------------
Balance at beginning of period                     $1,163,300  $  920,000
Provision charged to expense                          212,400     485,200
Recoveries (losses) charged to the allowance, net     (39,700)   (241,900)
                                                   ----------------------
Balance at end of the period                       $1,336,000  $1,163,300
                                                   ======================

  Impaired loans were $267,000 and $287,000 at December 31, 2000 and 1999, re-spectively. A specific allowance of approximately $150,000 was provided with respect to impaired loans at December 31, 2000 and 1999. For the years ended December 31, 2000 and 1999, the average recorded investment in impaired loans was $277,000 and $303,000, respectively, and interest income recognized on im-paired loans, all on the cash basis, was $0 and $1,000, respectively. No addi-tional funds are committed to be advanced in connection with impaired loans.

                          SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 2000 and 1999 (continued)

NOTE 5

PREMISES AND EQUIPMENT

  Premises and equipment are summarized as follows:

                                        DECEMBER 31,
                                  ------------------------
                                     2000         1999
                                  ------------------------
Land                              $   448,600  $   448,600
Buildings                           2,180,300    2,148,600
Furniture and fixtures              1,462,900    1,381,400
Computer equipment                    624,600      616,700
Automobiles                            66,900       79,800
                                  ------------------------
                                    4,783,300    4,675,100
Less -- accumulated depreciation   (1,939,900)  (1,667,700)
                                  ------------------------
                                  $ 2,843,400  $ 3,007,400
                                  ========================

NOTE 6

DEPOSITS

  Deposits accounts are summarized below:

                                       DECEMBER 31,
                                 -------------------------
                                     2000         1999
                                 -------------------------
Demand deposits:
  Savings accounts               $ 12,015,400 $ 13,065,200
  Checking accounts                24,987,900   20,175,800
  Money market deposit accounts     5,883,900    8,207,400
                                 -------------------------
     Total                         42,887,200   41,448,400
Time deposits                      73,003,000   65,699,900
                                 -------------------------
                                 $115,890,200 $107,148,300
                                 =========================

  The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $10.2 million and $9.9 million at December 31, 2000 and 1999, respectively.
  Time deposits outstanding at December 31, 2000 mature as follows:

            Within one year      $45,853,300
            One to two years       8,357,400
            Two to three years     9,283,000
            Three to four years      907,000
            Four to five years     5,412,000
            Thereafter             3,190,300
                                 -----------
                                 $73,003,000
                                 ===========

                          SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 2000 and 1999 (continued)

NOTE 7

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The estimated fair values of the Bank's financial instruments as of December 31, 2000 and 1999 are as follows:

                                           CARRYING   FAIR
(IN THOUSANDS)                              AMOUNT   VALUE
------------------------------------------------------------
December 31, 2000
Financial assets
  Cash and cash equivalents                $  5,096 $  5,096
  Securities                               $ 38,751 $ 38,804
  Loans, net of allowance for loan losses  $ 91,345 $ 90,395
  Accrued interest receivable              $  1,131 $  1,131
Financial liabilities
  Deposits                                 $115,890 $116,282
  Advances from Federal Home Loan Bank     $  8,055 $  8,043
  Accrued interest payable                 $     78 $     78
Unrecognized financial instruments
  Commitments to extend credit                  N/A      N/A
December 31, 1999
Financial assets
  Cash and cash equivalents                $  6,821 $  6,821
  Securities                               $ 28,019 $ 28,007
  Loans, net of allowance for loan losses  $ 87,063 $ 86,700
  Accrued interest receivable              $  1,030 $  1,030
Financial liabilities
  Deposits                                 $107,148 $107,471
  Advances from Federal Home Loan Bank     $  6,003 $  5,963
  Accrued interest payable                 $     93 $     93
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

Loan receivables

  The fair value of loans is estimated by discounting future cash flows, using the current rates at which similar loans would be made to borrowers with simi-lar remaining maturities. This calculation ignores loan fees and certain fac-tors affecting the interest rates charged on various loans, such as the bor-rower's creditworthiness and compensating balances, and dissimilar types of real estate held as collateral.

                          SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 2000 and 1999 (continued)

Deposit liabilities

  The fair value of demand deposits, savings accounts, and certain money mar-ket deposits is the amount payable on demand at the balance sheet date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

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

Commitments to extend credit

  The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the borrowers. For fixed-rate loan commitments, fair value also considers the difference between cur-rent levels of interest rates and the committed rates. Because of the competi-tive nature of the marketplace, loan fees vary greatly with no fees charged in many cases. Therefore, management has concluded no value should be assigned.

NOTE 8

ADVANCES FROM FEDERAL HOME LOAN BANK

  Borrowings ("advances") from the Federal Home Loan Bank ("FHLB") are sched-uled to mature as follows:


                         DECEMBER 31,
                     ---------------------
                        2000       1999
                     ---------------------
Within one year      $7,100,000 $4,980,000
One to two years              0          0
More than two years     954,700  1,022,600
                     ---------------------
                     $8,054,700 $6,002,600
                     =====================

  Information regarding FHLB advances is summarized below:

                                                      YEAR ENDED DECEMBER
                                                              31,
                                                     ---------------------
                                                        2000       1999
                                                     ---------------------
Monthly average balance of borrowings outstanding    $2,485,000 $2,102,000
Maximum month-end balance of borrowings outstanding  $8,055,000 $6,054,000

  The weighted average interest rate on advances was 6.04% and 5.33% for the periods ended December 31, 2000 and 1999, respectively. These advances are collateralized by the Bank's investment in FHLB stock and qualifying real es-tate loans with a principal balance of approximately $1.1 million, and govern-ment agency securities with a fair market value of approximately $8.4 million held under a specific collateral agreement. As a member of the FHLB, the Bank has total borrowing capacity to $18.0 million.

                          SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 2000 and 1999 (continued)

NOTE 9

OTHER NONINTEREST INCOME AND EXPENSE

                                                          YEARS ENDED
                                                          DECEMBER 31,
                                                        -----------------
                                                          2000     1999
                                                        -----------------
Other noninterest income
Credit life commissions                                 $ 16,800 $ 13,200
Commissions on sales of investment securities             32,900        0
Income from real estate held for investment                9,300    8,100
Safe deposit box rental                                   14,500   14,000
Gain on sale of fixed assets                                 700        0
Gain on sale of real estate owned                              0    2,900
Gain on disposition of real estate held for investment         0   48,000
Miscellaneous fees and commissions                        39,100   32,600
                                                        -----------------
                                                        $113,300 $118,800
                                                        =================
Other noninterest expense
Education and seminars                                  $ 22,800 $ 11,200
Personnel costs                                           52,100   32,000
Travel                                                    10,500   11,700
Courier cost                                              23,300   16,800
Legal and professional fees                              103,200   84,600
Supervisory fees                                          32,400   34,800
Loan costs                                                56,000   56,400
ATM fees                                                  33,700   24,400
Insurance                                                 27,700   27,600
Bank service charges                                      37,800   33,500
Deposit account write-offs                                20,300   18,600
REO property expense                                      13,800   12,600
Loss on sale of real estate owned                         23,100        0
Miscellaneous                                              8,300    5,200
                                                        -----------------
                                                        $465,000 $369,400
                                                        =================

                          SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 2000 and 1999 (continued)

NOTE 10

INCOME TAXES

  The provision for income taxes is summarized below:

                 YEARS ENDED
                DECEMBER 31,
           -----------------
             2000     1999
           -----------------
Current
  Federal  $597,100 $635,000
  State           0        0
           -----------------
            597,100  635,000
           -----------------
Deferred
  Federal     4,000 (122,000)
  State           0        0
           -----------------
              4,000 (122,000)
           -----------------
Total
  Federal   601,100  513,000
           -----------------
  State           0        0
           $601,100 $513,000
           =================

                                                        DECEMBER
                                                    -----------------
                                                      2000     1999
                                                    -----------------
Deferred tax asset
  Bad debts and other provisions                    $370,000 $357,000
  Unrealized loss on securities available for sale   191,400  421,000
  Other                                                4,000        0
                                                    -----------------
Total deferred tax asset                             565,400  778,000
                                                    -----------------
Deferred tax liability
  FHLB stock                                          70,000   70,000
  Depreciation                                       157,000  125,000
  Other                                                    0   11,000
                                                    -----------------
Total deferred tax liability                         227,000  206,000
                                                    -----------------
Net deferred tax asset                              $338,400 $572,000
                                                    =================

  The differences between expected federal and state income taxes at statutory rates to actual income tax expense are summarized as follows:

                                                    YEARS ENDED
                                                   DECEMBER 31,
                                                 ------------------
                                                   2000      1999
                                                 ------------------
Federal income tax expense -- at statutory rate  $651,000  $628,000
Tax effect of:
  Tax exempt interest income                      (61,000)  (70,000)
  Dividends received deduction                    (32,000)  (32,000)
  Adjustment to prior period deferred taxes        41,000         0
  Other, net                                        2,100   (13,000)
                                                 ------------------
                                                 $601,100  $513,000
                                                 ==================

                          SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 2000 and 1999 (continued)

NOTE 11

STOCKHOLDERS' EQUITY

  The Company is subject to various regulatory capital requirements adminis-tered by the federal banking agencies. Failure to meet minimum capital re-quirements can initiate certain mandatory and possibly additional discretion-ary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guide-lines and the regulatory framework for prompt corrective action, the Company and its Banking Subsidiary must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
  Quantitative measures established by regulation to ensure capital adequacy require the Company and its Banking Subsidiary to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capi-tal (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Company meets all capital adequacy requirements to which it is subject.
  As of December 31, 2000, the most recent notification from the Federal De-posit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no con-ditions or events since that notification that management believes have changed the Bank's category. The Company and the Bank's actual capital amounts and ratios are presented in the table.

                                                                                TO BE WELL
                                                                             CAPITALIZED UNDER
                                                             FOR CAPITAL     PROMPT CORRECTIVE
                                              ACTUAL      ADEQUACY PURPOSES  ACTION PROVISIONS
                                           ---------------------------------------------------
(DOLLARS IN THOUSANDS)                     AMOUNT  RATIO   AMOUNT    RATIO    AMOUNT   RATIO
                                           ---------------------------------------------------
As of December 31, 2000:
Total Capital (to Risk-Weighted Assets):
  Consolidated                             $15,435 17.12%   $7,213    8.00%  $  N/A      N/A
  Shore Bank                                12,464 14.21%    7,015    8.00%   8,769   10.00%
Tier 1 Capital (to Risk-Weighted Assets):
  Consolidated                             $15,762 17.48%   $3,607    4.00%  $  N/A      N/A
  Shore Bank                                12,541 14.30%    3,507    4.00%   5,261    6.00%
Tier 1 Capital (to Average Assets):
  Consolidated                             $15,762 11.90%   $5,300    4.00%  $  N/A      N/A
  Shore Bank                                12,541  9.59%    5,232    4.00%   6,540    5.00%
As of December 31, 1999:
Total Capital (to Risk-Weighted Assets):
  Consolidated                             $13,898 16.23%   $6,850    8.00%  $  N/A      N/A
  Shore Bank                                10,674 12.84%    6,652    8.00%   8,315   10.00%
Tier 1 Capital (to Risk-Weighted Assets):
  Consolidated                             $14,415 16.83%   $3,425    4.00%  $  N/A      N/A
  Shore Bank                                11,179 13.44%    3,326    4.00%   4,989    6.00%
Tier 1 Capital (to Average Assets):
  Consolidated                             $14,415 11.59%   $4,976    4.00%  $  N/A      N/A
  Shore Bank                                11,179  9.01%    4,962    4.00%   6,202    5.00%

                          SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 2000 and 1999 (continued)

  Federal and state banking regulations place certain restrictions on divi-dends paid and loans or advances made by the Bank to the Company. The total amount of dividends that may be paid at any date is generally limited to the retained earnings for the Bank, and loans or advances are limited to 10 per-cent of the Bank's capital stock and surplus on a secured basis.
  At December 31, 2000, the Bank's retained earnings available for the payment of dividends was $300,000. Accordingly, $12.2 million of the Company's equity in the net assets of the Bank was restricted at December 31, 2000. Funds available for loans or advances by the Bank to the Company amounted to $400,000.
  In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below ap-plicable minimum capital requirements.
  On January 11, 2000, the Company declared a $0.08 per share cash dividend paid on March 17, 2000, to all shareholders of record on March 1, 2000. The dividend totaled approximately $145,800, or 11% of net income for 1999.
  During November 2000, the Company's Board of Directors approved a stock re-purchase plan providing for the repurchase of up to 90,000 shares of the Company's common stock. At December 31, 2000, approximately 20,000 shares of the Company's common stock had been repurchased at prices ranging from $6.63 to $7.38 per share.

NOTE 12

EMPLOYEE BENEFIT PLANS

Profit Sharing Plan

  The Bank's Profit Sharing Plan Trust (the "Plan") provides for retirement, death and disability benefits. An employee becomes eligible for participation after completion of ninety-days of service, and becomes a member of the Plan on the first day of the month following qualification. However, an employee must be employed on the last day of the year to be eligible for profit sharing under the plan.
  Employees may elect to defer 2%-10% of their compensation, with the Bank making matching contributions equal to 100% of the first 3% of compensation deferred, and 50% of the next 3%. Matching contributions made by the Bank un-der the Plan totaled approximately $43,500 and $32,300 for the years ended De-cember 31, 2000 and 1999, respectively. The Bank may also elect to make dis-cretionary contributions to the Plan; accordingly, $50,000 and $52,200 of such contributions were made during the years ended December 31, 2000 and 1999, re-spectively.

Stock Option Plan

  Under the Company's Stock Option Plan, 90,000 shares of the common stock may be used as options and awards to employees. Options granted under the Stock Option Plan may be incentive, as defined by the Internal Revenue Code and re-lated rules and regulations, or non-incentive stock options. In the case of an incentive stock option, the exercise price for the purchase of shares at the date of grant must be at least equal to the market value of the shares covered by the incentive stock option on the date of grant. The exercise price per share subject to a non-incentive stock option shall be at a price as deter-mined by the Board of Directors, provided that such price shall not be less than 50% of the fair market value of the shares covered by the non-incentive stock option on the date of grant. The term of all options and the period in which options are exercisable are determined at the

                          SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 2000 and 1999 (continued)
discretion of the Board of Directors. The following table represents options outstanding under the Stock Option Plan:

                                             YEARS ENDED DECEMBER 31,
                                        -----------------------------------
                                              2000              1999
                                        -----------------------------------
                                                WEIGHTED-         WEIGHTED-
                                                 AVERAGE           AVERAGE
                                                EXERCISE          EXERCISE
                                        OPTIONS   PRICE   OPTIONS   PRICE
                                        -----------------------------------
Outstanding -- beginning of year        38,000    $7.91   50,000    $7.01
Granted                                 16,000     7.88        0     0.00
Exercised                               12,000     4.84   12,000     4.30
  Forfeited                              2,500     9.30        0     0.00
                                        -----------------------------------
Outstanding -- end of year              39,500    $8.74   38,000    $7.91
                                        ===================================
Exercisable -- end of year              39,500    $8.74   38,000    $7.91
                                        ===================================
Weighted average fair value of options
 granted                                          $1.50               N/A
                                        ===================================


  The Company applies APB Opinion 25, Accounting for Stock Issued to Employ-ees, and related Interpretations in accounting for the stock option plan. Ac-cordingly, no compensation cost has been recognized. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for the awards under the plan consistent with the method pre-scribed by FASB Statement No. 123, Accounting for Stock-Based Compensation, the Company's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

                              YEARS ENDED DECEMBER 31,
                               ---------------------
                                  2000       1999
                               ---------------------
Net income
  As reported                  $1,313,000 $1,335,000
  Pro forma                     1,292,800  1,335,000
Earnings per share -- basic
  As reported                        0.72       0.74
  Pro forma                          0.71       0.74
Earnings per share -- diluted
  As reported                        0.72       0.73
  Pro forma                          0.71       0.73

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average as-sumptions:

                         YEARS ENDED
                         DECEMBER 31,
                         -----------
                          2000  1999
                         -----------
Dividend yield            1.00%   --
Expected life                 5   --
Expected volatility      36.00%   --
Risk-free interest rate   5.50%   --

                          SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 2000 and 1999 (continued)

  Other information pertaining to options outstanding at December 31, 2000 is as follows:

                             OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                       -----------------------------------------------------
                                    WEIGHTED
                                     AVERAGE
                                    REMAINING  WEIGHTED             WEIGHTED
                                   CONTRACTUAL AVERAGE              AVERAGE
  RANGE OF EXERCISE      NUMBER       LIFE     EXERCISE   NUMBER    EXERCISE
       PRICES          OUTSTANDING   (YEARS)    PRICE   OUTSTANDING  PRICE
----------------------------------------------------------------------------
   $7.88 -- $10.00       39,500          6      $8.74     39,500     $8.74
                       -----------                      -----------
Outstanding at end of
 year                    39,500                           39,500
                       ===========                      ===========

NOTE 13

RELATED PARTY TRANSACTIONS

  In the normal course of business, the Bank makes loans to directors, offi-cers and other related parties. Loans to employees are made on substantially the same terms as those prevailing at the time for comparable transactions with other borrowers, except that the interest rate is reduced by a stated amount for primary residence loans, as long as such person remains employed by the Bank. A summary of related party loan activity for the periods indicated is as follows:

            Balance, December 31, 1999   2,313,000
            Originations                 2,704,000
            Repayments                  (1,391,000)
                                        ----------
            Balance, December 31, 2000  $3,626,000
                                        ==========

  Related party deposit balances outstanding at December 31, 2000 and 1999 were $739,000 and $1.0 million, respectively.

NOTE 14

COMMITMENTS AND CONTINGENCIES AND OTHER RELATED PARTY TRANSACTIONS

  The Bank has a lease agreement with the former Chairman of the Board of Di-rectors of the Bank to lease a lot at Four Corners Plaza, Onley, Virginia, for $1,750 per month for twelve years with four five-year renewals. Each renewal will be at the option of the Bank and the leases will be based on the previous lease rate, after being adjusted for changes in the consumer price index.
  In August 1997, the Bank entered into a lease agreement with a Maryland gen-eral partnership, of which a related party is a general partner, providing for the use of commercial office space to facilitate the Bank's downtown Salis-bury, Maryland bank location. The lease term began in September, 1997 and ex-pires in August, 2002. The agreement provides for three five-year renewal pe-riods at the Bank's option. Monthly lease amounts during the term of the lease are $2,250 and range from $2,643 to $3,650 monthly during the renewal periods, if executed.
  On February 1, 1999, the Company entered into a non-related party lease agreement providing for the use of commercial office space to facilitate the Company's administrative operations and the Bank's plans to bring its item processing function in-house. The lease term began in March, 1999 and expires in February, 2004. The agreement provides for two five-year renewals with the same terms and conditions of the original lease agreement. Lease amounts for the renewals can be increased by fifty percent of the US Consumer Price Index increase during the previous five years of the lease term. Initial monthly lease amounts during the term of the lease are approximately $2,500.

                          SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 2000 and 1999 (continued)

  Minimum future rental payments for these operating leases are as follows:

            Period Ending December 31,
                       2001            $78,600
                       2002            $69,600
                       2003            $51,600
                       2004            $13,900

  Rental expense under operating leases was $83,000 and $66,800 for the years ended December 31, 2000 and 1999, respectively.
  The Company is a party to credit related financial instruments with off-bal-ance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such com-mitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.
  The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.
  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commit-ments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's credit wor-thiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counter party. Collateral held varies but may include single-family residences, other residential property, commercial property and land. At December 31, 2000 and 1999, the Bank had outstanding commitments to originate loans with variable interest rates of approximately $1.1 million and $2.0 million, respectively. In addition, unused lines of credit, primarily at variable rates, amounted to approximately $15.6 million and $7.8 million at December 31, 2000 and 1999, respectively. The distribution of commitments to extend credit approximates the distribution of loans outstanding.
  In the normal course of business, the Bank has entered into employment agreements with some of its key Executives. The Company may terminate the em-ployment agreements with proper notice as specified in the agreements. Termi-nation without cause (as defined in the agreement) entitles the Executive to base salary and benefits for a specified period of time from the date of ter-mination, depending on the agreement.
  During January 1997, the Bank renewed its agreement with a service company, whereby, the latter would furnish data processing services to the Bank for an additional 60 months. The arrangement is similar to the previous agreement, and to those entered into by other entities in the financial institution in-dustry, and the costs represent normal operating costs to the Bank.
  During September 1999, Shore Investments Inc. entered into an agreement with a registered broker-dealer to sell investment products. The agreement has an initial term of two years and automatically renews for subsequent one-year terms, subject to certain termination clauses within the agreement.
  Various legal claims also arise from time to time in the normal course of business that, in the opinion of management, will have no material effect on the Company's consolidated financial statements.

                          SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 2000 and 1999 (continued)

NOTE 15

EARNINGS PER SHARE RECONCILIATION

  The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations.

                                                  YEAR ENDED DECEMBER 31,
                                                   ---------------------
                                                      2000       1999
                                                   ---------------------
Net income (numerator, basic and diluted)          $1,312,700 $1,335,000
Weighted average shares outstanding (denominator)   1,825,200  1,814,500
                                                   ---------------------
Earnings per common share -- basic                 $     0.72 $     0.74
                                                   =====================
Effect of dilutive securities:
  Weighted average shares outstanding               1,825,200  1,814,500
  Effect of stock options                                   0     10,500
                                                   ---------------------
Diluted average shares outstanding (denominator)    1,825,200  1,825,000
                                                   ---------------------
Earnings per common share -- assuming dilution     $     0.72 $     0.73
                                                   =====================

  The effect of unexercised stock options are not considered for 2000, as their impact would be antidilutive.

NOTE 16

PARENT COMPANY

  Since its inception, the Company's business activities have been limited to investment activities related to the Bank and its excess cash. Dividends from the Bank and investment income represent the only sources of funds for the Company. Certain restrictions exist that limit the amount of dividends the Bank may declare without obtaining regulatory approval. At December 31, 2000, the Bank had approximately $300,000 available to declare in dividends under existing regulatory guidelines.
  The Company requires very little administrative support. The Company's pri-mary costs consist of its board of director's expenses, its building lease, public reporting requirements and annual fees associated with being a public company. During 1999, the Bank paid $120,000 to the Company as its share of these expenses. However, management determined that this overhead allocation fee was no longer necessary and, accordingly, the Bank did not pay the Company this fee during 2000.

                          SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 2000 and 1999 (continued)
  The Company's condensed balance sheets as of December 31, 2000 and 1999, and the related condensed statements of income and cash flows for years ended De-cember 31, 2000 and 1999 are provided below.

Condensed Balance Sheets

                                                   DECEMBER 31,
                                              -----------------------
                                                 2000        1999
                                              -----------------------
Assets
  Cash and due from banks                     $   422,000 $   653,000
  Securities available-for-sale                 2,446,000   2,479,000
  Investment in Shore Bank                     12,464,000  10,674,000
  Other assets                                    177,000      92,000
                                              -----------------------
  Total Assets                                $15,509,000 $13,898,000
                                              =======================
Liabilities and Stockholders' Equity
  Liabilities                                 $    73,000 $         0
  Stockholders' equity                         15,436,000  13,898,000
                                              -----------------------
  Total Liabilities and Stockholders' Equity  $15,509,000 $13,898,000
                                              =======================

Condensed Statements of Operations

                                                        YEARS ENDED DECEMBER
                                                                 31,
                                                        ---------------------
                                                           2000       1999
                                                        ---------------------
Income
  Dividends from Shore Bank                             $        0 $1,576,000
  Management fee income                                          0    120,000
  Investment income                                        161,000     36,000
                                                        ---------------------
  Total Income                                             161,000  1,732,000
                                                        ---------------------
Expenses
  Directors' fees                                           48,000     48,000
  Accounting and professional fees                          57,000     59,000
  Other                                                     47,000     40,000
                                                        ---------------------
  Total Expenses                                           152,000    147,000
                                                        ---------------------
Income Before Income Taxes and Equity in Undistributed
 Net Income of Subsidiary                                    9,000  1,585,000
Income Tax Expense                                               0          0
                                                        ---------------------
Income Before Equity in Undistributed Net Income of
 Subsidiary                                                  9,000  1,585,000
Equity in Undistributed Net Income of Subsidiary (1)     1,304,000   (250,000)
                                                        ---------------------
Net Income                                              $1,313,000 $1,335,000
                                                        =====================

(1) Amount in parentheses represents the excess of dividends declared over net income of subsidiary.

                          SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 2000 and 1999 (continued)

Condensed Statements of Cash Flows

                                                    YEARS ENDED DECEMBER 31,
                                                    --------------------------
                                                        2000          1999
                                                    --------------------------
Operating Activities
  Net income                                        $  1,313,000  $  1,335,000
  Equity in undistributed net income of subsidiary    (1,304,000)      250,000
  Dividends/distribution of investment securities
   from Shore Bank                                             0    (1,576,000)
  Other non-cash transactions                             (3,000)            0
  Change in other assets                                 (85,000)      (90,000)
  Change in other liabilities                             73,000             0
                                                    --------------------------
  Cash Flows Used by Operating Activities                 (6,000)      (81,000)
                                                    --------------------------
Investing Activities
  Purchase of available-for-sale securities                    0      (646,000)
                                                    --------------------------
  Cash Flows Used by Investing Activities                      0      (646,000)
                                                    --------------------------
Financing Activities
  Proceeds from exercise of common stock options          58,000        52,000
  Repurchase of common stock                            (137,000)            0
  Payment of dividend on common stock                   (146,000)            0
                                                    --------------------------
  Cash Flows Provided (Used) by Financing
   Activities                                           (225,000)       52,000
                                                    --------------------------
  Net Decrease in Cash and Cash Equivalents             (231,000)     (675,000)
  Cash and Cash Equivalents, beginning of period         653,000     1,328,000
                                                    --------------------------
  Cash and Cash Equivalents, end of period          $    422,000  $    653,000
                                                    ==========================

NOTE 17

SEGMENT INFORMATION

  Management determines the Company's operating segments and evaluates their performance by the markets in which the Bank operates. Currently, the Bank op-erates in two different geographical markets: Virginia and Maryland. General-ly, each market possesses a different customer base and occasionally requires that management approach product pricing and promotion in different manners. However, products offered in each market are similar. Additionally, the Mary-land market represents a newer market to the Bank than does the Virginia mar-ket.
  The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates perfor-mance based on net interest income from operations and asset growth within the segments.

                          SHORE FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

December 31, 2000 and 1999 (continued)
  Since the Company derives a significant portion of its revenues from inter-est income and interest expense is the most significant expense, the segments are reported below using net interest income for the periods indicated. The "Other" column primarily represents the Company's investment activities re-sulting from excess cash available within the individual segments. The "Elimi-nation" column represents intersegment activities and reconciles the segments to the Company's consolidated financial statements.

                                                       ELIMINATION
                                                     OF INTERSEGMENT
(IN THOUSANDS)             VIRGINIA MARYLAND  OTHER   TRANSACTIONS    TOTAL
-----------------------------------------------------------------------------
Net Interest Income:
  Year ended December 31,
   2000                    $  3,256 $   615  $ 2,090    $ (1,168)    $  4,793
  Year ended December 31,
   1999                    $  3,004 $   672  $ 1,658    $   (826)    $  4,508
Assets:
  December 31, 2000        $116,851 $17,150  $48,731    $(42,918)    $139,814
  December 31, 1999        $108,776 $18,983  $40,841    $(41,007)    $127,593

NOTE 18

COMPREHENSIVE INCOME

  Total comprehensive income consists of the following for the periods indi-cated:

                                    YEAR ENDED DECEMBER
                                            31,
                                   ----------------------
                                      2000       1999
                                   ----------------------
Net income                         $1,312,700 $ 1,335,000
Other comprehensive income (loss)     449,000  (1,150,700)
                                   ----------------------
Total comprehensive income         $1,761,700 $   184,300
                                   ======================

  The components of other comprehensive income are as follows for the periods indicated:

                                                         YEAR ENDED DECEMBER
                                                                 31,
                                                         ---------------------
                                                           2000       1999
                                                         ---------------------
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during the
 period                                                  $682,500  $(1,510,600)
Less: reclassification adjustment for gains included in
 income                                                     8,500      242,200
                                                         ---------------------
Total other comprehensive income (loss) before income
 tax expense                                              674,000   (1,752,800)
Income tax (expense) benefit                             (225,000)     602,100
                                                         ---------------------
Net unrealized gains (losses)                            $449,000  $(1,150,700)
                                                         =====================

NOTE 19

SUBSEQUENT EVENTS

  On February 13, 2001, the Company declared a $0.09 per share cash dividend, payable on March 19, 2001, to all shareholders of record on March 1, 2001. The dividend totals approximately $162,000, or 12% of net income for 2000.

                                    ******

                          SHORE FINANCIAL CORPORATION

Independent Auditors' Report

The Board of Directors and Stockholders
Shore Financial Corporation and Subsidiaries

  We have audited the accompanying consolidated statements of financial condi-tion of Shore Financial Corporation and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' eq-uity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsi-bility is to express an opinion on these consolidated financial statements based on our audits.
  We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the over-all financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Shore Fi-nancial Corporation and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Goodman & Company, L.L.P.

  Norfolk, Virginia
  January 26, 2001.

                          SHORE FINANCIAL CORPORATION

Market for Registrant's Common Stock and Related Stockholder Matters

Market Information

  The Company's common stock is listed on the Nasdaq National Market under the symbol "SHBK." The following table sets forth the per share high and low sales prices for the common stock as reported on the Nasdaq National Market for the periods indicated:

                                 PRICE RANGE
                                -------------
                                 HIGH   LOW
                                -------------
             1999
               First Quarter    $11.13 $ 9.50
               Second Quarter    10.00   8.81
               Third Quarter      9.13   8.63
               Fourth Quarter     8.69   7.00
             2000
               First Quarter    $8.125 $7.188
               Second Quarter     7.75  6.813
               Third Quarter      7.38   6.88
               Fourth Quarter     7.50   6.50

  At March 1, 2001, there were 1,788,367 shares of common stock outstanding held by 776 stockholders of record.

Dividend Policy

  Prior to 1998, the Bank had not declared or paid any cash dividends during the previous five fiscal years. The Bank declared and paid the Company a $2.0 million and $1.59 million dividend on September 1, 1998 and December 14, 1999, respectively. On February 13, 2001, the Bank declared and paid the Company an $800,000 dividend. On March 21, 1999, the Company paid a $0.07 per share an-nual cash dividend to shareholders of record on March 1, 1999, and on March 17, 2000, the Company paid a $.08 per share annual cash dividend to sharehold-ers of record on March 1, 2000. On February 13, 2001, the Company declared a $.09 per share annual cash dividend payable on March 19, 2001 to shareholders of record on March 1, 2001. The Company anticipates paying a similar annual cash dividend on its common stock in the foreseeable future. However, any fu-ture determination as to payment of cash dividends will be at the discretion of the Company's Board of Directors and will depend on the Company's earnings, financial condition, capital requirements and other factors deemed relevant by the Board of Directors.

                          SHORE FINANCIAL CORPORATION
Directors and Officers


SHORE FINANCIAL CORPORATION

BOARD OF DIRECTORS

Henry P. Custis, Jr., Chairman
Law firm of Custis, Lewis & Dix, L.L.P.

Terrell E. Boothe
Terrell E. Boothe, Inc.

D. Page Elmore
Waste Management Inc.

Scott C. Harvard
President and Chief Executive Officer
Shore Financial Corporation and Shore Bank

Richard F. Hall, III
Loblolly Farms
Seaside Produce

Dr. Lloyd J. Kellam, III
Eastern Shore Physicians and Surgeons

L. Dixon Leatherbury
Leatherbury Equipment Co.
Wakefield Equipment Co.

A. Jackson Mason
Mason-Davis Co., Inc.

OFFICERS

Scott C. Harvard
President and Chief Executive Officer

Steven M. Belote
Vice President and Secretary

Vonda M. Smith
Assistant Secretary

SHORE BANK

OFFICERS

Scott C. Harvard
President and Chief Executive Officer

Steven M. Belote
Senior Vice President and Chief Financial Officer

J. Anderson Duer, Jr.
Senior Vice President-Lending

Arthur C. Miles, Jr.
Senior Vice President-Credit Administration

Brenda P. Wallace
Senior Vice President-Operations

Craig H. McConnell
Regional Vice President

Vonda M. Smith
Corporate Secretary

Natalie N. Binder
Vice President

Tammy V. Mason
Vice President

Mychelle L. Holloway
Internal Auditor

Anne H. J. Dize
Assistant Vice President

Claire I. Hoff
Assistant Vice President

Martha H. James
Assistant Vice President

Donna E. Weaver
Assistant Vice President

Jane O. Wyatt
Assistant Vice President


SALISBURY BOARD OF DIRECTORS

John J. Evans, CPA, Chairman
Holloway & Marval, P.A.

Edward E. Henry
E.I. Dupont, Inc.

Russ Morgan, M.S., D.D.S.
Milford Professional Center

Billye Lee Sarbanes
The Paper People

Dr. Donald Wood
Peninsula Cardiology Associates, P.A.

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

TRANSFER AGENT

Fulton Bank
One Penn Square
Lancaster, PA 17604

SPECIAL COUNSEL

LeClair Ryan
707 East Main Street, 11th Floor
Richmond, VA 23219

INVESTOR INFORMATION

Mychelle L. Holloway,
Shore Financial Corporation,
P.O. Box 920,
Onley, Virginia, 23418,
(757) 787-1335
mholloway@shorebank.com.

MEMBER

Federal Deposit Insurance Corporation
Federal Reserve System

INDEPENDENT AUDITORS

Goodman & Company, LLP
1 Commercial Place, Suite 800
Norfolk, VA 23514

INTERNET

Web site: www.shorebank.com
Address: shorebank.com

ANNUAL MEETING

The Annual Meeting of the stockholders of Shore Financial Corporation will be held at theChamber of Commerce in Melfa, Virginia on Tuesday, April 17, 2001, 2:00 P.M.

SECURITIES LISTING

The Company's shares are traded on The NASDAQ Stock Market under ticker symbol "SHBK".

MARKET MAKERS

Anderson & Strudwick, Inc.
Branch, Cabell & Company
Ferris Baker Watts, Inc.
Knight Securities, L.P.
McKinnon & Company, Inc.
Scott & Stringfellow
Spear Leeds Kellogg

                          Shore Financial Corporation
                            25253 Lankford Highway
                                 P.O. Box 920
                             Onley, Virginia 23418

                                (757) 787-1335
                               www.shorebank.com