Form 10KSB, Exhibit 13
period 2003-12-31
SHORE FINANCIAL CORP
filed 2004-03-25
CIK 1045690

SHORE FINANCIAL CORPORATION

2003 ANNUAL REPORT

F I N A N C I A L    H I G H L I G H T S

T A B L E    O F    C O N T E N T S

Report to Shareholders	1

Selected Financial Highlights	2

Corporate Profile	3

Management’s Discussion and Analysis	5

Report of Independent Auditors	26

Consolidated Statements of Financial Condition	27

Consolidated Statements of Income	28

Consolidated Statements of Stockholder’s Equity	29

Consolidated Statements of Cash Flows	30

Notes to Consolidated Financial Statements	32

Directors and Officers	59

Corporate Information	60

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Report to Shareholders

On behalf of the Board of Directors and staff of Shore Financial Corporation, I am pleased to present the annual report for the year ended December 31, 2003, our third consecutive year of record performance.

We started 2003 with excess deposits that were newly acquired from Susquehanna Bank in Salisbury, Maryland. This deposit acquisition presented several challenges for our banking company. They included integrating systems, accounts, and employees while retaining the new customers with whom we intended to develop long term relationships. We were also challenged by the transaction to effectively deploy the deposits in order to reduce any negative impact on net interest margin. I am pleased to report that your banking company was up to the challenge and that the acquisition one year later can be deemed a success.

Deposits continued to grow by double digits in the core banking accounts including noninterest-bearing and interest-bearing transaction accounts. Certificates of deposit, the most costly source of funds, declined during the year. The result was a reduction in the cost of funds without shrinking the balance sheet or losing customers.

With interest rates remaining at historical lows, demand for loans was strong, resulting in record loan originations. Loan production was broadly distributed from lower Northampton County, Virginia, which has witnessed unprecedented real estate activity, up to Salisbury, Maryland, where loan production matched our ambitious expectations. In addition to geographic distribution, loan production was well distributed between residential and commercial real estate and commercial and consumer loans. Loan production drove earnings throughout the year.

The banking business is all about providing service while mitigating the risk associated with those services. While the economy has been helpful, we are pleased that for the third consecutive year end, Shore Bank has had no OREO (real estate owned through foreclosure), and that the bank finished the year with a net recovery on loan write offs. Delinquencies and non-performing loans to total loans are at their best levels in over a decade.

Shore Financial Corporation continues to serve Delmarva as the Eastern Shore of Virginia’s only Nasdaq traded company. The company is committed to this community and during 2003 began construction of new corporate offices that will accommodate projected growth through 2013. The new office will replace leased space and will allow the Onley bank branch to be expanded to meet the growing demands on that facility. The new corporate offices are scheduled for completion in the summer of 2004 and will be the location of the Company’s 2005 stockholders meeting.

Thank you for your support of and your confidence in our company. The board and staff will continue to work hard to maintain that confidence and deliver a reasonable return on your investment. Please email any comments or questions to me at sharvard@shorebank.com.

Scott C. Harvard

President and Chief Executive Officer

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Financial Highlights

The following selected financial data for the years ended December 31, 2003 and 2002 is derived from the consolidated financial statements of the Company, which have been audited on an annual basis by Goodman and Company, L.L.P. for the years then ended. The selected financial data information should be read in conjunction with the consolidated financial statements of the Company included elsewhere in this document.

	YEARS ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT PER SHARE DATA)	2003	2002

Income Statement Data:
Interest income	$9,501	$9,406
Interest expense	3,275	3,716
Net interest income	6,226	5,690
Provision for loan losses	380	335
Noninterest income	1,889	1,375
Noninterest expense	4,780	4,156
Income taxes	893	802

Net income	$2,062	$1,772

Per Share Data:
Net income—basic (3)	$1.01	$0.87
Net income—dilutive (3)	1.00	0.86
Cash dividends (3)	0.17	0.12
Book value at period end	9.80	10.73
Tangible book value at period end	9.51	10.35
Average shares outstanding (000's) (3)	2,037	2,034
Balance Sheet Data (period end):
Assets	$196,550	$179,993
Loans, net of unearned income and allowance	140,207	116,810
Securities	40,611	47,183
Deposits	158,891	158,989
Stockholders’ equity	20,201	18,218
Performance Ratios:
Return on average assets	1.11%	1.12%
Return on average equity	10.64%	10.31%
Net interest margin	3.63%	3.82%
Efficiency (1)	59.70%	59.01%
Asset Quality Ratios:
Allowance for loan losses to period end loans	1.41%	1.35%
Allowance for loan losses to nonaccrual loans	362.68%	182.37%
Nonperforming assets to period end loans and foreclosed properties	0.39%	0.74%
Net charge-offs (recoveries) to average loans	(0.01)%	0.05%
Capital and Liquidity Ratios:
Leverage (2)	10.28%	10.12%
Risk-based:
Tier 1 capital	14.37%	15.02%
Total capital	15.74%	16.24%
Average loans to average deposits	79.78%	80.56%

(1)	Computed by dividing noninterest expense, net of nonrecurring expenses, by the sum of net interest income and noninterest income, net of security gains and losses.
(2)	Computed as a percentage of stockholders’ equity to period end assets.
(3)	Earnings per share, dividends per share and average share data adjusted in both periods to reflect 20% stock dividend paid by the Company during December 2003.

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Corporate Profile

General

Shore Financial Corporation (the “Company”) is a Virginia corporation organized in September 1997 by Shore Bank (the “Bank”) for the purpose of becoming a unitary holding company of the Bank. The Company’s assets consist of its investment in the Bank and approximately $4.3 million in cash and other investments. The business and management of the Company consists of the business and management of the Bank. The Bank is a Virginia chartered, Federal Reserve member commercial bank whose predecessor began business in 1961. The Company and the Bank are headquartered in Onley, Virginia. The Bank operates seven banking offices on the Eastern Shore of Virginia and Maryland, including the counties of Accomack and Northampton in Virginia and Salisbury/Wicomico County area in Maryland. The Bank has a 24% market share of the banking deposits in the Accomack and Northampton Counties in Virginia, based on June 30, 2003 deposit information. At December 31, 2003, the Company had consolidated assets of $196.6 million, Bank deposits of $158.9 million and stockholders equity of $20.2 million.

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

The Company also offers other services that complement the core financial services offered by the Bank. The Company has an affiliate relationship with a trust company in Eastern Virginia that provides a vehicle to offer trust and asset management services within the Bank’s markets. The Bank’s subsidiary, Shore Investments, Inc. (“Shore Investments”), provides non-deposit investment products including stocks, bonds, mutual funds, and insurance products through the Bank’s banking centers. Shore Investments has also invested in a Virginia title insurance company that enables the Bank to offer title insurance policies to its real estate loan customers.

The Bank delivers its banking services through seven full-service banking centers, six ATMs, the Internet and the telephone. The Bank provides administrative support to its branch network through an operations center located in Accomac, Virginia. The facility houses the Bank’s item processing, check imaging and accounting functions. Seventy-five dedicated employees staff the Bank’s facilities.

Market Area

The Bank’s headquarters, operations center, and five banking centers are located in Accomack and Northampton Counties, which together form the Eastern Shore of Virginia. These two counties run approximately seventy miles from the Maryland state line south and have thousands of miles of coastline on the Chesapeake Bay and its tributaries on the west and the Atlantic Ocean on the east. They represent the southern portion of the DELMARVA (Delaware-Maryland-Virginia) Peninsula.

The Eastern Shore of Virginia is 20 miles by bridge and tunnel from Hampton Roads, Virginia (Norfolk, Virginia Beach, Portsmouth, Hampton, Suffolk), one of the largest population centers in the country. Tourism and agriculture, along with poultry and seafood processing are the predominant industries on the Eastern Shore.

In Northampton County, an Eco-Industrial Park exists adjacent to a deep-water port with railroad access. The park has been recognized nationally as a model for environmentally friendly industrial development. A new development named Bay Creek opened in spring 2001 that includes a 3,000-unit gated community and an Arnold Palmer designed golf course. In 2003, over $20.0 million in real estate sales occurred in Bay Creek, and construction is underway on a second course designed by golf legend Jack Nicklaus.

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Corporate Profile (continued)

Accomack County, Virginia is the home of NASA’s Wallops Island Space Facility and the Regional Space Port Authority, as well as the tourist destinations of Chincoteague Island and The Assateague National Wildlife Refuge that draws over one million visitors annually.

The Bank also has two banking centers in Salisbury, Maryland, the crossroads of the DELMARVA Peninsula. Approximately 175,000 people live within a 30-mile radius of Salisbury, which is the regional hub for industry, commerce, health care, recreation and the arts. Salisbury is home to Perdue Farms, Peninsula Regional Medical Center, and Salisbury University, and its fastest growing industrial sector is the microwave and wireless communications industry. Along with a strong and diversified industrial base, wholesalers, retailers, and service firms serving ten counties in three states have made Wicomico County a regional supply center for the Eastern Shore of Delaware, Maryland, and Virginia.

MARKET FOR REGISTRANT’S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

The Company’s common stock is listed on the Nasdaq National Market under the symbol “SHBK.” The following table sets forth the per share high and low closing prices for the common stock as reported on the Nasdaq National Market for the periods indicated, with the amounts being adjusted for the December 2003 20% stock dividend:

	PRICE RANGE
	HIGH	LOW

2002
First Quarter	$8.25	$7.50
Second Quarter	9.92	8.00
Third Quarter	10.20	8.96
Fourth Quarter	10.33	9.58

2003
First Quarter	$10.84	$9.88
Second Quarter	11.67	10.38
Third Quarter	13.75	11.25
Fourth Quarter	17.46	13.42

At February 13, 2004, there were 2,062,084 shares of common stock outstanding held by 976 stockholders of record.

Dividend Policy

During the year ended December 31, 2003, the Company paid quarterly cash dividends of $0.042 per share. During December 2003, the Company declared a 20% stock dividend paid on December 31, 2003 to shareholders of record on December 20, 2003. During February and May of 2002, the Company paid quarterly dividends of $0.025 per share, while during August and November of 2002, the Company paid quarterly dividends of $0.033 per share. All 2003 and 2002 dividends per share have been adjusted to reflect December 2003 20% stock dividend. On January 14, 2004, the Company declared a $0.05 per share quarterly cash dividend paid on February 2, 2004 to shareholders of record on January 21, 2004. The Company hopes to continue with a quarterly cash dividend on its common stock in the future. Any future determination as to payment of cash dividends will be at the discretion of the Company’s Board of Directors and will depend on the Company’s earnings, financial condition, capital requirements and other factors deemed relevant by the Board of Directors. During the years ended December 31, 2003 and 2002, the Bank declared and paid the Company dividends of $0 and $500,000, respectively.

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This section may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in economic conditions; significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the company’s most recent Form 10-KSB report and other documents filed with the Securities and Exchange Commission. Shore Financial Corporation does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

OVERVIEW

The Company continued its streak of record earnings during the year ended December 31, 2003, primarily resulting from another year of strong loan growth and good asset quality. Net income for the year ended December 31, 2003 was $2.06 million compared to $1.77 million for 2002, an increase of 16.4%. Diluted earnings per share increased 16.3% to $1.00 from the prior year’s $0.86 per share. Return on assets (ROA) was 1.11% for the year ended December 31, 2003 compared to 1.12% for the year ended December 31, 2002, while return on average equity (ROE) was 10.64% for 2003 compared to 10.31% for 2002. The Bank’s net interest margin was 3.63% during the year ended December 31, 2003, compared to 3.82% during the year ended December 31, 2002. Yields on earning assets continued their decline as a result of the numerous short-term rate reductions by the Federal Reserve during 2001. However, since the Federal Reserve effected these adjustments, the Bank’s cost of interest-bearing liabilities has experienced similar declines, primarily resulting from repricing of time deposits and the Bank’s increase in lower cost demand deposits. The Company’s efficiency ratio was 59.7% for the year compared to 59.0% for 2002. Non-interest expenses increased to $4.78 million from $4.16 million during 2002. This increase primarily resulted from staffing and other costs associated with the December 2002 deposit acquisition as well as increases in benefits and regulatory expenses.

Total assets grew to $196.6 million, an increase of 9.2% over the $180.0 million at December 31, 2002, driven primarily by a 20.1% increase in gross loans. Total gross loans ended the year at $142.2 million and total deposits ended the year at $158.9 million, compared to $118.4 million and $159.0 million, respectively, in loans and deposits at December 31, 2002. The Bank experienced significant growth in several areas of its loan portfolio during 2003, with double-digit increases in commercial loans, residential real estate loans, construction loans and home equity lines of credit. Commercial loans increased 42.7% during 2003, while residential real estate, construction loans and home equity lines of credit grew 11.6%, 83.4% and 15.9%, respectively, during the year. Interest-bearing demand and savings deposit accounts grew 18.2% during the year ended December 31, 2003, while noninterest-bearing demand deposits increased 20.1% during the period. Demand and savings deposits were $82.4 million at December 31, 2003, an increase of 18.7% over amounts existing at December 31, 2002, while time deposits were $76.5 million at December 31, 2003, a decrease of 14.6% over the prior year. Total shareholders’ equity grew to $20.2 million at December 31, 2003, a 10.9% increase over total shareholders’ equity at December 31, 2002.

During 2003, the Bank’s loan portfolio continued its strong performance trend. The Bank experienced net loan recoveries during 2003 at a rate of 0.01% of total loans, while the level of nonperforming assets to period end loans was 0.39% at December 31, 2003. The Bank had no other real estate owned (“OREO”) or other foreclosed assets at December 31, 2003. The Bank maintained an allowance for loan losses to period end loans of 1.41% at the end of 2003.

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis (continued)

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

Interest Income

During the year ended December 31, 2003, the Company earned $9.5 million in interest income, as compared to the $9.4 million earned for the year ended December 31, 2002. While the low interest rate policy maintained by the Federal Reserve during 2001 continued to impact net interest income, the Company was able to realize an increase in this area by growing total loans 20.1%. Additionally, the Company was successful in redeploying a significant portion of the $16.8 million in funds received through its 2002 deposit acquisition from investment securities to loans. Consequently, average loans outstanding increased $15.6 million, while average investment securities only increased $8.5 million.

Securities yielded 4.03% during the year ended December 31, 2003, compared to 4.84% for the year ended December 31, 2002. Average securities increased to $42.9 million during 2003, compared to an average balance of $34.4 million for the 2002 period. As a result of the December 2002 deposit acquisition, the Company began 2003 with $47.2 million in investment securities. However, loan demand and flat deposit levels resulted in a net decrease in investment securities during the year.

Loans yielded 6.11% during the year ended December 31, 2003, compared to 6.92% for the year ended December 31, 2002. Average total loans increased 13.9% to $127.8 million during 2003 from $112.1 million for the 2002 period. The Bank experienced significant growth in several areas of its loan portfolio during 2003, with double-digit increases in commercial loans, residential real estate loans, construction loans and home equity lines of credit during the year. Average commercial loans increased to $40.8 million, an increase of 16.9% over the $34.9 million average outstanding balance during 2002. On the retail side, average residential real estate loans (including construction loans) increased to $70.7 million, or 12.0% over the $63.1 million average outstanding for 2002, while average consumer loans (including home equity lines) were $16.3 million for the year ended December 31, 2003, an increase of 15.4% over the $14.1 million average outstanding during the year ended December 31, 2002. More seasoned loan producers and a ripe lending environment significantly contributed to the loan growth success of 2003.

Interest Expense

Interest expense continued to ride the rate curve down during 2003. Interest expense was $3.3 million during the year ended December 31, 2003, a decrease of 11.9% as compared to $3.7 million for 2002. Average interest-bearing liabilities increased 16.84% to $147.7 million during 2003 from $126.5 million for the prior year, while the cost of interest-bearing liabilities decreased 72 basis points from 2.94% during 2002 to 2.22% during 2003. Total average deposits, including noninterest-bearing demand deposits, increased 15.1% to $160.1 million during the year ended December 31, 2003 from $139.2 million during 2002. Factoring in noninterest-bearing demand deposits, the Company’s cost of funds was 1.98% and 2.63% for the years ended December 31, 2003 and 2002, respectively.

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis (continued)

Also contributing to lower funding costs was an increase in short-term Federal Home Loan Bank (“FHLB”) borrowings. Average FHLB borrowings increased to $6.0 million during 2003, compared to $1.4 million for 2002, while the average cost of these funds decreased from 3.81% to 1.78% for the periods. Although funding costs continued to benefit from the lower interest rate environment during the period, it also benefited from a change in the Company’s funding mix. During 2002, average time deposits represented 55.9% of average funding liabilities, while it only represented 50.8% of average funding liabilities during 2003.

Net Interest Income

The Company entered 2003 coming off a deposit acquisition that created the need to effectively invest $16.8 million in acquired deposits into income-producing assets. As a result, the Company began 2003 with a net interest margin of 3.33%, posing quite a challenge for the year. However, the deployment of these funds into higher-yielding loan assets and the management of deposit mix enabled the Company to increase its margin to 3.74% during the fourth quarter of 2003 and 3.63% for the year. These factors, along with 20.1% loan growth and changes in the funding mix, contributed to net interest income increasing 9.4% to $6.2 million during the year ended December 31, 2003 as compared to $5.7 million in 2002.

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

	AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES
	YEARS ENDED DECEMBER 31,
	2003			2002
	AVERAGE BALANCE	INCOME/ EXPENSE	YIELD/ RATE	AVERAGE BALANCE	INCOME/ EXPENSE	YIELD/ RATE
	(IN THOUSANDS)
Assets:
Securities (1)	$42,906	$1,729	4.03%	$34,444	$1,668	4.84%
Loans (net of unearned income):
Real estate mortgage	70,665	4,374	6.19%	63,110	4,429	7.02%
Commercial	40,791	2,553	6.26%	34,891	2,442	7.00%
Home equity lines	13,720	632	4.61%	10,840	574	5.30%
Consumer	2,590	247	9.54%	3,298	310	9.40%

Total loans	127,766	7,806	6.11%	112,139	7,755	6.92%
Interest-bearing deposits in other banks	2,438	20	0.82%	3,987	48	1.20%

Total earning assets	173,110	9,555	5.52%	150,570	9,471	6.29%

Less: allowance for loan losses	(1,784)			(1,456)
Total nonearning assets	14,992			9,344

Total assets	$186,318			$158,458

Liabilities
Interest-bearing deposits:
Checking and savings	$60,461	$370	0.61%	$47,175	$516	1.09%
Time deposits	81,284	2,799	3.44%	77,856	3,145	4.04%

Total interest-bearing deposits	141,745	3,169	2.24%	125,031	3,661	2.93%
FHLB advances	5,961	106	1.78%	1,445	55	3.81%

Total interest-bearing liabilities	147,706	3,275	2.22%	126,476	3,716	2.94%

Non-interest bearing liabilities:
Demand deposits	18,397			14,160
Other liabilities	836			638

Total liabilities	166,939			141,274
Stockholders' equity	19,379			17,184

Total liabilities and stockholders' equity	$186,318			$158,458

Net interest income (1)		$6,280			$5,755

Interest rate spread (1)(2)			3.30%			3.35%
Net interest margin (1)(3)			3.63%			3.82%
(1)	Presented on a tax equivalent basis. The tax equivalent adjustment to net interest income was $54,000 and $65,000 for the years ended December 31, 2003 and 2002, respectively.
(2)	Interest rate spread is the average yield earned on earning assets less the average rate incurred on interest-bearing liabilities.
(3)	Net interest margin is derived by dividing net interest income by average total earning assets.

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis (continued)

The following table describes the impact on the interest income of the Company resulting from changes in average balances and average rates for the periods indicated. The change in interest due to the mixture of volume and rate has been allocated solely to rate changes.

	VOLUME AND RATE ANALYSIS
	YEARS ENDED
	DECEMBER 31, 2003 COMPARED TO DECEMBER 31, 2002 CHANGE DUE TO:			DECEMBER 31, 2002 COMPARED TO DECEMBER 31, 2001 CHANGE DUE TO:
	VOLUME	RATE	INCREASE (DECREASE)	VOLUME	RATE	INCREASE (DECREASE)
Assets:
Securities	409	(348)	61	(11)	(310)	(321)
Loans (net of unearned income):
Real estate mortgage	531	(586)	(55)	643	(581)	62
Commercial	413	(302)	111	418	(488)	(70)
Home equity lines	153	(95)	58	272	(236)	36
Consumer	(67)	4	(63)	(103)	(52)	(155)

Total loans	1,030	(979)	51	1,230	(1,357)	(127)
Interest-bearing deposits in other banks	(19)	(9)	(28)	26	(99)	(73)

Total earning assets	1,420	(1,336)	84	1,245	(1,766)	(521)

Liabilities
Interest-bearing deposits:
Checking and savings	145	(291)	(146)	171	(279)	(108)
Time deposits	138	(484)	(346)	160	(1,233)	(1,073)

Total interest-bearing deposits	283	(775)	(492)	331	(1,512)	(1,181)
FHLB advances	172	(121)	51	(5)	(27)	(32)

Total interest-bearing liabilities	455	(896)	(441)	326	(1,539)	(1,213)

Change in net interest income	965	(440)	525	919	(227)	692

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

The following table presents the Company’s interest sensitivity position at December 31, 2003. This one-day position, which continually is changing, is not necessarily indicative of the Company’s position at any other time.

	INTEREST SENSITIVITY ANALYSIS
	DECEMBER 31, 2003
	WITHIN 90 DAYS	91-365 DAYS	1 TO 5 YEARS	OVER 5 YEARS	TOTAL
	(IN THOUSANDS)
Interest-Earning Assets:
Loans (1)	$36,848	$17,688	$68,677	$18,996	$142,209
Securities	1,008	4,067	28,176	7,360	40,611
Money market and other short term securities	1,424	—	—	—	1,424
Other earning assets	—	3,145	—	—	3,145

Total earning assets	$39,280	$24,900	$96,853	$26,356	$187,389

Cumulative earning assets	$39,280	$64,180	$161,033	$187,389	$187,389

Interest-Bearing Liabilities:
Money market savings	$16,599	—	—	—	$16,599
Interest checking (2)	—	—	24,658	—	24,658
Savings (2)	630	1,278	20,199	—	22,107
Certificates of deposit	9,284	24,900	40,867	1,442	76,493
FHLB advances	16,200	—	—	683	16,883

Total interest-bearing liabilities	$42,713	$26,178	$85,724	$2,125	$156,740

Cumulative interest-bearing liabilities	42,713	68,891	154,615	156,740	156,740

Period gap	$(3,433)	$(1,278)	$11,129	$24,231	$30,649
Cumulative gap	$(3,433)	$(4,711)	$6,418	$30,649	$30,649
Ratio of cumulative interest-earning assets to interest-bearing liabilities	91.96%	93.16%	104.15%	119.55%	119.55%
Ratio of cumulative gap to total earning assets	(1.83)%	(2.51)%	3.42%	16.36%	16.36%

(1)	Includes nonaccrual loans of $552,000, which are spread throughout the categories.
(2)	Management has determined that interest checking and savings accounts, excluding $1.9 million in savings accounts with more frequent rate adjustment terms, are not sensitive to changes in related market rates and, therefore, they are placed in the 1 to 5 years category.
(3)	All securities without specific maturities are included in the 1 to 5 years category since they are not considered as sensitive to interest rate changes.

Noninterest Income

During 2003, the Company experienced continued growth in noninterest income. Noninterest income increased 37.4% to $1.89 million during the year ended December 31, 2003, compared to $1.37 million for the year ended December 31, 2002. The Company experienced increases in most areas of noninterest income, including deposit account fees, investment brokerage commissions, gains on sales of securities and other noninterest income. Consumer and commercial checking accounts continue to grow, resulting in increased fee income. Checking ac -

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis (continued)

counts generate fees including insufficient funds, check printing, cashiers checks, service charges, ATM, check cards and others. These fees are core earnings that are not interest sensitive and have provided a stable source of income for the Bank. Deposit account fees for 2003 increased 6.7% to $1.12 million, compared to $1.04 million for 2002. Shore Investments, the Bank’s investment subsidiary, more than doubled revenues in 2003 over 2002 through its sale of nondeposit investment products, resulting in a 157.5% increase in commission income. The Company took advantage of some of the gains in its investment portfolio during the year by selling several investment securities. These sales resulted in gains of $269,400, representing an increase of $247,700 over the prior year. Additionally, the Bank benefited from cash surrender value growth in its Bank-Owned Life Insurance (“BOLI”) asset, resulting in $145,000 in other noninterest income.

Noninterest Expense

During the year ended December 31, 2003, noninterest expense increased 15.0% to $4.8 million, compared to $4.2 million for the year ended December 31, 2002. The Company’s efficiency ratio remained strong when compared to peers at 59.7%, up slightly from prior year’s ratio of 59.0%.

Factors contributing to the increase in noninterest expense include increased employee compensation and benefits expense, impacted by a 24.0% rise in health insurance costs over the 2002 periods, ongoing costs associated with the 2002 deposit acquisition and increased regulatory and compliance costs. Compensation and benefits increased by 17.0% to $2.21 million during the year ended December 31, 2003, when compared to $1.89 million for the year ended December 31, 2002. Occupancy and equipment expenses increased of 7.1% to $1.20 million during 2003, compared to $1.12 million for 2002, with 2003 amounts being impacted by a full year of expense related to a 2002 branch expansion as opposed to a partial year in 2002. Data processing increased 4.7% to $467,700 during the year, compared to $446,800 for the prior year, while advertising expenses decreased 13.7% to $94,500 during the year ended December 31, 2003, as compared to $109,500 for the 2002 period, primarily due to nonrecurring 2002 marketing and promotional efforts related to the Susquehanna transaction and the new Internet banking product. Deposit insurance premiums were flat during 2003 as compared to 2002, while other expenses increased 38.3% to $777,800, compared to $562,200 for the 2002 period. Increased regulatory and compliance costs and expenses associated with the Bank’s internet banking product accounted for the majority of the increase in other noninterest expense.

FINANCIAL CONDITION

Loan Portfolio

The Bank’s loan portfolio is comprised of real estate mortgage loans, construction loans, commercial loans, home equity loans, and consumer loans. The primary market areas in which the Bank originates loans are the counties of Accomack and Northampton, Virginia and Salisbury/Wicomico County, Maryland.

Total loans (excluding allowances) increased to $142.2 million at December 31, 2003, a 20.1% increase over the $118.4 million outstanding at December 31, 2002. Gross loan production of approximately $75.0 million resulted in growth across most categories of the Bank’s loan portfolio during 2003. Commercial loans increased 42.7% during 2003, while residential real estate, construction loans and home equity lines of credit grew 11.6%, 83.4% and 15.9%, respectively, during the year.

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis (continued)

The following table summarizes the composition of the Bank’s loan portfolio at the dates indicated.

	LOAN PORTFOLIO
	DECEMBER 31
	2003	2002
	(IN THOUSANDS)
Residential mortgage	$72,339	$66,637
Commercial mortgage	39,621	28,841
Commercial—other	8,568	4,921
Real estate construction (1)	4,005	2,184
Home equity lines of credit	14,951	12,905
Consumer	2,508	2,720

Total loans	141,992	118,208
Less:
Deferred loan (fees) cost, net	217	205
Allowance for loan losses	(2,002)	(1,603)

Net loans	$140,207	$116,810

(1)	Amounts are disclosed net of loans in process of approximately $3.1 million and $2.3 million for 2003 and 2002, respectively.

The following table sets forth the composition of the Bank’s loan portfolio by percentage at the dates indicated.

	LOAN PORTFOLIO BY PERCENTAGE
	DECEMBER 31,
	2003	2002
Residential mortgage	50.95%	56.37%
Commercial mortgage	27.90%	24.40%
Commercial—other	6.03%	4.16%
Real estate construction	2.82%	1.85%
Home equity lines of credit	10.53%	10.92%
Consumer	1.77%	2.30%

Total loans	100.00%	100.00%

The following table presents the maturities of selected loans outstanding at December 31, 2003.

	MATURITY SCHEDULE OF PERIOD END LOANS
	DECEMBER 31, 2003
	1 YEAR OR LESS		1 TO 5 YEARS		AFTER 5 YEARS
	FIXED RATE	VARIABLE RATE	FIXED RATE	VARIABLE RATE	FIXED RATE	VARIABLE RATE	TOTAL
	(IN THOUSANDS)
Residential and commercial mortgages (1)	$7,105	$35,455	$24,005	$36,775	$8,621	$—	$111,961
Commercial—other	2,117	4,124	2,041	171	115	—	8,568
Real estate construction	4,005	—	—	—	—	—	4,005
Home equity lines of credit	—	14,951	—	—	—	—	14,951
Consumer	1,249	111	1,011	0	136	—	2,507

Total	$14,476	$54,641	$27,057	$36,946	$8,872	$—	$141,992

(1)	Includes mortgages with terms that include 3-year, 5-year and 7-year balloon payment features in the 1 to 5 years and after 5 years fixed rate category.

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis (continued)

Securities

When securities are purchased, they are classified as securities held to maturity if management has the positive intent and the Company has the ability to hold them until maturity. These investment securities are carried at cost adjusted for amortization of premium and accretion of discounts. Unrealized losses in the portfolio are not recognized unless management of the Company believes that other than a temporary decline has occurred. Securities held for indefinite periods of time and not intended to be held to maturity are classified as available for sale at the time of purchase. Securities available for sale are recorded at fair value. The net unrealized holding gain or loss on securities available for sale, net of deferred income taxes, is included in `other comprehensive income as a separate component of stockholders’ equity. A decline in the fair value of any securities available for sale below cost, that is deemed other than temporary, is charged to earnings and results in a new cost basis for the security. Cost of securities sold is determined on the basis of specific identification. The Company holds no securities classified as trading.

Investment Securities.    The carrying value of investment securities (effected for all applicable fair value adjustments) amounted to $40.6 million at December 31, 2003, compared to $47.2 million at December 31, 2002. Decreases in securities primarily resulted from increased loan demand and flat deposit levels during 2003. The comparison of amortized cost to fair value is shown in Note 3 of the notes to the financial statements. Note 3 also provides an analysis of gross unrealized gains and losses of investment securities. Investment securities consist of the following:

	SECURITIES PORTFOLIO
	DECEMBER 31,
	2003	2002
Amortized Cost:
U.S. Treasury and other U.S. government agencies	$22,308	$28,926
Tax-exempt municipal bonds	3,944	2,774
Mortgage-backed securities	2,583	3,002
Adjustable rate loan funds	1,990	1,942
FHLMC stock	232	232
Preferred stock	1,707	2,156
Trust preferred stock	150	400
Corporate bonds	4,035	5,558
Other equity securities	2,437	1,249

Total securities	$39,386	$46,239

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis (continued)

Securities Available for Sale.    Securities available for sale are used as part of the Company’s interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk, liquidity needs, the need to increase regulatory capital and other factors. The fair value of securities available for sale totaled $39.6 million at December 31, 2003, compared to $41.5 million at December 31, 2002. The comparison of fair market value to amortized cost is shown in Note 3 of the notes to the financial statements. Note 3 also provides an analysis of gross unrealized gains and losses of securities available for sale. The following summarizes available for sale securities for the respective periods.

	SECURITIES AVAILABLE FOR SALE
	DECEMBER 31,
	2003	2002
Fair Value:
U.S. Treasury and other U.S. government agencies	$22,688	$24,446
Tax-exempt municipal bonds	4,030	2,881
Mortgage-backed securities	2,577	3,013
Adjustable rate loan funds	1,936	1,856
FHLMC stock	245	248
Preferred stock	1,795	1,995
Trust preferred stock	338	560
Corporate bonds	4,312	5,883
Other equity securities	1,659	609

Total securities	$39,580	$41,491

The following table sets forth the maturity distribution and weighted average yields of the securities portfolio at December 31, 2003. The weighted average yields are calculated on the basis of carrying value of the investment portfolio and on the interest income of investments adjusted for amortization of premium and accretion of discount.

	MATURITIES OF INVESTMENTS
	DECEMBER 31, 2003
	HELD TO MATURITY			AVAILABLE FOR SALE
	AMORTIZED COST	FAIR VALUE	WEIGHTED AVERAGE YIELD	AMORTIZED COST	FAIR VALUE	WEIGHTED AVERAGE YIELD
U.S. Treasury and other U.S. government agencies
Within one year	$—	$—	0.00%	$3,998	$4,067	3.78%
After one year to five years	—	—	0.00%	16,356	16,633	3.68%
After five years	—	—	0.00%	1,954	1,988	4.31%

Total	—	—		22,308	22,688

Other Securities:
Within one year	—	—	0.00%	1,000	1,007	6.00%
After one year to five years	—	—	0.00%	4,215	4,540	6.80%
After five years	—	—	0.00%	5,347	5,372	5.69%
Adjustable Rate Mortgage Fund	—	—	0.00%	1,555	1,544	2.11%
Adjustable Rate Commercial
Loan Fund	—	—		435	392	2.89%

Total	—	—		12,552	12,855

Total securities	$—	$—		$34,860	$35,543

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis (continued)

Deposits

The Bank depends on deposits to fund its lending activities, generate fee income opportunities, and create a captive market for loan products. The table below presents a history of average deposits and the rates paid on interest-bearing deposit accounts for the periods indicated.

	AVERAGE DEPOSITS AND AVERAGE RATES PAID
	YEARS ENDED DECEMBER 31,
	2003		2002
	AVERAGE BALANCE	AVERAGE RATE	AVERAGE BALANCE	AVERAGE RATE
Interest-bearing deposits:
Checking and savings	$60,461	0.61%	$47,175	1.09%
Certificates of deposit:
Less than $100,000	66,404	3.39%	64,393	4.90%
$100,000 and over	14,880	3.68%	13,463	4.02%

Total interest-bearing deposits	141,745	2.24%	125,031	2.93%
Noninterest-bearing deposits	18,397		14,160

Total average deposits	$160,142		$139,191

Deposits averaged $160.1 million during the year ended December 31, 2003, an increase of 15.0% over the $139.2 million during the year ended December 31, 2002. Interest-bearing demand deposits accounted for the largest portion of the increase, followed by noninterest-bearing demand deposits.

The following table is a summary of the maturity distribution of certificates of deposit in amounts of $100,000 or more as of December 31, 2003.

	MATURITIES OF CD'S OF $100,000 OR MORE
	DECEMBER 31, 2003
	AMOUNT	PERCENT
Three months or less	$954	6.58%
Over three months to one year	4,816	33.23%
Over one year to five years	8,522	58.81%
Over five years	200	1.38%

Total	$14,492	100.00%

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

Banking regulations established to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that the Company meets all capital adequacy requirements to which it is subject.

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis (continued)

The following table details the components of Tier 1 and Tier 2 capital and related ratios for the periods indicated.

	ANALYSIS OF CAPITAL
	DECEMBER 31,
	2003	2002
	(IN THOUSANDS)
Tier 1 Capital:
Common stock	$680	$560
Additional paid-in capital	8,165	2,654
Retained earnings	10,595	14,394
Accumulated other comprehensive income	761	609

Total capital (GAAP)	20,201	18,217
Less: Intangibles	(588)	(650)
Net unrealized gain on debt and equity securities	(761)	(609)
Net unrealized losses on equity securities	—	(41)

Total Tier 1 capital	18,852	16,917

Tier 2 Capital:
Allowable allowances for loan losses	1,597	1,366
Net unrealized gains on equity securities	205	8

Total Tier 2 capital	$20,654	$18,291

Risk-weighted assets	$131,213	$112,642

Capital Ratios (1):
Tier 1 risk-based capital ratio	14.37%	15.02%
Total risk-based capital ratio	15.74%	16.24%
Tier 1 capital to average adjusted total assets	10.15%	10.72%

(1)	The required minimum capital ratios for capital adequacy purposes, as defined collectively by the federal banking agencies, for Tier 1 risk-based capital, total risk-based capital, and Tier 1 capital to average adjusted assets was 4.0%, 8.0% and 4.0%, respectively. To be considered “well capitalized” under federal prompt corrective action regulations, these same required ratios are 6.0%, 10.0% and 5.0%, respectively. See Note 11 of the notes to the financial statements for a detail of the capital ratios.

Asset Quality

Allowance for loan losses.    The allowance for loan losses represents an amount management believes is adequate to provide for probable loan losses inherent in the loan portfolio. The Bank’s focus on diversifying its loan portfolio by emphasizing and expanding its commercial and consumer lending programs generally involves greater risk than residential mortgage lending. Considering this shift in lending emphasis, management in recent years has provided for probable loan losses, which may result from the greater inherent risk present in these loan products, by increasing its allowance for loan losses in accordance with SFAS No. 5, Accounting for Contingencies. However, risks of future losses cannot be quantified precisely or attributed to particular loans or classes of loans. Because those risks are influenced by general economic trends as well as conditions affecting individual borrowers, management’s judgment of the allowance is necessarily approximate and imprecise. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer banks identified by regulatory agencies.

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis (continued)

Set forth below is a table detailing the allowance for loan losses for the periods indicated.

	ALLOWANCE FOR LOAN LOSSES
	YEARS ENDED DECEMBER 31,
	2003	2002
	(IN THOUSANDS)
Balance, beginning of period	$1,603	$1,326
Loans charged off:
Commercial	—	—
Real estate mortgage	(4)	—
Consumer	(24)	(83)

Total loans charged-off	(28)	(83)

Recoveries:
Commercial	—	—
Real estate mortgage	—	—
Consumer	47	25

Total recoveries	47	25

Net recoveries (charge-offs)	19	(58)
Provision for loan losses	380	335

Balance, end of period	$2,002	$1,603

Allowance for loan losses to loans outstanding at end of period	1.41%	1.35%
Allowance for loan losses to nonaccrual loans outstanding at end of period	362.68%	182.37%
Net recoveries (charge-offs) to average loans outstanding during period	0.01%	(0.05)%

For the year ended December 31, 2003, the Bank experienced net recoveries of $19,000, compared to net charge-offs of $58,000 for the year ended December 31, 2002. The Bank’s charge-offs during 2003 continued to be minimal with the majority of them for consumer loans. One previously written-off Bank loan was partially repaid resulting in the net recovery position for the year. Charge-offs during 2002 primarily related to various consumer and real estate loans that were either deemed uncollectible or foreclosed on with the collateral subsequently sold. The decrease in charge-offs positively impacted the ratio of net charge-offs to average loans outstanding during the period, which was a 0.01% during the year ended December 31, 2003, compared to negative 0.05% during 2002.

The allowance for loan losses at December 31, 2003 was $2.0 million, compared to $1.6 million at December 31, 2002. The Bank’s loan portfolio continues to evolve from primarily residential real estate mortgages to one with a significant emphasis in commercial and consumer loans. Increased competition in the real estate mortgage arena and the desire to diversify contributed to this shift in lending and customer relationships. However, with this change comes increased risk associated with potential loan losses. The Bank considers its write-off history, the composition if its loan portfolio, nonperforming loan levels, the market and the historical allowance levels maintained by peer community banks engaged in commercial lending in determining adequate loan loss reserves. The allowance for loan losses as a percentage of period end loans equaled 1.41% at December 31, 2003, compared to 1.35% at December 31, 2002. The ratio of the allowance for loan losses as a percentage of nonaccrual loans outstanding increased at December 31, 2003 to 362.68%, compared to 182.37% at December 31, 2002. This increase primarily was attributable to a $327,000 decrease in nonaccrual loans from December 31, 2002 to December 31, 2003. Management believes that allowances for losses existing at December 31, 2003 are sufficient to cover any anticipated or unanticipated losses on loans outstanding in accordance with SFAS No. 5, Accounting for Contingencies.

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis (continued)

An allocation of the allowance for loan losses in dollars and as a percent of the total allowance is provided in the following tables. Because all of these factors are subject to change, the allocation is not necessarily predictive of future loan losses in the indicated categories.

		ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
		COMMERCIAL		REAL ESTATE		CONSUMER
		ALLOWANCE FOR LOAN LOSSES	PERCENTAGE OF LOAN ALLOWANCE	ALLOWANCE FOR LOAN LOSSES	PERCENTAGE OF LOAN ALLOWANCE	ALLOWANCE FOR LOAN LOSSES	PERCENTAGE OF LOAN ALLOWANCE
		(IN THOUSANDS)
December 31,
	2003	$1,175	58.70%	$278	13.90%	$549	27.40%
	2002	$684	42.67%	249	15.53%	670	41.80%

The following table details information concerning nonaccrual and past due loans, as well as foreclosed assets.

	NONPERFORMING ASSETS
	DECEMBER 31,
	2003	2002
	(IN THOUSANDS)
Nonaccrual loans:
Commercial	$126	$—
Real estate mortgage	321	677
Home equity lines of credit	28	—
Consumer	77	202

Total nonaccrual loans	552	879
Other real estate owned	—	—

Total nonperforming assets	$552	$879

Loans past due 90 or more days accruing interest	—	—
Allowance for loan losses to nonaccrual loans	362.68%	182.37%
Nonperforming assets to period end loans and other real estate owned	0.39%	0.74%

Total nonperforming assets, which consist of nonaccrual loans and foreclosed properties, net of allowance for other real estate losses, were $552,000 at December 31, 2003, compared to $879,000 at December 31, 2002. At December 31, 2003 and 2002, the Bank had no loans past due more than 90 days that were still accruing interest. The Bank’s policy is that whenever a loan reaches 90 days delinquent interest accruals are suspended until six months after the loan becomes current again. As to the nonaccrual loans at December 31, 2003 and 2002, approximately $17,000 and $27,000, respectively, of interest income would have been recognized during the year then ended if interest thereon had been accrued.

Included in nonaccrual loans at December 31, 2003 and 2002 is one impaired loan to the same borrower with a balance of $126,000 and $368,000, respectively. The balance was partially paid and brought current during 2003. However, the borrower was unable to meet the remaining obligation and, consequently, filed for bankruptcy protection. The Bank has entered into an agreement with the bankruptcy trustee to sell the collateral during the first quarter of 2004. Proceeds from these sales should be sufficient to satisfy all principal and interest amounts due. Accordingly, no specific allowances were provided with respect to impaired loans at December 31, 2003 and 2002.

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis (continued)

The ratio of nonperforming assets to period end loans and foreclosed properties is also detailed within the table above. This ratio decreased to 0.39% at December 31, 2003, compared to 0.74% at December 31, 2002, primarily due to the decrease in nonperforming loans discussed above.

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

As of December 31, 2003, all loans 60 days or more delinquent, including nonperforming loans, totaled $762,600. Additionally, other performing loans totaling $1.66 million existed that were current, but had other potential weaknesses that management considers to warrant additional monitoring. All loans in these categories are subject to constant management attention, and their status is reviewed on a regular basis. These loans are generally secured by residential and commercial real estate and equipment with appraised values that exceed the remaining principal balances on such loans.

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

	SUMMARY OF LIQUID ASSETS
	DECEMBER 31,
	2003	2002
Cash and due from banks	$5,794	$7,535
Held-to-maturity securities due within one year	—	5,004
Available-for-sale securities	39,580	41,491

Total liquid assets	$45,374	$54,030

Deposits and other liabilities	$176,349	$161,776

Ratio of liquid assets to deposits and other liabilities	25.73%	33.40%

The summary above indicates sufficient liquidity to meet anticipated needs. Alternative sources of liquidity available to the Company include the capacity to borrow additional funds when the need arises. The Bank has an available line of credit with the FHLB for up to 13% of Bank assets, or approximately $25.2 million at December 31, 2003. The borrowing capacity is subject to certain collateral requirements as stipulated in the FHLB borrowing agreement. Additionally, the Bank has borrowing arrangements with the Community Bankers’ Bank and Allfirst Bank of $6.9 million and $1.5 million, respectively. At December 31, 2003 the Bank had sufficient collateral pledged to borrow a total of approximately $19.7 million from the FHLB.

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis (continued)

Total cash and cash equivalents were $5.8 million at December 31, 2003, compared to $7.5 million at December 31, 2002. Net cash flows from operating activities were $2.5 million for the year ended December 31, 2003, compared to $2.3 million for the year ended December 31, 2002. This increase primarily resulted from net income growth and other changes in normal operating activities during the periods.

Net cash flows from investing activities were $18.6 million during the year ended December 31, 2003, compared to $18.7 million during the year ended December 31, 2002. Net loan originations in 2003 were $10.7 million higher than 2002, but other investment activities were greatly limited during 2003 due to flat deposit growth. In contrast, deposit growth of $16.3 million and the $16.8 million in cash received in conjunction with the Susquehanna branch deposit acquisition generated more than adequate liquidity to fund net loan originations of $13.1 million, invest in securities and purchase the BOLI product during 2002.

Net cash flows from financing activities were $14.4 million for the year ended December 31, 2003, compared to $17.3 million for the year ended December 31, 2002. This decrease primarily resulted from the lack of deposit growth partially offset by additional borrowings from the FHLB during 2003, compared to 2002 when deposit growth was $16.3 million.

The Bank occasionally finds it necessary to borrow funds on a short-term basis due to fluctuations in loan and deposit levels. The Bank has several arrangements whereby it may borrow funds overnight and on terms. As discussed above, the Bank currently has borrowing capacity of $19.7 million, with the ability to increase this capacity to $25.2 million by providing additional collateral (mortgage loans and investments) and meeting other guidelines with the FHLB. At December 31, 2003, the Bank had $16.9 million in outstanding FHLB advances, compared to $2.2 million at December 31, 2002.

The following table details information concerning the Bank’s short-term borrowings for the periods presented.

	SUMMARY OF BORROWED FUNDS
	DECEMBER 31,
	2003	2002
	(DOLLARS IN THOUSANDS)
Monthly average balance of short-term borrowings outstanding during the period	$5,250	$662
Weighted-average interest rate on monthly average short-term borrowings	1.27%	1.89%
Maximum month-end balance of short-term borrowings outstanding during the period	$16,200	$4,100

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis (continued)

CONTRACTUAL OBLIGATIONS, CONTINGENT LIABILITIES AND COMMITMENTS

The following table summarizes the Company’s significant contractual obligations, contingent liabilities and certain other commitments outstanding at December 31, 2003:

	PAYMENTS DUE BY PERIOD
CONTRACTURAL OBLIGATIONS	TOTAL	LESS THAN 1 YEAR	1-3 YEARS	3-5 YEARS	MORE THAN 5 YEARS
	(DOLLARS IN THOUSANDS)
Operating lease obligations	$130	$46	$63	$21	$—
Other long-term liabilities reflected on the Company's balance sheet under GAAP Federal Home Loan Bank Advances	16,883	16,200	—	—	683
Other commitments Outstanding commitments for construction of operations facility	2,200	2,200	—	—	—
Standby letters of credit	617	617	—	—	—
Commitments to extend credit	38,669	38,669	—	—	—

Total contractural obligations	$58,499	$57,732	$63	$21	$683

Return on Equity and Assets

The following table summarizes ratios considered to be significant indicators of the Company’s profitability and financial condition during the periods indicated.

	RETURN ON EQUITY AND ASSETS
	YEAR ENDED DECEMBER 31,
	2003	2002
Return on average assets	1.11%	1.12%
Return on average equity	10.64%	10.31%
Average equity to average asset ratio	10.40%	10.84%

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

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis (continued)

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

Impact of Accounting Pronouncements

In June of 2001 and 2002, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations (FASB No. 143), and Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities (FASB No. 146), respectively. FASB No. 143 addresses financial accounting requirements for obligations associated with the retirement of tangible long-lived assets, and FASB No. 146 requires the recognition of a liability, when incurred, for a cost associated with an exit or disposal activity. The resultant obligations and liabilities should be recognized at fair value. The provisions of these statements were first effective in 2003. The adoption of these statements did not have a material impact on the Company’s results of operations or financial condition.

In January 2003, the FASB issued FASB Interpretation 46, Consolidation of Variable Interest Entities, and Interpretation of ARB No. 51 (FIN 46). FIN 46 provides a new framework for identifying variable interest entities (VIEs) and determining when a company should include the assets, liabilities, noncontrolling interests and results of activities of a VIE in its consolidated financial statements. FASB has since revised FIN 46. As revised, FIN 46 is effective beginning in the first quarter of 2004 for all VIEs (other than what is commonly referred to as special purpose entities, VIEs of small business issuers, and VIEs of nonpublic entities). As the Company does not currently utilize VIEs or so called special purpose entities, management does not expect this pronouncement to have a material impact on the Company’s results of operations or financial position in the foreseeable future.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (SFAS 149), which amends and clarifies the accounting and reporting requirements for derivative instruments and hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The requirements of this Statement are effective for contracts entered into or modified after June 30, 2003. Furthermore, the requirements of this Statement are to be applied prospectively. The adoption of this Standard is currently not expected to have a material impact on the Company’s consolidated results of operations or financial position.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (SFAS 150). SFAS 150 initiates standards for how an issuer categorizes and evaluates certain financial instruments that display characteristics similar to liabilities and equity in its statement of financial position. The Statement is effective for financial instruments entered into or modified after May 31, 2003, and was otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this Standard did not have a material impact on the consolidated financial statements.

In December 2003, the FASB issued a revision to FASB Statement No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits (FASB No. 132). This revision does not change the measurement recog -

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis (continued)

nition aspects for pension and other postretirement benefit plans. However, it does revise employers’ disclosures to include more information about the plan assets, obligations to pay benefits and funding obligations. These disclosures are effective for the 2003 financial statements. Accordingly, the Company has incorporated such disclosures where applicable.

The FASB’s Emerging Issues Task Force (EITF) has been considering the rules that govern other-than-temporary impairment of securities and, while consensus has not been reached on a model for the recognition of other-than-temporary impairment, consensus was reached on new disclosure requirements related to unrealized losses on investment securities. The new disclosure requirements apply to marketable equity and debt securities accounted for under Financial Accounting Board Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, and are required for inclusion in annual reports with fiscal years ended after December 15, 2003. Accordingly, the Company has incorporated such disclosures.

Controls and Procedures

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we have evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the year. Based on that evaluation, our principal executive officer and principal financial officer have concluded that these controls and procedures are effective. There were no significant changes in our internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation.

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

Effects of Inflation

The Company believes that its net interest income and results of operations have not been significantly affected by inflation during the years ended December 31, 2003 and 2002.

[This Page Intentionally Left Blank]

2003

        Financial Statements

SHORE FINANCIAL

CORPORATION AND

SUBSIDIARIES

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Report of Independent Auditors

The Board of Directors and Stockholders

Shore Financial Corporation and Subsidiaries

We have audited the accompanying consolidated statements of financial condition of Shore Financial Corporation and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Shore Financial Corporation and Subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Norfolk, Virginia

January 16, 2004

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Financial Condition

December 31, 2003 and 2002

	2003	2002

ASSETS
Cash (including interest—earning deposits of approximately $1,424,100 and $2,532,000, respectively)	$5,793,800	$7,534,900
Investment securities:
Held-to-maturity (fair value of $0 and $5,069,500, respectively)	—	5,003,800
Available-for-sale (amortized cost of $38,354,800 and $40,546,900, respectively)	39,579,800	41,490,900
Federal Home Loan Bank stock, at cost	844,200	542,700
Federal Reserve Bank stock, at cost	124,800	124,800
Community Bankers' Bank stock, at cost	42,200	21,100
Maryland Financial Bank	20,000	—
Loans receivable, net	140,206,600	116,809,800
Premises and equipment, net	4,986,900	3,472,200
Other assets	4,952,000	4,993,100

	$196,550,300	$179,993,300

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Interest-bearing	$139,857,000	$143,220,500
Noninterest-bearing	19,033,700	15,768,800

Total Deposits	158,890,700	158,989,300
Advances from Federal Home Loan Bank	16,883,300	2,150,000
Other liabilities	575,100	636,500

Total liabilities	176,349,100	161,775,800

Stockholders' equity
Preferred stock, par value $1 per share, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, par value $.33 per share, 5,000,000 shares authorized; 2,061,724 and 1,695,817 shares issued and outstanding, respectively	680,400	559,600
Additional capital	8,164,600	2,654,500
Retained earnings, substantially restricted	10,595,300	14,394,200
Accumulated other comprehensive income	760,900	609,200

Total stockholders' equity	20,201,200	18,217,500

	$196,550,300	$179,993,300

The accompanying notes are an integral part of these financial statements.

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years Ended December 31, 2003 and 2002

	2003	2002

Interest and dividend income
Loans	$7,806,000	$7,754,700
Investments
Taxable interest	1,402,400	1,329,600
Tax-exempt interest	104,100	125,700
Dividends	189,000	196,100

Total interest and dividend income	9,501,500	9,406,100

Interest expense
Deposits	3,168,800	3,660,800
FHLB advances	106,200	55,500

Total interest expense	3,275,000	3,716,300

Net interest income	6,226,500	5,689,800
Provision for loan losses	380,400	335,300

Net interest income after provision for loan losses	5,846,100	5,354,500

Noninterest income
Deposit account fees	1,115,100	1,044,700
Loan fees	104,000	123,200
Commissions on investment brokerage sales	140,100	54,400
Gains on sales/donations of securities	269,400	21,700
Other	260,600	130,500

Total noninterest income	1,889,200	1,374,500

Noninterest expense
Compensation and employee benefits	2,213,800	1,891,400
Occupancy and equipment	1,201,800	1,122,400
Data processing	467,700	446,800
Advertising	94,500	109,500
Federal insurance premium	24,600	23,100
Other	777,800	562,200

Total noninterest expense	4,780,200	4,155,400

Income before income taxes	2,955,100	2,573,600
Income taxes	893,000	801,800

Net income	$2,062,100	$1,771,800

Cash Dividends Declared Per Share	$0.17	$0.12

Earnings Per Common Share:
Basic	$1.01	$0.87

Diluted	$1.00	$0.86

The accompanying notes are an integral part of these financial statements.

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statement of Stockholders' Equity

Years Ended December 31, 2003 and 2002

	NUMBER OF SHARES	COMMON STOCK	ADDITIONAL CAPITAL	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE INCOME	TOTAL

Balance, December 31, 2001	1,697,667	$560,200	$2,677,200	$12,859,600	$163,800	$16,260,800
Common stock cash dividend declared	—	—	—	(237,200)	—	(237,200)
Exercise of stock options	3,150	1,000	24,000	—	—	25,000
Repurchase of common stock	(5,000)	(1,600)	(46,700)	—	—	(48,300)
Comprehensive income	—	—	—	1,771,800	445,400	2,217,200

Balance, December 31, 2002	1,695,817	559,600	2,654,500	14,394,200	609,200	18,217,500
Common stock cash dividend declared	—	—	—	(340,400)	—	(340,400)
Twenty Percent Common stock dividend declared	341,657	112,800	5,407,800	(5,520,600)	—	—
Exercise of stock options, net of 9,750 existing shares exchanged in lieu of exercise payment	24,250	8,000	102,300	—	—	110,300
Comprehensive income	—	—	—	2,062,100	151,700	2,213,800

Balance, December 31, 2003	2,061,724	$680,400	$8,164,600	$10,595,300	$760,900	$20,201,200

The accompanying notes are an integral part of these financial statements.

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years Ended December 31, 2003 and 2002

	2003	2002

Cash flows from operating activities
Net income	$2,062,100	$1,771,800
Adjustments to reconcile to net cash provided by operating activities:
Provision for loan losses	380,400	335,300
Depreciation and amortization	411,300	347,100
Amortization of premium and accretion of discount on securities, net	94,500	62,800
Gain on sale of investment securities	(269,400)	(4,900)
Loss on disposal of fixed assets	600	9,500
Gain on sale of repossessed assets	—	(11,700)
Loss on noncash donation	—	9,400
Increase in cash surrender value of life insurance	(145,000)	—
Changes in:
Deferred loan fees	(12,400)	(65,100)
Other assets	15,300	(314,700)
Other liabilities	(61,400)	141,500

Net cash flows from operating activities	2,476,000	2,281,000

Cash flows from investing activities
Purchase of available-for-sale securities	(4,502,800)	(22,657,800)
Proceeds from maturities, sales and calls of available-for-sale securities	6,873,600	7,198,300
Purchase of held-to-maturity securities	—	(6,982,400)
Proceeds from maturities, prepayments and calls
of held-to-maturity securities	5,000,000	4,000,000
Purchase of Federal Home Loan Bank stock	(301,500)	(32,200)
Purchase of Community Bankers' Bank stock	(21,100)	(21,100)
Purchase of Maryland Financial Bank stock	(20,000)	—
Loan originations, net of repayments	(23,764,800)	(13,050,200)
Purchase of Bank-Owned Life Insurance	—	(3,000,000)
Purchase of premises and equipment	(1,885,100)	(1,047,600)
Acquisition of branch deposits, net	—	16,771,000
Proceeds from sale of real estate owned, net of costs	—	127,600

Net cash flows from investing activities	(18,621,700)	(18,694,403)

The accompanying notes are an integral part of these financial statements.

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years Ended December 31, 2003 and 2002

	2003	2002

Cash flows from financing activities
Net increase in demand deposits	$13,000,500	$15,011,300
Net increase (decrease) in time deposits	(13,099,100)	1,258,300
Proceeds from FHLB advances	51,700,000	12,300,000
Repayments of FHLB advances	(36,966,700)	(10,966,700)
Repurchase of common stock	—	(48,300)
Proceeds from exercise of stock options	110,300	25,000
Payment of dividends on common stock	(340,400)	(237,200)

Net cash flows from financing activities	14,404,600	17,342,400

Change in cash and cash equivalents	(1,741,100)	929,000
Cash and cash equivalents, beginning of period	7,534,900	6,605,900

Cash and cash equivalents, end of period	$5,793,800	$7,534,900

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$3,284,000	$3,678,600
Cash paid during the period for income taxes	$1,040,000	$965,000
Supplemental schedule of noncash investing and financing activities
Transfers from loans to real estate acquired through foreclosure	$—	$116,000
Declaration of 20% common stock dividend	$5,520,600	$—

The accompanying notes are an integral part of these financial statements.

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

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

The Company’s assets primarily consist of approximately $4.3 million in cash and investments and its investment in the Bank. Currently, the Company does not participate in any other activities outside of controlling the Bank. The Bank provides a full range of banking services to individual and corporate customers through its seven banking offices located on the Eastern Shore of Virginia and Maryland, including the counties of Accomack and Northampton, Virginia, and the Salisbury/Wicomico County area in Maryland. The Company’s common stock became publicly traded in August 1997, upon completing its subscription rights and initial public offerings, which included the sale of 431,250 shares of common stock.

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

December 31, 2003 and 2002 (continued)

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

Investments in Federal Home Loan Bank of Atlanta, Federal Reserve Bank, Community Bankers’ Bank and Maryland Financial Bank stock are stated at cost, as these securities are restricted and do not have readily determinable fair values.

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

The Bank places loans on nonaccrual status after being delinquent greater than 90 days, or earlier, if the loans have developed inherent problems prior to being 90 days delinquent that indicate payments of principal or interest will not be made in full. Whenever the accrual of interest is stopped, a specific allowance is established through a charge to income for previously accrued but uncollected interest income. Thereafter, interest is recognized only as cash is received until six months after the loan is brought current.

The valuation allowance for estimated losses on loans consists of specific, general and unallocated components. The specific component relates to loans that are classifies as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of the loan. The general component covers non-classified loans and is based on a number of factors including the Bank’s write-off history, the composition if its loan portfolio, nonperforming loan levels, the market, the historical allowance levels maintained by peer community banks engaged in commercial lending and other qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating the specific and general losses in the portfolio. In the opinion of management, the present allowance is adequate to absorb reasonably foreseeable loan losses. Additions to the allowance are reflected in current operations. Charge-offs to the allowance are made when the loan is considered uncollectible or is transferred to real estate acquired in settlement of loans.

A loan is considered impaired when it is probable that the Bank will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. A performing loan may be considered impaired. The allowance for loan losses related to loans identified as impaired is primarily based on the excess of the loan’s current outstanding principal balance over the estimated fair value of the related collateral. For a loan that is not collateral-dependent, the allowance is recorded at the amount by which the outstanding principal balance ex -

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002 (continued)

ceeds the current best estimate of the future cash flows on the loan discounted at the loan’s original effective interest rate. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

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

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that restrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

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

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using accelerated and straight-line methods over the estimated useful lives of the respective assets. Estimated useful lives are as follows:

Buildings	25 to 40 years
Furniture and equipment	5 to 15 years
Computer equipment and software	3 to 5 years
Automobiles	3 to 5 years

Income Taxes

Deferred income taxes payable represent the cumulative tax effect from temporary differences in the recognition of taxable or deductible amounts for income tax and financial reporting purposes.

Prior to July 1, 1996, in computing federal income taxes, savings banks that met certain definitional tests and other conditions prescribed by the Internal Revenue Code were allowed, within limitations, to deduct from taxable income an allowance for bad debts based on actual loss experience, a percentage of taxable income before such de -

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002 (continued)

duction or an amount based on a percentage of eligible loans. The applicable percentage of taxable income used for the bad debt deduction was 8%. Effective July 1, 1996, the percentage of taxable income method and the percentage of eligible loans method for determining the bad debt deduction are no longer available. At December 31, 2003, the cumulative bad debt reserve, upon which no taxes have been paid on tax returns, was approximately $1.2 million. Of this amount, $783,000 represents that portion of the cumulative bad debt reserve for which financial statement income taxes have not been provided, in accordance with FASB Statement No. 109, Accounting for Income Taxes.

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

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002 (continued)

On March 13, 2002, the Financial Accounting Standards Board (“FASB”) determined that loan commitments related to the acquisition or origination of mortgage loans that will be held for sale must be accounted for as derivative instruments, effective for fiscal quarter beginning after April 20, 2002. Accordingly, the Company adopted such accounting on July 1, 2002. The Company did not hold any mortgage loans for sale during the periods reported on in the consolidated financial statements.

Cash and Cash Equivalents

Cash equivalents include currency, balances due from banks, interest-earning deposits with maturities of ninety days or less and federal funds sold.

The Company is required to maintain reserves with the Federal Reserve Bank. The aggregate daily average reserves for the final reporting period was $25,000 for both years ended December 31, 2003 and 2002.

Goodwill and Other Intangibles

The Company adopted Statement of Financial Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), effective January 1, 2002. Accordingly, goodwill is no longer subject to amortization over its estimated useful life, but is subject to an annual assessment for impairment by applying a fair value based test. Additionally, under SFAS 142, acquired intangible assets are separately recognized if the benefit of the asset can be sold, transferred, licensed, rented, or exchanged, and amortized over their useful life. Branch acquisition transactions were outside the initial scope of SFAS 142 and, accordingly, intangible assets related to such transactions continued to amortize upon the adoption of SFAS 142. However, in October 2002, the FASB issued Statement No. 147, Acquisitions of Certain Financial Institutions—an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9. This statement amends previous interpretative guidance on the application of the purchase method of accounting to acquisitions of financial institutions, and requires the application of FASB Statement No. 141, Business Combinations, and FASB No. 142 to branch acquisitions if such transactions meet the definition of a business combination.

Management has evaluated the deposit acquisition that occurred in 2002. The acquisition of the Susquehanna Bank deposits in the Salisbury, Maryland market do not qualify as a business combination and the intangible asset related to this deposit acquisition will continue to be amortized over the estimated useful life of the deposits acquired.

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

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002 (continued)

Statement of Financial Accounting Standards (SFAS) No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS 123, Accounting for Stock-Based Compensation, was issued by the Financial Accounting Standards Board (FASB) in December, 2002. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. SFAS 148 also amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Accordingly, the Company has incorporated such disclosures, but is still assessing the recognition provisions of the Standard.

	YEARS ENDED DECEMBER 31,
	2003	2002
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Net income, as reported	$2,062,100	$1,771,800
Deduct:
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(57,800)	(40,300)

Pro forma net income	$2,004,300	$1,731,500

Earnings per share:

Basic—as reported	$1.01	$0.87

Basic—pro forma	$0.98	$0.85

Diluted—as reported	$1.00	$0.86

Diluted—pro forma	$0.97	$0.84

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	YEARS ENDED DECEMBER 31,
	2003	2002
Dividend yield	1.50%	1.50%
Expected life	5.9	5.9
Expected volatility	22.56%	22.56%
Risk-free interest rate	3.22%	3.22%

Accounting for Long-Lived Assets

Effective January 1, 2002, the Company adopted FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The statement specifies criteria for classifying assets as held for sale. The adoption of this statement did not have a material impact on the Company’s financial condition and results of operations.

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002 (continued)

Guarantees

FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees (“FIN 45”), requires that a liability be recognized, at inception, for the fair value of certain guarantees and for the ongoing obligation, if any, to perform over the term of the guarantee. The recognition provisions of FIN 45 are effective for certain guarantees modified or issued after December 31, 2002. The adoption of FIN 45 did not have a material impact on the Company’s results of operation or financial condition.

Reclassifications

Certain reclassifications of the prior year information have been made to conform to the December 31, 2003 presentation.

Accounting Changes

In June of 2001 and 2002, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations (FASB No. 143), and Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities (FASB No. 146), respectively. FASB No. 143 addresses financial accounting requirements for obligations associated with the retirement of tangible long-lived assets, and FASB No. 146 requires the recognition of a liability, when incurred, for a cost associated with an exit or disposal activity. The resultant obligations and liabilities should be recognized at fair value. The provisions of these statements were first effective in 2003. The adoption of these statements did not have a material impact on the Company’s results of operations or financial condition.

In January 2003, the FASB issued FASB Interpretation 46, Consolidation of Variable Interest Entities, and Interpretation of ARB No. 51 (FIN 46). FIN 46 provides a new framework for identifying variable interest entities (VIEs) and determining when a company should include the assets, liabilities, noncontrolling interests and results of activities of a VIE in its consolidated financial statements. FASB has since revised FIN 46. As revised, FIN 46 is effective beginning in the first quarter of 2004 for all VIEs (other than what is commonly referred to as special purpose entities, VIEs of small business issuers, and VIEs of nonpublic entities). As the Company does not currently utilize VIEs or so called special purpose entities, management does not expect this pronouncement to have a material impact on the Company’s results of operations or financial position in the foreseeable future.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (SFAS 149), which amends and clarifies the accounting and reporting requirements for derivative instruments and hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The requirements of this Statement are effective for contracts entered into or modified after June 30, 2003. Furthermore, the requirements of this Statement are to be applied prospectively. The adoption of this Standard is currently not expected to have a material impact on the Company’s consolidated results of operations or financial position.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (SFAS 150). SFAS 150 initiates standards for how an issuer categorizes and evaluates certain financial instruments that display characteristics similar to liabilities and equity in its statement of financial position. The Statement is effective for financial instruments entered into or modified after May 31, 2003, and was otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this Standard did not have a material impact on the consolidated financial statements.

In December 2003, the FASB issued a revision to FASB Statement No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits (FASB No. 132). This revision does not change the measurement recognition aspects for pension and other postretirement benefit plans. However, it does revise employers’ disclosures to include more information about the plan assets, obligations to pay benefits and funding obligations. These dis -

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002 (continued)

closures are effective for the 2003 financial statements. Accordingly, the Company has incorporated such disclosures where applicable.

The FASB’s Emerging Issues Task Force (EITF) has been considering the rules that govern other-than-temporary impairment of securities and, while consensus has not been reached on a model for the recognition of other-than-temporary impairment, consensus was reached on new disclosure requirements related to unrealized losses on investment securities. The new disclosure requirements apply to marketable equity and debt securities accounted for under Financial Accounting Board Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, and are required for inclusion in annual reports with fiscal years ended after December 15, 2003. Accordingly, the Company has incorporated such disclosures.

NOTE 3

INVESTMENT SECURITIES

A summary of the amortized cost and estimated fair values of investment securities is as follows:

December 31, 2003	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	ESTIMATED FAIR VALUE
Held-to-maturity
United States government and agency obligations	$—	$—	$—	$—

Available-for-sale
Debt securities:
United States government and agency obligations	22,307,500	380,900	—	22,688,400
Tax-exempt municipal bonds	3,943,500	86,600	—	4,030,100
Corporate bonds	4,034,800	277,600	—	4,312,400
Mortgage-backed securities	2,583,300	—	(6,200)	2,577,100
Adjustable Rate Mortgage Fund	1,553,700	—	(10,000)	1,543,700
Adjustable Rate Commercial Loan Fund	435,500	—	(43,900)	391,600

Total debt securities	34,858,300	745,100	(60,100)	35,543,300

Marketable equity securities:
Federal Home Loan Mortgage Corporation common stock	232,400	12,500	—	244,900
Citigroup preferred stock	1,032,900	64,800	—	1,097,700
MBNA preferred stock	131,400	—	(300)	131,100
Consolidated Edison preferred stock	543,000	23,400	—	566,400
Commonwealth Bankshares trust preferred stock	150,000	187,800	—	337,800
Other equity securities	1,406,800	256,300	(4,500)	1,658,600

Total marketable equity securities	3,496,500	544,800	(4,800)	4,036,500

	38,354,800	1,289,900	(64,900)	39,579,800

Other investment securities:
Federal Home Loan Bank Stock	844,200	—	—	844,200
Federal Reserve Bank Stock	124,800	—	—	124,800
Community Bankers’ Bank	42,200	—	—	42,200
Maryland Financial Bank	20,000	—	—	20,000

	1,031,200	—	—	1,031,200

	$39,386,000	$1,289,900	$(64,900)	$40,611,000

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002 (continued)

December 31, 2002	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	ESTIMATED FAIR VALUE
Held-to-maturity
United States government and agency obligations	$5,003,800	$65,700	$—	$5,069,500

Available-for-sale
Debt securities:
United States government and agency obligations	23,921,800	524,600	(200)	24,446,200
Tax-exempt municipal bonds	2,774,300	106,400	—	2,880,700
Corporate bonds	5,557,800	325,500	—	5,883,300
Mortgage-backed securities	3,001,500	12,200	(700)	3,013,000
Adjustable Rate Mortgage Fund	1,519,900	800	—	1,520,700
Adjustable Rate Commercial Loan Fund	422,300	—	(87,800)	334,500

Total debt securities	37,197,600	969,500	(88,700)	38,078,400

Marketable equity securities:
Federal Home Loan Mortgage Corporation common stock	232,400	15,600	—	248,000
Citigroup preferred stock	1,032,900	—	(35,900)	997,000
MBNA preferred stock	580,200	—	(55,900)	524,300
Consolidated Edison preferred stock	543,000	—	(69,000)	474,000
Commonwealth Bankshares trust preferred stock	400,000	160,000	—	560,000
Other equity securities	560,800	53,700	(5,300)	609,200

Total marketable equity securities	3,349,300	229,300	(166,100)	3,412,500

	40,546,900	1,198,800	(254,800)	41,490,900

Other investment securities:
Federal Home Loan Bank Stock	542,700	—	—	542,700
Federal Reserve Bank Stock	124,800	—	—	124,800
Community Bankers’ Bank	21,100	—	—	21,100

	688,600	—	—	688,600

	$46,239,300	$1,264,500	$(254,800)	$47,249,000

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002 (continued)

The amortized cost and estimated fair value of debt securities at December 31, 2003 by contractual maturity, are shown below:

	AMORTIZED COST	ESTIMATED FAIR VALUE

Held-to-maturity
Due in one year or less	$—	$—
Due after one year through five years	—	—
Due after five years through ten years	—	—
Due after ten years	—	—
Mortgage-backed securities	—	—

	—	—

Available-for-sale
Due in one year or less	4,998,400	5,074,700
Due after one year through five years	20,570,300	21,173,600
Due after five years through ten years	5,546,700	5,611,400
Due after ten years	1,753,700	1,748,300
Adjustable Rate Mortgage Fund	1,553,700	1,543,700
Adjustable Rate Commercial Loan Fund	435,500	391,600

	34,858,300	35,543,300

	$34,858,300	$35,543,300

At December 31, 2003 and 2002, investment securities with a carrying value of approximately $1.0 million were pledged as collateral for public deposits.

For the years ended December 31, 2003 and 2002, proceeds from the sales of securities available for sale amounted to $1.7 million and $4.1 million, respectively. Gross realized gains amounted to $288,000 and $188,000, respectively, while gross realized losses were $19,000 and $166,000, respectively. The tax provision applicable to these net realized gains and losses amounted to $91,000 and $7,000, respectively.

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002 (continued)

The following table summarizes the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003.

	LESS THAN 12 MONTHS		12 MONTHS OR MORE		TOTAL
DESCRIPTION OF SECURITIES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES

United States government and agency obligations	$—	$—	$—	$—	$—	$—
Tax-exempt municipal bonds	—	—	—	—	—	—
Corporate bonds	—	—	—	—	—	—
Mortgage-backed securities	2,577,100	(6,200)	—	—	2,577,100	(6,200)
Adjustable Rate Mortgage Fund	—	—	1,543,700	(10,000)	1,543,700	(10,000)
Adjustable Rate Commercial Loan Fund	—	—	391,600	(43,900)	391,600	(43,900)

Subtotal, debt securities	2,577,100	(6,200)	1,935,300	(53,900)	4,512,400	(60,100)

Federal Home Loan Mortgage Corporation common stock	—	—	—	—	—	—
Preferred stock	—	—	—	—	—	—
Trust preferred stock	—	—	—	—	—	—
Other equity securities	219,900	(2,400)	25,400	(2,100)	245,300	(4,500)
Other investment securities, all equity	—	—	—	—	—	—

Subtotal, equity securities	219,900	(2,400)	25,400	(2,100)	245,300	(4,500)

Total temporarily impaired securities	$2,797,000	$(8,600)	$1,960,700	$(56,000)	$4,757,700	$(64,600)

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002 (continued)

NOTE 4

LOANS RECEIVABLE

Loans receivable are summarized below:

	DECEMBER 31,
	2003	2002
Real estate loans:
Conventional mortgage:
Secured by one-to-four family residences	$59,943,100	$53,707,800
Commercial mortgages	39,620,700	28,840,500
Land	12,395,200	12,930,800
Short-term construction	7,117,900	4,464,700
Home equity lines of credit	14,951,400	12,904,900
Consumer loans	2,508,400	2,720,200
Commercial loans:
Secured	5,286,200	2,123,600
Unsecured	3,281,800	2,796,500

Total loans	145,104,700	120,489,000
Less:
Loans in process	3,112,500	2,280,500
Deferred loan fees (costs), net	(216,900)	(204,500)
Allowance for loan losses	2,002,500	1,603,200

	$140,206,600	$116,809,800

The allowance for loan losses is summarized below:

	YEARS ENDED DECEMBER 31,
	2003	2002
Balance at beginning of period	$1,603,200	$1,325,900
Provision charged to expense	380,400	335,300
Recoveries (losses) charged to the allowance, net	18,900	(58,000)

Balance at end of the period	$2,002,500	$1,603,200

Impaired loans were $126,000 and $368,000 at December 31, 2003 and 2002, respectively. The impaired loan at December 31, 2003 and 2002 is with one borrower. The balance was partially paid and brought current during 2003. However, the borrower was unable to meet the remaining obligation and, consequently, filed for bankruptcy protection. The Bank has entered into an agreement with the bankruptcy trustee to sell the collateral during the first quarter of 2004. Proceeds from these sales should be sufficient to satisfy all principal and interest amounts due. Accordingly, no specific allowances were provided with respect to impaired loans at December 31, 2003 and 2002. For the years ended December 31, 2003 and 2002, the average recorded investment in impaired loans was $187,000 and $31,000, respectively, and interest income recognized on impaired loans, all on the cash basis, was $18,000 and $0, respectively. No additional funds are committed to be advanced in connection with impaired loans. At December 31, 2003, nonaccrual loans were $552,000 and no loans existed that are past due 90 days or more and still accruing interest.

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002 (continued)

NOTE 5

PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	DECEMBER 31,
	2003	2002
Land	$714,500	$714,500
Buildings	3,395,700	2,752,100
Furniture and fixtures	1,687,400	1,663,600
Computer equipment	731,700	508,500
Automobiles	94,400	84,800
Construction in process	962,800	—

	7,586,500	5,723,500
Less—accumulated depreciation	(2,599,600)	(2,251,300)

	$4,986,900	$3,472,200

Depreciation expense for the years ended December 31, 2003 and 2002 amounted to $369,800 and $344,400, respectively.

NOTE 6

DEPOSITS

Deposits accounts are summarized below:

	DECEMBER 31,
	2003	2002
Demand deposits:
Noninterest-bearing	$19,033,700	$15,768,800

Interest-bearing:
Savings accounts	21,647,200	17,828,800
Checking accounts	25,287,300	19,089,600
Money market deposit accounts	16,429,700	16,710,200

Total interest-bearing	63,364,200	53,628,600

Total demand deposits	82,397,900	69,397,400
Time deposits	76,492,800	89,591,900

	$158,890,700	$158,989,300

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $14.5 million and $17.1 million at December 31, 2003 and 2002, respectively.

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002 (continued)

Time deposits outstanding at December 31, 2003 mature as follows:

Within one year	$34,184,000
One to two years	10,515,000
Two to three years	6,736,000
Three to four years	10,799,000
Four to five years	12,817,000
Thereafter	1,441,800

$76,492,800

NOTE 7

FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Bank’s financial instruments as of December 31, 2003 and 2002 are as follows:

	CARRYING AMOUNT	FAIR VALUE
	(IN THOUSANDS)

December 31, 2003

Financial assets
Cash and cash equivalents	$5,794	$5,794
Securities	$40,611	$40,611
Loans, net of allowance for loan losses	$140,207	$141,248
Accrued interest receivable	$827	$827
Financial liabilities
Deposits	$158,891	$159,960
Advances from Federal Home Loan Bank	$16,883	$16,889
Accrued interest payable	$56	$56
Unrecognized financial instruments
Commitments to extend credit	N/A	N/A

December 31, 2002

Financial assets
Cash and cash equivalents	$7,535	$7,535
Securities	$47,183	$47,249
Loans, net of allowance for loan losses	$116,810	$118,036
Accrued interest receivable	$1,017	$1,017
Financial liabilities
Deposits	$158,989	$159,862
Advances from Federal Home Loan Bank	$2,150	$2,160
Accrued interest payable	$65	$65
Unrecognized financial instruments
Commitments to extend credit	N/A	N/A

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002 (continued)

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

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002 (continued)

NOTE 8

ADVANCES FROM FEDERAL HOME LOAN BANK

Borrowings (“advances”) from the Federal Home Loan Bank (“FHLB”) are scheduled to mature as follows:

	DECEMBER 31,
	2003	2002
Within one year	$16,200,000	$1,400,000
One to two years	—	—
More than two years	683,300	750,000

	$16,883,300	$2,150,000

Information regarding FHLB advances is summarized below:

	YEARS ENDED DECEMBER 31,
	2003	2002

Monthly average balance of borrowings outstanding	$5,961,400	$1,445,000
Maximum month-end balance of borrowings outstanding	$16,883,300	$4,883,000

The weighted average interest rate on advances was 1.78% and 3.81% for the years ended December 31, 2003 and 2002, respectively. These advances are collateralized by the Bank’s investment in FHLB stock, qualifying real estate loans with a principal balance of approximately $250,000, and government agency securities with a fair market value of approximately $19.7 million held under a specific collateral agreement. As a member of the FHLB, the Bank has total borrowing capacity of $25.2 million.

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002 (continued)

NOTE 9

OTHER NONINTEREST INCOME AND EXPENSE

Other noninterest income and expense consists of the following:

	YEARS ENDED DECEMBER 31,
	2003	2002
Other noninterest income
Credit life commissions	$5,100	$11,400
Income from real estate held for investment	26,200	15,200
Safe deposit box rental	19,900	19,200
Increase in BOLI cash surrender value	145,000	—
Gain on sale of fixed assets	—	8,100
Gain on sale of real estate owned	—	12,800
Miscellaneous fees and commissions	64,400	63,800

	$260,600	$130,500

Other noninterest expense
Education and seminars	$31,900	$29,700
Personnel costs	58,900	54,400
Travel	20,000	16,600
Courier cost	27,600	21,700
Legal and professional fees	195,400	138,600
Supervisory fees	38,400	36,000
Loan costs	56,400	46,500
ATM/VISA check card fees	82,500	61,100
Internet banking fees	70,000	16,500
Insurance	33,300	34,400
Bank service charges	60,900	53,500
Deposit account write-offs	66,600	39,200
REO property expense	700	7,900
Loss on sale of fixed assets	600	—
Miscellaneous	34,600	6,100

	$777,800	$562,200

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002 (continued)

NOTE 10

INCOME TAXES

The provision for income taxes (benefit) is summarized below:

	YEARS ENDED DECEMBER 31,
	2003	2002
Current
Federal	$971,100	$866,200
State	12,000	9,000

	983,100	875,200

Deferred
Federal	(90,100)	(73,400)
State	—	—

	(90,100)	(73,400)

Total
Federal	881,000	792,800
State	12,000	9,000

	$893,000	$801,800

	DECEMBER 31,
	2003	2002
Deferred tax asset
Bad debts and other provisions	$681,000	$517,000

Total deferred tax asset	681,000	517,000

Deferred tax liability
FHLB stock	70,000	70,000
Depreciation	287,000	219,800
Unrealized gain on securities available for sale	417,000	321,000
Other	11,500	4,800

Total deferred tax liability	785,500	615,600

Net deferred tax liability	$(104,500)	$(98,600)

The differences between expected federal and state income tax expense at statutory rates to actual income tax expense are summarized as follows:

	YEARS ENDED DECEMBER 31,
	2003	2002
Federal income tax/expense—at statutory rate	$1,005,000	$875,000
Tax effect of:
Tax exempt interest income	(43,000)	(47,000)
BOLI cash surrender value increase	(49,000)	—
Dividends received deduction	(27,000)	(32,400)
Other, net	7,000	6,200

	$893,000	$801,800

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002 (continued)

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiary to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Company and the Bank’s actual capital amounts and ratios are presented in the table.

	ACTUAL		FOR CAPITAL ADEQUACY PURPOSES		TO BE WELL CAPITALIZED UNDER PROMPT CORRECTIVE ACTION PROVISIONS

(DOLLARS IN THOUSANDS)	AMOUNT	RATIO	AMOUNT	RATIO	AMOUNT		RATIO

As of December 31, 2003:
Total Capital (to Risk-Weighted Assets):
Consolidated	$20,654	15.74%	$10,497	8.00%	$	N/A	N/A
Shore Bank	16,487	12.95%	10,187	8.00%		12,734	10.00%
Tier 1 Capital (to Risk-Weighted Assets):
Consolidated	$18,852	14.37%	$5,249	4.00%	$	N/A	N/A
Shore Bank	14,884	11.69%	5,093	4.00%		7,640	6.00%
Tier 1 Capital (to Average Assets):
Consolidated	$18,852	9.76%	$7,723	4.00%	$	N/A	N/A
Shore Bank	14,884	7.89%	7,542	4.00%		9,428	5.00%
As of December 31, 2002:
Total Capital (to Risk-Weighted Assets):
Consolidated	$18,291	16.24%	$9,011	8.00%	$	N/A	N/A
Shore Bank	14,317	13.13%	8,723	8.00%		10,904	10.00%
Tier 1 Capital (to Risk-Weighted Assets):
Consolidated	$16,917	15.02%	$4,506	4.00%	$	N/A	N/A
Shore Bank	12,943	11.87%	4,362	4.00%		6,543	6.00%
Tier 1 Capital (to Average Assets):
Consolidated	$16,917	10.04%	$6,741	4.00%	$	N/A	N/A
Shore Bank	12,943	7.87%	6,581	4.00%		8,226	5.00%

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002 (continued)

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

At December 31, 2003, the Bank’s retained earnings available for the payment of dividends was $2.9 million. Accordingly, $13.1 million of the Company’s equity in the net assets of the Bank was restricted at December 31, 2003. Funds available for loans or advances by the Bank to the Company amounted to $400,000.

During the year ended December 31, 2003, the Company paid quarterly cash dividends of $0.042 per share. During December 2003, the Company declared a 20% stock dividend paid on December 31, 2003 to shareholders of record on December 20, 2003. During February and May of 2002, the Company paid quarterly dividends of $0.025 per share, while during August and November of 2002, the Company paid quarterly dividends of $0.033 per share. All 2003 and 2002 dividends per share have been adjusted to reflect the December 2003 20% stock dividend. On January 14, 2004, the Company declared a $0.05 per share quarterly cash dividend paid on February 2, 2004 to shareholders of record on January 21, 2004.

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

NOTE 12

EMPLOYEE BENEFIT PLANS

Profit Sharing Plan

The Company’s Profit Sharing Plan Trust (the “Plan”) provides for retirement, death and disability benefits. An employee becomes eligible for participation after completion of ninety days of service, and becomes a member of the Plan on the first day of the month following qualification. However, an employee must be employed on the last day of the year to be eligible for profit sharing under the Plan.

Employees may elect to defer 2%-10% of their compensation, with the Company making matching contributions equal to 100% of the first 3% of compensation deferred, and 50% of the next 3%. Matching contributions made by the Company under the Plan totaled approximately $66,600 and $54,200 for the years ended December 31, 2003 and 2002, respectively. The Company may also elect to make discretionary contributions to the Plan; accordingly, $78,000 and $70,000 of such contributions were made during the years ended December 31, 2003 and 2002, respectively.

Stock Option Plans

The Company’s 1992 Stock Option Plan and the 2001 Stock Incentive Plan (“stock incentive plans”) are designed to attract and retain qualified personnel in key positions, provide employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and the Bank and reward employees for

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002 (continued)

outstanding performance and the attainment of targeted goals. The stock incentive plans provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986 (“incentive stock options”), as well as nonqualified stock options.

The Shore Financial Corporation 2001 Stock Incentive Plan (the “2001 Plan”), approved by the Company’s shareholders on April 17, 2001, provides up to 324,000 shares of common stock (as adjusted for December 20% stock dividend) for granting restricted stock awards and stock options in the form of incentive stock options and nonstatutory stock options to employees of the Company. The 2001 Stock Incentive Plan also provides for the granting of restricted stock awards. The 2001 Plan expires on April 16, 2011.

The stock incentive plans are administered by a committee formed by the Company’s Board of Directors, each member of which is a “nonemployee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934. Unless sooner terminated, each of the stock incentive plans is in effect for a period of ten years from the date of adoption by the Board of Directors.

Under the stock incentive plans, the committee determines which employees will be granted options, whether such options will be incentive or nonqualified options, the number of shares subject to each option, whether such options may be exercised by delivering other shares of common stock and when such options become exercisable. In general, the per share exercise price of an incentive stock option shall be at least equal to the fair market value of a share of common stock on the date the option is granted. The per share exercise price of a nonqualified stock option shall be not less than 50% of the fair market value of a share of common stock on the date the option is granted.

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

During the year ended December 31, 2003 and 2002, the Company granted 15,367 and 15,600 incentive stock options under the 2001 plan at an average exercise price of $10.68 and $8.02, respectively, and granted 7,260 and 6,780 nonqualified stock options under the 2001 plan at an average exercise price of $10.68 and $8.02, respectively.

The following table represents options outstanding under the Stock Option Plan:

	YEARS ENDED DECEMBER 31,
	2003		2002

	OPTIONS	WEIGHTED- AVERAGE EXERCISE PRICE	OPTIONS	WEIGHTED- AVERAGE EXERCISE PRICE

Outstanding—beginning of year	88,260	$7.27	72,300	$7.28
Granted	22,627	10.68	22,380	6.44
Exercised	37,200	7.36	3,780	6.59
Forfeited	1,680	11.33	2,640	6.02

Outstanding—end of year	72,007	$7.84	88,260	$7.27

Exercisable—end of year	72,007	$7.84	88,260	$7.27

Weighted average fair value of options granted		$1.78		$1.80

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002 (continued)

During 2003, 9,750 shares of outstanding common stock was exchanged in lieu of payment towards the exercise price of 22,039 of the total shares exercised during the year. During 2002, no outstanding shares were exchanged towards the exercise of stock options.

Other information pertaining to options outstanding at December 31, 2003 is as follows:

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE

RANGE OF EXERCISE PRICES	NUMBER OUTSTANDING	WEIGHTED AVERAGE REMAINING CONTRACTUAL LIFE (YEARS)	WEIGHTED AVERAGE EXERCISE PRICE	NUMBER EXERCISABLE	WEIGHTED AVERAGE EXERCISE PRICE

$6.02—$10.68	72,007	6.57	$7.84	72,007	$7.84

Outstanding at end of year	72,007			72,007

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

Balance, December 31, 2002	$1,869,000
Originations	1,944,000
Repayments	(1,762,000)

Balance, December 31, 2003	$2,051,000

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

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002 (continued)

NOTE 14

COMMITMENTS AND CONTINGENCIES AND OTHER RELATED PARTY TRANSACTIONS

The Company has a non-related party lease agreement providing for the use of commercial office space to facilitate the Company’s and the Bank’s administrative operations. The lease term originally began in March 1999 and was to expire in February 2004. However, in conjunction with the planned completion date of its new corporate headquarters, the Company extended the lease agreement during 2003 to expire in August 2004. Lease amounts during the initial lease term approximate $2,500, but increase to $3,290 effective March 1, 2004. The agreement provides for two five-year renewals with the same terms and conditions of the original lease agreement. Lease amounts for the renewals can be increased by fifty percent of the US Consumer Price Index increase during the previous five years of the lease term. However, the Company does not anticipate exercising its renewal option in this lease agreement beyond August 2004.

Minimum future lease payments for these operating leases are as follows:

Years Ending December 31,
2004	$45,900
2005	21,100
2006	21,100
2007	21,100
2008	21,100

$130,300

Rental expense under operating leases was $56,100 and $78,600 for the years ended December 31, 2003 and 2002, respectively.

The Company is constructing a new facility to house its operations and administration functions. At December 31, 2003, outstanding commitments to complete the construction of this facility totaled approximately $2.2 million.

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counter party. Collateral held varies but may include single-family residences, other residential property, commercial property and land. At December 31, 2003 and 2002, the Bank had outstanding commitments to originate loans, including outstanding construction loan commitments, with variable interest rates of approximately $14.4 million and $10.0 million, respectively. In addition, unused lines of credit, primarily at variable rates, amounted to approximately $24.2 million and $19.7 million at December 31, 2003 and 2002, respectively. Standby letters of credit at December 31, 2003 and 2002 were $617,000 and $97,000, respectively. The distribution of commitments to extend credit approximates the distribution of loans outstanding.

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002 (continued)

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

Shore Investments Inc. had an agreement with a registered broker-dealer to sell investment products. However, this agreement was terminated during 2003 and a new agreement was entered into with another registered broker-dealer. The terms of the new agreement are similar to those under the prior agreement. The agreement has no expiration date, but can be terminated by either party with ninety days notice.

Various legal claims also arise from time to time in the normal course of business that, in the opinion of management, will have no material effect on the Company’s consolidated financial statements.

NOTE 15

EARNINGS PER SHARE RECONCILIATION

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations.

	YEARS ENDED DECEMBER 31,
	2002	2001

Net income (numerator, basic and diluted)	$2,062,100	$1,771,800
Weighted average shares outstanding (denominator)	2,036,700	2,034,100

Earnings per common share—basic	$1.01	$0.87

Effect of dilutive securities:
Weighted average shares outstanding	2,036,700	2,034,100
Effect of stock options	34,900	17,600

Diluted average shares outstanding (denominator)	2,071,600	2,051,700

Earnings per common share— assuming dilution	$1.00	$0.86

NOTE 16

BRANCH DEPOSIT ACQUISITION

On December 13, 2002, the Bank acquired certain assets and assumed certain liabilities of the Salisbury, Maryland branch of Susquehanna Bank, a wholly-owned subsidiary of Susquehanna Bankshares Inc. The approximate fair value of the net assets acquired and deposit liabilities assumed amounted to $50,000 and $17.5 million, respectively. The Bank realized proceeds of approximately $16.8 million from the transaction, net of a deposit premium intangible of $620,000. The Bank is amortizing this intangible over ten years. During the years ended December 31, 2003 and 2002, the Bank realized amortization expense of $62,000 and $0, respectively, on this asset.

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002 (continued)

NOTE 17

PARENT COMPANY

Since its inception, the Company’s business activities have been limited to investment activities related to the Bank and its excess cash. Dividends from the Bank and investment income represent the only sources of funds for the Company. Certain restrictions exist that limit the amount of dividends the Bank may declare without obtaining regulatory approval. At December 31, 2003, the Bank had approximately $2.9 million available to declare in dividends under existing regulatory guidelines.

The Company’s primary costs consist of its employees’ compensation expense, board of director’s expenses, its building lease, public reporting requirements and annual fees associated with being a public company. During the years ended December 31, 2003 and 2002, the Bank paid the Company management fees of $430,000 and $0, respectively, for its proportion of operating costs.

The Company’s condensed balance sheets as of December 31, 2003 and 2002, and the related condensed statements of income and cash flows for years ended December 31, 2003 and 2002 are provided below:

Condensed Balance Sheets

	DECEMBER 31,
	2003	2002

Assets
Cash and due from banks	$304,000	$422,000
Securities available-for-sale	3,975,000	3,331,000
Investment in Shore Bank	15,989,000	14,243,000
Other assets	404,000	356,000

Total assets	$20,672,000	$18,352,000

Liabilities and Stockholders’ Equity
Liabilities	$471,000	$135,000
Stockholders’ equity	20,201,000	18,217,000

Total liabilities and stockholders’ equity	$20,672,000	$18,352,000

Condensed Statements of Income

	YEARS ENDED DECEMBER 31,
	2003	2002

Income
Dividends from Shore Bank	$—	$500,000
Management Fees	430,000	—
Investment income	151,000	178,000
Gain on sales of securities	262,000	—

Total income	843,000	678,000

Expenses
Compensation and benefits	400,000	—
Directors’ fees	59,000	55,000
Accounting and professional fees	102,000	81,000
Other	73,000	64,000

Total expenses	634,000	200,000

Income before income taxes and equity in undistributed net income of subsidiary	209,000	478,000
Income tax expense	26,000	10,000

Income before equity in undistributed net income of subsidiary	183,000	468,000
Equity in undistributed net income of subsidiary (1)	1,879,000	1,304,000

Net Income	$2,062,000	$1,772,000

(1)	Amount in parentheses represents the excess of dividends declared over net income of subsidiary.

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003 and 2002 (continued)

Condensed Statements of Cash Flows

	YEARS ENDED DECEMBER 31,
	2003	2002

Operating Activities
Net income	$2,062,000	$1,772,000
Equity in undistributed net income of subsidiary	(1,879,000)	(1,304,000)
Other non-cash transactions	—	8,000
Gain on sale of securities	(262,000)	—
Change in other assets	(101,000)	(1,000)
Change in other liabilities	138,000	68,000

Cash flows from operating activities	(42,000)	543,000

Investing Activities
Proceeds from sale of available-for-sale securities	1,024,000	—
Purchase of available-for-sale securities	(923,000)	(107,000)
Purchase of premises and equipment	—	(307,000)
Other investing activities	53,000	—

Cash flows from investing activities	154,000	(414,000)

Financing Activities
Proceeds from exercise of common stock options	110,000	25,000
Repurchase of common stock	—	(48,000)
Payment of dividends on common stock	(340,000)	(237,000)

Cash flows from financing activities	(230,000)	(260,000)

Change in cash and cash equivalents	(118,000)	(131,000)
Cash and cash equivalents, beginning of period	422,000	553,000

Cash and cash equivalents, end of period	$304,000	$422,000

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

December 31, 2003 and 2002 (continued)

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

(IN THOUSANDS)	VIRGINIA	MARYLAND	OTHER	ELIMINATION OF INTERSEGMENT TRANSACTIONS	TOTAL

Net Interest Income:
Year ended December 31, 2003	$4,589	$852	$1,591	$(805)	$6,227
Year ended December 31, 2002	$4,136	$737	$1,596	$(779)	$5,690
Assets:
December 31, 2003	$150,561	$38,131	$50,924	$(43,066)	$196,550
December 31, 2002	$140,389	$39,060	$56,774	$(56,230)	$179,993

NOTE 19

COMPREHENSIVE INCOME

Total comprehensive income consists of the following for the years indicated:

	YEARS ENDED DECEMBER 31,
	2003	2002

Net income	$2,062,100	$1,771,800
Other comprehensive income	151,700	445,400

Total comprehensive income	$2,213,800	$2,217,200

The components of other comprehensive income are as follows for the years indicated:

	YEARS ENDED DECEMBER 31,
	2003	2002

Unrealized gains on available-for-sale securities:
Unrealized holding gains arising during the period	$550,400	$702,900
Less: reclassification adjustment for (gain) loss included in income	(269,400)	(4,900)

Total other comprehensive income before tax effect	281,000	698,000
Tax effect	(129,300)	(252,600)

Net unrealized gain	$151,700	$445,400

******

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Directors and Officers

SHORE FINANCIAL

CORPORATION

BOARD OF DIRECTORS

Henry P. Custis, Jr., Chairman

Law firm of Custis, Lewis & Dix,

L.L.P.

Terrell E. Boothe

Terrell E. Boothe, Inc.

The Honorable D. Page Elmore

Maryland House of Delegates

Scott C. Harvard

President and Chief Executive Officer

Shore Financial Corporation and

Shore Bank

Richard F. Hall, III

Loblolly Farms

Seaside Produce

Dr. Lloyd J. Kellam, III

Eastern Shore Physicians and

Surgeons

L. Dixon Leatherbury

Leatherbury Equipment Co.

Wakefield Equipment Co.

A. Jackson Mason

Mason-Davis Co., Inc.

OFFICERS

Scott C. Harvard

President and Chief Executive Officer

Steven M. Belote

Vice President, Chief Financial Officer and Secretary

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

J. Scott Schreiber

Vice President

Donna E. Weaver

Vice President

Dennis J. Hebert

Vice President/Maryland Division

Jacqueline L. Carpenter

Assistant Vice President

William H. Deckert, III

Assistant Vice President

Anne H. J. Dize

Assistant Vice President

Christine R. Gray

Assistant Vice President

Claire I. Hoff

Assistant Vice President

Martha H. James

Assistant Vice President

Dawn M. Steelman

Assistant Vice President

Jane O. Wyatt

Assistant Vice President

SALISBURY BOARD OF DIRECTORS

John J. Evans, CPA, Chairman

Holloway & Marval, P.A.

Edward E. Henry

Retired

Craig H. McConnell

Regional Vice President

Shore Bank

Billye Lee Sarbanes

Retired

John Charles Seipp

Attorney & Counselor at Law

Donald E. Williams

Advanced Property Rental

Dr. Donald Wood

Peninsula Cardiology Associates, P.A.

SHORE FINANCIAL CORPORATION AND SUBSIDIARIES

Corporate Information

CORPORATE HEADQUARTERS

AND MAIN OFFICE

25253 Lankford Highway

Onley, Virginia 23418

Phone: (757) 787-1335

Fax: (757) 789-3645

BRANCH OFFICES

18426 Dunne Avenue

Parksley, Virginia 23421

6350 Maddox Boulevard

Chincoteague, Virginia 23336

21220 North Bayside Drive

Cheriton, Virginia 23316

4017 Lankford Highway

Exmore, Virginia 23350

1503 South Salisbury Boulevard

Salisbury, Maryland 21801

100 West Main Street

Salisbury, Maryland 21801

OPERATIONS CENTER

23378 Commerce Drive

Accomac, Virginia 23301

Shore Investments, Inc.

25253 Lankford Highway

Onley, Virginia 23418

(757) 787-1335

TRANSFER AGENT

Fulton Financial Services

One Penn Square

Lancaster, Pennsylvania 17604

SPECIAL COUNSEL

LeClair Ryan

707 East Main Street, 11th Floor

Richmond, Virginia 23219

INVESTOR INFORMATION

Lynn M. Badger

Shore Financial Corporation

P.O. Box 920

Onley, Virginia, 23418

(757) 787-1335

investorinfo@shorebank.com

MEMBER

Federal Deposit Insurance

Corporation

Federal Reserve System

INDEPENDENT AUDITORS

Goodman & Company, LLP

One Commercial Place, Suite 800

Norfolk, Virginia 23514

INTERNET

Web site: www.shorebank.com

Address: shorebank.com

ANNUAL MEETING

The Annual Meeting of the stockholders of Shore Financial Corporation will be held at the Chamber of Commerce in Melfa, Virginia on Tuesday, April 20, 2004, 2:00 P.M.

SECURITIES LISTING

The Company’s shares are traded on The NASDAQ National Stock Market under ticker symbol “SHBK”.

MARKET PARTICIPANTS

Anderson & Strudwick, Inc.

F.J. Morrissey & Co. Inc.

Ferris, Baker Watts, Incorporated

Goldman Sachs & Company

Knight Equity Markets, L.P.

Koonce Securities, Inc.

McKinnon & Company, Inc.

RBC Dain Rauscher, Inc.

Sandler O’Neill & Partners, L.P.

Schwab Capital Markets, L.P.

Scott & Stringfellow, Inc.

www.shorebank.com

Shore Financial Corporation

25253 Lankford Highway

P.O. Box 920

Onley, Virginia 23418

(757) 787-1335