Form 10-K, Exhibit 13
period 2004-12-31
SHORE FINANCIAL CORP
filed 2005-03-22
CIK 1045690

SHORE FINANCIAL CORPORATION

2004 ANNUAL REPORT

Shore Bank

COMMITTED TO THE EASTERN SHORE

Shore Financial Corporation

Financial Highlights

NET INCOME
(In thousands)

$2,500
$2,000
$1,500
$1,000
$500
$0
$1,313
$1,431
$1,772
$2,062
$2,353
2000
2001
2002
2003
2004

EARNINGS PER SHARE

$1.20
$1.00
$0.80
$0.60
$0.40
$0.20
$0
$0.60
$0.68
$0.87
$1.01
$1.14
2000
2001
2002
2003
2004

STOCK PRICE

$20
$15
$10
$5
$0
$5.94
$7.67
$9.83
$16.55
$19.80
2000
2001
2002
2003
2004

DIVIDENDS PER SHARE

$0.25
$0.20
$0.15
$0.10
$0.05
$0
$0.07
$0.10
$0.12
$0.17
$0.22
2000
2001
2002
2003
2004

Dear Shareholders,

It is a privilege for me to provide you with my 20th annual report on the financial condition of your banking company. Shore Financial Corporation and its subsidiary, Shore Bank, completed 2004 with record income, record loan growth, and record deposit growth. Your community bank is alive and well on the Delmarva Peninsula, and like the cover of this report, the sun is rising on both.

Twenty years ago I was fortunate to join many of you as a shareholder and to become CEO of Shore Savings and Loan Association, a small thrift in a small town on the Eastern Shore of Virginia. Since that time, the Eastern Shore has been discovered by Tidewater Virginia to the south and urban America to the north. That small thrift has become a $237 million asset commercial banking company traded on the NASDAQ and our shareholders’ investment has grown twenty fold.

Recently articles in The New York Times and The Wall Street Journal have featured Eastern Shore real estate, suggesting that our markets have indeed been discovered. As the only independent bank in our Virginia market, Shore Bank capitalized on the vibrant real estate market during 2004 and is poised to continue doing so as the local economy expands. While enjoying the growth from greater economic activity during 2004, Shore Bank also continued its twenty year trend of gaining market share, becoming the deposit market leader in Northampton County and exceeding 25% deposit market share in Accomack County. We are pleased that this growth has come in the form of core deposits and not in high priced certificates of deposit and hot money. In Salisbury our banking operation exceeded expectations last year, growing loans and deposits profitably, while expanding the offerings of our Shore Investments subsidiary. We have targeted 2005 as the year to identify locations for expansion of the bank’s footprint in the Maryland market.

As we look to the future, prospects for the next twenty years for your banking company appear to be good. We began last year engrossed in a major construction project intended to support future growth. The new Shore Financial Corporation headquarters was completed under budget in August. The 19,000 square foot facility will provide a platform for anticipated growth and expansion while putting a burden on near term earnings. It is a clear indication of the confidence that the board of directors has in your company and its ability to build long term shareholder value.

As a publicly traded company on the NASDAQ National Stock Market, Shore Financial Corporation common stock is valued in the market daily. Last year the value of a share of our stock increased by approximately 20%, exceeding the NASDAQ Composite Index and the NASDAQ Index of banks under $500 million in assets. While we are pleased by this market price increase, we remain focused on building real value over the long term, driven by growth in assets, deposits, earnings, and equity.

Please review this 2004 annual report for more details on what was a successful year for your company. I sincerely appreciate the opportunity to serve you and look forward to your comments at sharvard@shorebank.com.

Scott C. Harvard

President and Chief Executive Officer

FINANCIAL HIGHLIGHTS

	Years Ended December 31,
	2004	2003	2002	2001	2000
	(In thousands, except per share data)
Income Statement Data:
Interest income	$10,697	$9,501	$9,406	$9,917	$9,834
Interest expense	3,275	3,275	3,716	4,929	5,041
Net interest income	7,422	6,226	5,690	4,988	4,793
Provision for loan losses	419	380	335	310	212
Noninterest income	1,920	1,889	1,375	1,251	1,013
Noninterest expense	5,559	4,780	4,156	3,882	3,680
Income taxes	1,011	893	802	616	601

Net income	$2,353	$2,062	$1,772	$1,431	$1,313

Per Share Data:
Net income—basic (3)	$1.14	$1.01	$0.87	$0.68	$0.60
Net income—dilutive (3)	1.12	1.00	0.86	0.68	0.60
Cash dividends (3)	0.22	0.17	0.12	0.12	0.08
Book value at period end	10.64	9.80	10.73	9.58	8.50
Tangible book value at period end	10.39	9.51	10.35	9.56	8.48
Average shares outstanding (000’s) (3)	2,062	2,037	2,034	2,083	2,190

Balance Sheet Data (period end):
Assets	$237,689	$196,550	$179,993	$142,851	$139,814
Loans, net of unearned income and allowance	175,995	140,207	116,810	104,096	91,345
Securities	38,972	40,611	47,183	28,058	38,751
Deposits	192,737	158,891	158,989	125,314	115,890
Stockholders’ equity	21,959	20,201	18,218	16,261	15,436

Performance Ratios:
Return on average assets	1.08%	1.11%	1.12%	1.02%	0.99%
Return on average equity	11.01%	10.64%	10.31%	9.08%	9.04%
Net interest margin	3.72%	3.63%	3.82%	3.77%	3.85%
Efficiency (1)	59.47%	59.70%	59.01%	62.45%	63.48%

Asset Quality Ratios:
Allowance for loan losses to period end loans	1.35%	1.41%	1.35%	1.26%	1.44%
Allowance for loan losses to nonaccrual loans	253.05%	362.68%	182.37%	248.78%	105.95%
Nonperforming assets to period end loans and foreclosed properties	0.53%	0.39%	0.74%	0.51%	1.37%
Net charge-offs (recoveries) to average loans	0.01%	(0.01)%	0.05%	0.33%	0.04%

Capital and Liquidity Ratios:
Leverage (2)	9.24%	10.28%	10.12%	11.38%	11.04%
Risk-based:
Tier 1 capital	12.74%	14.37%	15.02%	15.67%	17.24%
Total capital	14.14%	15.74%	16.24%	16.89%	18.46%
Average loans to average deposits	87.60%	79.78%	80.56%	78.33%	77.43%

(1)	Computed by dividing noninterest expense, net of nonrecurring expenses, by the sum of net interest income and noninterest income, net of security gains and losses.

(2)	Computed as a percentage of stockholders’ equity to period end assets.

(3)	Earnings per share, dividends per share and average share data adjusted in periods prior to 2004 to reflect 20% stock dividend paid by the Company during December 2003.

Directors and Officers

SHORE FINANCIAL

CORPORATION

BOARD OF DIRECTORS

Henry P. Custis, Jr., Chairman

Law firm of Custis, Lewis & Dix, L.L.P.

Terrell E. Boothe

Retired

The Honorable D. Page Elmore

Maryland House of Delegates

Scott C. Harvard

President & Chief Executive Officer

Shore Financial Corporation and Shore Bank

Richard F. Hall, III

Loblolly Farms

Seaside Produce

Dr. Lloyd J. Kellam, III

Eastern Shore Physicians and Surgeons

L. Dixon Leatherbury

Leatherbury Equipment Company

Wakefield Equipment Company

OFFICERS

Scott C. Harvard

President & Chief Executive Officer

Steven M. Belote

Vice President, Chief Financial Officer and Secretary

Vonda M. Smith

Assistant Secretary

SHORE BANK

OFFICERS

Scott C. Harvard

President & Chief Executive Officer

Steven M. Belote

Senior Vice President and Chief Financial Officer

J. Anderson Duer, Jr.

Senior Vice President–Lending

Brenda P. Wallace

Senior Vice President–Operations

Craig H. McConnell

President, Maryland Division

Vonda M. Smith

Corporate Secretary

Natalie N. Binder

Vice President

Tammy V. Mason

Vice President

J. Scott Schreiber

Vice President

Donna E. Weaver

Vice President

Dennis J. Hebert

Vice President/Maryland Division

Jacqueline L. Carpenter

Assistant Vice President

William H. Deckert, III

Assistant Vice President

Anne H. J. Dize

Assistant Vice President

Christine R. Gray

Assistant Vice President

Claire I. Hoff

Assistant Vice President

Martha H. James

Assistant Vice President

Dawn M. Steelman

Assistant Vice President

Jane O. Wyatt

Assistant Vice President

SALISBURY BOARD OF DIRECTORS

John J. Evans, CPA, Chairman

Holloway & Marval, P.A.

Edward E. Henry

Retired

Craig H. McConnell

President, Maryland Division

Billye Lee Sarbanes

Retired

John Charles Seipp

Attorney & Counselor at Law

Donald E. Williams

Advanced Property Rental

Dr. Donald Wood

Peninsula Cardiology Associates, P.A.

Corporate Information

CORPORATE HEADQUARTERS

25020 Shore Parkway

Onley, Virginia 23418

(757) 787-1335

Fax (757) 787-3275

BRANCH LOCATIONS

25253 Lankford Highway

Onley, VA 23418

18426 Dunne Avenue

Parksley, Virginia 23421

6350 Maddox Boulevard

Chincoteague, Virginia 23336

21220 North Bayside Drive

Cheriton, Virginia 23316

4017 Lankford Highway

Exmore, Virginia 23350

1503 South Salisbury Boulevard

Salisbury, Maryland 21801

100 West Main Street

Salisbury, Maryland 21801

SHORE INVESTMENTS, INC.

OFFICES

25253 Lankford Highway

Onley, Virginia 23418

100 West Main Street

Salisbury, Maryland 21801

TRANSFER AGENT

Fulton Financial Services

One Penn Square

Lancaster, Pennsylvania 17604

SPECIAL COUNSEL

LeClair Ryan

707 East Main Street, 11th Floor

Richmond, Virginia 23219

INVESTOR INFORMATION

Lynn M. Badger

Shore Financial Corporation

P. O. Box 920

Onley, Virginia 23418

(757) 787-1335

investorinfo@shorebank.com

MEMBER

Federal Deposit Insurance Corporation

Federal Reserve System

INDEPENDENT AUDITORS

Goodman & Company, LLP

One Commercial Place, Suite 800

Norfolk, Virginia 23514

INTERNET

Web site: www.shorebank.com

Address: shorebank.com

ANNUAL MEETING

The annual meeting of the stockholders of Shore Financial Corporation will be held at its headquarters in Onley, Virginia on Tuesday, April 19, 2005 at 2:00 p.m.

SECURITIES LISTING

The Company’s shares are traded on the NASDAQ National Stock Market under ticker symbol “SHBK”.

MARKET PARTICIPANTS

Anderson & Strudwick, Inc.

Boenning & Scattergood, Inc.

Davenport & Company, LLC

Ferris, Baker Watts, Incorporated

Hill Thompson Magid, L.P.

Knight Equity markets, L.P.

Koonce Securities, Inc.

McKinnon & Company, Inc.

RBC Capital Markets Corporation

Sandler O’Neill & Partners, L.P.

Schwab Capital Markets, L.P.

Scott & Stringfellow, Inc.

Susquehanna Capital Group

BRANCH LOCATIONS

VIRGINIA

Onley Branch 25253 Lankford Hwy. Onley, Virginia 23418 (757) 787-1335 or (800) 852-8176	Exmore Branch 4071 Lankford Hwy. Exmore, Virginia 23350 (757) 442-3911	Parksley Branch 18426 Dunne Ave. Parksley, Virginia 23421 (757) 665-4188

Chincoteague Branch 6350 Maddox Blvd. Chincoteague, Virginia 23336 (757) 336-3144	Cheriton Branch 21220 N. Bayside Dr. Cheriton, Virginia 23316 (757) 331-3800

MARYLAND

Salisbury Route 13 Branch 1503 S Salisbury Blvd. Salisbury, Maryland 21801 (410) 543-2600	Salisbury Downtown Plaza Branch 100 West Main Street Salisbury, Maryland 21801 (410) 548-7125

CORPORATE HEADQUARTERS

25020 Shore Parkway • Onley, Virginia 23418

(757) 787-1335 or (800) 852-8176

Shore Bank

COMMITTED TO THE EASTERN SHORE

www.shorebank.com

SHORE FINANCIAL CORPORATION
25020 Shore Parkway
P.O. Box 920
Onley, Virginia 23418

(757) 787-1335
(800) 852-8176