Form 10-K, Exhibit 13
period 2005-12-31
SHORE FINANCIAL CORP
filed 2006-03-20
CIK 1045690

Shore Financial Corporation

2005 Annual Report

Shore Bank

COMMITTED TO THE EASTERN SHORE

SHORE FINANCIAL

CORPORATION

2 0 0 5 A N N U A L R E P O R T

COMMITTED TO THE EASTERN SHORE

SHORE FINANCIAL

CORPORATION

FINANCIAL HIGHLIGHTS

NET INCOME

(In thousands) $3,000 $2,500 $2,000 $1,500 $1,000 $500 $0 $2,675 $2,353

$2,062 $1,772 $1,431

2001 2002 2003 2004 2005

EARNINGS PER SHARE

$1.50 $1.20 $0.90 $0.60 $0.30 $0 $1.29 $1.14

Shore Financial Corporation

Financial Highlights

NET INCOME
(In thousands)

$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
$1,431
$1,772
$2,062
$2,353
$2,675
2001
2002
2003
2004
2005

EARNINGS PER SHARE

$1.50
$1.20
$0.90
$0.60
$0.30
$0
$0.68
$0.87
$1.01
$1.14
$1.29
2001
2002
2003
2004
2005

ASSETS
(In thousands)

$250,000
$200,000
$150,000
$100,000
$50,000
$0
$142,851
$179,993
$196,550
$237,689
$247,419
2001
2002
2003
2004
2005

DIVIDENDS PER SHARE

$0.30
$0.25
$0.20
$0.15
$0.10
$0.05
$0
$0.10
$0.12
$0.17
$0.22
$0.26
2001
2002
2003
2004
2005

$1.01 $0.87

$0.68

2001 2002 2003 2004 2005

ASSETS

(In thousands) $250,000 $200,000 $150,000 $100,000 $50,000 $0 $247,419 $237,689

$196,550 $179,993

$142,851

2001 2002 2003 2004 2005

DIVIDENDS PER SHARE

$0.30 $0.25 $0.20 $0.15 $0.10 $0.05 $0 $0.26

$0.22

$0.17

$0.12 $0.10

2001 2002 2003 2004 2005

Dear Shareholders,

It is again a pleasure to provide you with an annual report on the financial condition of your banking company. On our cover is the Chesapeake Bay Bridge Tunnel which connects Tidewater Virginia with the Eastern Shore. Construction on the original structure was begun in the same year that our founders began dreaming about starting a local financial institution.

Some forty years later the Lucius J. Kellam, Jr. Bridge Tunnel carries close to 250,000 vehicles a month between the Eastern Shore and Virginia Beach while Shore Bank manages close to $250 million in assets. Both initiatives have served to enhance the quality of life on the Eastern Shore and both continue to be catalysts for economic expansion on the Delmarva Peninsula.

During 2005 your company produced record earnings and expanded services in several key areas. In the first quarter of the year we were able to expand our ATM network by 13 units, giving our customers 19 convenient locations from Salisbury, Maryland to Cape Charles, Virginia. The additional locations give Shore Bank the second largest network of ATMs on the Delmarva Peninsula.

The second quarter saw the introduction of Online Banking for Business which allows our local business customers to do their banking from their offices and enhance their cash management practices. Shore Bank has operated in an online real time environment for two decades, giving our customers the ability to see their account balances in real time. The Online Banking for Business product gives our business customers additional tools to better manage their banking relationship. Customer feedback has been excellent.

In the third quarter we announced the grand opening of a new office for Shore Investments, our subsidiary that provides brokerage services throughout our markets. The new office, located in Accomac, Virginia, is managed by a retail broker with over 15 years of experience delivering a full range of financial products and services on the Eastern Shore of Virginia.

2005 was also the first full year that we offered conforming mortgage products and we were pleased with the positive impact on noninterest income. The conforming residential loan market continues to grow and now exceeds the nonconforming market in our two Virginia counties. We are excited about the prospects for this line of business.

Our asset growth and the continued expansion of services have resulted in solid financial performance. As you review the report you will see that income hit a new record of $2.68 million. Cash dividends paid out to our stockholders increased 18%. Average loans grew by 16.4% and noninterest bearing core deposits continued to grow at double digit rates. While our interest margin remained stable over the year, the current interest rate environment presents challenges as we manage the bank in 2006.

Thank you again for the opportunity to serve you and for your continued support. I can be reached any time by email at sharvard@shorebank.com.

Scott C. Harvard

President and Chief Executive Officer

FINANCIAL HIGHLIGHTS

	Years Ended December 31,
	2005	2004	2003	2002	2001
	(In thousands, except per share data)
Income Statement Data:
Interest income	$12,851	$10,697	$9,501	$9,406	$9,917
Interest expense	4,414	3,275	3,275	3,716	4,929
Net interest income	8,437	7,422	6,226	5,690	4,988
Provision for loan losses	304	419	380	335	310
Noninterest income	2,379	1,920	1,889	1,375	1,251
Noninterest expense	6,644	5,559	4,780	4,156	3,882
Income taxes	1,193	1,011	893	802	616

Net income	$2,675	$2,353	$2,062	$1,772	$1,431

Per Share Data:
Net income—basic (3)	$1.29	$1.14	$1.01	$0.87	$0.68
Net income—dilutive (3)	1.27	1.12	1.00	0.86	0.68
Cash dividends (3)	0.26	0.22	0.17	0.12	0.12
Book value at period end	11.39	10.64	9.80	10.73	9.58
Tangible book value at period end	11.17	10.39	9.51	10.35	9.56
Average shares outstanding (000’s) (3)	2,071	2,062	2,037	2,034	2,083

Balance Sheet Data (period end):
Assets	$247,419	$237,689	$196,550	$179,993	$142,851
Loans, net of unearned income and allowance	192,697	175,995	140,207	116,810	104,096
Securities	32,351	38,972	40,611	47,183	28,058
Deposits	188,970	192,737	158,891	158,989	125,314
Stockholders’ equity	23,629	21,959	20,201	18,218	16,261

Performance Ratios:
Return on average assets	1.10%	1.08%	1.11%	1.12%	1.02%
Return on average equity	11.74%	11.01%	10.64%	10.31%	9.08%
Net interest margin	3.75%	3.72%	3.63%	3.82%	3.77%
Efficiency (1)	63.54%	59.47%	59.70%	59.01%	62.45%

Asset Quality Ratios:
Allowance for loan losses to period end loans	1.49%	1.35%	1.41%	1.35%	1.26%
Allowance for loan losses to nonaccrual loans	267.95%	253.05%	362.68%	182.37%	248.78%
Nonperforming assets to period end loans and foreclosed properties	0.56%	0.53%	0.39%	0.74%	0.51%
Net charge-offs (recoveries) to average loans	(0.08)%	0.01%	(0.01)%	0.05%	0.33%

Capital and Liquidity Ratios:
Leverage (2)	9.55%	9.24%	10.28%	10.12%	11.38%
Risk-based:
Tier 1 capital	13.21%	12.74%	14.37%	15.02%	15.67%
Total capital	14.53%	14.14%	15.74%	16.24%	16.89%
Average loans to average deposits	96.93%	87.60%	79.78%	80.56%	78.33%

(1)	Computed by dividing noninterest expense, net of nonrecurring expenses, by the sum of net interest income and noninterest income, net of security gains and losses.

(2)	Computed as a percentage of stockholders’ equity to period end assets.

(3)	Earnings per share, dividends per share and average share data adjusted in periods prior to 2004 to reflect 20% stock dividend paid by the Company during December 2003.

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

Lynn M. Badger

Assistant Vice President

Vonda M. Smith

Assistant Secretary

SHORE BANK

OFFICERS

Scott C. Harvard

President & Chief Executive Officer

Steven M. Belote

Senior Vice President and Chief Financial Officer

J. Anderson Duer, Jr.

Senior Vice President—Lending

Brenda P. Wallace

Senior Vice President—Operations

Craig H. McConnell

President, Maryland Division

Vonda M. Smith

Corporate Secretary

Natalie N. Binder

Vice President

Christine R. Gray

Vice President

Dennis J. Hebert

Vice President

Lisa M. Lentz

Vice President

Tammy V. Mason

Vice President

J. Scott Schreiber

Vice President

Donna E. Weaver

Vice President

Jacqueline L. Carpenter

Assistant Vice President

William H. Deckert, III

Assistant Vice President

Anne H. J. Dize

Assistant Vice President

Claire I. Hoff

Assistant Vice President

Martha H. James

Assistant Vice President

Dawn M. Steelman

Assistant Vice President

Jane O. Wyatt

Assistant Vice President

SHORE INVESTMENTS, INC.

Henry P. Custis, Jr.

Chairman

Scott C. Harvard

President & CEO

Steven M. Belote

Vice President/Secretary/CFO

Ann Y. Justis

Vice President

Donna E. Weaver

Vice President

Vonda M. Smith

Assistant Secretary

SALISBURY BOARD OF DIRECTORS

John J. Evans, CPA, Chairman

Holloway & Marval, P.A.

Edward E. Henry

Retired

Craig H. McConnell

President, Maryland Division

Brent C. Miller

Miller Commercial Real Estate & Property Management

Billye Lee Sarbanes

Retired

John Charles Seipp

Attorney & Counselor at Law

Donald E. Williams

Advanced Property Rental

Dr. Donald Wood

Peninsula Cardiology Associates, P.A.

Corporate Information

CORPORATE HEADQUARTERS

25020 Shore Parkway

Onley, Virginia 23418

(757) 787-1335

Fax (757) 787-3275

MAIN OFFICE

25253 Lankford Highway

Onley, VA 23418

BRANCH OFFICES

18426 Dunne Avenue

Parksley, Virginia 23421

6350 Maddox Boulevard

Chincoteague, Virginia 23336

21220 North Bayside Drive

Cheriton, Virginia 23316

4017 Lankford Highway

Exmore, Virginia 23350

1503 South Salisbury Boulevard

Salisbury, Maryland 21801

100 West Main Street

Salisbury, Maryland 21801

SHORE INVESTMENTS, INC.

OFFICES

Accawmacke Office Park

23349 Counsel Drive

Accomac, VA 23301

25253 Lankford Highway

Onley, Virginia 23418

100 West Main Street

Salisbury, Maryland 21801

TRANSFER AGENT

Fulton Financial Services

One Penn Square

Lancaster, Pennsylvania 17604

SPECIAL COUNSEL

LeClair Ryan

707 East Main Street, 11th Floor

Richmond, Virginia 23219

INVESTOR INFORMATION

Lynn M. Badger

Shore Financial Corporation

P. O. Box 920

Onley, Virginia 23418

(757) 787-1335

investorinfo@shorebank.com

MEMBER

Federal Deposit Insurance Corporation

Federal Reserve System

INDEPENDENT AUDITORS

Goodman & Company, LLP

One Commercial Place, Suite 800

Norfolk, Virginia 23514

INTERNET

Web site: www.shorebank.com

Address: shorebank.com

ANNUAL MEETING

The annual meeting of the stockholders of Shore Financial Corporation will be held at its headquarters in Onley, Virginia on Tuesday, April 18, 2006 at 2:00 p.m.

SECURITIES LISTING

The Company’s shares are traded on the NASDAQ National Stock Market under ticker symbol “SHBK”.

MARKET PARTICIPANTS

Anderson & Strudwick, Inc.

Boenning & Scattergood, Inc.

Citadel Derivatives Group, LLC

Davenport & Company, LLC

Ferris, Baker Watts, Incorporated

Hill Thompson Magid & Co., Inc.

Knight Equity Markets, L.P.

Koonce Securities, Inc.

McKinnon & Company, Inc.

RBC Capital Markets Corporation

Sandler O’Neill & Partners, L.P.

Scott & Stringfellow, Inc.

Susquehanna Capital Group

UBS Capital Markets, L.P.

UBS Securities, L.L.C.

CORPORATE HEADQUARTERS

25020 Shore Parkway  •  Onley, Virginia 23418

(757) 787-1335 or (800) 852-8176

BRANCH LOCATIONS

VIRGINIA

Onley Branch	Exmore Branch	Parksley Branch
25253 Lankford Hwy. Onley, Virginia 23418 (757) 787-1335 or (800) 852-8176	4071 Lankford Hwy. Exmore, Virginia 23350 (757)442-3911	18426 Dunne Ave. Parksley, Virginia 23421 (757) 665-4188

Chincoteague Branch	Cheriton Branch
6350 Maddox Blvd. Chincoteague, Virginia 23336 (757) 336-3144	21220 N. Bayside Dr. Cheriton, Virginia 23316 (757) 331-3800

MARYLAND

Salisbury Route 13 Branch	Salisbury Downtown Plaza Branch
1503 S Salisbury Blvd. Salisbury, Maryland 21801 (410) 543-2600	100 West Main Street Salisbury, Maryland 21801 (410) 548-7125

SHORE INVESTMENTS, INC.

OFFICES

Accawmacke Office Park 23349 Counsel Drive Accomac, VA 23301 (757) 787-4279	100 West Main Street Salisbury, Maryland 21801 (410) 548-7125

Photo courtesy of Chesapeake Bay Bridge Tunnel.

COMMITTED TO THE EASTERN SHORE

www.shorebank.com

SHORE FINANCIAL CORPORATION

25020 Shore Parkway

P.O. Box 920

Onley, Virginia 23418

(757) 787-1335

(800) 852-8176