Form 10-K, Exhibit 13
period 2006-12-31
SHORE FINANCIAL CORP
filed 2007-03-20
CIK 1045690

2006 ANNUAL REPORT

SHORE FINANCIAL CORPORATION

Salisbury
UNIVERSITY

Shore Bank

COMMITTED TO THE EASTERN SHORE

FINANCIAL HIGHLIGHTS

DIVIDENDS PER SHARE

$0.30
$0.25
$0.20
$0.15
$0.10
$0.05
$0
$0.00
$0.00
$0.06
$0.07
$0.08
$0.10
$0.14
$0.18
$0.22
$0.25
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006

NET INCOME
(In thousands)

$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
$1,772
$2,062
$2,353
$2,676
$2,933
2002
2003
2004
2005
2006

ASSETS
(In thousands)

$300,000
$250,000
$200,000
$150,000
$100,000
$50,000
0
$179,993
$196,550
$237,689
$247,419
$260,676
2002
2003
2004
2005
2006

Dear Stockholders;

It is with great pleasure that I report to you that your company posted its fifth consecutive year of record profits and eighth consecutive year of increased dividends paid to our stockholders. Income for 2006 reached $2.9 million or $1.16 per share on a fully diluted basis. Total assets grew to $260 million with total gross loans at year end of $210 million.

Your banking company saw two developments during the year that will impact performance over the next twenty four months. The first was a marked increase in non interest income. Shore Bank benefited from a 95% increase in revenues generated by its investment subsidiary, stable fee income generated by its mortgage brokerage operation, and significant growth in deposit fee income. Non interest income sources are typically stable core earnings and the bank intends to continue to focus on growth in these areas. The second development during the year was a declining net interest margin which drives net interest income. This decline is being driven by the movement of money from low yielding transaction accounts to higher yielding short term money market and certificate of deposit accounts. It is being exacerbated by long term interest rates being lower than short term rates, effectively keeping a lid on the return available on many types of loans. Both of these trends will impact earnings in the future and are receiving the management team’s full attention.

Loan quality remained at remarkably contained levels with non current loans to total loans at 0.89% at year end. The company had no foreclosures that resulted in losses or in real estate owned by the bank. The loan loss reserve account stood at 1.36% of total loans outstanding at year end or 303% of non performing loans.

During the last year your banking company reviewed strategic opportunities for the future. As the company grows its assets and expands in new markets the need for depth of management and operational support becomes much greater. In an effort to strengthen the team the bank added two experienced commercial bankers in the operations and lending areas. The company also determined that the internet banking platform would be a line of business on which future growth would depend. For the first time in our history electronic transactions exceeded paper check transactions during 2006. Electronic banking in all of its forms is now the expectation of banking customers. At Shore Bank we have committed human and financial resources to delivering an excellent e-banking product complimented by the largest ATM network in our markets and convenient branch banking for the personal touch.

Finally, we were pleased to announce a 6 for 5 stock split in September which increased the number of shares outstanding by twenty percent to 2.7 million total shares.

Thank you for your support in the past and for your continued support in 2007. We are committed to the long term growth of your investment.

Scott C. Harvard

President and Chief Executive Officer

FINANCIAL HIGHLIGHTS

	Years Ended December 31,
	2006	2005	2004	2003	2002
	(In thousands, except per share data)
Income Statement Data:
Interest income	$15,113	$12,851	$10,697	$9,501	$9,406
Interest expense	6,618	4,414	3,275	3,275	3,716
Net interest income	8,495	8,437	7,422	6,226	5,690
Provision for loan losses	59	304	419	380	335
Noninterest income	3,392	2,379	1,920	1,889	1,375
Noninterest expense	7,739	6,644	5,559	4,780	4,156
Income taxes	1,156	1,193	1,011	893	802

Net income	$2,933	$2,675	$2,353	$2,062	$1,772

Per Share Data:
Net income—basic (1)	$1.18	$1.08	$0.95	$0.84	$0.73
Net income—dilutive (1)	1.16	1.06	0.93	0.83	0.72
Cash dividends (1)	0.25	0.22	0.18	0.14	0.10
Book value at period end	10.46	11.39	10.64	9.80	10.73
Tangible book value at period end	10.30	11.17	10.39	9.51	10.35
Average shares outstanding (000’s) (1)	2,492	2,485	2,474	2,444	2,441

Balance Sheet Data (period end):
Assets	$260,676	$247,419	$237,689	$196,550	$179,993
Loans, net of unearned income and allowance	207,725	192,697	175,995	140,207	116,810
Securities	30,408	32,351	38,972	40,611	47,183
Deposits	198,103	188,970	192,737	158,891	158,989
Stockholders’ equity	26,126	23,629	21,959	20,201	18,218

Performance Ratios:
Return on average assets	1.14%	1.10%	1.08%	1.11%	1.12%
Return on average equity	11.76%	11.74%	11.01%	10.64%	10.31%
Net interest margin	3.57%	3.75%	3.72%	3.63%	3.82%
Efficiency (2)	63.99%	63.54%	59.47%	59.70%	59.01%

Asset Quality Ratios:
Allowance for loan losses to period end loans	1.36%	1.49%	1.35%	1.41%	1.35%
Allowance for loan losses to nonaccrual loans	308.59%	267.95%	253.05%	362.68%	182.37%
Nonperforming assets to period end loans and foreclosed properties	0.44%	0.56%	0.53%	0.39%	0.74%
Net charge-offs (recoveries) to average loans	0.02%	(0.08)%	0.01%	(0.01)%	0.05%

Capital and Liquidity Ratios:
Leverage (3)	10.02%	9.55%	9.24%	10.28%	10.12%
Risk-based:
Tier 1 capital	13.77%	13.21%	12.74%	14.37%	15.02%
Total capital	15.09%	14.53%	14.14%	15.74%	16.24%
Average loans to average deposits	104.48%	96.93%	87.60%	79.78%	80.56%

(1)	Earnings per share, dividends per share and average share data adjusted to reflect 20% stock dividend paid by the Company during December 2003 and the six-for-five stock split effected during August 2006.
(2)	Computed by dividing noninterest expense, net of nonrecurring expenses, by the sum of net interest income and noninterest income, net of security gains and losses.
(3)	Computed as a percentage of stockholders’ equity to period end assets.

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

Brenda L. Payne

Senior Vice President—Operations

Craig H. McConnell

President, Maryland Division

Vonda M. Smith

Corporate Secretary

Julie M. Badger

Vice President

Natalie N. Binder

Vice President

Robert J. Bloxom

Vice President

Christine R. Bouton

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

Vice President

Vonda M. Smith

Assistant Secretary

SALISBURY BOARD OF DIRECTORS

John Charles Seipp,

Chairman Attorney & Counselor at Law

Edward E. Henry

Retired

William E. Martin

ERA Martin & Associates

Craig H. McConnell

President, Maryland Division

Brent C. Miller

Sperry Van Ness—Miller

Commercial Real Estate

Billye Lee Sarbanes

Retired

Donald E. Williams

Advanced Property Rental.com

Dr. Donald Wood

Peninsula Cardiology Associates, P.A.

Corporate Information

CORPORATE HEADQUARTERS

25020 Shore Parkway

Onley, Virginia 23418

(757) 787-1335

Fax (757) 787-3275

MAIN OFFICE

25253 Lankford Highway

Onley, VA 23418

(757) 787-1335

BRANCH OFFICES

18426 Dunne Avenue

Parksley, Virginia 23421

(757) 665-4188

6350 Maddox Boulevard

Chincoteague, Virginia 23336

(757) 336-3144

21220 North Bayside Drive

Cheriton, Virginia 23316

(757) 331-3800

4017 Lankford Highway

Exmore, Virginia 23350

(757) 442-3911

1516 South Salisbury Boulevard

Salisbury, Maryland 21801

(410) 543-2600

100 West Main Street

Salisbury, Maryland 21801

(410) 548-7125

SHORE INVESTMENTS, INC.

OFFICES

Accawmacke Office Park

23349 Counsel Drive

Accomac, VA 23301

(888) 576-4279

100 West Main Street

Salisbury, Maryland 21801

(410) 548-4133

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

MEMBER

Federal Deposit Insurance Corporation Federal Reserve System

INDEPENDENT AUDITORS

Goodman & Company, LLP

One Commercial Place, Suite 800

Norfolk, Virginia 23514

INTERNET

Web site: www.shorebank.com

Address: shorebank.com

ANNUAL MEETING

The annual meeting of the stockholders of Shore Financial Corporation will be held at its headquarters in Onley, Virginia on Tuesday, April 17, 2007 at 2:00 p.m.

SECURITIES LISTING

The Company’s shares are traded on the NASDAQ Global Market under ticker symbol “SHBK”.

MARKET PARTICIPANTS

Anderson & Strudwick, Inc.

Automated Trading Desk Financial Services, LLC

Boenning & Scattergood, Inc.

Citadel Derivatives Group, LLC

Citigroup Global Market Holdings Inc.

Davenport & Company, LLC

E*Trade Capital markets, LLC

Ferris, Baker Watts, Incorporated

Hill, Thompson, Magid & Co., Inc.

Knight Equity Markets, L.P.

Koonce Securities, Inc.

McKinnon & Company, Inc.

RBC Capital Markets Corporation

Sandler O’Neill & Partners, L.P.

Scott & Stringfellow, Inc.

Sterne, Agee & Leach, Inc.

Susquehanna Capital Group

Thompson Davis & Company, Inc.

UBS Securities, L.L.C.

CORPORATE INFORMATION

CORPORATE HEADQUARTERS

25020 Shore Parkway • Onley, Virginia 23418

(757) 787-1335 or (800) 852-8176

BRANCH LOCATIONS

VIRGINIA

Onley Branch	Exmore Branch	Parksley Branch
25253 Lankford Hwy.	4071 Lankford Hwy.	18426 Dunne Ave.
Onley, Virginia 23418	Exmore, Virginia 23350	Parksley, Virginia 23421
(757) 787-1335 or	(757) 442-3911	(757) 665-4188
(800) 852-8176

Chincoteague Branch	Cheriton Branch
6350 Maddox Blvd.	21220 N. Bayside Dr.
Chincoteague, Virginia 23336	Cheriton, Virginia 23316
(757) 336-3144	(757) 331-3800

MARYLAND

Salisbury Route 13 Branch	Salisbury Downtown Plaza Branch
1503 S Salisbury Blvd.	100 West Main Street
Salisbury, Maryland 21801	Salisbury, Maryland 21801
(410) 543-2600	(410) 548-7125

SHORE INVESTMENTS, INC.

OFFICES

Accawmacke Office Park	100 West Main Street
23349 Counsel Drive	Salisbury, Maryland 21801
Accomac, VA 23301	(410) 548-7125
(757) 787-4279

Photos by Curtis J. Badger

Photo Courtesy of Bay Creek Resort & Club

Photo by Kathy Pusey, Salisbury University

www.shorebank.com

SHORE FINANCIAL CORPORATION

25020 Shore Parkway

P.O. Box 920

Onley, Virginia 23418

(757) 787-1335

(800) 852-8176